Exhibit 2.1

Execution Version

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THE OMITTED PORTIONS OF THIS DOCUMENT ARE INDICATED BY [***].

BUSINESS COMBINATION AGREEMENT

by and among

Bunge Limited,

Viterra Limited,

and

SELLERS

dated as of

June 13, 2023

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(Continued)

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Page

Section 10.15.	Delegation of Authority	125
Section 10.16.	Debt Financing	125
Section 10.17.	Seller T Limitation of Liability	126

EXHIBITS

Exhibit A	Form of Seller G Shareholder’s Agreement
Exhibit B	Form of Seller C Shareholder’s Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Contribution-in-Kind Agreement
Exhibit E	Swiss Redomestication and Required Assignment
Exhibit F	Tax Reserve Schedule
Exhibit G	Form of Lock-Up Agreement

i

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated June 13, 2023, is by and among Bunge Limited, an exempted company limited by shares incorporated under the laws of Bermuda (“Amazon Bermuda”), Viterra Limited, a private company limited by shares incorporated under the laws of Jersey (“Danube”), Danelo Limited, a company incorporated in Jersey with registration number 119668 (“Seller G”), CPPIB Monroe Canada, Inc., a company incorporated in Canada with registration number 968142-6 (“Seller C”), Venus Investment Limited Partnership, a limited partnership formed under the laws of the Province of Manitoba, Canada (“Seller B”) and Ocorian Limited, a company incorporated in Jersey in its capacity as trustee (the “Trustee”) of the Viterra Employee Benefit Trust (the “Trust” or “Seller T” and collectively with Seller G, Seller C and Seller B, “Sellers” and each individually, a “Seller”) (with respect to Article I, Section 2.1, Article III (other than Section 3.7), Section 7.15, Section 7.19, Section 7.20, Section 7.21, Section 7.22, Section 7.25, Section 7.26, Article VIII, Article IX and Article X, and as otherwise required to fulfil any obligations of the Sellers under this Agreement). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Section 10.5 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise. Amazon, Danube and Sellers are referred to collectively herein as the “Parties” and each a “Party”.

RECITALS

WHEREAS, the Parties desire to effect a strategic combination of Amazon and Danube’s businesses by consummating the transactions contemplated hereby (the “Transactions”);

WHEREAS, the board of directors of Danube (the “Danube Board of Directors”) has unanimously adopted resolutions approving the Acquisition, the execution of this Agreement and the consummation of the Transactions, including the Acquisition;

WHEREAS, the approving party of each Seller has, in each case, adopted resolutions approving the Acquisition, the execution of this Agreement and the consummation of the Transactions;

WHEREAS, the Amazon Board of Directors has unanimously adopted resolutions approving the Acquisition and the execution of this Agreement and the Amazon Board of Directors will direct that the issuance of Amazon Shares in connection with the Acquisition be submitted for consideration at the Amazon Shareholder Meeting and, subject to the terms and conditions hereof, has resolved and will resolve to recommend that the holders of Amazon Shares (the “Amazon Shareholders”) vote to approve such issuance (the “Amazon Board Recommendation”);

WHEREAS, consistent with the preliminary proxy statement filed by Amazon Bermuda with the SEC on December 12, 2022, it is anticipated that Horizon Merger Company Limited, an exempted company limited by shares incorporated under the laws of Bermuda and a wholly owned subsidiary of Bunge Global SA, a corporation limited by shares organized under the laws of Switzerland (“Amazon Switzerland”) and a wholly owned subsidiary of Amazon Bermuda, will merge with and into Amazon Bermuda by way of a Scheme of Arrangement under Bermuda law with (i) Amazon Bermuda as the surviving company and a wholly owned subsidiary of Amazon Switzerland, (ii) the holders of Amazon Bermuda Shares receiving common shares of Amazon Switzerland on a one-for-one basis and (iii) Amazon Switzerland becoming the publicly traded parent company of Amazon Bermuda and its Subsidiaries (the “Swiss Redomestication”);

WHEREAS, on the day immediately following the Swiss Redomestication becoming effective under Bermuda law, Amazon Bermuda will assign to Amazon Switzerland or its Affiliates, and Amazon Bermuda shall cause Amazon Switzerland or its Affiliates to assume from Amazon Bermuda, all of Amazon Bermuda’s rights and obligations under this Agreement (the “Required Assignment”), which assignment is subject to Section 10.13;

WHEREAS, subject to and effective upon consummation of the Acquisition, Amazon Switzerland, on the one hand, and each of Seller G and Seller C, on the other hand, will execute Shareholder Agreements in substantially the forms attached hereto as Exhibits A and B, respectively (each, a “Shareholder’s Agreement” and collectively, the “Shareholder Agreements”), which agreements set forth certain rights and obligations of the respective parties thereto, including certain rights of such Sellers to nominate members of the Amazon Board of Directors from and after Closing;

WHEREAS, subject to and effective upon consummation of the Acquisition, Amazon Switzerland, on the one hand, and each of Seller G, Seller C and Seller B, on the other hand, will execute a registration rights agreement in substantially the form attached hereto as Exhibit C (the “Registration Rights Agreement”), which agreement sets forth certain rights and obligations of the respective parties thereto;

WHEREAS, subject to and effective upon consummation of the Acquisition, Amazon Switzerland, on the one hand, and Seller B, on the other hand, will execute a Lock-Up Agreement in substantially the form attached hereto as Exhibit G (the “Lock-Up Agreement”), which agreement sets forth certain rights and obligations of the respective parties thereto;

WHEREAS, in connection with the execution of this Agreement, the Trust, on the one hand, and Danube, on the other hand, will execute a repurchase agreement substantially in the form previously provided to Amazon Bermuda (the “Trust Buyback Agreement”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition and also prescribe various conditions to the consummation of the Transactions, including the Acquisition.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Article I.

Closing

Section 1.1.                Closing.

(a)           The consummation of the Acquisition (the “Closing”) shall take place at (i) 9:00 a.m., New York City time, as promptly as reasonably practicable following (but not later than) the third (3rd) Business Day (or such shorter period of time as remains before 5:00 p.m., New York City time, on the Outside Date) after the satisfaction (or in the sole discretion of the applicable Party, waiver where applicable) of all of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions at Closing) or (ii) at such other date or time as may be mutually agreed to by Amazon and Danube in writing. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” Simultaneously with the Closing, those documents specified in Section 1.1(c)(iv)(A) shall be delivered at Danube’s registered office in Jersey and Danube shall cause that the register of members of Danube to be updated to show Amazon as the holder of all the Danube Shares. All actions to be taken, all documents to be delivered and all payments to be made at Closing shall be deemed to have been taken, delivered and made simultaneously and, except as provided by this Agreement, no actions shall be deemed taken, documents delivered or payments made until all have been taken, delivered and made. To the extent permitted by Law, a person may participate in the Closing remotely regardless of that person’s location, provided that the person can communicate to all other persons present any information required to be provided at Closing.

(b)           No later than three (3) Business Days prior to the Closing, and no more than ten (10) Business Days prior to the Closing, Danube shall in good faith prepare and deliver to Amazon a statement (the “Danube Closing Statement”) setting forth in reasonable detail Danube’s best estimates, prepared in accordance with the defined terms in this Agreement, of (i) all Danube Leakage (“Estimated Leakage”), including Danube Transaction Expenses, (ii) the Permitted Dividends Shortfall, if any, and (iii) the Payment Schedule; provided, however, that in the event that Amazon notifies Danube prior to the Closing that it disputes Danube’s estimates set forth in the Danube Closing Statement, then Danube shall consider such disputed items in good faith and, subject to any mutually agreed resolution of any such disputed items, shall modify the Danube Closing Statement and its component calculations as appropriate to reflect any agreed upon adjustments thereto. When delivering the Danube Closing Statement, Danube shall provide Amazon a reasonable level of supporting documentation for the Danube Closing Statement and the calculations therein and any additional information reasonably requested by Amazon and related thereto.

(c)           On or substantially concurrently with Closing:

(i)        Amazon shall issue and deliver or pay, as applicable, or cause to be delivered or paid, as applicable, to each Seller the Consideration in accordance with the Payment Schedule. The “Consideration” shall consist of:

(A)           $1,982,133,400 in cash, plus the Permitted Dividends Shortfall minus the Estimated Leakage (the “Cash Consideration”); and

(B)           65,611,831 Amazon Shares (the “Share Consideration”), each credited as fully paid and ranking pari passu in all respects with the existing Amazon Shares, including with respect to post-Closing dividend entitlement, and free of Liens (other than any restrictions imposed by applicable Law and securities exchanges) and pre-emptive rights; provided, however, that no fractional Amazon Shares will be issued as Share Consideration, and in lieu of any fraction of a share of Amazon Shares that would otherwise be issuable pursuant to this Agreement, such Seller shall be entitled to receive from Amazon an amount in cash (rounded down to the nearest whole cent) equal to the product of (a) such fraction and (b) the 20-Day VWAP prior to the Closing Date.

(ii)       Amazon shall deliver to Danube and Sellers:

(A)           a copy of the certificate contemplated by Section 8.2(d) executed by Amazon;

(B)           a copy of the Registration Rights Agreement executed by Amazon;

(C)           copies of the Shareholder Agreements executed by Amazon;

(D)           a copy of the Lock-Up Agreement executed by Amazon;

(E)           copies of the Contribution-in-Kind Agreements executed by Amazon;

(F)           a copy of the executed application to the commercial register, including all schedules thereof, regarding (i) the issuance of Amazon Shares equal to the Share Consideration, to the extent such application has not already been delivered prior to the Closing, and (ii) if the required shareholder approval of the Danube Director Appointment has been obtained, the Danube Director Appointment granting each Danube Director signing power;

(G)           a copy of the valid and binding resolution of the Amazon Board of Directors approving the registration of the Designated Sellers as owners of the Share Consideration with full voting rights (subject to compliance with the Shareholder Agreements) in the share register; and

(H)           an excerpt from the share register of Amazon evidencing the Designated Sellers as owners of the Share Consideration with full voting rights, subject to compliance with the Shareholder Agreements.

(iii)      Danube shall deliver to Amazon:

(A)           a certified copy of resolutions or written consent of the Danube Board of Directors approving (i) the removal of such of the directors of Danube as Amazon may determine and the appointment of such persons as Amazon may nominate as directors of Danube, (ii) the transfer by each Seller to Amazon of all of shares in the capital of Danube held by such Seller, (iii) the registration of Amazon as the holder of all of the Danube Shares and the updating of the register of members of Danube to record Amazon as the holder of all of the Danube Shares and (iv) the issue of a new share certificate in respect of all of the Danube Shares in the name of Amazon;

(B)           evidence that any regulatory requirements under Jersey law for Danube to update its register of members to record Amazon as the sole shareholder of Danube have been satisfied;

(C)           a copy of the certificate contemplated by Section 8.3(d) executed by Danube;

(D)           evidence of termination of all Terminated Interested Party Transactions;

(E)           original acceptance declarations of each Danube Director (Wahlannahmeerklärungen), together with duly legalized specimen signature sheets (Unterschriftenmuster) and copies of a valid passport of each Danube Director;

(F)           with respect to each holder of Indebtedness set forth in Section 1.1(c)(iii)(F) of the Danube Disclosure Letter (“Payoff Indebtedness”), customary payoff letter(s) (the “Payoff Letters”) (substantially final drafts of which will be delivered to Amazon at least three (3) Business Days prior to the Closing) from such holder with respect to the applicable Payoff Indebtedness (or a duly authorized agent or designee acting on such holder’s behalf) providing that, among other things, upon payment in full of the amounts indicated therein, all related Liens with respect to the assets of Danube and its Subsidiaries and guarantees of Danube and its Subsidiaries in each case related to such item of Payoff Indebtedness shall be terminated immediately upon such payoff with no further force and effect, and in each case together with customary lien release documentation relating to such item of Payoff Indebtedness and the return to Amazon or its designee of all possessory collateral by the holders of such item of Payoff Indebtedness (such lien release documentation and return of possessory collateral, collectively, the “Payoff Letter Ancillaries”), in each case in form and substance reasonably acceptable to Amazon; and

(G)           evidence of termination of the Danube Shareholders’ Agreement.

(iv)     Each Seller, as applicable, shall deliver to Amazon:

(A)           share certificates in respect of the aggregate number of shares in the capital of Danube held by such Seller and a share transfer form (in such form as may be required by the Danube Governing Documents) duly executed by each Seller for the transfer of such Seller’s Danube Shares to Amazon;

(B)           a copy of the certificate contemplated by Section 8.3(e) executed by such Seller;

(C)           a copy of the Registration Rights Agreement executed by such Designated Seller;

(D)           copies of the Shareholder Agreements executed by such Seller (other than Seller B and Seller T);

(E)           a copy of the Lock-Up Agreement executed by Seller B;

(F)           a copy of such Seller’s Contribution-in-Kind Agreement executed by such Seller;

(G)           evidence of termination of all Terminated Interested Party Transactions in compliance with Section 7.20 to which such Seller or any Affiliate of such Seller is party; and

(H)           duly completed and executed current copies of IRS Forms W-8 BEN, W-8 BEN-E, W-8 -EXP or W-8 IMY, as applicable, for each Seller, any assignee under Section 10.13 or a Designated Affiliate pursuant to Section 7.15(j) and Section 7.15(j) of the Amazon Disclosure Letter.

(d)           Adjustments to Share Consideration. If at any time during the period between the date of this Agreement and the earlier of (i) the Closing and (ii) the valid termination of this Agreement pursuant to and in accordance with Article IX, the issued and outstanding Danube Shares or Amazon Shares shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any subdivision, consolidation, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares, or a non-cash or stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any bonus issue of shares shall be implemented or any similar event shall have occurred, the Share Consideration and any other number or amount contained in this Agreement which is based upon the price or number of Danube Shares or Amazon Shares, as the case may be, shall be correspondingly adjusted to provide the holders of Danube Shares and Amazon Shares the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 1.1(d) shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(e)           Withholding. Notwithstanding anything herein to the contrary, Amazon, its Affiliates and agents shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Tax Law; provided, however, that if a payor determines that an amount is required to be deducted and withheld with respect to any payee (other than with respect to any compensatory payments), then such payor shall use commercially reasonable efforts to (i) provide such payee with reasonable notice of the payor’s intent to deduct and withhold, and (ii) cooperate with such payee to eliminate or reduce the basis for such potential deduction and withholding (including by providing such payee with a reasonable opportunity to provide forms or other evidence that would reduce or exempt such amounts from deduction and withholding). To the extent that any amounts are so deducted, withheld and remitted to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article II.

Danube Share Contribution And Purchase

Section 2.1.              Sale and Purchase.

(a)           Upon the terms of this Agreement and subject to satisfaction of the conditions set forth in Article VIII, each Seller agrees to sell to Amazon or contribute to Amazon pursuant to such Seller’s Contribution-in-Kind Agreement, as applicable, and Amazon agrees to acquire, effective at Closing, all of the Danube Shares owned by such Seller free from all Liens (other than any restrictions imposed by applicable Law) and with all rights that attach, or may in the future attach, to them (including the right to receive all dividends and distributions in respect of such Danube Shares after the Closing).

(b)           Sellers and Danube shall cause any restrictions on transfer (other than any restrictions imposed by applicable Law) to be waived effective at Closing at Sellers’ sole cost and expense.

(c)           Amazon shall not be obligated to complete the acquisition (or accept the contribution) of any of the Danube Shares unless the acquisition and contribution of all of the Danube Shares is completed substantially simultaneously in accordance with this Agreement.

(d)           Sellers shall not be obligated to complete the transactions contemplated hereby (including contribution of the Danube Shares) unless the delivery or payment, as applicable, of the Consideration is completed substantially in accordance with this Agreement.

Section 2.2.              Contribution-in-Kind. Each Seller and Amazon shall, as applicable, at its sole cost and expense, take all actions and execute any agreements and documents as are necessary, required or appropriate to ensure the issuance of the Share Consideration to the Designated Sellers as contemplated by this Agreement is effected by a contribution-in-kind of the Danube Shares to Amazon in accordance with applicable Law, including the actions set forth on Section 2.2 of the Amazon Disclosure Letter and executing a Contribution-in-Kind Agreement in substantially the form attached hereto as Exhibit D (each, a “Contribution-in-Kind Agreement”).

Article III.

Representations And Warranties Of Sellers

Except as disclosed in the applicable section of the disclosure letter delivered by Sellers to Amazon immediately prior to the execution of this Agreement (the “Sellers Disclosure Letter”) (it being agreed that disclosure of any item in any section of Sellers Disclosure Letter shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on its face), each Seller represents and warrants to Amazon, with respect to itself and severally and not jointly, as set forth below:

Section 3.1.              Qualification and Organization. Such Seller is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to carry on its business in all material respects as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to materially prevent, delay or impede the consummation of the Transactions.

Section 3.2.              Ownership of Danube Shares. Such Seller directly owns and holds of record and beneficially, and has good and marketable right, title and interest in and to, the Danube Shares set forth opposite such Seller’s name on Section 3.2 of Sellers Disclosure Letter, free and clear of all Liens (other than any restrictions imposed by applicable Law and securities exchanges or as set forth in the Danube Governing Documents), and Sellers’ aggregate Danube Shares comprise all of the Danube Shares issued and outstanding. Immediately prior to the Closing, such Seller shall directly own and hold of record and beneficially, and have good and marketable right and title and interest in and to, such Danube Shares set forth opposite such Seller’s name on Section 3.2 of Sellers Disclosure Letter, free and clear of all Liens (other than any restrictions imposed by applicable Law and securities exchanges or as set forth in the Danube Governing Documents), and Sellers’ aggregate Danube Shares will comprise all of the Danube Shares issued and outstanding as of immediately prior to the Closing. Such Seller has all requisite power and authority to sell, assign and transfer the Danube Shares held by it to Amazon as contemplated by this Agreement, free and clear of all Liens (other than any restrictions imposed by applicable Law and securities exchanges or as set forth in the Danube Governing Documents). Such Seller is not party to any subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment with respect to the Danube Shares held by such Seller.

Section 3.3.              Corporate Authority Relative to this Agreement; No Violation.

(a)           Such Seller has all requisite corporate or similar power and authority to enter into this Agreement and to perform its obligations hereunder, including with respect to Section 10.15, and to consummate the Transactions, including the Acquisition. The execution, delivery and performance by such Seller of this Agreement and the consummation of the Transactions have been duly and validly authorized by such Seller (or such Seller’s governing body, if applicable), and no other corporate or other proceedings on the part of such Seller or its equityholders are necessary to authorize the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by such Seller and, assuming this Agreement constitutes the valid and binding agreement of Amazon and Danube, constitutes the valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)           Other than in connection with or in compliance with (i) the HSR Act, (ii) Required Regulatory Clearances, (iii) filings under any Antitrust Laws of any non-U.S. jurisdictions, (iv) filings under the DPA and any Foreign Investment Laws, (v) filings under the Canada Transportation Act, and (vi) the matters set forth in Section 3.3(b) of Sellers Disclosure Letter, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by such Seller of the Transactions, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to prevent, delay or impede the consummation of the Transactions.

(c)           The execution and delivery by such Seller of this Agreement does not, and, except as described in Section 3.3(b) or as set forth in Section 3.3(b) of Sellers Disclosure Letter, the consummation of the Transactions and compliance with the provisions hereof will not (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise or right binding upon Danube or any of the Danube Subsidiaries or result in the creation of any Lien upon any of the properties, rights or assets of Danube or any Danube Subsidiaries, other than Danube Permitted Liens, (ii) conflict with or result in any violation of any provision of the applicable Seller Governing Documents, or (iii) conflict with or violate any Laws applicable to such Seller or any of its properties or assets, other than in the case of clauses (i) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to, individually or in the aggregate, materially prevent, delay or impede the consummation of the Transactions.

Section 3.4.         Information Supplied. The information supplied by or on behalf of such Seller relating to such Seller and its Subsidiaries to be contained in the Proxy Statement and any other documents filed or furnished with or to the SEC in connection with the Acquisition will not, on the date the Proxy Statement (and any amendment or supplement thereto) is first proposed to the Amazon Shareholders and at the time of the Amazon Shareholder Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not materially false or misleading. No representation or warranty or other statement made by such Seller in this Agreement, Sellers Disclosure Letter, any supplement to Sellers Disclosure Letter, the certificates delivered pursuant to Section 1.1(c)(iv)(B) or otherwise in connection with the Transactions contains any untrue statement of any material fact or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

Section 3.5.         Investigation; Litigation. (a) There is no investigation, audit or review pending (or, to the knowledge of such Seller, threatened) by any Governmental Entity with respect to such Seller or any of such Seller’s Danube Shares or its properties, rights or assets involving Danube or any of the Danube Subsidiaries, (b) there are no claims, actions, suits or other Proceedings pending (or, to the knowledge of such Seller, threatened) against such Seller or any of such Seller’s Danube Shares or its properties, rights or assets involving Danube or any of the Danube Subsidiaries, and (c) there are no Orders imposed upon Seller or any of such Seller’s Danube Shares or its properties, rights or assets involving Danube or any of the Danube Subsidiaries by any Governmental Entity, which, in the case of clause (a), (b) or (c), would reasonably be expected to, individually or in the aggregate, materially prevent, delay or impede the consummation of the Transactions.

Section 3.6.         Unreleased Claims. Except as set forth on Section 3.6 of Sellers Disclosure Letter and other than the Unreleased Claims, there are (and in the past twelve (12) months there have been) no indemnity obligations or guarantees or similar obligations of Sellers or their respective Affiliates for the benefit of Danube or its Subsidiaries that exceed, individually or in the aggregate, $5,000,000.

Section 3.7.         Investment.

(a)      Such Seller is an Accredited Investor and has had such opportunity as it has deemed adequate to obtain from Amazon such information as is necessary to permit such Seller to evaluate the merits and risks of its acquisition of Amazon Shares. Such Seller has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in any acquisition of Amazon Shares and to make an informed investment decision with respect to such acquisition. Such Seller has sought such accounting, legal and Tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of Amazon Shares.

(b)      Such Seller acknowledges and agrees that the Amazon Shares being issued to such Seller pursuant to this Agreement will be acquired for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same in violation of any applicable securities Laws.

(c)      Such Seller understands that (i) the Amazon Shares being issued to such Seller pursuant to this Agreement, when issued, will be restricted securities under applicable Laws and are being acquired from Amazon in a transaction not involving a public offering and (ii) under such Laws, the Amazon Shares being issued to such Seller pursuant to this Agreement may be resold without registration under the Securities Act only in certain limited circumstances. Other than such Seller’s Shareholder’s Agreement and the Registration Rights Agreement, such Seller does not have any present or contemplated Contract, undertaking, arrangement, obligation, Indebtedness or commitment providing for the disposition of the Amazon Shares being issued to such Seller pursuant to this Agreement.

Section 3.8.         Finders and Brokers. Such Seller has not entered into any agreement with any investment banker, broker or finder in connection with the Transactions, other than as set forth in Section 3.8 of Sellers Disclosure Letter, who might be entitled to any fee or any commission in connection with or upon consummation of the Acquisition which Amazon, Danube or any of the Danube Subsidiaries will be responsible for paying.

Section 3.9.         No Other Representations. Except for the representations and warranties contained in Article V, such Seller acknowledges that neither Amazon nor any Representative of Amazon makes, and such Seller acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Amazon or any of its Subsidiaries or with respect to any other information provided or made available to such Seller in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to such Seller or to its Representatives in certain “data rooms” or management presentations in expectation of the Transactions.

Article IV.

Representations And Warranties Of Danube

Except as disclosed in the applicable section of the disclosure letter delivered by Danube to Amazon immediately prior to the execution of this Agreement (the “Danube Disclosure Letter”) (it being agreed that disclosure of any item (except for any Tax item, which disclosure shall be limited to Section 4.12 of the Danube Disclosure Letter) in any section of the Danube Disclosure Letter shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on its face), Danube represents and warrants to Amazon as set forth below:

Section 4.1.         Qualification, Organization, Subsidiaries, etc.

(a)      Each of Danube and its Subsidiaries is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to be materially adverse to Danube and its Subsidiaries, taken as a whole. The Danube Governing Documents are in full force and effect, and Danube is not in violation in any material respect of the Danube Governing Documents.

(b)      All the issued and outstanding shares of capital stock of, or other equity interests in, each Danube Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable (except to the extent such concepts are not applicable under applicable Law of such Subsidiary’s jurisdiction of incorporation or organization, as applicable) and are wholly owned, directly or indirectly, by Danube free and clear of all Liens (other than any restrictions imposed by applicable Law and securities exchanges). Except for the equity securities of the Danube Subsidiaries and the Minority Interests, neither Danube nor any of Danube Subsidiaries own, directly or indirectly, any capital stock or other equity securities of any Person.

Section 4.2.         Capitalization.

(a)      As of the date hereof, the authorized capital of Danube consists of 800,000 ordinary shares, par value $0.01 per share (the “Danube Shares”), and 200,000 restricted shares, par value $0.01 per share (the “Restricted Danube Shares”), of which (i) 300,100 Danube Shares were issued and outstanding, and (ii) 50,000 Restricted Danube Shares were issued and outstanding. All the outstanding Danube Shares and all the Restricted Danube Shares have been issued in accordance with the Danube Governing Documents, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights. Neither Danube nor any of the Danube Subsidiaries owns, directly or indirectly, any equity interest of Amazon.

(b)      None of the Danube Shares or Restricted Danube Shares are (i) subject to a vesting schedule or repurchase rights or (ii) presently subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.

(c)      Except as set forth in Section 4.2(a), as of the date hereof: (i) Danube does not have any shares or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock of Danube or any of the Danube Subsidiaries to which Danube or any of the Danube Subsidiaries is a party obligating Danube or any of the Danube Subsidiaries to (A) issue, transfer or sell any shares in the capital or other equity interests of Danube or any Danube Subsidiary or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Danube or a wholly owned Danube Subsidiary); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares in its capital or other equity interests; or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Danube Subsidiary that is not wholly owned.

(d)      Except as set forth in the governing documents of the Minority Interests, there are no voting trusts or other agreements or understandings to which Danube or any Danube Subsidiary is a party with respect to the voting of the shares of capital or other equity interest of any Minority Interest other than in respect of any Minority Interest that is immaterial to Danube and the Danube Subsidiaries, taken as a whole.

(e)      Neither Danube nor any Danube Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Danube Shareholders on any matter.

(f)      Except as set forth in the Danube Governing Documents or the governing documents of the Danube Subsidiaries, as applicable, or the Danube Shareholders’ Agreement, there are no voting trusts or other agreements or understandings to which Danube or any Danube Subsidiary is a party with respect to the voting of the shares of capital or other equity interest of Danube or any Danube Subsidiary, in each case, other than in respect of any Danube Subsidiary that is immaterial to Danube and the Danube Subsidiaries, taken as a whole.

Section 4.3.         Corporate Authority Relative to this Agreement; No Violation.

(a)      Danube has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and consummate the Transactions, including the Acquisition. The execution, delivery and performance by Danube of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Danube Board of Directors, and no other corporate proceedings on the part of Danube are necessary to authorize the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by Danube and, assuming this Agreement constitutes the valid and binding agreement of Amazon and Sellers, constitutes the valid and binding agreement of Danube, enforceable against Danube in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)      Other than in connection with or in compliance with (i) the Securities Act, (ii) the Exchange Act, (iii) the HSR Act, (iv) Required Regulatory Clearances, (v) any applicable requirements of the NYSE, the Irish Stock Exchange plc or the Global Exchange Market, (vi) compliance with and filings under any Antitrust Laws of any non-U.S. jurisdictions, (vii) filings under the DPA and any Foreign Investment Laws, (viii) filings under the Canada Transportation Act, and (ix) the matters set forth in Section 4.3(b) of the Danube Disclosure Letter, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Danube of the Transactions, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Danube Material Adverse Effect.

(c)      The execution and delivery by Danube of this Agreement does not, and, except as described in Section 4.3(c) of the Danube Disclosure Letter, the consummation of the Transactions and compliance with the provisions hereof will not (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit, under any Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise or right binding upon Danube or any of the Danube Subsidiaries or result in the creation of any Lien upon any of the properties, rights or assets of Danube or any Danube Subsidiaries, other than Danube Permitted Liens, (ii) conflict with or result in any violation of any provision of the Danube Governing Documents or any of the organizational documents of any Danube Subsidiary or (iii) conflict with or violate any Laws applicable to Danube or any of the Danube Subsidiaries or any of their respective properties or assets, other than in the case of clauses (i), (ii) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Danube Material Adverse Effect.

Section 4.4.         Financial Statements.

(a)      The audited consolidated financial statements for the years ended December 31, 2021 and December 31, 2022 (including all related notes and schedules) of Danube and its Subsidiaries (collectively, the “Danube Financial Statements”) fairly present in all material respects the consolidated financial position of Danube and its consolidated Subsidiaries, as at the respective dates thereof, and their consolidated balance sheet, consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of cash flows and consolidated statements of changes of equity for the respective periods then ended in conformity with International Financing Reporting Standards (“IFRS”) (applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto)) and the books and records of Danube. Danube and its Subsidiaries have, since December 31, 2022, maintained books, records and accounts in accordance with IFRS that fairly present in all material respects the transactions and dispositions of assets of Danube and its Subsidiaries.

(b)      Danube has established and maintains disclosure controls and procedures and internal controls over financial reporting in accordance with IFRS. Danube’s internal controls over financial reporting provide reasonable assurance regarding the reliability of Danube’s financial reporting and the preparation of Danube Financial Statements for external purposes in accordance with IFRS. Since the Reference Date, Danube’s principal executive officer and its principal financial officer have disclosed to Danube’s auditors and the audit committee of the Danube Board of Directors (i) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Danube’s ability to record, process, summarize and report financial information, and (ii) any known fraud, whether or not material, that involves management or other senior-level employees who have a significant role in Danube’s material internal controls. Danube has made available to Amazon all material written disclosures made by management to Danube’s auditors and audit committee from the Reference Date to the date hereof relating to matters described in clauses (i) and (ii) of the foregoing sentence.

Section 4.5.         No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the Danube Financial Statements, (b) for liabilities incurred in the ordinary course of business since the Locked Box Date, (c) as expressly permitted or contemplated by the Transactions and (d) for liabilities which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither Danube nor any Danube Subsidiary has any liabilities that, individually or in the aggregate, would be material to Danube and its Subsidiaries, taken as a whole, whether or not accrued, contingent or otherwise.

Section 4.6.         Compliance with Laws; Permits.

(a)      Danube and each Danube Subsidiary is, and has been since the Reference Date, in compliance with and is not in default under or in violation of any Laws applicable to Danube, such Subsidiary or any of their respective properties or assets, as the case may be, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Danube Material Adverse Effect.

(b)      Danube and the Danube Subsidiaries are in possession of all Permits that are required for Danube and the Danube Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Danube Permits”), except where the failure to have any of the Danube Permits would not reasonably be expected to, individually or in the aggregate, be materially adverse to Danube and its Subsidiaries, taken as a whole. All Danube Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to, individually or in the aggregate, be materially adverse to Danube and its Subsidiaries, taken as a whole. There is no Proceeding pending, or, to the knowledge of Danube, threatened in writing, that seeks or would reasonably be expected to result in the revocation, cancellation, termination, non-renewal or adverse modification of any Danube Permit, except where such revocation, cancellation, termination, non-renewal or adverse modification has not been and would not reasonably be expected to, individually or in the aggregate, be materially adverse to Danube and its Subsidiaries, taken as a whole.

(c)      Except as set forth in Section 4.6(c) of the Danube Disclosure Letter, since the Reference Date, there have been no recalls, withdrawals, product corrections, product removals or seizures of any Products that have been materially adverse to Danube and its Subsidiaries, taken as a whole, and, to the knowledge of Danube, there have been no facts or circumstances that would be reasonably likely to cause a Governmental Entity to initiate such action that would be materially adverse to Danube and its Subsidiaries, taken as a whole.

Section 4.7.         Environmental Laws and Regulations. Except as set forth in Section 4.7 of the Danube Disclosure Letter and except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Danube Material Adverse Effect: (a) Danube and its Subsidiaries are now, and have been since the Reference Date, in compliance with applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Environmental Permits required for Danube and the Danube Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted; (b) no real property currently, or to the knowledge of Danube, formerly owned, leased or operated by Danube or any of its Subsidiaries, or any third-party real property used by Danube or any Danube Subsidiary for the treatment, storage or disposal of any Hazardous Substance, is contaminated with any Hazardous Substance in a manner or concentration that is in violation of any Environmental Law or that has given rise or is reasonably likely to give rise to any Environmental Liability of Danube or any Danube Subsidiary; (c) since the Reference Date, neither Danube nor any Danube Subsidiary has received any notice, demand letter, claim or request for information alleging that Danube or any Danube Subsidiary is or may be in violation of any Environmental Law, or is or may be subject to any Environmental Liability; (d) neither Danube nor any of its Subsidiaries is subject to any Order or agreement with any Governmental Entity, or any indemnity or other agreement with any third-party, imposing any Liabilities pursuant to any Environmental Law or relating to any Release of Hazardous Substances and (e) there are no Proceedings pending or, to the knowledge of Danube, threatened in writing, against Danube or any Danube Subsidiary arising under Environmental Law or related to Hazardous Substances, including, but not limited to, any Proceeding that seeks or would reasonably be expected to result in the revocation, cancellation, termination, non-renewal or adverse modification of any Environmental Permit required for Danube and the Danube Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted.

Section 4.8.         Employee Benefit Plans.

(a)      Section 4.8(a) of the Danube Disclosure Letter sets forth a true and complete list of each material Danube Benefit Plan. “Danube Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and whether or not subject to the laws of the United States, and each bonus, share, share option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, death in service, employment, consulting, change-in-control, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, tuition assistance program, agreement or arrangement (whether written or unwritten) and each insurance and other similar fringe or employee benefit plan, program, agreement or arrangement, in each case, for the benefit of current or former Danube Service Providers (or any dependent or beneficiary thereof) or with respect to which Danube or any Danube Subsidiary has or may have any present or future obligation or liability (whether actual or contingent) other than any plan or program maintained by a Governmental Entity.

(b)      With respect to each material Danube Benefit Plan, Danube has made available to Amazon as of the date hereof correct and complete copies of, in each case, to the extent applicable, (i) the applicable plan document and all material amendments thereto, including all material funding and covenant support arrangements, (ii) the most recent annual report on Form 5500 (if applicable) and the most recent audited financial statement or actuarial valuation report, (iii) the most recent determination or opinion letter from the U.S. Internal Revenue Service (if applicable) and (iv) any material non-routine correspondence within the last twelve (12) months with applicable regulatory bodies in respect of such Danube Benefit Plan.

(c)      Except as would not reasonably be expected to, individually, or in the aggregate, be materially adverse to Danube and its Subsidiaries, taken as a whole, (i) each of the Danube Benefit Plans has been established, operated, funded, and administered in compliance with its terms and applicable Laws; (ii) all contributions or other amounts payable by Danube or its Subsidiaries pursuant to each Danube Benefit Plan in respect of current or prior plan years have been paid or, to the extent not yet due, accrued in accordance with IFRS or applicable international accounting standards; and (iii) there has occurred no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code and Section 406 of ERISA) with respect to any Danube Benefit Plan. Except as would not reasonably be expected to, individually, or in the aggregate, be materially adverse to Danube and its Subsidiaries, taken as a whole, there are no pending, or to the knowledge of Danube, threatened in writing, claims, actions, investigations or audits (other than routine claims for benefits) by or on behalf of or against any of the Danube Benefit Plans. Each Danube Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to its qualification, and to the knowledge of Danube, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan. Except as set forth in Section 4.8(c) of the Danube Disclosure Letter, no Danube Benefit Plan provides material benefits, including death or medical benefits (whether or not insured), with respect to any current or former Danube Service Provider beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable federal, state, provincial, local or foreign Law.

(d)      Except as set forth in Section 4.8(d)(i) of the Danube Disclosure Letter, in the past six (6) years, as of the date hereof, (A) none of Danube, any Danube Subsidiary or any of their respective ERISA Affiliates has or has had an obligation to contribute to, or has or has had any liability with respect to, a “multiemployer plan” (as defined in Section 3(37) of ERISA or Section 414(f) of the Code) (a “Multiemployer Plan”) or a defined benefit pension plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA (a “Pension Plan”) and (B) none of Danube or any Danube Subsidiary has an obligation to contribute to or has any liability in respect of a “multiple employer plan” (within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code), a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or a voluntary employee benefit association under Section 501(a)(9) of the Code. Except as set forth in Section 4.8(d)(ii) of the Danube Disclosure Letter, no Danube Foreign Benefit Plan is a defined benefit pension plan or scheme, a “registered pension plan” (as defined in Section 248(1) of the Tax Act), a “salary deferral arrangement” (as defined in Section 248(1) of the Tax Act), an “individual pension plan” (as defined in Section 8300(1) of the Tax Regulations), a “multi-employer plan” (as defined in Section 8500(1) of the Tax Regulations), or a “designated plan” (as defined in Section 8515(1) of the Tax Regulations), scheme or similar, under applicable legislation.

(e)      With respect to each Multiemployer Plan that is a Pension Plan or any other Pension Plan required to be disclosed on Section 4.8(d)(i) of the Danube Disclosure Letter, except as would not reasonably be expected to, individually, or in the aggregate, be materially adverse to Danube and its Subsidiaries, taken as a whole, (i) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (ii) no liability to the Pension Benefit Guaranty Corporation (“PBGC”) has been incurred, which liability has not been satisfied, (iii) no failure to meet the minimum funding standard under Section 412 or 430 of the Code or Section 302 or 303 of ERISA has occurred, (iv) all contributions (including installments) to such plan required by Section 301 of ERISA and Sections 412 or 430 of the Code have been made, (v) no condition exists or event or transaction has occurred with respect to any such plan that would result in Danube or any of its Affiliates incurring any liability, fine or penalty for which a reserve or accrual has not been established, (vi) no proceeding has been initiated to terminate such plan, (vii) there has been no “reportable event” within the meaning of Section 4043 of ERISA for which reporting was required and not subject to a waiver that has not been timely reported to the PBGC, (viii) such plan is not in “at risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA, or “critical” or “endangered” status, within the meaning of Section 432 of the Code or Section 305 of ERISA, and (ix) no event has occurred as of the date of this Agreement that is expected to result in the incurrence by Amazon or any of its Affiliates of any liability with respect to the withdrawal or partial withdrawal from or termination of such plan.

(f)      Except as set forth in Section 4.8(f) of the Danube Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions (alone or in conjunction with any other event) will (i) result in any payment or benefit becoming due to any current or former Danube Service Provider under any Danube Benefit Plan, (ii) increase any compensation or benefits otherwise payable or to be provided to any current or former Danube Service Provider under any Danube Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any compensation or benefits (other than as required by Section 411(d)(3) of the Code), (iv) trigger any increased or accelerated contributions to any Danube Benefit Plan or trigger any change in the funding or covenant support arrangements for any Danube Benefit Plan or (v) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former Danube Service Provider.

(g)      Each Danube Benefit Plan subject to Sections 409A or 457A of the Code has been maintained and operated in material documentary and operational compliance therewith or qualifies for an available exemption therefrom. Danube is not a party to, nor does it have any obligation under, any Danube Benefit Plan to compensate any person for excise Taxes payable pursuant to Section 4999 of the Code or for Taxes payable pursuant to Sections 409A or 457A of the Code.

(h)      Except as would not reasonably be expected to, individually, or in the aggregate, be materially adverse to Danube and its Subsidiaries, taken as a whole, (i) each Danube Benefit Plan that is governed by the laws of any jurisdiction other than the United States or provides compensation or benefits to any current or former Danube Service Provider (or any dependent thereof) who resides outside of the United States (each, a “Danube Foreign Benefit Plan”) has been established, operated, funded and administered in compliance with its terms and applicable Laws, and if intended to qualify for special tax treatment, meets all the requirements for such treatment, (ii) all employer and employee contributions to each Danube Foreign Benefit Plan required by its terms or by applicable Law have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction applied to such matters and (iii) except with respect to each Danube Foreign Benefit Plan that is a UK defined benefit pension plan (each, a “Danube UK DB Plan”), the fair market value of the assets of each funded Danube Foreign Benefit Plan, the liability of each insurer for any Danube Foreign Benefit Plan funded through insurance or the book reserve established for any Danube Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Danube Foreign Benefit Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations. In respect of each Danube UK DB Plan, such plans have complied in all material respects with the requirements of Part 3 (Scheme Funding) of the U.K. Pensions Act 2004, no action has been taken which might reasonably be expected to result in the U.K. pensions regulator using its powers to issue a “contribution notice” or “financial support direction” under Part 1 (Pensions Regulator) of the U.K. Pensions Act 2004 and there has been no communication from the U.K. pensions regulator raising concerns about the funding or support arrangements of such plans or the impact of any corporate activity on such plans.

Section 4.9.         Absence of Certain Changes or Events.

(a)      From the Locked Box Date through the date hereof, there has not occurred any event, development, occurrence, change, or state of fact that has had, or would reasonably be expected to have, individually or in the aggregate, a Danube Material Adverse Effect.

(b)      From the Locked Box Date through the date hereof, the business of Danube and its Subsidiaries has been conducted in all material respects in the ordinary course of business.

(c)      From the Locked Box Date through the date hereof, neither Danube nor any of its Subsidiaries has taken any action that would constitute a breach of Section 6.2(a), Section 6.2(b), Section 6.2(c), Section 6.2(d), Section 6.2(e), Section 6.2(f), Section 6.2(i), Section 6.2(l), Section 6.2(n), Section 6.2(o), Section 6.2(q), or Section 6.2(r) had such action been taken after the execution of this Agreement, nor has Danube or any of its Subsidiaries agreed, in writing or otherwise, to take any such actions.

Section 4.10.       Investigation; Litigation. Except as set forth in Section 4.10 of the Danube Disclosure Letter, as of the date hereof, (a) there is no investigation, audit or review pending (or threatened in writing) by any Governmental Entity with respect to Danube or any Danube Subsidiary or any of their respective properties, rights or assets, and (b) there are no Proceedings pending (or, to the knowledge of Danube, threatened) against Danube or any Danube Subsidiary or any of their respective properties, rights or assets, and (c) there are no Orders imposed upon Danube or any Danube Subsidiary or any of their respective properties, rights or assets by any Governmental Entity, which, in the case of clause (a), (b), or (c) would reasonably be expected to have, individually or in the aggregate, a Danube Material Adverse Effect or that would in any manner challenge or seek to prevent, enjoin or alter any of the Transactions.

Section 4.11.       Information Supplied. The information supplied by or on behalf of Danube relating to Danube and its Subsidiaries to be contained in the Proxy Statement and any other documents filed or furnished with or to the SEC in connection with the Acquisition will not, on the date the Proxy Statement (and any amendment or supplement thereto) is first proposed to Amazon Shareholders and at the time of the Amazon Shareholder Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading.

Section 4.12.       Tax Matters. Except as set forth in Section 4.12 of the Danube Disclosure Letter or as would not reasonably be expected to have, individually or in the aggregate, a Danube Material Adverse Effect:

(a)      all Tax Returns that are required to be filed by or with respect to Danube or any Danube Subsidiary have been duly and timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate in all respects.

(b)      Danube and the Danube Subsidiaries have timely paid Taxes due and owing by any of them (whether or not shown on any Tax Returns) other than Taxes being contested in good faith and for which adequate accruals or reserves have been established in accordance with generally accepted accounting practices in the applicable jurisdiction in the Danube Financial Statements.

(c)      The unpaid Taxes of Danube and the Danube Subsidiaries did not, as of the most recent Danube Financial Statements, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Danube Financial Statements (rather than in any notes thereto). Since the date of the most recent Danube Financial Statements, neither Danube nor any Danube Subsidiary has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(d)      No written claim has ever been made by a Governmental Entity in a jurisdiction where Danube or any Danube Subsidiary does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return. Neither Danube nor any Danube Subsidiary has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(e)      Danube and the Danube Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any current or former Danube Service Provider, creditor, Danube Shareholder (or shareholders of any Danube Subsidiaries) or other Person.

(f)      No adjustment with respect to any Tax Return, claim for additional Tax or deficiency for Taxes has been received in writing by Danube or any Danube Subsidiary and there is not pending or threatened in writing any audit, examination, investigation or other proceeding with respect to any Taxes of Danube or any Danube Subsidiary.

(g)      Neither Danube nor any Danube Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(h)      There are no Liens for Taxes upon any property or assets of Danube or any Danube Subsidiary (other than a Danube Permitted Lien).

(i)       Neither Danube nor any Danube Subsidiary has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify in whole or in part for tax-free treatment under Section 355 of the Code or so much of Section 356 of the Code as relates to Section 355 of the Code (or any similar provisions of state, local, or non-U.S. Law) in the two years prior to the date of this Agreement.

(j)       Neither Danube nor any Danube Subsidiary is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement, has ever been a member of an affiliated group filing a consolidated or combined Tax Return or any similar group for Tax Law purposes, or has any liability for Taxes of any Person (other than Danube or any Danube Subsidiary) under applicable Law or as transferee or successor, by Contract or otherwise (other than, in each case, (i) such an agreement or arrangement exclusively between or among Danube and the Danube Subsidiaries or (ii) any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes).

(k)      Neither Danube nor any Danube Subsidiary has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(l)       Neither Danube nor any Danube Subsidiary is tax resident in any jurisdiction other than its jurisdiction of incorporation.

(m)     Neither Danube nor any Danube Subsidiary is or has been treated as an “expatriated entity” or “surrogate foreign corporation” under Section 7874 of the Code.

(n)      Neither Danube nor any Danube Subsidiary has taken any uncertain Tax positions (including under ASC740-10/IFRIC23).

(o)      No written power of attorney with respect to any Taxes of Danube or any Danube Subsidiary has been executed or filed with any Governmental Entity that will be in effect on the Closing Date.

(p)      Neither Danube nor any Danube Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change or agreement with any Governmental Entity filed or made on or prior to the Closing Date, any prepaid amount or deferred revenue received on or prior to the Closing, any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or non-U.S. Tax law) or a gain recognition agreement under Section 367 of the Code (or any corresponding or similar provision of applicable Tax Law). Neither Danube nor any Danube Subsidiary has made any election under Section 965(h) of the Code or will be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code.

(q)      Section 4.12(q) of the Danube Disclosure Letter sets forth all elections made by Danube and any Danube Subsidiary pursuant to Treasury Regulations Section 301.7701-3, including the date of such election and form of classification elected.

(r)       Each of Danube and the Danube Subsidiaries is not (i) a “financial services company” or a “utility company” (as respectively defined in the Income Tax (Jersey) Law 1961 (the “Income Tax Law”)), (ii) in the trade of importing into Jersey or supplying in Jersey “hydrocarbon oil” (as defined in Article 123CAA(3) of the Income Tax Law), (iii) a “company in the cannabis industry” (as defined in Article 123DA of the Income Tax Law); or (iv) a “large corporate retailer” (as defined in Article 123I of the Income Tax Law). Each of Danube and the Danube Subsidiaries has not had, and it does not have, an interest, whether direct or indirect, in Jersey immovable property or a lease of Jersey immovable property of more than nine (9) years.

(s)      To the knowledge of Danube, each of Danube and the Danube Subsidiaries has provided or made available to Amazon all documentation relating to, and is in full compliance with all terms and conditions of, any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order of a territorial or non-U.S. government. To the knowledge of Danube, the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order.

(t)       Neither Danube nor any Danube Subsidiary has taken any action which constitutes or could reasonably be determined to constitute a Buyer Tax Act within the meaning of the Gavilon Agreement (as defined in Section 7.14).

(u)      The representations and warranties in this Section 4.12 and Section 4.8 (to the extent related to Tax matters) are the only representations and warranties of or by Danube regarding Tax matters, including those related to Tax Laws (for the avoidance of doubt, the representations and warranties in Section 4.6 shall not apply regarding any Tax matters).

Section 4.13.       Labor Matters.

(a)      Except as set forth in Section 4.13(a) of the Danube Disclosure Letter, (i) neither Danube nor any Danube Subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with a Union (each a “Labor Agreement”), (ii) neither Danube nor any Danube Subsidiary is, as of the date of this Agreement, negotiating a Labor Agreement, and (iii) no employee of Danube or any Danube Subsidiary is represented by a Union with respect to their employment therewith. Neither Danube nor any Danube Subsidiary is subject, or has been subject in the three (3)-year period preceding the date of this Agreement, to an unfair labor practice or other labor Proceeding or a labor dispute, strike, grievance, lockout or work stoppage, except as would not, individually or in the aggregate, be materially adverse to Danube and its Subsidiaries, taken as a whole. Except as set forth in Section 4.13(a) of the Danube Disclosure Letter, to the knowledge of Danube, as of the date hereof, there are no organizational efforts with respect to the formation of a collective bargaining unit or Labor Agreement presently being made or threatened involving employees of Danube or any Danube Subsidiary. Danube and its Subsidiaries are in material compliance with all Labor Agreements to which Danube or a Danube Subsidiary is a party or bound and are not engaged in any disputes with any Unions that would reasonably be expected to be, individually or in the aggregate, materially adverse to Danube and its Subsidiaries, taken as a whole.

(b)      Except as set forth in Section 4.13(b) of the Danube Disclosure Letter, the Transactions have not required and will not require the consent of, advice of, consultation with, or advance notification to, any Unions with respect to employees of Danube or any Danube Subsidiary.

(c)      Except as would not reasonably be expected to, individually or in the aggregate, be materially adverse to Danube and its Subsidiaries, taken as a whole, neither Danube nor any of the Danube Subsidiaries has, or in the last three (3) years has had, or is reasonably expected to have, any liabilities under the Worker Adjustment and Retraining Act of 1988, as amended, or any similar Law (each a “WARN Act”) or the Fair Labor Standards Act of 1938, Title VII of the Civil Rights Act of 1964, or the Americans with Disabilities Act of 1990, each as amended, or any other Law relating to labor or employment, including as relates to hiring, worker classification, human rights, pay equity, equal employment opportunity, benefits, compensation, immigration, identity and employment eligibility verification, harassment, wages hours, background checks, terms or conditions of employment, occupational safety and health, workers’ compensation, privacy, accommodations, notices, collective bargaining, discipline, or termination of employment. Except as would not reasonably be expected to, individually or in the aggregate, be materially adverse to Danube and its Subsidiaries, taken as a whole, Danube and the Danube Subsidiaries are, and in the past three (3) years have been, in material compliance with all Laws relating to labor, employment and/or employment practices, including all applicable Laws relating to hiring, background checks, sexual harassment training, wages, hours, overtime, pay equity, immigration, employment eligibility verification, collective bargaining, labor relations, employment discrimination, harassment, retaliation, privacy, whistleblowing, disability rights and benefits, sick time, leaves of absences, safety and health, COVID-19, terminations, plant closures and mass layoffs, workers’ compensation, and classification of exempt employees, temporary employees, outsourced employees, independent contractors and other non-employee workers. All independent contractors, leased employees and exempt employees of Danube and the Danube Subsidiaries have been paid all compensation owed, except as would not reasonably be expected to, individually or in the aggregate, be materially adverse to Danube and its Subsidiaries, taken as a whole.

(d)      In the last three (3) years, no claims or threatened claims of sexual harassment or other discriminatory harassment, discrimination or retaliation have been brought to the attention of Danube or any Danube Subsidiary: (i) against any member of the executive group of Danube or any current senior manager of Danube or any Danube Subsidiary; or (ii) no claims regarding any such conduct have been made against Danube or a Danube Subsidiary, except as did not and would not reasonably be expected to result in a material liability to, or materially and adversely affect the reputation, finances or operations of, Danube or a Danube Subsidiary.

(e)      In the past three (3) years, Danube and the Danube Subsidiaries have not implemented or effectuated any “plant closing” or “mass layoff” (as such terms are defined in an applicable WARN Act) or other employment decision that triggered notice requirements under an applicable WARN Act. In the past twelve (12) months, Danube and the Danube Subsidiaries have not carried out any layoff, furlough, or hours or pay reduction that, if continued, would constitute an “employment loss” (as such term is defined in any applicable WARN Act), and that, in the aggregate, collectively or together with other employment losses, would constitute a “plant closing” or “mass layoff” under an applicable WARN Act, except as would not reasonably be expected to, individually or in the aggregate, be materially adverse to Danube and its Subsidiaries, taken as a whole.

Section 4.14.       Intellectual Property.

(a)      Section 4.14(a) of the Danube Disclosure Letter sets forth a list of all material Registered Danube IP, including the title, application or registration/issuance number, jurisdiction of application of registration, date of filing and date of registration or issuance (as applicable), and owner of record (and, if different, beneficial owner). Each item of material Registered Danube IP is subsisting and, to the knowledge of Danube, each item of Registered Danube IP that is registered or issued is valid and enforceable. No Proceeding is pending or, to the knowledge of Danube, threatened, challenging the validity, enforceability, ownership, registration or scope of any material Registered Danube IP (other than office actions in connection with the prosecution of applications for such material Registered Danube IP). Danube or a Danube Subsidiary is the sole and exclusive owner of all material Danube Owned IP, free and clear of all Liens (other than Danube Permitted Liens). The execution and delivery by Danube of this Agreement, the consummation of the Transactions, and compliance with the provisions hereof, will not result in the loss, limitation, termination or impairment of any rights of Danube or any Danube Subsidiary in any material Intellectual Property.

(b)      Neither Danube nor any Danube Subsidiary has infringed, misappropriated or otherwise violated any Intellectual Property of any Person during the past three (3) years in any material respect. No Proceedings are pending or, to the knowledge of Danube, threatened, alleging that Danube or any Danube Subsidiary has infringed, misappropriated, diluted, or otherwise violated the Intellectual Property of any other Person in any material respect. In the past three (3) years, neither Danube nor any Danube Subsidiary has received written notice of any such claim, or a written invitation or request to obtain a license under any Intellectual Property of any other Person. To the knowledge of Danube, during the past three (3) years, no Person has infringed, misappropriated, diluted, or otherwise violated any Danube Owned IP in any material respect, or has breached any confidentiality obligations with respect to any material trade secret or other material confidential information of Danube or any Danube Subsidiary.

(c)      Danube and the Danube Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of their material trade secrets and other material confidential information. Danube and the Danube Subsidiaries have not disclosed any material trade secrets or other material confidential information owned or held by them to any Person, other than to Persons who are subject to a contractual, legal, or ethical obligation to maintain the confidentiality thereof and, to the knowledge of Danube, no such obligation has been breached during the past three (3) years. All past and present Danube Service Providers who have participated in the development of material Intellectual Property purported to be owned by Danube or any of the Danube Subsidiaries have assigned to Danube or a Danube Subsidiary all of such Person’s right, title and interest in and to such Intellectual Property, except to the extent that ownership of such Intellectual Property vests in Danube or a Danube Subsidiary by operation of Law.

(d)      The Danube IT Systems (i) operate in all material respects in accordance with their documentation and functional specifications, (ii) have not materially malfunctioned or failed in the past three (3) years, and (iii) are adequate and sufficient in all material respects for the operation of the respective businesses of Danube and the Danube Subsidiaries as currently conducted. Danube and the Danube Subsidiaries have taken commercially reasonable measures consistent with industry practice to protect the integrity, continuous operation, and security of Danube IT Systems and data used in connection with its business against unauthorized use, access, interruption, modification and corruption. To the knowledge of Danube, in the past three (3) years, there has been no unauthorized access to Danube IT Systems owned or controlled by Danube or a Danube Subsidiary that has resulted in any unauthorized use, access, modification, misappropriation, deletion, corruption, loss or encryption of any material information or data stored therein or processed thereby. Danube and the Danube Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy, business continuity, and disaster avoidance and recovery procedures with respect to Danube IT Systems, in each case consistent with industry practice and, to the knowledge of Danube, materially in compliance with all applicable contractual obligations.

Section 4.15.       Data Privacy and Security.

(a)      Since the Reference Date, Danube and all of the Danube Subsidiaries have implemented and maintained commercially reasonable administrative, physical and technical safeguards designed to protect the Danube IT Systems and any Personal Information in the possession or control of Danube and any Danube Subsidiaries in connection with their businesses against loss, theft, or unauthorized Processing; and, there have been no material breaches of the Danube IT Systems or material unauthorized Processing of Personal Information in the possession or control of Danube or any of the Danube Subsidiaries since the Reference Date, nor any material incidents under internal review or investigation relating to the same.

(b)      Except as would not reasonably be expected to, individually or in the aggregate, be materially adverse to Danube and its Subsidiaries, taken as a whole, Danube and all of the Danube Subsidiaries have, since the Reference Date, complied with all Data Protection Requirements. Since the Reference Date, none of Danube or any Danube Subsidiary has received any written notice of any material claims or threatened claims or any Proceeding by any Person (including any Governmental Entity) regarding the alleged or actual violation of Data Protection Requirements including with respect to the Processing of Personal Information by or on behalf of Danube or a Danube Subsidiary. To the extent required under Data Protection Requirements, Danube and all of the Danube Subsidiaries have obtained written agreements from all third-parties relating to the protection and use of Personal Information Processed on behalf of Danube or a Danube Subsidiary, and to the knowledge of Danube, no such third-party is in material breach of any such agreement.

(c)      The execution, delivery and performance of this Agreement complies with all applicable Data Protection Requirements in all material respects. The transfer of Personal Information in connection with the Transactions will not violate any Data Protection Requirements.

Section 4.16.       Real Property.

(a)      Section 4.16(a) of the Danube Disclosure Letter contains a list of the addresses of all Danube Owned Real Property, together with the applicable entity that is the current record owner thereof. With respect to the real property owned by Danube or any Danube Subsidiary at which the material operations of Danube and the Danube Subsidiaries are conducted as of the date hereof (such property collectively, the “Danube Owned Real Property”), except as would not reasonably be expected to, individually or in the aggregate, be materially adverse to the applicable Danube Owned Real Property, taken as a whole, either Danube or a Danube Subsidiary has good and marketable title to such Danube Owned Real Property, free and clear of all Liens, other than Danube Permitted Liens. As of the date hereof, neither Danube nor any of its Subsidiaries has received notice of any pending, and to the knowledge of Danube, there is no threatened condemnation proceeding with respect to any Danube Owned Real Property, except proceedings which would not reasonably be expected to, individually or in the aggregate, be materially adverse to Danube and its Subsidiaries, taken as a whole.

(b)      Section 4.16(b) of the Danube Disclosure Letter contains a list of the addresses of all Danube Leased Real Property and identifies the applicable entity that is the current holder of the lease, sublease, license or other interests thereunder. Except as would not reasonably be expected to, individually or in the aggregate, be materially adverse to Danube and its Subsidiaries, taken as a whole, (i) each lease, sublease and other agreement which has annual base rent payments in excess of $25 million, under which Danube or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property at which the operations of Danube and its Subsidiaries are conducted as of the date hereof (the “Danube Leased Real Property”), is valid, binding and in full force and effect, except that (A) enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (ii) no uncured default of a material nature on the part of Danube or, if applicable, its Subsidiary or, to the knowledge of Danube, the landlord thereunder exists with respect to any Danube Leased Real Property. Except as would not reasonably be expected to, individually or in the aggregate, be materially adverse to Danube and its Subsidiaries, taken as a whole, Danube and each of its Subsidiaries has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the lease, sublease or other agreement applicable thereto, Danube Leased Real Property, free and clear of all Liens, except for Danube Permitted Liens.

(c)      The Danube Owned Real Property and Danube Leased Real Property constitute all real property necessary for Danube and the Danube Subsidiaries to conduct their respective businesses and operations as currently conducted.

Section 4.17.       Material Contracts.

(a)      Except for this Agreement, Section 4.17(a) of the Danube Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 4.17(a) under which Danube or any Danube Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement (all Contracts of the type described in this Section 4.17(a) being referred to herein as the “Danube Material Contracts”):

(i)      any partnership, joint venture, strategic alliance or collaboration Contract which is material to Danube and its Subsidiaries, taken as a whole;

(ii)     any material Rural Partnership Agreement with a book value in excess of $15 million;

(iii)    any Contract that (A) purports to materially limit (1) the lines of business of Danube and its Subsidiaries (or, after the Closing, Amazon and its Subsidiaries) or (2) the geographic area in which any of them may so engage in such business or (B) would require the disposition of any material assets or material line of business of Danube and its Subsidiaries (or, after the Closing, Amazon and its Subsidiaries taken as a whole) as a result of the consummation of the Transactions;

(iv)    each acquisition or divestiture Contract or licensing agreement that contains representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $20 million;

(v)     each Contract relating to outstanding Indebtedness of Danube or its Subsidiaries for borrowed money or any financial guaranty thereof (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $75 million other than (A) Contracts solely among Danube and any wholly owned Danube Subsidiary or a guarantee by Danube or any Danube Subsidiary of a Danube Subsidiary and (B) financial guarantees entered into in the ordinary course of business not exceeding $75 million individually (other than surety or performance bonds, letters of credit or similar agreements entered into in the ordinary course of business in each case to the extent not drawn upon);

(vi)    any Interested Party Transaction and any Contract (other than a Danube Benefit Plan or a Surviving Interest Party Transaction) pursuant to which Danube has an obligation to indemnify an officer, director, Affiliate or family member;

(vii)   any Contract (excluding (A) shrink-wrap, click-wrap and off-the-shelf Software licenses, and other licenses of Software that is commercially available to the public generally with one-time or annual license, maintenance, support and other fees of no more than $500,000, (B) licenses to “open source” or similar Software, or (C) non-exclusive licenses to Intellectual Property granted by a third party to Danube in the ordinary course of business) under which Danube or any Danube Subsidiary is granted any license, option or other right or immunity with respect to any Intellectual Property rights of a third party;

(viii)  any Contract under which Danube or any Danube Subsidiary has granted to a third party any license, option or other right or immunity with respect to any material Intellectual Property (excluding non-exclusive licenses to Intellectual Property that Danube or any Danube Subsidiary has granted to a third party in the ordinary course of business);

(ix)     any material shareholders, investors rights, registration rights or similar agreement or arrangement of Danube or any of its Subsidiaries;

(x)      any material Labor Agreements; and

(xi)     any Contract involving the settlement of any action or threatened action (or series of related actions) which will (A) involve payments after the date hereof of consideration in excess of $30 million or (B) impose material monitoring or reporting obligations to any other Person outside the ordinary course of business.

(b)      Neither Danube nor any Danube Subsidiary is in breach of or default under the terms of any Danube Material Contract where such breach or default would reasonably be expected to, individually or in the aggregate, be materially adverse to Danube and its Subsidiaries, taken as a whole. To the knowledge of Danube, as of the date hereof, no other party to any Danube Material Contract is in breach of or default under the terms of any Danube Material Contract where such breach or default would reasonably be expected to, individually or in the aggregate, be materially adverse to Danube and its Subsidiaries, taken as a whole. Except as would not reasonably be expected to, individually or in the aggregate, be materially adverse to Danube and its Subsidiaries, taken as a whole, each Danube Material Contract is a valid and binding obligation of Danube or the Danube Subsidiary which is party thereto and, to the knowledge of Danube, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.18.       Insurance. Except as would not reasonably be expected to, individually or in the aggregate, be materially adverse to Danube and its Subsidiaries, taken as a whole, as of the date hereof, (a) all current insurance policies and Contracts of Danube and its Subsidiaries are in full force and effect and are valid and enforceable and (b) all premiums due thereunder have been paid. Neither Danube nor any of its Subsidiaries has received notice of cancellation or termination with respect to any third party insurance policies or Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) except where such cancellation or termination would reasonably be expected to, individually or in the aggregate, be materially adverse to Danube and its Subsidiaries, taken as a whole.

Section 4.19.       Food Safety. Danube and its Subsidiaries are, and have been since the Reference Date, in material compliance with all Laws governing the growing, handling, purity, safety, quality, composition, and labeling of food sold for human or animal consumption that are applicable to the business of Danube and its Subsidiaries (collectively, the “Food Laws”), including with respect to nomenclature and labeling, registration and record keeping in respect of the Products. To the knowledge of Danube, all Products satisfy Danube’s obligations with respect to applicable Food Laws, including the Federal Food, Drug, and Cosmetic Act and implementing regulations including the Food Safety Modernization Act, the Organic Foods Production Act, and any other applicable Laws, except, in each case, for any such conflicts, defaults, breaches or violations that would not reasonably be expected to, individually or in the aggregate, be materially adverse to Danube and its Subsidiaries, taken as a whole. As of the date hereof, neither Danube nor any of its Subsidiaries has (i) received written notice of any adverse inspection, finding of deficiency or finding of non-compliance, which inspection or finding is material to Danube, (ii) received any written regulatory or warning letter, or (iii) to the knowledge of Danube, been the subject of any investigation or other compliance or enforcement action, in each case, from or by any Governmental Entity. Danube has in place policies and procedures to allow for material compliance with all Food Laws applicable to Danube. No Product is adulterated or misbranded within the meaning of the Food Laws, except as would not reasonably be expected to, individually or in the aggregate, be materially adverse to Danube and its Subsidiaries, taken as a whole.

Section 4.20.       Interested Party Transactions. Except as set forth in Section 4.20(a) of the Danube Disclosure Letter, neither Danube nor any of its Subsidiaries is a party to any Contract with any Danube Interested Party, other than (x) benefits and perks which managers and officers of Danube or any of its Subsidiaries receive in the ordinary course of business which are consistent with arm’s-length market practice, (y) Sellers’ ownership of Danube Shares and (z) the Danube Benefit Plans. No Danube Interested Party has any direct or indirect interest in any Danube Material Contract (other than by virtue of ownership of shares), other than through or in connection with a Danube Benefit Plan or an employment relationship in the ordinary course of business with Danube or any of its Subsidiaries. Except for the matters set forth in Section 4.20(b) of the Danube Disclosure Letter, no Danube Interested Party is competing directly or, to the knowledge of Danube, indirectly with Danube. No Danube Interested Party has any material claim or right against Danube or any of its Subsidiaries, other than through or in connection with a Danube Benefit Plan or an employment relationship in the ordinary course of business with Danube or any of its Subsidiaries.

Section 4.21.       FCPA and Anti-Corruption/Sanctions

(a)      Except for those matters which, individually or in the aggregate, would not reasonably be expected to be materially adverse to Danube and its Subsidiaries, taken as a whole, within the last five (5) years, neither Danube nor any Danube Subsidiary, nor any of their respective officers, directors, managers or employees, or to the knowledge of Danube, any of their respective agents, representatives, consultants, or any other Person associated with or acting for or on behalf of Danube or any of its Subsidiaries, has, directly or indirectly (i) violated any FCPA or other applicable Bribery Legislation or Anti-Terrorism Laws (in each case to the extent applicable), (ii) created or caused the creation of any false or inaccurate books and records of Danube or any of its Subsidiaries, or (iii) established or maintained any unlawful fund of corporate monies or other properties. No officer or director of Danube is a Government Official.

(b)          Except as would not reasonably be expected to, individually or in the aggregate, be materially adverse to Danube and its Subsidiaries, taken as a whole, Danube and each Danube Subsidiary, any of their respective directors, officers, employees, and, to the knowledge of Danube, any agent or other person acting on behalf thereof are and at all times within the past five (5) years have been:

(i)            in compliance with applicable (i) economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state, Switzerland, the Jersey Minister for External Relations or any other applicable sanctions authority (“Sanctions”) and (ii) export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government (including Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the Export Administration Regulations (15 C.F.R. Parts 730-774), the International Traffic in Arms Regulations (22 C.F.R. Parts 120 – 130), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30)) and all export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law (“Trade Controls”);

(ii)           not engaged, directly or indirectly, in dealings or transactions with (i) any Person identified on an applicable restricted parties list maintained by the United States, the United Nations Security Council, the European Union, any Member State of the European Union, the United Kingdom, Switzerland or Jersey, such as OFAC’s Specially Designated Nationals (SDN) and Blocked Persons List, the Department of State’s Nonproliferation Sanctions List, or the Department of Commerce’s Denied Persons List and Entity List; (ii) any Person operating, organized, or resident in a country or territory that is the target of comprehensive Sanctions (currently, Cuba, Iran, North Korea, Syria, the Crimea, Zaporizhzhia or Kherson regions of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic) (a “Sanctioned Country”); (iii) the government of a Sanctioned Country or the Government of Venezuela; or (iv) any Person fifty percent (50%) or more owned by any such Person or Persons (collectively, a “Prohibited Party”); or otherwise in violation of Sanctions or Trade Controls.

(c)          Except as set forth in Section 4.21(c) of the Danube Disclosure Letter, none of Danube, its Subsidiaries, nor any of their respective directors, officers, employees, or, to the knowledge of Danube, any agent or other person acting on behalf thereof, respectively, is a person with whom dealings are prohibited or restricted under applicable Sanctions or Trade Controls, including any Prohibited Party.

(d)          Within the past five (5) years, none of Danube or any Danube Subsidiary has made any voluntary disclosure to any Governmental Entity relating to applicable Bribery Legislation, Anti-Terrorism Laws, Sanctions or Trade Controls; been the subject of any investigation or inquiry by any Governmental Entity regarding compliance with such Laws; or been assessed any fine or penalty under such Laws.

(e)          Danube and each Danube Subsidiary has instituted policies and procedures reasonably designed to ensure compliance with the FCPA, other applicable Bribery Legislation, Sanctions and Trade Controls, and maintain such policies and procedures in force.

(f)          The representations and warranties in this Section 4.21 are the only representations and warranties of or by Danube regarding the FCPA, Bribery Legislation, Sanctions and Trade Controls matters, including any and all related Laws.

Section 4.22.    Danube Leakage. From the Locked Box Date through the date hereof, there has been no Danube Leakage.

Section 4.23.    Finders and Brokers. Neither Danube nor any Danube Subsidiary has employed any investment banker, broker or finder in connection with the Transactions, other than as set forth in Section 4.23 of the Danube Disclosure Letter, who might be entitled to any fee or any commission in connection with or upon consummation of the Acquisition, and all such fees and commissions as are due or payable in connection with or upon consummation of the Acquisition constitute Danube Transaction Expenses hereunder.

Section 4.24.    No Other Representations. Except for the representations and warranties contained in Article V, Danube acknowledges that neither Amazon nor any Representative of Amazon makes, and Danube acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Amazon or any of its Subsidiaries or with respect to any other information provided or made available to Danube in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Danube or to its Representatives in certain “data rooms” or management presentations in expectation of the Transactions.

Article V.

Representations And Warranties Of Amazon

Except as disclosed in the Amazon SEC Documents filed with the SEC since the Reference Date (including exhibits and other information incorporated by reference therein) and publicly available at least two (2) calendar days prior to the date hereof (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or in the applicable Section of the disclosure letter delivered by Amazon to Danube immediately prior to the execution of this Agreement (the “Amazon Disclosure Letter”) (it being agreed that disclosure of any item in any Section of the Amazon Disclosure Letter shall be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent on its face), Amazon represents and warrants to Danube as set forth below.

Section 5.1.      Qualification, Organization, Subsidiaries, etc.

(a)          Each of Amazon and its Subsidiaries is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to be materially adverse to Amazon and its Subsidiaries, taken as a whole. Amazon has filed with the SEC, prior to the date of this Agreement, complete and accurate copies of the Amazon Governing Document as amended to the date hereof. The Amazon Governing Document is in full force and effect and Amazon is not in violation in any material respect of the Amazon Governing Document.

(b)          All the issued and outstanding shares of capital stock of, or other equity interests in, each Amazon Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable (except to the extent such concepts are not applicable under the applicable Law of such Subsidiary’s jurisdiction of incorporation or organization, as applicable) and are wholly owned, directly or indirectly, by Amazon free and clear of all Liens (other than any restrictions imposed by applicable Law and securities exchanges). Except for the equity securities of the Amazon Subsidiaries, neither Amazon nor any of Amazon Subsidiaries own, directly or indirectly, any capital stock or other equity securities of any Person.

Section 5.2.      Share Capital.

(a)          As of June 8 (the “Amazon Capitalization Date”), the authorized share capital of Amazon Bermuda consists of $4,210,000 divided into (i) 400,000,000 common shares, par value $0.01 per share (prior to the Swiss Redomestication, the “Amazon Shares” or the “Amazon Bermuda Shares”), of which 150,617,686 are issued and outstanding, and (ii) 21,000,000 preference shares, par value $0.01 per share, none of which are issued and outstanding. Following the Swiss Redomestication, the share capital of Amazon Switzerland will consist of the same number of common shares as the number of Amazon Bermuda’s issued and outstanding common shares immediately prior to the completion of the Swiss Redomestication (including, for the avoidance of doubt, the number of common shares held in treasury by Amazon Bermuda, up to ten percent (10%) of Amazon Bermuda’s issued and outstanding common shares) (following the Swiss Redomestication, the “Amazon Shares”). As of the Amazon Capitalization Date, (A) time-based vesting restricted stock units with respect to 1,184,651 Amazon Bermuda Shares were outstanding under Amazon Equity Awards, (B) 1,780,578 Amazon Options to purchase Amazon Bermuda Shares were outstanding, (C) performance-based vesting restricted stock units with respect to 1,346,882 Amazon Bermuda Shares (assuming maximum achievement of performance goals) were outstanding under Amazon Equity Awards and (D) 18,835,812 Amazon Bermuda Shares were held in treasury. All the issued and outstanding Amazon Shares are, and all Amazon Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights. The Amazon Shares to be issued pursuant to the Acquisition will be duly authorized, validly issued, fully paid and non-assessable.

(b)          Except as set forth in Section 5.2(a), as of the date hereof: (i) Amazon does not have any shares issued or outstanding other than Amazon Shares that have become outstanding after the Amazon Capitalization Date, but were reserved for issuance as set forth in Section 5.2(a) above and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock of Amazon or any Amazon Subsidiaries to which Amazon or any of the Amazon Subsidiaries is a party obligating Amazon or any of the Amazon Subsidiaries to: (A) issue, transfer or sell any shares in its capital or other equity interests of Amazon or any Amazon Subsidiary or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Amazon or a wholly owned Amazon Subsidiary); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares in its capital or other equity interests; or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Amazon Subsidiary that is not wholly owned.

(c)          Neither Amazon nor any Amazon Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Amazon Shareholders on any matter.

(d)          Except as set forth in the Amazon Governing Documents, there are no voting trusts or other agreements or understandings to which Amazon or any Amazon Subsidiary is a party with respect to the voting of the shares of capital or other equity interest of Amazon or any Amazon Subsidiary, in each case other than in respect of any Amazon Subsidiary that is immaterial to Amazon and its Subsidiaries, taken as a whole.

Section 5.3.      Corporate Authority Relative to this Agreement; No Violation.

(a)          Amazon has all requisite corporate or similar power and authority to enter into this Agreement and to perform its obligations hereunder and consummate the Transactions, including the Acquisition. The execution, delivery and performance by Amazon of this Agreement have been duly and validly authorized by the Amazon Board of Directors. The consummation of the Transactions and the entry into the Required Assignment will be duly and validly authorized by the Amazon Board of Directors and, in the case of the issuance of Amazon Shares in connection with the Acquisition, except for (i) receipt of the Amazon Shareholder Approval and (ii) the Required Assignment, no other corporate or other proceedings on the part of Amazon are necessary to authorize the consummation of the Transactions. On or prior to the date hereof, the Amazon Board of Directors has determined that the Transactions are advisable and in the best interests of Amazon and the Amazon Shareholders and, accordingly, the Amazon Board of Directors expects that they will, subject to Section 6.5 and to the obligations of the Amazon Switzerland Board of Directors under applicable Law, make the Amazon Board Recommendation. This Agreement has been duly and validly executed and delivered by Amazon and, assuming this Agreement constitutes the valid and binding agreement of Danube and Sellers, constitutes the valid and binding agreement of Amazon, enforceable against Amazon in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)          Other than in connection with or in compliance with (i) the provisions of the Swiss Code, (ii) the Securities Act, (iii) the Exchange Act, (iv) the HSR Act, (v) Required Regulatory Clearances, (vi) any applicable requirements of NYSE, (vii) filings under any Antitrust Laws of any non-U.S. jurisdictions, (viii) filings under the DPA and any Foreign Investment Laws, (ix) filings under the Canada Transportation Act and (x) the matters set forth in Section 5.3(b) of the Amazon Disclosure Letter, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Amazon of the Transactions, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, an Amazon Material Adverse Effect.

(c)          The execution and delivery by Amazon of this Agreement does not, and, except as described in Section 5.3(b) of the Amazon Disclosure Letter, the consummation of the Transactions and compliance with the provisions hereof will not (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise or right binding upon Amazon or any of the Amazon Subsidiaries or result in the creation of any Lien upon any of the properties, rights or assets of Amazon or any Amazon Subsidiaries, other than Amazon Permitted Liens, (ii) conflict with or result in any violation of any provision of the Amazon Governing Documents or any of the organizational documents of any Amazon Subsidiary or (iii) conflict with or violate any Laws applicable to Amazon or any of the Amazon Subsidiaries or any of their respective properties or assets, other than in the case of clauses (i), (ii) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, an Amazon Material Adverse Effect.

Section 5.4.      Reports; Financial Statements; Controls and Procedures.

(a)          From the Reference Date through the date of this Agreement, Amazon has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (the “Amazon SEC Documents”). As of their respective dates, or, if amended, as of the date of (and giving effect to) the last such amendment, the Amazon SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Amazon SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)          The consolidated financial statements (including all related notes and schedules) of Amazon (the “Amazon Financial Statements”) included in the Amazon SEC Documents, when filed, complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Amazon and its consolidated Subsidiaries, as at the respective dates thereof, and their consolidated balance sheets, consolidated statements of comprehensive income (loss), consolidated statements of changes in equity and consolidated statements of cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with the United States Generally Accepted Accounting Principles (“GAAP”) (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c)          Amazon has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Amazon’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Amazon in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Amazon’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Amazon’s internal controls over financial reporting provide reasonable assurance regarding the reliability of Amazon’s financial reporting and the preparation of Amazon Financial Statements for external purposes in accordance with GAAP. Since the Reference Date, Amazon’s principal executive officer and its principal financial officer have disclosed to Amazon’s auditors and the audit committee of the Amazon Board of Directors (i) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Amazon’s ability to record, process, summarize and report financial information and (ii) any known fraud, whether or not material, that involves management or other senior-level employees who have a significant role in Amazon’s material internal controls. Amazon has made available to Danube all material disclosures made by Amazon’s management to Amazon’s auditors and audit committee from the Reference Date to the date hereof.

Section 5.5.      No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the Amazon Financial Statements included in the Amazon SEC Documents filed or furnished on or prior to the date hereof, (b) for liabilities incurred in the ordinary course of business since December 31, 2022, (c) as expressly permitted or contemplated by the Transactions and (d) for liabilities which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither Amazon nor any Amazon Subsidiary has any material Liabilities, whether or not accrued, contingent or otherwise, other than those which, individually or in the aggregate, would not reasonably be expected to have, individually or in the aggregate, an Amazon Material Adverse Effect. There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so described in the Amazon SEC Documents.

Section 5.6.      Compliance with Laws; Permits.

(a)          Amazon and each Amazon Subsidiary are in compliance with, and are not in default under or in violation of any, Laws applicable to Amazon, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, an Amazon Material Adverse Effect.

(b)          Amazon and its Subsidiaries are in possession of all Permits that are required for Amazon and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Amazon Permits”), except where the failure to have any of the Amazon Permits would not reasonably be expected to, individually or in the aggregate, be materially adverse to Amazon and its Subsidiaries, taken as a whole. All Amazon Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to, individually or in the aggregate, be materially adverse to Amazon and its Subsidiaries, taken as a whole. There is no action pending, or, to the knowledge of Amazon, threatened in writing, that seeks or would reasonably be expected to result in (nor is there, to the knowledge of Amazon, any existing condition, situation or set of circumstances that would reasonably be expected to result in) the revocation, cancellation, termination, non-renewal or adverse modification of any Amazon Permit, except where such revocation, cancellation, termination, non-renewal or adverse modification has not been and would not reasonably be expected to, individually or in the aggregate, be materially adverse to Amazon and its Subsidiaries, taken as a whole.

(c)          Notwithstanding anything contained in this Section 5.6, no representation or warranty shall be deemed to be made in this Section 5.6 in respect of the matters referenced in Section 5.4, or in respect of Tax matters.

Section 5.7.      Absence of Certain Changes or Events.

(a)          From the Locked Box Date through the date hereof, there has not occurred any event, development, occurrence, change or state of fact that has had, or would reasonably be expected to have, individually or in the aggregate, an Amazon Material Adverse Effect.

(b)          From the Locked Box Date through the date hereof, the business of Amazon and its Subsidiaries has been conducted in all material respects in the ordinary course of business.

Section 5.8.      Investigation; Litigation. Except as set forth in Section 5.8 of the Amazon Disclosure Letter, as of the date hereof, (a) there is no investigation, audit or review pending (or, to the knowledge of Amazon, threatened) by any Governmental Entity with respect to Amazon or any Amazon Subsidiary or any of their respective properties, rights or assets, (b) there are no claims, actions, suits or proceedings pending (or, to the knowledge of Amazon, threatened in writing) against Amazon or any Amazon Subsidiary or any of their respective properties, rights or assets and (c) there are no Orders imposed upon Amazon or any Amazon Subsidiary or any of their respective properties, rights or assets by or before any Governmental Entity, which, in the case of clause (a), (b) or (c), would reasonably be expected to have, individually or in the aggregate, an Amazon Material Adverse Effect, or that would in any manner challenge or seek to prevent, enjoin or alter any of the Transactions.

Section 5.9.      Information Supplied. The information supplied by or on behalf of Amazon relating to Amazon and its Subsidiaries to be contained in the Proxy Statement and any other documents filed or furnished with or to the SEC or pursuant to the Swiss Code in each case in connection with the Acquisition will not, on the date the Proxy Statement (and any amendment or supplement thereto) is first proposed to Amazon Shareholders and at the time of the Amazon Shareholder Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Proxy Statement (other than the portions thereof relating solely to the meeting of the Amazon Shareholders) will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 5.9, no representation or warranty is made by Amazon with respect to information or statements made or incorporated by reference in the Proxy Statement which were not supplied by or on behalf of Amazon.

Section 5.10.    Labor Matters.

(a)          Except as would not reasonably be expected to, individually or in the aggregate, be materially adverse to Amazon and any Amazon Subsidiary, taken as a whole, neither Amazon nor any Amazon Subsidiary has, or in the last three (3) years has had, or is reasonably expected to have, any liabilities under the WARN Act or the Fair Labor Standards Act of 1938, Title VII of the Civil Rights Act of 1964, or the Americans with Disabilities Act of 1990, each as amended, or any other federal, state, provincial, local or foreign Law relating to labor or employment, including as relates to hiring, worker classification, human rights, pay equity, equal employment opportunity, benefits, compensation, immigration, identity and employment eligibility verification, wage and hour, terms or conditions of employment, occupational safety and health, workers’ compensation, privacy, accommodations, notices, collective bargaining, discipline or termination of employment.

(b)          To the knowledge of Amazon, in the last three (3) years, no allegations of sexual harassment or other discriminatory harassment, discrimination or retaliation have been made against any member of the executive group of Amazon or current senior manager of Amazon or any Amazon Subsidiary except, in each case, as did not and would not reasonably be expected to result in a material liability to, or materially and adversely affect the reputation, finances or operations of, Amazon or any Amazon Subsidiary.

Section 5.11.    Intellectual Property.

(a)          Except as would not reasonably be expected to have, individually or in the aggregate, an Amazon Material Adverse Effect, (i) Amazon or an Amazon Subsidiary solely and exclusively owns the Amazon Owned IP, free and clear of all Liens (other than Amazon Permitted Liens), (ii) to the knowledge of Amazon, neither Amazon nor any Amazon Subsidiary has infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any Person during the past three (3) years, (iii) no Proceedings are pending or, to the knowledge of Amazon, threatened, alleging that Amazon or any Amazon Subsidiary has infringed, misappropriated, diluted or otherwise violated the Intellectual Property of any Person and (iv) to the knowledge of Amazon, during the past three (3) years, no Person has infringed, misappropriated, diluted or otherwise violated any Amazon Owned IP, or has breached any confidentiality obligations with respect to any material trade secret or other material confidential information of Amazon or any Amazon Subsidiary. Amazon and the Amazon Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of their material trade secrets and other material confidential information.

(b)          Except as would not reasonably be expected to have, individually or in the aggregate, an Amazon Material Adverse Effect, (i) Amazon and the Amazon Subsidiaries have taken commercially reasonable measures consistent with industry practice to protect the integrity and security of Amazon IT Systems against unauthorized use, access, interruption, modification or corruption; (ii) the Amazon IT Systems are adequate and sufficient for the operation of the respective businesses of Amazon and the Amazon Subsidiaries as currently conducted; and (iii) to the knowledge of Amazon, in the past three (3) years, there has been no unauthorized access to Amazon IT Systems owned or controlled by Amazon or an Amazon Subsidiary that has resulted in any unauthorized use, access, modification, misappropriation, deletion, corruption, loss or encryption of any material confidential information or material data stored therein or processed thereby.

Section 5.12.    Data Privacy and Security. Except as would not reasonably be expected to, individually or in the aggregate, be materially adverse to Amazon and its Subsidiaries, taken as a whole, Amazon and each Amazon Subsidiary has (a) complied with all Data Protection Laws for the two (2) years preceding the Closing and (b) implemented and maintains commercially reasonable safeguards designed to protect all Personal Information in its possession or under its control against loss, theft or unauthorized disclosure. To the knowledge of Amazon, except as would not reasonably be expected to, individually or in the aggregate, be materially adverse to Amazon and its Subsidiaries, taken as a whole, there have been no breaches involving any Personal Information Processed by or on behalf of Amazon or any Amazon Subsidiary since the Reference Date and, since the Reference Date, none of Amazon or any Amazon Subsidiary has received any written notice of any claims of, or been charged with, the violation of any Data Protection Laws.

Section 5.13.    FCPA and Anti-Corruption/Sanctions.

(a)          Except for those matters which, individually or in the aggregate, would not reasonably be expected to be materially adverse to Amazon and its Subsidiaries, taken as a whole, within the last five (5) years, neither Amazon nor any Amazon Subsidiary, nor any of their respective officers, directors, managers or employees, or to the knowledge of Amazon, any of their respective agents, representatives, consultants or any other Person associated with or acting for or on behalf of Amazon or any of its Subsidiaries, has, directly or indirectly (i) violated any FCPA or other applicable Bribery Legislation or Anti-Terrorism Laws (in each case to the extent applicable), (ii) created or caused the creation of any false or inaccurate books and records of Amazon or any of its Subsidiaries or (iii) established or maintained any unlawful fund of corporate monies or other properties. No officer or director of Amazon or any Amazon Subsidiary is a Government Official.

(b)          Except as would not reasonably be expected to, individually or in the aggregate, be materially adverse to Amazon and its Subsidiaries, taken as a whole, Amazon and each Amazon Subsidiary, any of their respective directors, officers, employees and, to the knowledge of Amazon, any agent or other person acting on behalf thereof are and at all times within the past five (5) years have been:

(i)           in compliance with applicable Sanctions and Trade Controls;

(ii)          not engaged, directly or indirectly, in dealings or transactions with a Prohibited Party or otherwise in violation of Sanctions or Trade Controls.

(c)          Except as set forth in Section 5.13(c) of the Amazon Disclosure Letter, none of Amazon, its Subsidiaries, nor any of their respective directors, officers, employees or, to the knowledge of Amazon, any agent or other person acting on behalf thereof, respectively, is a person with whom dealings are prohibited or restricted under applicable Sanctions or Trade Controls, including any Prohibited Party.

(d)          Within the last five (5) years, none of Amazon or any Amazon Subsidiary has made any voluntary disclosure to any Governmental Entity relating to applicable Bribery Legislation, Anti-Terrorism Laws, Sanctions or Trade Controls; been the subject of any investigation or inquiry by any Governmental Entity regarding compliance with such Laws; or been assessed any fine or penalty under such Laws.

(e)          Amazon and each Amazon Subsidiary has instituted policies and procedures reasonably designed to ensure compliance with the FCPA, other applicable Bribery Legislation, Sanctions and Trade Controls, and maintain such policies and procedures in force.

(f)          The representations and warranties in this Section 5.13 are the only representations and warranties of or by Amazon regarding the FCPA, Bribery Legislation, Sanctions and Trade Controls matters, including any and all related Laws.

Section 5.14.    Required Vote. The Amazon Shareholder Approval is the only vote of holders of securities of Amazon which is required to consummate the Transactions.

Section 5.15.    Takeover Statutes; No Rights Agreement. The Amazon Board of Directors has taken all action necessary so that no Takeover Statutes are applicable to the Acquisition and the other Transactions. Amazon does not have in effect any “poison pill” or shareholder rights plan.

Section 5.16.    Amazon Switzerland. Prior to the Swiss Redomestication, Amazon Switzerland will not have incurred any obligations or liabilities except as reasonably necessary or related to its formation and to planning, implementing and effecting the Swiss Redomestication and any Amazon internal restructuring, including any transactions set forth on Section 6.3 of the Amazon Disclosure Letter.

Section 5.17.    Finders and Brokers. Neither Amazon nor any Amazon Subsidiary has employed any investment banker, broker or finder in connection with the Transactions, other than as set forth in Section 5.17 of the Amazon Disclosure Letter, who might be entitled to any fee or any commission in connection with or upon consummation of the Acquisition, and all such fees and commissions as are due or payable in connection with or upon consummation of the Acquisition constitute Amazon Transaction Expenses hereunder.

Section 5.18.    Tax Matters. Except as set forth in Section 5.18 of the Amazon Disclosure Letter or as would not reasonably be expected to have, individually or in the aggregate, an Amazon Material Adverse Effect:

(a)          All Tax Returns that are required to be filed by or with respect to Amazon or any Amazon Subsidiary have been duly and timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate in all respects.

(b)          Amazon and the Amazon Subsidiaries have timely paid all material amounts of Taxes due and owing by any of them (whether or not shown on any Tax Returns), other than Taxes being contested in good faith or for which adequate accruals or reserves have been established in accordance with generally accepted accounting practices in the applicable jurisdiction on the Amazon Financial Statements.

(c)          No written claim has ever been made by a Governmental Entity in a jurisdiction where Amazon does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return. Amazon has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(d)          There are no Liens for Taxes upon any property or assets of Amazon or any Amazon Subsidiary (other than an Amazon Permitted Lien).

Section 5.19.    No Other Representations. Except for the representations and warranties contained in Article III, Amazon acknowledges that no Seller makes, and Amazon acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to any Seller or with respect to any other information provided or made available to Amazon in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Amazon or to its Representatives in certain “data rooms” or management presentations in expectation of the Transactions. Except for the representations and warranties contained in Article IV, Amazon acknowledges that none of Danube nor any Representative of Danube makes, and Amazon acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Danube or any of its Subsidiaries or with respect to any other information provided or made available to Amazon in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Amazon or to its Representatives in certain “data rooms” or management presentations in expectation of the Transactions.

Article VI.

Covenants Relating To Conduct Of Business And The Actions Of The Parties Pending The Closing

Section 6.1.      Conduct of Business by Sellers Pending the Closing. Each Seller agrees that between the date of this Agreement and the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except (a) as set forth in Section 6.1 of the Sellers Disclosure Letter, (b) as specifically required by this Agreement, (c) as required by Law or (d) as consented to in writing by Amazon (which consent shall not be unreasonably withheld, delayed or conditioned), such Seller shall not:

(a)          sell, pledge, dispose of or encumber, or authorize the sale, pledge, disposition or encumbrance of, any shares in the capital stock, voting securities or other equity interest in Danube or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest or any “phantom” equity or “phantom” stock equity rights, stock appreciation rights or stock equity-based performance units;

(b)          withdraw, change, amend, modify or qualify the consent or other approval of such Seller provided in connection with the execution or performance of this Agreement;

(c)          impose on, contribute to or transfer to Danube any liability or obligation allocable to Sellers or Sellers’ Affiliate except pursuant to Surviving Interested Party Transactions set forth on Section 7.20 of the Danube Disclosure Letter;

(d)          cause Danube or any of its Subsidiaries to materially breach or not to perform and comply in all material respects with the covenants required by this Agreement to be performed or complied with by it; or

(e)          agree, in writing or otherwise, to take any of the foregoing actions.

Section 6.2.      Conduct of Business by Danube Pending the Closing. Danube agrees that between the date of this Agreement and the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except (a) as set forth in Section 6.2 of the Danube Disclosure Letter, (b) as specifically required by this Agreement, (c) as required by Law, including the Antitrust Laws, or for any actions taken reasonably and in good faith in response to or as a result of COVID-19 or in response to or to comply with COVID-19 Measures or (d) as consented to in writing by Amazon (which consent shall not be unreasonably withheld, delayed or conditioned), Danube (i) shall, and shall cause each Danube Subsidiary to, use reasonable best efforts to conduct its business in all material respects in the ordinary course of business in order to preserve the value of Danube and use reasonable best efforts to preserve intact its and their present relationships with employees, customers, suppliers and other Persons with whom it and they have material business relations (provided, however, that (A) no action that is specifically permitted by any of subclauses (a) through (u) of this Section 6.2 shall be deemed a breach of (x) this clause (i) or (y) any other subclause of this Section 6.2, (B) assuming compliance with this Section 6.2, in no event will the departure of, or expiry (in accordance with its terms) of any relationship with, employees, independent contractors, vendors or customers in and of itself be deemed to be a breach or violation of this Section 6.2 and (C) no inaction due to the failure by Amazon to provide consent as described pursuant to subclauses (a) through (u) of this Section 6.2 shall be deemed a breach of this Section 6.2) and (ii) shall not, and shall not permit any Danube Subsidiary to:

(a)          authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, shares in its capital or other securities of Danube or any Danube Subsidiary), except for (i) dividends and distributions paid or made by a wholly owned Danube Subsidiary to Danube or another wholly owned Danube Subsidiary and (ii) Danube Permitted Dividends;

(b)          split, combine, reduce or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction (i) by a wholly owned Danube Subsidiary which remains a wholly owned Danube Subsidiary after consummation of such transaction and (ii) by a Danube Subsidiary that is not wholly-owned where the economic interest of Danube in such Danube Subsidiary is not affected by the relevant transaction;

(c)          make any material change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by IFRS or applicable Law;

(d)          amend Danube Governing Documents, and shall not permit any Danube Subsidiary to adopt any amendments to its governing documents, in each case, in a manner that would be adverse in any material respect to Danube or, from and after the Closing, Amazon;

(e)          except with respect to Liens permitted pursuant to Section 6.2(g)(ii) or pursuant to a Danube Benefit Plan, issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital stock (including restricted shares), voting securities or other equity interest in Danube or any Danube Subsidiary or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest except for (i) any such transaction involving an internal reorganization that does not affect the economic interest of Danube in any Danube Subsidiary and (ii) any such transaction or series of transactions, together with transactions prohibited by Section 6.2(g), with a value of less than $250 million in the aggregate for all such transactions;

(f)           directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for transactions (i) between Danube and a wholly owned Danube Subsidiary or between wholly owned Danube Subsidiaries and (ii) involving a Danube Subsidiary which is not wholly-owned where the economic and voting interest of Danube in such Danube Subsidiary is not affected by the relevant transaction;

(g)          sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Danube Permitted Liens), any of its properties or assets, except (i) as listed on Section 6.2(g) of the Danube Disclosure Letter, (ii) in the case of Liens, as required in connection with any Indebtedness, (iii) such transactions with neither a fair market value of the assets or properties nor an aggregate purchase price that exceeds, together with the transactions subject to the same exception in Section 6.2(e) $250 million in the aggregate for all such transactions, (iv) assets and properties (A) associated with discontinued operations or (B) which are fully depreciated or at the end of their useful life, (v) non-exclusive licenses that Danube or any Danube Subsidiary grants to third parties in the ordinary course of business, (vi) assets sold in the ordinary course of business, (vii) for transactions among Danube and its wholly owned Danube Subsidiaries or among wholly owned Danube Subsidiaries and (viii) any such transaction involving an internal reorganization that does not affect the economic or voting interest of Danube in any Danube Subsidiary;

(h)          transfer, assign, convey, abandon, cancel, permit to lapse, or otherwise dispose of any Danube Owned IP, other than the abandonment, non-renewal or other disposition of Danube Owned IP in the ordinary course of business, to the extent such Danube Owned IP is no longer used in or material to the business of Danube or any Danube Subsidiary;

(i)           compromise or settle any claim, litigation, investigation or proceeding, in each case made or pending by or against Danube or any of the Danube Subsidiaries (for the avoidance of doubt, including any compromise or settlement with respect to matters in which any of them is a plaintiff), or any of their officers and directors in their capacities as such, other than the compromise or settlement of claims, litigation, investigations or proceedings that: (i) are listed on Section 6.2(i) of the Danube Disclosure Letter; (ii) involve the payment by Danube or any of the Danube Subsidiaries for an amount (in excess of insurance proceeds) not to exceed, for any such compromise or settlement individually, $30 million and (iii) does not impose any injunctive relief on Danube and the Danube Subsidiaries;

(j)          (i) make, change or revoke any material Tax election (including any entity classification election or change in entity classification pursuant to Treasury Regulations Section 301.7701-3), (ii) file any material Tax Return or pay any material Taxes in a manner outside the ordinary course of business or inconsistent with past practice, (iii) change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, (iv) file any material amended Tax Return in a manner outside the ordinary course of business or inconsistent with past practice, (v) settle or compromise any audit or proceeding relating to a material amount of Taxes in a manner outside the ordinary course of business or inconsistent with past practice, (vi) agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, (vii) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, (viii) enter into any advance pricing agreement, (ix) surrender any right to claim a material Tax refund, or (x) change of Tax residency, provided, however, that (a) solely for purposes of the foregoing, actions and events whose cumulative effect, in the aggregate, are below $10,000,000 shall not be deemed material and (b) this provision shall not apply to any action that is specifically disclosed in Section 6.2(j) of the Danube Disclosure Letter;

(k)          except in the ordinary course of business or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 6.2, materially modify, materially amend or terminate any Danube Material Contract or waive, release or assign any material rights or claims thereunder;

(l)           except as permitted pursuant to Section 6.2(n)(iii), adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution or restructuring or other reorganization of Danube (for the avoidance of doubt, this Section 6.2(l) shall only apply to Danube and shall not apply to any of Danube’s Subsidiaries or Affiliates that do not have material operations or revenue);

(m)          except as required by applicable Law, any Labor Agreement to which Danube is a party that is listed on Section 4.13(a) of the Danube Disclosure Letter or any Danube Benefit Plan in effect as of the date of this Agreement and listed on Section 4.8(a) of the Danube Disclosure Letter (including as subsequently amended or as subsequently adopted, in each case, in compliance with the terms of this Section 6.2(m)), (i) increase the compensation or benefits payable or to be provided to any Danube Service Providers, except for increases in annual cash compensation opportunities (i.e., base salary or wage rate plus target annual short-term (i.e., with a performance period of one year or less) incentive compensation opportunity) (as calculated in U.S. dollars or applicable local currency, “Annual Cash Compensation”) at times and in amounts that are in the ordinary course of business consistent with past practice, provided, that for any Danube Service Provider whose Annual Cash Compensation equals or exceeds $300,000, such Annual Cash Compensation increases in any year shall not exceed five percent (5.0%) of such Danube Service Provider’s Annual Cash Compensation for the immediately preceding year, notwithstanding, for the avoidance of doubt, any increase reflecting the operation of a performance related formula in existence as of the date of this Agreement, (e.g., pre-existing profit-share or bonus scheme arrangements for traders) shall not be taken into account in calculating such service providers Annual Cash Compensation increase, (ii) grant or increase any severance, termination, change in control or retention pay or benefits (except for the Danube Retention Awards), (iii) pay or award any cash bonuses or cash incentive compensation other than in the ordinary course of business consistent with past practice (provided that long-term (i.e., with a performance period greater than one year) incentive opportunities may not be increased), (iv) establish, adopt, enter into, amend in any material respect or terminate any material Labor Agreement or material Danube Benefit Plan (or a plan or arrangement that would be a material Danube Benefit Plan if in existence as of the date hereof), except as otherwise permitted under this Section 6.2(m) or except as required by applicable Law, (v) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to be provided to any Danube Service Provider (other than as part of an agreed termination of employment in the ordinary course), (vi) subject to Section 6.2(m)(vii), enter into or amend any employment agreement with any Danube Service Provider or hire any employee of Danube or any of its Subsidiaries whose Annual Cash Compensation would equal or exceed $300,000, other than to fill a vacant position as of the date of this Agreement or to hire a replacement for a newly vacated position, (vii) increase the number of Danube executive team members (the “Danube Executive Team”) to more than fifteen (15) individuals, or hire or promote any individual to be a member of the Danube Executive Team, other than in the ordinary course of business to replace a member of the Danube Executive Team, (viii) terminate (other than for cause) any employee of Danube or any of its Subsidiaries whose Annual Cash Compensation equals or exceeds $300,000, or (ix) carry out a “mass layoff” or “plant closing” (as such terms are defined under an applicable WARN Act) that triggers notice obligations under an applicable WARN Act;

(n)          authorize or announce an intention to authorize, or enter into agreements providing for, any acquisitions of an equity interest in any Person or any business or division of any Person (including by means of an asset purchase), or any mergers, consolidations or business combinations, except for (i) such transactions that, together with the expansionary capital expenditures subject to the same exception in Section 6.2(q), collectively do not have purchase prices that exceed $250 million in the aggregate per year (provided, however, that any such transactions individually or in the aggregate, would not reasonably be expected to prevent, delay or impede the consummation of the Transactions), (ii) capital expenditures otherwise permitted by Section 6.2(q), (iii) transactions between Danube and a wholly owned Danube Subsidiary or between wholly owned Danube Subsidiaries or (iv) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement.

(o)          redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respect the terms of any Indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (i) any Indebtedness for borrowed money among Danube and its Subsidiaries or among Danube Subsidiaries, in each case, in the ordinary course of business, (ii) guarantees by Danube of Indebtedness for borrowed money of the Danube Subsidiaries or guarantees by Danube Subsidiaries of Indebtedness for borrowed money of Danube or any of its Subsidiaries, which Indebtedness is incurred in compliance with this clause (ii), (iii) Indebtedness for borrowed money incurred pursuant to agreements entered into by Danube or any of its Subsidiaries in effect prior to the execution of this Agreement and (iv) Indebtedness for borrowed money incurred by Danube or any of the Danube Subsidiaries other than pursuant to clauses (i)-(iii) in an aggregate principal amount that would not (x) cause Danube (together with its Subsidiaries) to exceed an adjusted debt to EBITDA ratio of 3.0x (according to the definition used by S&P as of the date of this Agreement) in 2023 and 2.8x in any year thereafter or (y) reasonably be expected to cause a decline in the corporate family rating of Danube to be below BBB by Fitch or BBB- by S&P; provided, however, that nothing contained herein shall prohibit Danube and its Subsidiaries from making guarantees or obtaining letters of credit or surety bonds for the benefit of commercial counterparties in the ordinary course of business; provided, further, that, except as set forth on Section 4.3(c) of the Danube Disclosure Letter, the consummation of the Transactions and compliance with the provisions hereof will not result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any such Indebtedness;

(p)          make any loans or advances to any other Person, except for loans that are (i) in the ordinary course of business and consistent with past practice, (ii) among Danube and its Subsidiaries, (iii) among Danube’s Subsidiaries or (iv) permitted under or in connection with Section 6.2(n);

(q)          make any new capital expenditure or expenditures, or commit to do so, except (i) in the ordinary course of business, (ii) in respect of any specific capital expenditures described on Section 6.2(q) of Danube Disclosure Letter, (iii) for sustaining capital expenditures that do not exceed $250 million per year (i.e., capital expenditures that do not result in an increase in the production capacity of Danube and its Subsidiaries) or (iv) for expansionary capital expenditures (i.e., capital expenditures that result in an increase in the production capacity of Danube and its Subsidiaries) that, together with the acquisitions subject to the same exception in Section 6.2(n), do not exceed $250 million per year, with each “per year” reference in this Section 6.2(q) meaning the twelve (12) consecutive prior months on a rolling basis;

(r)           enter into any line of business that does not relate to agricultural products or carbon related products;

(s)          assume any liability or obligation allocable to Sellers or Sellers’ Affiliate, except as would constitute Danube Leakage;

(t)           permit any Danube Leakage other than (i) Danube Permitted Leakage and (ii) additional other total Danube Leakage not to exceed $100 million in the aggregate; or

(u)          agree, in writing or otherwise, to take any of the foregoing actions.

Section 6.3.      Conduct of Business by Amazon Pending the Closing. Amazon agrees that between the date of this Agreement and the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except (a) as set forth in Section 6.3 of the Amazon Disclosure Letter, (b) as specifically required by this Agreement (including in respect of or in connection with the Swiss Redomestication), (c) as required by Law, including the Antitrust Laws, or for any actions taken reasonably and in good faith in response to or as a result of COVID-19 or in response to or to comply with COVID-19 Measures, (d) in connection with the Swiss Redomestication and any Amazon internal corporate or legal restructuring (including a restructuring or transfer of assets); provided, that any such internal restructuring shall not result in the removal of material assets from, or the incurrence of additional material Liabilities of, Amazon and the Amazon Subsidiaries, in the aggregate on a net basis, and (e) as consented to in writing by the Designated Sellers (which consent shall not be unreasonably withheld, delayed or conditioned) (i) Amazon shall, and shall cause each Amazon Subsidiary to, use reasonable best efforts to conduct its business in all material respects in the ordinary course of business in order to preserve the value of Amazon and preserve intact its and their present relationships with employees, customers, suppliers and other Persons with whom it and they have material business relations (provided, however, that (A) no action that is specifically permitted by any of subclauses (a) through (k) of this Section 6.3 shall be deemed a breach of (x) this clause (i) or (y) any other subclause of this Section 6.3, (B) assuming compliance with this Section 6.3, in no event will the departure of employees, independent contractors, vendors or customers in and of itself be deemed to be a breach or violation of this Section 6.3 and (C) no inaction due to the failure by the Designated Sellers to provide consent as described pursuant to subclauses (a) through (k) of this Section 6.3 shall be deemed a breach of this Section 6.3) and (ii) other than in connection with the Swiss Redomestication and any Amazon internal corporate or legal restructuring; provided, that any such internal restructuring shall not result in the removal of material assets from, or the incurrence of additional material Liabilities of, Amazon and the Amazon Subsidiaries, in the aggregate on a net basis, Amazon shall not, and shall not permit any Amazon Subsidiary to:

(a)          authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, shares in its capital or other securities of Amazon or any Amazon Subsidiary), except (i) that Amazon may continue the declaration and payment of regular quarterly cash dividends on the Amazon Shares, not to exceed $0.80 per share for each quarterly dividend (subject to increases in the ordinary course of business), (ii) for dividends and distributions by a wholly owned Amazon Subsidiary to Amazon or another wholly owned Amazon Subsidiary and (iii) Amazon Permitted Dividends;

(b)          split, combine, reduce or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction (i) by a wholly owned Amazon Subsidiary which remains a wholly owned Amazon Subsidiary after consummation of such transaction and (ii) by an Amazon Subsidiary that is not wholly-owned where the economic interest of Amazon in such Amazon Subsidiary is not affected by the relevant transaction;

(c)          authorize or announce an intention to authorize, or enter into agreements providing for, any acquisitions of an equity interest in any Person or any business or division of any Person (including by means of an asset purchase), or any mergers, consolidations or business combinations, except for (i) such transactions that, together with the expansionary capital expenditures subject to the same exception in Section 6.3(j), collectively do not have purchase prices that exceed $500 million in the aggregate per year (provided, however, that any such transactions individually or in the aggregate, would not reasonably be expected to prevent, delay or impede the consummation of the Transactions), (ii) capital expenditures otherwise permitted by Section 6.3(j), (iii) transactions between Amazon and a wholly owned Amazon Subsidiary or between wholly owned Amazon Subsidiaries or (iv) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement;

(d)          make any material change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, IFRS (if applicable), applicable Law or SEC policy;

(e)          amend the Amazon Governing Documents, and shall not permit any Amazon Subsidiary to adopt any amendments to its governing documents, in each case, in a manner that would be adverse in any material respect to Amazon;

(f)           issue, grant, or authorize the issuance, grant, of any shares in its capital stock (including restricted shares), voting securities or other equity interest in Amazon or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest except for (i) any such transaction involving an internal reorganization that does not materially affect the economic interest of Amazon in any Amazon Subsidiary and (ii) issuance of equity compensation to Amazon employees and service providers in the ordinary course of business or pursuant to binding obligations of Amazon existing as of the date hereof previously disclosed to Sellers;

(g)          directly or indirectly, purchase, redeem or otherwise acquire any shares in Amazon’s capital or any rights, warrants or options to acquire any such shares in Amazon’s capital, except for (i) transactions between Amazon and a wholly owned Amazon Subsidiary or between wholly owned Amazon Subsidiaries, (ii) transactions involving an Amazon Subsidiary which is not wholly owned where the economic and voting interest of Amazon in such Amazon Subsidiary is not adversely affected by the relevant transaction; provided, in the case of each of clause (i) and (ii), such transactions comply with SEC Rule 10b-18 or are otherwise pro rata and on arm’s-length terms and (iii) Amazon Permitted Buybacks;

(h)          sell, lease, license, transfer, exchange, swap or otherwise dispose of any of its properties or assets, except (i) pursuant to an existing agreement in effect prior to the execution of this Agreement that is listed on Section 6.3(h) of the Amazon Disclosure Letter or otherwise previously made available to Sellers, (ii) such transactions with neither a fair market value of the assets or properties nor an aggregate purchase price that exceeds, together with the transactions subject to the same exception in Section 6.3(f), $500 million in the aggregate for all such transactions, (iii) assets and properties (A) associated with discontinued operations or (B) which are fully depreciated or at the end of their useful life, (iv) non-exclusive licenses that Amazon or any Amazon Subsidiary grants to third parties in the ordinary course of business, (v) assets sold in the ordinary course of business, (vi) for transactions among Amazon and its wholly owned Amazon Subsidiaries or among wholly owned Amazon Subsidiaries and (vii) any such transaction involving an internal reorganization that does not materially affect the economic or voting interest of Amazon in any Amazon Subsidiary;

(i)          adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution or restructuring or other reorganization of Amazon (for the avoidance of doubt, this Section 6.3(i) shall only apply to Amazon and shall not apply to any of Amazon’s Subsidiaries or Affiliates);

(j)          make any new capital expenditure or expenditures, or commit to do so, except (i) in the ordinary course of business, (ii) in respect of any specific capital expenditures described on Section 6.3(j) of Amazon Disclosure Letter or (iii) for sustaining capital expenditures that do not exceed $450 million per year or (iv) for expansionary capital expenditures that, together with the acquisitions subject to the same exception in Section 6.3(c), do not exceed $500 million per year, with each “per year” reference in this Section 6.3(j) meaning the twelve (12) consecutive prior months on a rolling basis; or

(k)          agree, in writing or otherwise, to take any of the foregoing actions.

Section 6.4.      Solicitation by Danube.

(a)          From and after the date of this Agreement until the earlier of the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, each of the Designated Sellers and Danube agrees that it shall not (and Danube shall not permit any Danube Subsidiary to), and that it shall cause its directors, officers and employees not to, and that it shall direct and use its reasonable best efforts to cause its other Representatives not to, directly or indirectly, in each case, except as expressly permitted hereby, (i) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing information), or engage in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its stockholders) which constitutes or would be reasonably expected to lead to a Danube Competing Proposal, (ii) enter into or participate in any negotiations regarding, or furnish to any Person any nonpublic information relating to Danube or any of its Subsidiaries or afford access to the business, properties, assets, books or records of Danube or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, knowingly facilitate or knowingly encourage any effort by, any third party that would reasonably be expected to seek to make, or has made, a Danube Competing Proposal, (iii) engage in discussions with any Person with respect to any Danube Competing Proposal, (iv) approve or recommend, or propose publicly to approve or recommend, any Danube Competing Proposal, (v) enter into any letter of intent or similar document relating to, or any agreement or commitment providing for, any Danube Competing Proposal or (vi) resolve or agree to do any of the foregoing.

(b)          Danube shall immediately cease, and cause its directors, officers and employees and Sellers to cease, and shall direct and use its reasonable best efforts to cause its other Representatives to immediately cease, any and all existing discussions or negotiations with any parties (or provision of any nonpublic information to any parties) conducted heretofore with respect to any Danube Competing Proposal or potential Danube Competing Proposal. Danube shall promptly inform its Representatives of Danube’s obligations under this Section 6.4(b). For purposes of this Section 6.4(b), the term “Person” means any Person or “group”, as used in Section 13(d) of the Exchange Act, other than with respect to Danube, Amazon or any Amazon Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, Danube and its Representatives may in any event inform a Person that has made or, to the knowledge of Danube, is considering making a Danube Competing Proposal of the provisions of this Section 6.4(b).

(c)          Danube will promptly (and in each case within seventy-two (72) hours after the date of this Agreement) request from each Person (and such Person’s Representatives) that has executed a confidentiality agreement during the last eighteen (18) months in connection with its consideration of making a Danube Competing Proposal to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information concerning Danube or any of its Subsidiaries and shall promptly (and in each case within seventy-two (72) hours after the date of this Agreement) terminate all physical and electronic data access previously granted to each such Person.

(d)          Danube shall notify Amazon promptly in writing (but in no event later than twenty-four (24) hours) after receipt of any Danube Competing Proposal, any initial proposals or inquiries that would reasonably be expected to lead to a Danube Competing Proposal, or any initial inquiry or request for nonpublic information relating to Danube or any Danube Subsidiary by any Person who has made or would reasonably be expected to make any Danube Competing Proposal, including the material terms thereof, the identity of the Person making such proposal and copies of all written materials relating to such inquiries, proposals or requests.

Section 6.5.             Solicitation by Amazon.

(a)            From and after the date of this Agreement until the earlier of the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, Amazon agrees that it shall not (and shall not permit any Amazon Subsidiary to), and that it shall cause its directors, officers and employees not to, and that it shall direct and use its reasonable best efforts to cause its other Representatives not to, directly or indirectly, in each case, except as expressly permitted hereby, (i) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing information), or engage in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its shareholders) which constitutes or would be reasonably expected to lead to a Competing Transaction Proposal, (ii) enter into or participate in any negotiations regarding, or furnish to any Person any nonpublic information relating to Amazon or any Amazon Subsidiary or afford access to the business, properties, assets, books or records of Amazon or any of the Amazon Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, knowingly facilitate or knowingly encourage any effort by, any third party that would reasonably be expected to seek to make, or has made, a Competing Transaction Proposal, (iii) engage in discussions with any Person with respect to any Competing Transaction Proposal, (iv) except if the Amazon Board of Directors determines in good faith (after consultation with Amazon’s outside legal and financial advisors) that such action or inaction would be inconsistent with the directors’ fiduciary duties under applicable Law, waive, terminate, modify or release any Person (other than Danube and its Affiliates) from any provision of or grant any permission, waiver or request under any “standstill” or similar agreement or obligation, (v) approve or recommend, or propose publicly to approve or recommend, any Competing Transaction Proposal, (vi) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Danube, the Amazon Board Recommendation, (vii) fail to publicly reaffirm the Amazon Board Recommendation within two (2) Business Days of receipt by the Amazon Board of Directors or a committee thereof of a written request from Danube to provide such public reaffirmation following receipt by Amazon of a publicly announced Competing Transaction Proposal that contemplates or would require the termination of this Agreement; provided, that, Danube may deliver only one (1) such request with respect to any Competing Transaction Proposal, (viii) enter into any letter of intent or similar document relating to, or any agreement or commitment providing for, any Competing Transaction Proposal (other than an Acceptable Confidentiality Agreement in accordance with Section 6.5(b)) or (ix) resolve or agree to do any of the foregoing (any act described in clauses (v), (vi) and (vii) above, an “Amazon Change of Recommendation”). Amazon shall immediately cease, and cause its directors, officers and employees to cease, and shall direct and use its reasonable best efforts to cause its other Representatives to immediately cease, any and all existing discussions or negotiations with any parties (or provision of any nonpublic information to any parties) conducted heretofore with respect to any Competing Transaction Proposal or potential Competing Transaction Proposal. Amazon shall promptly inform its Representatives of Amazon’s obligations under this Section 6.5. For purposes of this Section 6.5, the term “Person” means any Person or “group”, as used in Section 13(d) of the Exchange Act, other than with respect to Amazon, Danube or any Danube Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, Amazon and its Representatives may in any event inform a Person that has made or, to the knowledge of Amazon, is considering making a Competing Transaction Proposal of the provisions of this Section 6.5. Amazon will promptly (and in each case within seventy-two (72) hours after the date of this Agreement) request from each Person (and such Person’s Representatives) that has executed a confidentiality agreement during the last eighteen (18) months in connection with its consideration of making a Competing Transaction Proposal to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information concerning Amazon or any of its Subsidiaries and shall promptly (and in each case within seventy-two (72) hours after the date of this Agreement) terminate all physical and electronic data access previously granted to each such Person.

(b)            Notwithstanding the limitations set forth in Section 6.5(a), if Amazon receives, prior to the Amazon Shareholder Approval being obtained, a bona fide, unsolicited, written Competing Transaction Proposal, which has not resulted from a material breach of this Section 6.5, which the Amazon Board of Directors determines in good faith after consultation with Amazon’s outside legal and financial advisors (i) constitutes an Amazon Superior Proposal or (ii) would reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in an Amazon Superior Proposal, then Amazon may take the following actions: (x) furnish nonpublic information to the Person making such Competing Transaction Proposal, if, and only if, prior to so furnishing such information, Amazon receives from such Person an executed Acceptable Confidentiality Agreement and (y) engage in discussions or negotiations with such Person with respect to a Competing Transaction Proposal.

(c)            Amazon shall notify Danube promptly (but in no event later than twenty-four (24) hours) after receipt of any Competing Transaction Proposal, subject to compliance with any confidentiality obligations, any initial proposals or inquiries that would reasonably be expected to lead to a Competing Transaction Proposal, or any initial inquiry or request for nonpublic information relating to Amazon or any Amazon Subsidiary by any Person who has made or would reasonably be expected to make any Competing Transaction Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Competing Transaction Proposal, inquiry or request or with whom Amazon is engaging in discussions or negotiations, and the material terms and conditions of any such proposal or offer and the nature of the information requested pursuant to such inquiry or request. In addition, Amazon shall promptly (but in any event within twenty-four (24) hours) after the receipt thereof, provide to Danube copies of any written proposal, offer or draft agreement relating to a Competing Transaction Proposal or potential Competing Transaction Proposal which is received by Amazon from any Person (or from any representatives, advisors or agents of such Person) making such Competing Transaction Proposal or with whom discussions or negotiations would reasonably be expected to lead to a Competing Transaction Proposal. Amazon shall keep Danube reasonably informed of the status and material terms (including any material amendments or proposed amendments to such material terms) of any such Competing Transaction Proposal or potential Competing Transaction Proposal and keep Danube reasonably informed as to the nature of any material discussions, negotiations or information requested of Amazon, in each case, with respect to such Competing Transaction Proposal or potential Competing Transaction Proposal. Amazon shall promptly (but in any event within twenty-four (24) hours) provide to Danube any material nonpublic information concerning Amazon provided to any other Person in connection with any Competing Transaction Proposal that was not previously provided to Danube and copies of all written material received by Amazon or any Amazon Subsidiary from the Person making a Competing Transaction Proposal.

(d)            Notwithstanding anything in this Section 6.5 or Section 6.6 to the contrary, at any time prior to the receipt of the Amazon Shareholder Approval, the Amazon Board of Directors may make an Amazon Change of Recommendation (i) in response to an Amazon Intervening Event or (ii) following receipt of a bona fide, unsolicited, written Competing Transaction Proposal, which the Amazon Board of Directors determines in good faith after consultation with Amazon’s outside legal and financial advisors is an Amazon Superior Proposal, if and only if, (x) in the case of clause (ii), such Competing Transaction Proposal was received after the date hereof and did not result from a breach in any material respect of the provisions of this Section 6.5 and (y) in the case of clauses (i) and (ii), the Amazon Board of Directors has determined in good faith after consultation with Amazon’s outside legal counsel that the failure to take such action would be inconsistent with the duties of the members of the Amazon Board of Directors under applicable Law and Amazon complies with Section 6.5(e).

(e)            Prior to Amazon taking any action permitted (i) under Section 6.5(d)(i), Amazon shall provide Danube with three (3) Business Days’ prior written notice advising Danube it intends to effect an Amazon Change of Recommendation and specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances related to the applicable Amazon Intervening Event), and during such three (3)-Business Day period, Amazon shall consider and negotiate in good faith any proposal by Danube to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect an Amazon Change of Recommendation or (ii) under Section 6.5(d)(ii), Amazon shall provide Danube with three (3)-Business Days’ prior written notice (it being understood and agreed that any material amendment to the amount or form of consideration payable in connection with the applicable Competing Transaction Proposal shall require a new notice and an additional two (2)-Business Day period) advising Danube that the Amazon Board of Directors intends to take such action and specifying the material terms and conditions of the Competing Transaction Proposal, and during such three (3)-Business Day period (or subsequent two (2)-Business Day period, as applicable), Amazon shall consider and negotiate in good faith any proposal by Danube to amend the terms and conditions of this Agreement such that such Competing Transaction Proposal would no longer constitute an Amazon Superior Proposal.

(f)            Nothing contained in this Agreement shall prohibit Amazon or the Amazon Board of Directors from (i) making a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange, (ii) disclosing to the Amazon Shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (iii) making any disclosure to its shareholders if the Amazon Board of Directors has reasonably determined in good faith after consultation with Amazon’s outside legal counsel that the failure to do so would be inconsistent with the duties of the members of the Amazon Board of Directors under applicable Law; provided, however, that this Section 6.5(f) shall not permit the Amazon Board of Directors to make an Amazon Change of Recommendation except to the extent permitted by Section 6.5(d) or Section 6.5(e).

(g)            No Amazon Change of Recommendation shall relieve Amazon from its obligations to submit the approval of both (i) the issuance by Amazon of the aggregate Share Consideration provided for in this Agreement and (ii) the Danube Director Appointment to a vote of the Amazon Shareholders at the Amazon Shareholder Meeting; provided, however, that the shareholder approval of the matters contemplated by this clause (ii) may be conditioned on the approval of the issuance by Amazon of the aggregate Share Consideration provided for in this Agreement.

(h)            References in this Section 6.5 to the “Amazon Board of Directors” shall mean the Amazon Board of Directors or, to the extent applicable, a duly authorized committee thereof.

Section 6.6.             Preparation of Proxy Statement; Amazon Shareholder Meeting.

(a)            As promptly as reasonably practicable following the date of this Agreement, but at least sixty (60) days in advance of the Swiss Redomestication (subject to receiving all required information from Danube and Sellers in a timely manner), Amazon shall prepare and cause to be filed with the SEC a preliminary version of the proxy statement relating to the matters to be submitted to the Amazon Shareholders at the Amazon Shareholder Meeting (such proxy materials, and any amendments or supplements thereto, the “Proxy Statement”). Each of Danube and Sellers shall timely cooperate with Amazon to furnish all information concerning itself, its Affiliates and the holders of its shares to Amazon and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement and any other required SEC filing. Amazon shall promptly notify Danube upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide Danube with copies of all written correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement received from the SEC and advise Danube of any oral comments with respect to the Proxy Statement received from the SEC. Each of Amazon, Danube and Sellers shall use their reasonable best efforts to resolve as promptly as practicable any comments from the SEC with respect to the Proxy Statement. Notwithstanding the foregoing, prior to mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Danube, Sellers and Amazon shall cooperate and Amazon shall provide Danube a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response) and consider in good faith any reasonable comments provided by Danube and Sellers or any of their Representatives with respect thereto.

(b)            If, at any time prior to the receipt of the Amazon Shareholder Approval, any information relating to Danube or Amazon, or any of their respective Affiliates, should be discovered by Danube, Sellers or Amazon which, in the reasonable judgment of Danube, Sellers or Amazon, should be set forth in an amendment of, or a supplement to, the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and Danube, Amazon and Sellers shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to the Amazon Shareholders. Nothing in this Section 6.6(b) shall limit the obligations of any Party under Section 6.6(a). For purposes of this Section 6.6, any information concerning or related to Amazon, its Affiliates or the Amazon Shareholder Meeting will be deemed to have been provided by Amazon, and any information concerning or related to Danube or the Sellers, or their Affiliates will be deemed to have been provided by Danube or the Sellers, respectively.

(c)            As promptly as practicable following the date on which the SEC confirmed that it has no further comments on the Proxy Statement or that Amazon may commence mailing the definitive Proxy Statement, Amazon shall, in accordance with applicable Law and the Amazon Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Amazon Shareholder Meeting. Amazon shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Amazon Shareholders entitled to vote at the Amazon Shareholder Meeting. Amazon shall, through the Amazon Board of Directors, recommend to its shareholders that they give the Amazon Shareholder Approval, include such recommendation in the Proxy Statement, and solicit and use its reasonable best efforts to obtain the Amazon Shareholder Approval, except in each case to the extent that the Amazon Board of Directors shall have made an Amazon Change of Recommendation as permitted by Section 6.5; provided, further, that Amazon may, without the consent of, but after consultation with, the Designated Sellers, adjourn or postpone (or propose to adjourn or postpone) the Amazon Shareholder Meeting if (i) such adjournment is (x) necessary in order to comply with the Amazon Governing Documents or applicable Law or (y) reasonably necessary to ensure that any required supplement or amendment to the Proxy Statement is provided or made available to the Amazon Shareholders or to permit dissemination of information which is material to the Amazon Shareholders voting at the Amazon Shareholder Meeting (but only for so long as the Amazon Board of Directors determines in good faith, after having consulted with outside counsel, as is reasonably necessary or advisable to give the Amazon Shareholders sufficient time to evaluate any such disclosure or information) or (ii) as of the time the Amazon Shareholder Meeting is scheduled (as set forth in the Proxy Statement), there are insufficient Amazon Shares represented (in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Amazon Shareholder Meeting (but only until a meeting can be held at which there are a sufficient number of Amazon Shares represented to constitute a quorum), (B) to approve the issuance of the aggregate Share Consideration pursuant to the Acquisition or (C) to approve the Danube Director Appointment, as applicable (but only until a meeting can be held at which there are a sufficient number of votes of Amazon Shareholders to approve the issuance of the aggregate Share Consideration pursuant to the Acquisition and approve the Danube Director Appointment); provided, further, that, notwithstanding the foregoing, other than any adjournments or postponements required by applicable Law, no such adjournment or postponement pursuant to clause (ii) shall, without the prior written consent of the Designated Sellers (such consent not to be unreasonably withheld, conditioned or delayed), be for a period exceeding thirty (30) days and Amazon may not adjourn or postpone the Amazon Shareholder Meeting pursuant to clause (ii) more than two (2) times. Unless this Agreement has been terminated in accordance with Section 9.1, this Agreement shall be submitted to the Amazon Shareholders at the Amazon Shareholder Meeting for the purpose of obtaining the Amazon Shareholder Approval, and nothing contained herein shall be deemed to relieve Amazon of such obligation. Unless the Amazon Board of Directors has effected an Amazon Change of Recommendation, Amazon shall conduct any proxy solicitation exercise and undertake any other steps as may reasonably be requested by Danube to assist in obtaining the Amazon Shareholder Approval at the Amazon Shareholder Meeting.

(d)            Amazon will use its reasonable best efforts to hold the Amazon Shareholder Meeting as soon as reasonably practicable after the date of this Agreement. In the event that the Amazon Shareholder Approval is not able to be requested prior to the Swiss Redomestication, the Parties shall cooperate to ensure that an Amazon Shareholder Meeting is held as soon as reasonably practicable following the Swiss Redomestication and the Required Assignment. Notwithstanding anything in this Section 6.6 to the contrary, in the event that the SEC has not confirmed that it has no further comments on the Proxy Statement or that Amazon may commence mailing the definitive Proxy Statement on or prior to August 15, 2023, Amazon shall not be required by any provision hereof to hold the Amazon Shareholder Meeting prior to the Swiss Redomestication.

(e)            In the event Amazon holds any annual ordinary shareholders’ meeting after the date of the Amazon Shareholder Meeting but prior to the Closing Date, Amazon shall cause the Amazon Board of Directors to re-submit the Danube Director Appointment for approval at any such ordinary shareholders meeting and recommend to the Amazon Shareholders that they approve the Danube Director Appointment, include such recommendations in the proxy statement for such meeting and solicit and use its reasonable best efforts to obtain the approval required for the Danube Director Appointment at such meeting.

(f)            The Parties have agreed that the information provided in Section 2.2 of the Amazon Disclosure Letter constitutes the mechanism for the creation of the Share Consideration.

Section 6.7.             Assignment and Control of Claims. Each of Seller G, Seller C, Amazon and Danube agree to and agrees to comply with, and to cause their respective Subsidiaries to comply with, the covenants and agreements set forth in Section 6.7 of the Danube Disclosure Letter.

Article VII.

Additional Agreements

Section 7.1.             Swiss Redomestication and Required Assignment. Amazon Bermuda shall, and shall cause its Affiliates (including Amazon Switzerland) to, use reasonable best efforts to complete the Swiss Redomestication as contemplated in Exhibit E promptly following the date of this Agreement; provided, however, that nothing herein shall require that the Swiss Redomestication be completed prior to December 31, 2023. On the day immediately following the date the Swiss Redomestication becomes effective under Bermuda law, Amazon Bermuda shall, and shall cause Amazon Switzerland to, complete the Required Assignment. All references herein to “Amazon” shall, subject to the last sentence of the first paragraph of Article V, be deemed to be (a) from and after the date of this Agreement until the consummation of the Required Assignment, references to “Amazon Bermuda” and (b) from and after the consummation of the Required Assignment, references to “Amazon Switzerland”. Following the consummation of the Required Assignment, Amazon Switzerland shall have all the rights of “Amazon”, and shall be obligated to and shall pay, perform and discharge all obligations of Amazon, under this Agreement. The Parties agree that, in the event the Swiss Redomestication is not approved by the requisite affirmative vote of Amazon Shareholders at the Amazon Bermuda shareholders’ meeting for the purpose thereof, Amazon, the Designated Sellers and Danube shall cooperate in good faith to amend this Agreement and the other agreements contemplated hereby as necessary to provide, among other things, that (i) Amazon Bermuda shall remain a Party to this Agreement as “Amazon” and shall not be required to effect the Required Assignment, (ii) the provisions hereof and of the Contribution-in-Kind Agreements, Shareholder Agreements and Registration Rights Agreement relating to Swiss Law shall be modified to apply Bermuda Law instead, mutatis mutandis, (iii) the Share Consideration shall consist of Amazon Bermuda Shares and (iv) the Danube Director Appointment shall apply mutatis mutandis to the board of directors of Amazon Bermuda. Notwithstanding anything to the contrary contained herein, (x) no action taken pursuant to this Section 7.1 will constitute a breach of any of the other covenants contemplated by this Agreement and (y) neither Amazon nor any of its Affiliates shall be required to undertake any action or omit to take any action that could reasonably result in the Swiss Redomestication failing to qualify as a “reorganization” under Section 368(a)(1)(F) of the Code, and (z) the Parties will report the Swiss Redomestication as a “reorganization” under Section 368(a)(1)(F) of the Code and not take any actions or reporting positions inconsistent with such treatment.

Section 7.2.             Access; Confidentiality; Integration Management Committee; Notice of Certain Events.

(a)            From the date of this Agreement until the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, to the extent permitted by applicable Law, including the Antitrust Laws, Danube shall, and shall cause each of the Danube Subsidiaries to afford to Amazon and to the Representatives of Amazon reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel and records (in each case, whether in physical or electronic form) and, during such period, Danube shall, and shall cause each of the Danube Subsidiaries, respectively, to furnish reasonably promptly to Amazon any and all information (financial or otherwise) concerning its (and its’ Subsidiaries’) business, properties, personnel and, in the case of Amazon’s request, the trustees of any material funded Danube Benefit Plan, as Amazon may reasonably request in connection with planning for the integration of Amazon and Danube post-Closing. Notwithstanding the foregoing, Danube shall not be required by this Section 7.2 to provide the other Party or the Representatives of such other Party with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business (provided, however, that Danube shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure and to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any such obligation of confidentiality), (B) the disclosure of which would violate any Law or duty (provided, however, that Danube shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty, including by arrangement of appropriate clean room procedures) or (C) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that Danube shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege, including by arrangement of appropriate clean room procedures); provided, however, that such access and information shall be disclosed or granted, as applicable, to external counsel for Amazon to the extent reasonably required for the purpose of complying with applicable Antitrust Laws and Foreign Investment Laws subject to prior execution of a common interest or joint defense agreement in customary form. Amazon will use reasonable best efforts to minimize any disruption to the businesses of Danube that may result from the requests for access, data and information hereunder. No inspection by Amazon or any of its respective Representatives shall affect or be deemed to modify or waive any of the representations and warranties of Danube set forth in this Agreement. Notwithstanding anything to the contrary contained herein, prior to the Closing, neither Amazon nor Danube shall have the right to perform invasive or subsurface investigations or any testing of environmental media (including of water, groundwater, soil, soil vapor, air or any building materials) of the properties or facilities of the other Party.

(b)            In connection with the post-Closing integration of Amazon and Danube referenced in Section 7.2(a), the Parties agree to establish an integration planning management steering committee comprised of (i) at least two (2) designees nominated by Amazon and (ii) at least two (2) designees nominated by Danube (collectively, the “Integration Management Committee”). Each of the Designated Sellers shall have the right, but not the obligation, to designate one (1) individual as an observer to meetings of the Integration Management Committee. Promptly following the date of this Agreement, the members of the Integration Management Committee, in consultation with their external advisors, shall cooperate in good faith to agree on formal guidelines with respect to the purpose and authority of such committee.

(c)            Without limiting the generality of Section 7.2(a), during the period from the date of this Agreement to the earlier of the Closing and the date, if any, on which this Agreement is validly terminated pursuant to and in accordance with Section 9.1, Danube agrees to, and to cause its Subsidiaries to, (i) reasonably assist and reasonably cooperate with Amazon to facilitate the planning for the Transactions, the Swiss Redomestication and post-Closing planning for and integration of Danube and the Danube Subsidiaries with Amazon and the Amazon Subsidiaries and (ii) provide reasonable access to key personnel identified by Amazon to facilitate efforts with respect to the post-Closing retention of such key personnel, in each case subject to the limitations on information sharing as outlined in the Clean Team Agreement; provided, however, that nothing in either clause (i) or (ii) shall require Amazon to provide any assistance or cooperation regarding or access to any Tax ruling (subject to Section 7.15(j) of the Amazon Disclosure Letter).

(d)            Amazon will hold, and will cause its Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement (and the Clean Team Agreement, if applicable). Notwithstanding anything in the Confidentiality Agreement to the contrary, the term “Representatives” (as defined in the Confidentiality Agreement) shall thereafter be deemed to include financing sources of Amazon.

(e)            Each of Sellers and Danube shall give prompt notice to Amazon, and Amazon shall give prompt notice to each Seller and Danube, (i) of any notice or other communication received by such Party from any Governmental Entity (other than (a) any notice or other communication from any Governmental Entity in respect of Taxes, which is governed exclusively by Section 7.15, and (b) any notice or other communication from any Governmental Entity in respect of the Antitrust Laws or Foreign Investment Laws, which are governed by Section 7.3) in connection with this Agreement, the Acquisition or other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Acquisition or the other Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent could be materially adverse to Danube or Amazon, (ii) of any legal proceeding commenced or, to any Party’s knowledge, threatened against, such Party or any of its Subsidiaries or Affiliates relating to or in connection with this Agreement, the Acquisition or other Transactions, (iii) in the case of Amazon, of (x) any notice or other communication received by Amazon from any Person requisitioning the convening of a meeting of the holders of Amazon Shares in connection with this Agreement, the Acquisition or other Transactions and (y) the declaration of any Amazon Permitted Dividends and consummation of any Amazon Permitted Buybacks, including in respect of any Amazon Shares purchased pursuant thereto, the date of purchase, the number of such Amazon Shares purchased and the purchase price per Amazon Share, (iv) in the case of the Sellers and Danube, of the declaration and payment of any Danube Permitted Dividends, including in respect of the record date, payment date and amount paid and the recipient and amount of each such payment and (v) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Danube Subsidiaries or the Amazon Subsidiaries, respectively, which would reasonably be expected to have, individually or in the aggregate, a Danube Material Adverse Effect or an Amazon Material Adverse Effect, as the case may be, or, with respect to all Parties and their respective Affiliates, which would reasonably be expected to prevent, or materially delay or impede the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 7.2(e) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party. The failure to deliver any such notice shall not affect any of the conditions set forth in Article VIII or give rise to any right to terminate under Article IX.

Section 7.3.             Reasonable Best Efforts.

(a)            Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to achieve the satisfaction of the conditions contemplated by Article VIII and to consummate the Acquisition and make effective the Transactions, as promptly as practicable after the date hereof, including using reasonable best efforts in (i) preparing and filing, in consultation with the other Parties and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary or advisable applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Acquisition or any of the other Transactions, (ii) the obtaining of all necessary actions or non-actions, waivers, consents, orders, authorizations and approvals from Governmental Entities, including any required action or non-action from the applicable Governmental Entities under the Antitrust Laws, Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. §4565), and all rules and regulations issued and effective thereunder (the “DPA”), Foreign Investment Laws, or other Laws related to the Regulatory Clearances, including the consents, clearances, authorizations and approvals as set forth on Section 8.1(b) of the Danube Disclosure Letter, and (iii) the contesting and defending of any Proceedings challenging this Agreement or the consummation of the Acquisition or any of the other Transactions, including (A) seeking to have any stay or temporary restraining order (or other Order) entered by any court or Governmental Entity vacated, reversed or terminated and (B) defending through litigation on the merits any claim asserted in court by any Person to avoid entry of, or to have vacated, reversed or terminated, any Order (whether temporary, preliminary or permanent) that would restrain or prevent the Closing from occurring prior to the Outside Date. In furtherance and not in limitation of the foregoing, each Party agrees to make, as promptly as reasonably practicable (but, with respect to the following clause (I), no later than fifteen (15) Business Days from the date hereof or by such later time to be mutually agreed in good faith by the Parties in order to cause the expiration or termination of the waiting period under the HSR Act to occur as promptly as reasonably practicable), (I) an appropriate filing of a Notification and Report Form pursuant to the HSR Act, (II) a joint voluntary notice with CFIUS in accordance with the DPA (“CFIUS Notice”), (III) any filing, notification, submission or report required or advisable pursuant to non-U.S. Antitrust Laws, including the jurisdictions set forth on Section 10.5(d) of the Amazon Disclosure Letter, (IV) appropriate filings, notifications, submissions or reports, if any are required or voluntarily submitted, pursuant to the Foreign Investment Laws, including the jurisdictions set forth on Section 10.5(e) of the Amazon Disclosure Letter and (V) appropriate filings, notifications, submissions or reports related to the Canada Transportation Act and all other Regulatory Clearances. The Parties also agree that if CFIUS suggests or requests that the Parties withdraw and resubmit the CFIUS Notice submitted to CFIUS, the Parties shall cooperate in withdrawing and resubmitting the CFIUS Notice.

(b)            Each Party shall (i) cooperate in all material respects and consult with each other in connection with any filings, notifications, communications, submissions and any other action pursuant to this Section 7.3(b) or Section 7.3(c) and in connection with any investigation or other inquiry, including any Proceeding initiated by a private party, including by allowing the other Parties to have a reasonable opportunity to review in advance and provide comments consistent with the Parties’ joint cooperation and consultation obligations under Section 7.3(d) with respect to any proposed notifications, filings, submissions or other written or oral communications to be submitted or made, as the case may be, by any Party or their respective Affiliates to any Governmental Entity or private party; (ii) promptly inform the other Parties of any communication, inquiry or investigation received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”), CFIUS or any other Governmental Entity, by promptly providing copies to the other Parties of any such written communications, and of any communication received or given in connection with any Proceeding by a private party, in each case regarding any of the Transactions; provided, however, that materials may be redacted or withheld (A) to remove references concerning the valuation of the Parties or any of their Subsidiaries, (B) as necessary to comply with contractual arrangements in effect as of the date hereof and (C) as necessary to address reasonable privilege or confidentiality concerns (collectively, “Permitted Redactions”); and (iii) permit the other Parties to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC, CFIUS or any other Governmental Entity, or, in connection with any Proceeding by a private party, with any other Person, subject in each case to Permitted Redactions, and to the extent permitted by the DOJ, the FTC, CFIUS or any other applicable Governmental Entity or other Person, give the other Parties the opportunity to attend and participate in any meeting, telephone call or conference with the DOJ, the FTC, CFIUS or any other Governmental Entity or other Person. Each Party shall promptly respond to and comply with any request, requirement or demand for information, documents or testimony regarding the Transactions from any Governmental Entity (including responding to any “second request” for additional information and documentary material under the HSR Act) as promptly as practicable. Each of Amazon, Sellers and Danube may, as such Party deems necessary, designate any competitively sensitive material provided to any other Party under this Section 7.3(b) or Section 7.2 as “outside counsel only” material. Such materials and the information contained therein shall be given only to the outside counsel of the recipient and, subject to the Clean Team Agreement and any additional confidentiality or joint defense agreement the Parties may mutually propose and enter into, will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express written permission is obtained in advance from the source of the materials (Amazon or Danube, as the case may be) or its legal counsel.

(c)            In furtherance and not in limitation of the covenants of the Parties contained in this Section 7.3(c), each Party shall use its reasonable best efforts to take, or to cause to be taken, any and all actions necessary to avoid, eliminate and resolve any and all impediments and resolve objections, if any, as may be asserted with respect to the Transactions under any Antitrust Law or the DPA, Foreign Investment Laws or other Laws related to the Regulatory Clearances, so as to enable the Closing to occur as promptly as practicable (and in any event, no later than the Outside Date), including (i) proposing, negotiating, committing to and effecting by consent decree, hold separate orders, or otherwise, the sale, divestiture, transfer, license or disposition or hold separate of the assets (whether tangible or intangible), properties, operations, licenses or businesses of Danube or Amazon or any of their respective Subsidiaries and (ii) accepting any operational restrictions or otherwise taking or committing to take actions that limit Danube’s, Amazon’s or any of their respective Subsidiaries’ freedom of action with respect to any of the assets, properties, licenses, rights, product lines, operations or businesses (such actions, “Remedial Actions”); provided, however, no Party shall be required to take, and neither Danube nor Sellers shall take without the prior written consent of Amazon, such Remedial Actions under this Section 7.3(c) that would result in, or would be reasonably likely to result in, the sale or disposition of assets or businesses or the termination of or restriction on any business of Danube or Amazon or their respective Subsidiaries (in any jurisdiction(s)) meeting or exceeding the Remedy Threshold. Notwithstanding anything to the contrary in this Section 7.3, the Parties other than Amazon (x) shall not, without the prior written consent of Amazon, and (y) shall, if requested in writing by Amazon, offer, negotiate, commit to, effect, enter into or take any Remedial Action; provided, that, notwithstanding anything in this Agreement to the contrary, none of the Parties shall have any obligation to take, or propose or agree to take, any Remedial Action (i) unless the effectiveness of such Remedial Action is expressly conditioned upon the Closing or (ii) that involves the assets, properties or rights of any Seller or any Affiliates of any Seller other than Danube and Danube’s Subsidiaries.

(d)            The Parties shall jointly develop, and control, and each of the Parties shall consult and cooperate with one another with respect to (i) the strategy, timing and form for obtaining any necessary approval of, for responding to any request from, or inquiry or investigation by, any Governmental Entity that has authority to enforce any Antitrust Law or any Law related to any other Regulatory Clearance (including directing the timing, nature and substance of all such responses, including any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with the subject matter of this Section 7.3(d)), (ii) the strategy, scope, timing, form, negotiation and execution of any Remedial Action required by any Governmental Entity that has authority to enforce any Antitrust Law or any Law related to any other Regulatory Clearance and (iii) the defense of any action brought by or before any Governmental Entity that has authority to enforce any Antitrust Law; provided, however, that in the event of a disagreement between the Parties with respect to the matters described in the foregoing clause (ii), the determination of Amazon shall prevail. In furtherance of and not in limitation of the foregoing, no Party shall (and each of them shall cause their respective Affiliates not to) without the prior written consent of the other Parties, (A) “pull-and-refile”, pursuant to 16 C.F.R. § 803.12, any filing made under the HSR Act in connection with the Transactions or (B) offer, negotiate or enter into any commitment or agreement, including any timing agreement, with any Governmental Entity to delay the consummation of, or not to close before a certain date, the Transactions.

(e)            Subject to Section 7.3(c), each Party shall use its reasonable best efforts to obtain the expiration or termination of all waiting periods and all consents, waivers, authorizations and approvals of all third parties (other than Governmental Entities) necessary, proper or advisable for the consummation of the Transactions and to provide any notices to third parties required to be provided prior to the Closing; provided, however, that, without the prior written consent of the other Parties, no Party shall incur any significant expense or liability, enter into any significant new commitment or agreement or agree to any significant modification to any contractual arrangement to obtain such consents or certificates from third parties (other than Governmental Entities).

(f)            Each of Danube and Amazon shall not, and shall not permit their respective Subsidiaries to, take any action, or refrain from taking any action, the effect of which could reasonably be expected to materially delay or impede the ability of the parties to consummate the Transactions. Without limiting the generality of the foregoing, each of the Parties shall not, and shall not permit their respective Affiliates to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any actions or nonactions, waivers, clearances, expirations or terminations of waiting periods, consents or approvals from Governmental Entities necessary, proper or advisable to consummate the Transactions, (ii) increase the risk of any Governmental Entity issuing, entering, adopting, enacting or promulgating any Law restraining, enjoining, prohibiting, preventing or making illegal the consummation of the Transactions, (iii) increase the risk of not being able to remove any such Law on appeal or otherwise or (iv) materially delay or prevent the consummation of the Transactions; provided, that this Section 7.3(f), (A) with respect to Affiliates of Seller C, shall only apply to the CPPIB Restricted Party and its controlled Affiliates and (B) with respect to Affiliates of Seller B, shall only apply to the BCI Restricted Party and its controlled Affiliates.

Section 7.4.             Publicity. Until the earlier of Closing and termination, neither the Parties, nor their respective Affiliates, shall issue or cause the publication of any press release or other public announcement with respect to the Transactions or this Agreement without the prior consent of the other Parties which consent shall not be unreasonably conditioned, withheld or delayed. Unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement with respect to the Transactions or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances and to the extent permitted by applicable Law and applicable listing agreements with and listing rules of each applicable national securities exchange or trading market, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that Amazon shall not be required by this Section 7.4 to provide any such review or comment to Danube in connection with the receipt and existence of a Competing Transaction Proposal or an Amazon Change of Recommendation and matters related thereto; provided further that each Party and their respective Affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by the Parties in compliance with this Section 7.4.

Section 7.5.             Directors’ and Officers’ Insurance and Indemnification. For not less than six (6) years from and after the Closing Date, Amazon agrees to indemnify and hold harmless all individuals who at or prior to the Closing are past or present directors, officers or employees of Danube or the Danube Subsidiaries (each, together with such Person’s heirs, executors, administrators or Affiliates, an “Indemnified Party” and collectively, the “Indemnified Parties”) against any losses, fines, judgments, claims, damages, liabilities, costs and expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened Proceeding to each Indemnified Party to the fullest extent permitted by applicable Law; provided, however, such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Indemnified Party is not ultimately entitled) and amounts paid in settlement in connection with any actual or threatened Proceeding, whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal, in respect of, arising out of or pertaining to any acts or omissions occurring or alleged to have occurred at or prior to the Closing (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Acquisition or any of the other Transactions), whether asserted or claimed prior to, at or after the Closing, including any action or omission in connection with such Indemnified Party serving as an officer, director, employee or other fiduciary of Danube or any of the Danube Subsidiaries or of any Person if such service was at the request or for the benefit of Danube or any of the Danube Subsidiaries, to the fullest extent permitted by Law or provided pursuant to Danube Governing Documents or the organizational documents of any Danube Subsidiary or any indemnification agreements, if any, in existence on the date of this Agreement. The Parties agree that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, now existing in favor of the Indemnified Parties as provided in the Danube Governing Documents (or, with respect to the Danube Subsidiaries, as provided in comparable organizational documents) or in any agreement shall survive the Acquisition and shall continue in full force and effect. For six (6) years after the Closing, Amazon shall cause to be maintained in effect provisions in (i) the Danube Governing Documents and the organizational documents of any Danube Subsidiary and (ii) any other agreements of Danube and the Danube Subsidiaries with any Indemnified Party, in each case, regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are substantially the same as those provisions in existence on the date of this Agreement, and no such provision shall be amended, modified or repealed to the extent that such amendment, modification or repeal would adversely affect the rights or protections of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Closing (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Acquisition or any of the other Transactions). Amazon shall cause for an aggregate period of not less than six (6) years from the Closing Date, the purchase of an insurance and indemnification policy in favor of Danube’s current directors and officers that provides coverage for events occurring prior to the Closing (the “D&O Insurance”) that is no less favorable than Danube’s existing policy or, if insurance coverage that is no less favorable is unavailable, the best available coverage; provided, however, that Amazon shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement (it being understood that Amazon shall nevertheless be obligated to provide as much coverage as may be obtained for such amount); provided further that Danube may prior to the Closing substitute therefor a single premium six (6)-year tail coverage with respect to D&O Insurance with an annual cost not in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement. Notwithstanding anything herein to the contrary, if any Indemnified Party notifies Amazon on or prior to the sixth (6th) anniversary of the Closing of a matter in respect of which such Person may seek indemnification pursuant to this Section 7.5, the provisions of this Section 7.5 shall continue in effect with respect to such matter until the final disposition of all Proceedings relating thereto. In the event, following the Closing, Amazon or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Amazon, as the case may be, shall assume the obligations set forth in this Section 7.5. The rights and obligations under this Section 7.5 shall survive consummation of the Acquisition, shall continue in full force and effect and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 7.5 applies shall be third-party beneficiaries of this Section 7.5). The provisions of this Section 7.5 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract, Law or otherwise.

Section 7.6.             Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Acquisition or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Acquisition and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Acquisition and the other Transactions.

Section 7.7.             Rule 16b-3. Prior to the Closing, Danube and Amazon shall, as applicable, take all such steps as may be reasonably necessary or advisable hereto to cause any acquisitions of Amazon equity securities pursuant to the Transactions by each individual who will become a director or officer of Amazon subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Amazon as of the Closing to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.8.             Security Holder Litigation. Each Party shall provide the other Parties prompt notice of any litigation brought by any stockholder of that Party, as applicable, against such Party, any of its Subsidiaries or any of their respective directors relating to the Acquisition, this Agreement or any of the Transactions and shall keep the other Parties reasonably informed regarding such litigation. Unless (i) in the case of such litigation with respect to Amazon, the Amazon Board of Directors has made an Amazon Change of Recommendation or (ii) the Parties are adverse to each other, each Party shall give the other Parties the opportunity to participate (at such other Party’s, or other Parties’, expense, as applicable) in the defense or settlement of any such litigation, and no such settlement, shall be agreed to without the other Parties’ prior written consent, which consent shall not be unreasonably conditioned, withheld or delayed (subject to Section 7.14), except that the other Parties shall not be obligated to consent to any settlement which does not include a full release of such other Party and its Affiliates or which imposes an injunction or other equitable relief after the Closing upon Amazon or any of its Affiliates. In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 7.8 and Section 6.1, Section 6.2, Section 6.3 or Section 7.3 (other than in the case of matters related to the Required Antitrust Clearances and Required Regulatory Clearances), the provisions of this Section 7.8 shall control.

Section 7.9.             Director Resignations. Danube and the Designated Sellers shall cause to be delivered to Amazon resignations executed by each director of Danube in office as of immediately prior to the Closing and effective upon the Closing.

Section 7.10.           Stock Exchange Listing. Amazon shall take all reasonable actions to cause the Amazon Shares to be issued in the Acquisition to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing.

Section 7.11.           Amazon Board of Directors; Amazon Management.

(a)            Amazon shall take all necessary action permitted by applicable Law to ensure that at an annual meeting or special meeting of shareholders of Amazon preceding the Closing Date, twelve (12) members shall be nominated for election to the Amazon Board of Directors, of which four (4) members, in the aggregate (the “Danube Directors”), shall be nominated by Seller G and Seller C in accordance with the Shareholder Agreements (the “Danube Director Appointment”) and the election of the Danube Directors shall be subject to and conditional on Closing; provided, however, that the Amazon Shareholders must vote and approve of the appointment of each of the Danube Directors prior to their joining the Amazon Board of Directors in accordance with the Shareholder Agreements and the Amazon Governing Documents.

(b)            Amazon shall use its reasonable best efforts to cause the Amazon Board of Directors to convene a constitutional meeting of the newly constituted Amazon Board of Directors, to be held immediately following the Closing, in order to approve resolutions to grant each member of the Amazon Board of Directors collective signing power.

(c)            At the Closing, the Chief Executive Officer of Amazon immediately prior to the Closing shall continue to be the Chief Executive Officer of Amazon, and the Chief Executive Officer of Danube immediately prior to the Closing shall be the Co-Chief Operating Officer of Agribusiness of Amazon.

Section 7.12.           Amazon’s Obligations in Respect of Financing.

(a)            Amazon acknowledges and agrees that Danube and Sellers and their respective Affiliates have no responsibility for any financing that Amazon may raise in connection with the Transactions.

(b)            Amazon shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain Amazon’s Debt Financing on or prior to the Closing Date, including to (i) secure the Debt Financing, (ii) negotiate and enter into debt commitment letters and definitive financing agreements with respect to the Debt Financing, (iii) satisfy on a timely basis all conditions applicable to Amazon contained in any financing agreements or commitments within their control, including the payment of any commitment, engagement or placement fees required as a condition to the Debt Financing, (iv) consummate the Debt Financing at or prior to the date that the Closing is required to be effected in accordance with Section 1.1(a) (Amazon acknowledges and agrees that it is not a condition to Closing under this Agreement, nor to the consummation of the Transactions, for Amazon to obtain the Debt Financing or any Replacement Financing), (v) enforce its rights under any commitment letters and (vi) comply with its obligations under any commitment letters or any definitive financing agreements in each case relating the Debt Financing. Subject to the terms and upon satisfaction of the conditions set forth in any commitment letters, Amazon shall use its reasonable best efforts (including initiating Proceedings) to cause the lenders and the other Persons providing such Debt Financing to provide the Debt Financing on the Closing Date.

(c)            Amazon shall provide to Danube copies of all agreements and other documents relating to Amazon’s Debt Financing and shall keep Danube reasonably informed on a current basis and in reasonable detail of material developments in respect of the financing process relating thereto. Without limiting the generality of the foregoing, Amazon shall provide Danube prompt written notice (i) of any expiration or termination of, or any breach, default or violation by any party to the definitive agreements related to the Debt Financing of which Amazon becomes aware, (ii) of the receipt of (A) any written notice or (B) other communication, in each case from any Debt Financing Source with respect to any (x) actual or potential breach, default, violation, termination or repudiation by any party to any commitment letters or definitive agreements related to the Debt Financing or any provision of any commitment letters or definitive agreements related to the Debt Financing, (y) material dispute or disagreement between or among any parties to any commitment letters or definitive agreements related to the Debt Financing with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at the Closing and (iii) if at any time for any reason Amazon believes in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms and conditions contemplated by the definitive agreements related to the Debt Financing. As soon as reasonably practicable, Amazon shall provide any information reasonably requested by Danube relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence.

(d)            Prior to the Closing, Amazon shall not, without the prior written consent of the Designated Sellers, agree to, or permit, any amendment, restatement, amendment and restatement, replacement, supplement or other modification of, or waiver or consent under, any commitment letters or other documentation relating to Amazon’s Debt Financing which would (i) reasonably be expected to adversely affect Amazon’s ability to timely consummate the Transactions, (ii) reduce the aggregate amount of the Debt Financing, (iii) impose new or additional conditions or expand upon (or amend or modify in any manner adverse to the interests of Danube) the conditions precedent to the Debt Financing as set forth in any commitment letters, (iv) adversely affect the ability of Amazon to enforce its rights against the other parties to any commitment letters, fee letter of definitive documents or (v) reasonably be expected to prevent, delay, impede or impair the Closing. Amazon shall promptly deliver to Danube copies of any such amendment, restatement, amendment and restatement, replacement, supplement, modification, waiver or consent. Further, for the avoidance of doubt, if the Debt Financing (or any Replacement Financing) has not been obtained, Amazon shall continue to be obligated to consummate the Transactions subject only to the satisfaction or waiver of the conditions set forth in Section 8.1 and Section 8.3.

(e)            If, notwithstanding the use of reasonable best efforts by Amazon to satisfy its obligations under Section 7.12(b), Section 7.12(c) and Section 7.12(d), Amazon’s Debt Financing (or any definitive financing agreement relating thereto) expire or are terminated or become unavailable prior to the Closing, in whole or in part, for any reason, Amazon shall (i) promptly notify Danube of such expiration, termination or unavailability and the reasons therefor and (ii) use its reasonable best efforts promptly to arrange for alternative financing (“Replacement Financing”) (which shall be sufficient to consummate the Transactions from other sources and shall not, without the prior consent of the Designated Sellers, (A) include any conditions to such Replacement Financing that are more onerous than or in addition to any conditions set forth in any commitment letters in effect in connection with the Debt Financing or (B) otherwise be on terms and conditions that are materially less favorable than the terms and conditions of any commitment letters in effect in connection with the Debt Financing) to replace the financing contemplated by such expired, terminated or unavailable commitments or arrangements. Amazon shall deliver to Danube true, correct and complete copies of all Contracts or other arrangements pursuant to which any alternative source shall have committed to provide any portion of the Replacement Financing (provided that any fee letters in connection therewith may be redacted in a customary manner). Notwithstanding the foregoing, compliance by Amazon with the provisions of this Section 7.12(e) shall not relieve Amazon of its obligation to consummate the Transactions whether or not the Debt Financing is available.

Section 7.13.           Financing Cooperation.

(a)            Subject to Section 7.13(b), prior to the Closing, Danube shall, and shall cause the Danube Subsidiaries and its and their respective Affiliates and Representatives to, use its and their respective reasonable best efforts to provide all reasonable and/or customary cooperation and assistance requested in connection with the arrangement, syndication and/or consummation of the Debt Financing and the transactions related thereto (collectively, the “Available Financing”), including using reasonable best efforts to (i) provide to Amazon at least five (5) Business Days prior to the Closing Date information regarding Danube and the Danube Subsidiaries required by regulatory authorities or any Debt Financing Sources under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act that is requested by Amazon at least eight (8) Business Days prior to the Closing Date; (ii) participate in a customary and reasonable number of meetings (which may be virtual) between (A) Debt Financing Sources and (B) senior management and the Representatives of Danube and the Danube Subsidiaries (in each instance for this clause (B), with appropriate knowledge and expertise in the subject matter of such meeting), investor presentations, road shows, drafting sessions, due diligence sessions and sessions with Debt Financing Sources and rating agencies and other syndication activities, in each case that are reasonable and/or customary for financings of a type similar to the Available Financing; (iii) furnish to Amazon and the Debt Financing Sources in a timely manner financial and other information regarding Danube and the Danube Subsidiaries as may be reasonably requested by Amazon or any of the Debt Financing Sources in connection with the Debt Financing; (iv) provide customary assistance to Amazon and its Debt Financing Sources in the preparation of (A) any syndication documents and materials, including information memoranda (including an additional bank information memoranda that does not contain material non-public information), customary offering memoranda (including a preliminary and final offering memorandum that is suitable for use in a customary “high-yield road show” for an offering by Amazon), investor presentations and other marketing documents customarily used to arrange financing similar to the Available Financing (collectively, the “Marketing Documentation”) and (B) materials for rating agency presentations; (v) furnish Amazon and the Debt Financing Sources with customary authorization letters with respect to the presence or absence of material non-public information and accuracy of the information contained therein with respect to Danube and the Danube Subsidiaries to be included in the Marketing Documentation and containing a representation that the public-side version does not include material nonpublic information about Danube and the Danube Subsidiaries or their respective securities; (vi) provide customary assistance to Amazon in the negotiation, preparation, execution and delivery of any credit, loan or other agreements, indentures, note purchase agreements or similar agreements, pledge or security documents, interest rate or currency hedging documents or other similar instruments, certificates or documents, and the respective schedules and exhibits thereto, in connection with the Available Financing; (vii) assist Amazon in obtaining surveys, title insurance and other items customarily required in connection with real property mortgages, as reasonably requested by Amazon and to the extent required to be delivered in connection with the Available Financing; (viii) cooperate (and cause counsel to Danube and the Danube Subsidiaries to cooperate) with Amazon’s legal counsel in connection with any legal opinions that may be required to be delivered by Amazon’s legal counsel in connection with the Available Financing (for the avoidance of doubt, Danube’s legal counsel will not be required to deliver any legal opinion); (ix) cause its independent registered public accounting firm to provide customary assistance with the due diligence activities of Amazon and the Debt Financing Sources and the preparation of Marketing Documents; (x) facilitate the obtaining of (A) audit reports, consents and customary comfort letters (including customary “negative assurances” comfort) of accountants and auditors with respect to financial statements and other financial information for Danube and the Danube Subsidiaries included in any Marketing Documentation and (B) the Payoff Letters and the Payoff Letter Ancillaries; (xi) otherwise facilitate the granting of a security interest (and perfection thereof) in collateral (including assistance with the negotiation and preparation of, disclosure schedules and perfection certificates) in connection with the Debt Financing, to the extent not prohibited or restricted under applicable Law or any Contract of Danube or any of its Affiliates, provided that no pledge shall be effective until the Closing; (xii) provide unaudited quarterly and audited annual financial statements for each fiscal quarter or fiscal year ended after the date of this Agreement and prior to the Closing Date in the form provided internally to senior management of Danube as promptly as practicable following the end of such fiscal quarter or fiscal year (but in any event within 45 days following the end of such fiscal quarter (or, with respect to the fiscal quarter ended September 30, 2023, 60 days) or 90 days following the end of such fiscal year), provided that no quarterly financial statements shall be required to be delivered for the fiscal quarter ended June 30, 2023; (xiii) provide customary requested historical financial data of Danube and the Danube Subsidiaries as may be reasonably requested by Amazon and the Debt Financing Sources for Amazon to prepare a customary preliminary offering memorandum suitable for use in a customary “high yield road show” for a private placement of non-convertible debt securities of Amazon pursuant to Rule 144A (without registration rights) promulgated under the Securities Act and other historical financial information of Danube and the Danube Subsidiaries for the preparation by Amazon of customary pro forma financial information and pro forma financial statements to the extent required by Regulation S-X under the Securities Act other accounting rules and regulations of the SEC, and/or the Debt Financing Sources pursuant to any commitment letters; and (xiv) cause the taking of corporate and organizational actions reasonably necessary to permit the closing of Amazon’s Debt Financing; it being understood and agreed that no such corporate or other action will take effect prior to the Closing (other than customary authorization letters and customary representation letters). For the avoidance of doubt, the financial statements referred to in the foregoing clause (xii) will be prepared in accordance with IFRS and the unaudited quarterly financial statements will be reviewed by the independent accountants of Danube as provided in the procedures specified by PCAOB AS 4015; provided that no opinion shall be required with respect to such review of such unaudited financial statements.

(b)            Notwithstanding anything to the contrary contained in Section 7.13(a) or Section 7.13(g), (i) neither Sellers, Danube nor the Danube Subsidiaries shall be required to (A) pay any commitment or other similar fee or incur any other liability in connection with the Available Financing, including under any agreement or any document related to the Available Financing, in each case, prior to the Closing, (B) commit to taking any corporate or organizational action (including the entering into any agreement but excluding the execution and delivery of customary authorization letters and customary representation letters) that is not contingent upon the Closing, (C) take any action that would conflict with, violate or result in a breach of or default under any Danube Governing Documents, any Contract or any Law, (D) take any action prior to the Closing that could subject any director, manager, officer or employee of Danube or its Affiliates to any actual or potential personal liability, (E) disclose information that Danube determines in good faith could jeopardize any attorney client privilege of Danube or any of its Affiliates (provided Danube shall use reasonable best efforts to develop an arrangement to communicate or provide the applicable information (or a portion thereof) in a manner that would not conflict with the foregoing clause), (F) cause any director or manager of Danube or any of its Affiliates (other than those directors or managers that will continue in such capacity on and after the Closing Date (and acting in such post-Closing capacity)) to pass resolutions or consents to approve or authorize the execution of Amazon’s Debt Financing, (G) reimburse any expenses or provide any indemnities prior to the Closing, (H) make any representation, warranty or certification that, in the good faith determination of Danube, is not true or (I) provide any cooperation or information that does not pertain to Danube or the Danube Subsidiaries, (ii) the effectiveness of any documentation (other than customary authorization and representation letters) executed by Danube or the Danube Subsidiaries with respect thereto shall be subject to the consummation of Amazon’s Debt Financing and (iii) Danube and the Danube Subsidiaries shall not be required to take any action hereunder that unreasonably interferes with the ongoing operation of their respective businesses. Any information provided to Amazon or any other Person pursuant to Section 7.13(a) shall be subject to the Confidentiality Agreement.

(c)            Between the date hereof and the Closing, if, to the knowledge of Danube, any information specifically provided by any of Danube or any Danube Subsidiary to Amazon in connection with the Debt Financing contains any misstatement of any material fact, Danube shall use reasonable best efforts to provide to Amazon as promptly as practicable such information as may be necessary to correct such information.

(d)            Other than as set forth below, Amazon acknowledges and agrees that neither Sellers, Danube, the Danube Subsidiaries nor any of their respective Affiliates or Representatives shall have any responsibility for, or incur any liability to any person under or in connection with, the arrangement of Amazon’s Debt Financing in connection with the Transactions. Amazon shall indemnify and hold harmless Danube and the Danube Subsidiaries from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of Amazon’s Debt Financing by Amazon and any information utilized in connection therewith, except in the event such liabilities arise out of or result from (i) information provided by Sellers, Danube or the Danube Subsidiaries expressly for use in connection therewith or (ii) the bad faith, gross negligence, fraud or willful misconduct or intentional misrepresentation, by Danube or any of the Danube Subsidiaries, any of their respective Affiliates or any of the Representatives to any of the foregoing.

(e)            Danube and the Danube Subsidiaries hereby consent to the use of their logos in connection with the Available Financing; provided, however, that such logos are used solely in a manner that does not intend to violate any existing contractual obligation of Danube or any Danube Subsidiary and does not intend to harm or disparage Danube or any Danube Subsidiary.

(f)            Notwithstanding anything to the contrary, the condition set forth in Section 8.3(b), as it applies to the obligations of Danube and the Danube Subsidiaries under Section 7.13(a), shall be deemed satisfied unless Amazon’s Debt Financing has not been obtained primarily as a result of a Willful Breach by Danube or any Danube Subsidiary of their obligations under Section 7.13(a).

(g)          Prior to the Closing, Amazon shall consult with Danube in good faith with respect to any plans to (i) commence a tender offer, exchange offer and/or consent solicitation or change of control offer for any Danube Notes prior to the Closing, the settlement of which, in each case, will be contingent on the Closing or (ii) redeem or satisfy and discharge any Danube Notes, as of the Closing Date. To the extent requested by Amazon, Danube shall provide reasonable and customary assistance, at Amazon’s sole cost and expense, in connection therewith, including (i) taking any actions reasonably necessary or appropriate to be taken to issue conditional redemption notices and/or conditional notices of offers to purchase the Danube Notes, the redemption or repurchase of which closes at or following Closing Date, or other documents necessary to commence a tender offer, exchange offer and/or consent solicitation or change of control offer, as the case may be, for the Danube Notes and (ii) use reasonable best efforts to cause the applicable trustee to proceed with a tender offer, exchange offer and/or consent solicitation or change of control offer, as the case may be, for the Danube Notes, and take any such action as is reasonably necessary to cause the applicable trustee and/or other applicable agent to send the notices of offers to purchase and/or redemption, consent solicitation statement and/or other documents necessary to commence such a transaction, to the holders of the Danube Notes on or prior to the Closing Date, as applicable.

Section 7.14.          Indemnity.

(a)           From and after the Closing and without duplication, the Designated Sellers shall jointly and severally save, defend, indemnify and hold harmless Amazon and its Affiliates, officers, directors, employees, agents, successors and assigns (collectively, the “Amazon Indemnified Parties”) from and against the applicable Seller Indemnity Percentage (as defined in Section 7.14(b) below) of any and all Losses incurred, sustained or suffered by any of the foregoing at any time (including, for the avoidance of doubt, any Losses after the Locked Box Date and on or before the Closing Date (except to the extent specifically excluded from such Losses)) as a result of, arising out of or relating to (i) any Taxes of Danube or any Danube Subsidiary arising in or with respect to any Pre-Closing Tax Period; (ii) Taxes of Sellers (including, without limitation, capital gains Taxes and withholding Taxes arising as a result of the Transactions) or any of their Affiliates (excluding, solely for purposes of this clause (ii) Danube and any Subsidiaries of Danube) for any Tax period, whether or not imposed on Amazon or Danube or any Danube Subsidiaries (“Seller Taxes”), including, without limitation, the Seller Taxes set forth in Section 7.14(a)(ii) of the Danube Disclosure Letter; (iii)(A) VAT or (B) Taxes other than VAT, in each case, of any Person (other than Danube or any Danube Subsidiary) for which Danube or any Danube Subsidiary (or any predecessor of the foregoing) is held liable under applicable Law, including by reason of Danube or any Danube Subsidiary (or any predecessor of the foregoing) being included in any consolidated, affiliated, combined or unitary group of which such Person was a member at any time on or before the Closing Date; (iv) Taxes imposed on or payable by third parties with respect to which Danube or any Danube Subsidiary (or any predecessor of the foregoing) has an obligation to indemnify such third party (or any successor) pursuant to a transaction consummated or Contract entered into on or prior to the Closing; (v) any breach or inaccuracy of any representations or warranties contained in Section 4.12 (the determination of any such breach or inaccuracy, and the amount of any Taxes arising therefrom, shall be made without regard to (x) any disclosure in Section 4.12 of the Danube Disclosure Letter (or, with respect to Taxes, any other disclosure under Article IV of the Danube Disclosure Letter) or under that certain Stock Purchase Agreement by and among Marubeni America Corporation, Viterra USA Investment LLC, Viterra Limited and Marubeni Corporation, dated as of January 23, 2022 (the “Gavilon Agreement”), including any schedules, exhibits or annexes thereto, (y) “knowledge”, “material”, “materially”, “in all material respects”, “Danube Material Adverse Effect”, and (z) other like qualifications); (vi) any breach of any covenants contained in Section 7.15, (vii) Sellers’ share of Transfer Taxes pursuant to Section 7.15(c); (viii) any Danube Leakage (other than Danube Leakage which has been accounted for in the Estimated Leakage) with respect to which an indemnity claim is brought during the Leakage Survival Period; (ix) in the event the Closing Date occurs on or after the date that is the eighteen (18)-month anniversary of the date of the execution of this Agreement and the extension of the Outside Date prior to the Closing Date was not at the election of Amazon pursuant to Section 9.1(c), any Uninsured Claim Amount; and (x) any Recovery Costs, provided, however, in each case of clauses (i) - (ix), Sellers shall not be liable for any Losses attributable to (A) an election made under Section 338(g) of the Code as described in Section 7.15(h) and (B) Post-Locked Box Date Taxes. For purposes of this Agreement, (x) any direct or indirect assignee of any Seller pursuant to Section 10.13 and any Designated Affiliate pursuant to Section 7.15(j) and Section 7.15(j) of the Amazon Disclosure Letter shall be treated as a Seller and (y) Seller Taxes shall include any Taxes (including, without limitation, capital gains Taxes and withholding Taxes arising as a result of the Transactions) imposed on any assignee under Section 10.13 or a Designated Affiliate pursuant to Section 7.15(j) and Section 7.15(j) of the Amazon Disclosure Letter .

(b)           The “Seller Indemnity Percentage” shall equal:

(i)           one hundred percent (100%) in the case of any Loss described in (A) Section 7.14(a)(ii) (Seller Taxes), (B) Section 7.14(a)(vii) (Transfer Taxes), (C) Section 7.14(a)(viii) (Danube Leakage), (D) Section 7.14(a)(iii)(A) (VAT)), (E) Section 7.14(a)(ix) (Uninsured Claim Amount) or (F) Section 7.14(a)(x) (Recovery Costs);

(ii)           zero percent (0%) in the case of any Loss that meets all of the following three requirements: (x) is not described in clause (i) of this sentence, (y) is described in Section 7.14(a) and (z) arose from items identified on the Tax Reserve Schedule; provided, that, the Seller Indemnity Percentage with respect thereto shall be zero percent (0%) only to the extent that the item giving rise to such Loss was specifically identified on the Tax Reserve Schedule; and

(iii)          seventy-five percent (75%) in the case of any other Loss described in Section 7.14(a) that is not described in clauses (i) or (ii) of this sentence.

(c)           Sellers shall not be liable for Losses arising out of, resulting from or in connection with a claim under Section 7.14(a) (other than any Losses for which the Seller Indemnity Percentage would equal 100% under Section 7.14(b)(i), which shall not be subject to the Deductible) unless and until such Losses, in the aggregate, without regard to the Seller Indemnity Percentage, and without duplication, have reached the amount of $100,000,000 (the “Deductible”), in which case the Designated Sellers shall be liable for all Losses in excess of the Deductible (but subject to the applicable Seller Indemnity Percentage). For purposes of determining whether the Deductible has been reached: (i) the only Losses taken into account shall be those described in Section 7.14(b)(iii), (ii) any Losses for which the Seller Indemnity Percentage would equal 100% under Section 7.14(b)(i) shall not be taken into account and (iii) any Losses for which the Seller Indemnity Percentage would equal zero percent (0%) under Section 7.14(b)(ii) shall not be taken into account.

(d)           Notwithstanding anything to the contrary in this Agreement, for purposes of determining indemnification under this Section 7.14, references to “Losses” and “Taxes” shall be deemed to include amounts that would have constituted “Losses” or “Taxes” but for the set off or other utilization of any loss, deduction, credit or other Tax asset (1) generated by Amazon or any of its Affiliates (other than Danube or any Danube Subsidiary) in any Tax period or (2) first generated by Danube or any Danube Subsidiary or any of their Affiliates in any Tax period (or portion thereof) ending after the Closing Date and unrelated to the incurrence of any Losses that are or may be the subject of a claim for indemnification pursuant to this Section 7.14; provided, however, that for purposes of this provision, any such amounts shall only include such a loss, deduction, credit or other Tax asset to the extent Amazon determines that it “more likely than not” (taking into account, among other things, statutory limits on the use of such items and projected taxable income of Amazon and its Affiliates (other than Danube or any Danube Subsidiary)) would actually be able to use such loss, deduction, credit or other Tax asset in the absence of such Loss or Tax.

(e)           For the avoidance of doubt and subject to the foregoing, Section 7.14(a) shall apply to the fullest extent with respect to any Taxes under any of clauses (i) through (vi) therein relating to Gavilon Agriculture Investment, Inc. and any of its Subsidiaries without regard to any limitation, qualification or disclosure under the Gavilon Agreement. Notwithstanding anything in this Agreement to the contrary, (i) Amazon and its Affiliates shall be required to exercise rights for reimbursement or indemnity under the Gavilon Agreement before bringing a claim under Section 7.14(a), (ii) any claim which Amazon and its Affiliates are entitled to under Section 7.14(a) with respect to Gavilon Agriculture Investment, Inc. and any of its Subsidiaries shall be reduced by any amount they receive as a result of exercising their rights for reimbursement or indemnity under the Gavilon Agreement, (iii) Amazon and its Affiliates shall be entitled to 100% of any amount recovered under the Gavilion Agreement, (iv) for purposes of determining the application of any survival period under this Agreement, Amazon and its Affiliates shall be deemed to have delivered to Sellers specific notice of the claim brought under the Gavilion Agreement as of the date Amazon or its Affiliates deliver notice of such claim under the Gavilion Agreement, and (v) for the avoidance of doubt, the Deductible shall not include any amount for which a claim for reimbursement or indemnity is actually received by Amazon or any of its Affiliates under the Gavilon Agreement.

(f)           Notwithstanding the foregoing or anything in this Agreement to the contrary, this Section 7.14 shall not apply to limit any indemnification or reimbursement rights Danube or any Danube Subsidiary may have under any existing agreement that is unrelated to this Agreement.

(g)           Notwithstanding anything in this Agreement to the contrary, (i) Amazon and its Affiliates shall use commercially reasonable efforts to pursue reimbursement or indemnity under the R&W Insurance Policy for any claim that is covered and collectible thereunder before receiving payment under Section 7.14(a)(ix), (ii) in the event the Outside Date is extended at the election of the Designated Sellers pursuant to Section 9.1(c) and then extended again for a new extension period at the election of Amazon pursuant to Section 9.1(c), Amazon and its Affiliates shall only be entitled to indemnification under Section 7.14(a)(ix) with respect to any Uninsured Claim Amount to the extent Amazon would have been entitled had such second extension not taking place and had such Closing Date occurred after the first extension and before the date of the second extension.

(h)           Direct Claims. If an Amazon Indemnified Party seeks indemnification under Section 7.14(a) with respect to any matter which does not involve a Tax Matter covered under Section 7.15(d)(i), the Amazon Indemnified Party shall deliver an Indemnity Notice to the Designated Sellers as soon as reasonably practicable after discovering the Tax, liability, obligation or facts giving rise to such claim for indemnification. Such Indemnity Notice shall describe the nature of the claim in reasonable detail, the amount thereof (if known and quantifiable) and the basis thereof; provided that any failure to so notify or any delay in notifying the Designated Sellers shall not relieve the Designated Sellers of their obligations hereunder. If the Designated Sellers do not notify the Amazon Indemnified Party in writing within thirty (30) days from their receipt of the Indemnity Notice that the Designated Sellers dispute such claim (a “Dispute”), the Designated Sellers shall be deemed to have accepted and agreed to indemnify the Amazon Indemnified Party from and against the entirety of any Losses described in the Indemnity Notice. If the Designated Sellers have delivered a Dispute to the Amazon Indemnified Party, the Designated Sellers and the Amazon Indemnified Party shall proceed in good faith to negotiate a resolution to such Dispute. If the Designated Sellers and the Amazon Indemnified Party cannot resolve such Dispute within thirty (30) days after delivery of the Dispute, and such Dispute does not involve a claim with respect to Section 7.14(a)(ix) such Dispute shall be resolved by an internationally recognized accounting firm (the “Accounting Firm”) mutually agreeable between the Designated Sellers and the Amazon Indemnified Parties. If the Designated Sellers and Amazon are unable to select such accounting firm within ten (10) days of the end of such thirty (30)-day period, either Party may request the American Arbitration Association (or other equivalent organization) to appoint, within ten (10) days of such request, a partner in an independent, nationally recognized accounting firm who is a certified public accountant, independent and impartial, with significant experience related to the subject-matter of the dispute. The Accounting Firm shall act as an arbitrator and determine only those issues still in dispute with respect to the Dispute. The Accounting Firm shall deliver to the Designated Sellers and Amazon as promptly as practicable a written award setting forth its determination. The decision of the Accounting Firm shall be final and binding and shall be in accordance with the provisions of this Section 7.14(h) and Section 10.11. The fees and expenses of the Accounting Firm relating to any dispute shall be paid proportionally by Amazon, on the one hand, and the Designated Sellers, on the other hand, in accordance with the findings of the proportionate determination of the Accounting Firm with respect to the claims of the Amazon Indemnified Party and the Designated Sellers in the Dispute such that the party losing such dispute (whether Amazon or the Designated Sellers) shall pay proportionally more of the applicable fees and expenses relative to the other party.

(i)             Limitations on Indemnification. Notwithstanding anything to the contrary set forth herein:

(i)            the aggregate amount of all Losses for which the Designated Sellers shall be liable to pay (taking into account the relevant Seller Indemnity Percentage) solely with respect to the Uninsured Claim Amount under Section 7.14(a)(ix) shall not exceed the maximum limit under the R&W Insurance Policy less any and all amounts actually paid under the R&W Insurance Policy (provided, that, if payments to Amazon hereunder in respect of Uninsured Claim Amounts and to Amazon under the R&W Insurance Policy exceed, in the aggregate, $410,000,000, Amazon shall pay the Designated Sellers the amount of such excess net of all costs (including Taxes) payable by Amazon in respect of the foregoing transactions and payments contemplated by this clause (i)); and

(ii)           the aggregate amount of all Losses pursuant to Section 7.14(a)(i) – (viii) for which the Designated Sellers shall be liable to pay (taking into account the relevant Seller Indemnity Percentage) under this Section 7.14 shall not exceed the Cash Consideration.

(j)           Tax Treatment of Certain Payments. For applicable Tax purposes, Amazon, the Designated Sellers, Danube and each of their respective Affiliates shall treat any payments made pursuant to this Section 7.14 as an adjustment to Consideration to the maximum extent permitted by applicable Law.

(k)           Available Assets. Each Designated Seller hereby covenants and agrees that from and after the Closing, such Designated Seller shall maintain available, unencumbered cash and marketable securities as are reasonably required to pay any indemnity obligations hereunder when due.

Section 7.15.         Tax Matters.

(a)           Tax Returns.

(i)            Danube shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of Danube or any Danube Subsidiary that are required to be filed (taking into account any extension) on or before the Closing Date, and shall pay, or cause to be paid, all Taxes of Danube and the Danube Subsidiaries due on or before the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of Danube and the Danube Subsidiaries, as applicable, with respect to such items, except as required by applicable Law. At least twenty (20) days prior to filing any such income Tax Return or at least ten (10) days prior to filing any other material Tax Return, Danube shall submit a copy of such Tax Return to Amazon for Amazon’s review and comment, and shall incorporate any reasonable comments of Amazon to such Tax Return.

(ii)           Amazon shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of Danube or any Danube Subsidiary with respect to a tax period ending on or before the Closing Date that is required to be filed after the Closing Date and any Straddle Period. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of Danube and the Danube Subsidiaries, as applicable, with respect to such items, except as required by applicable Law (as determined in consultation with Danube). At least twenty (20) days prior to filing any such income or other material Tax Return, Amazon shall submit a copy of such Tax Return to Danube for Danube’s review and comment, and shall incorporate any reasonable comments of Danube to such Tax Return to the extent related to a tax period (or portion thereof) ending on or prior to the Locked Box Date.

(b)          Cooperation. Amazon, Danube and Sellers, as applicable, agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including access to books and records (but excluding any Tax rulings received by Amazon (subject to Section 7.15(j) of the Amazon Disclosure Letter), as is reasonably necessary for the filing of all Tax Returns by Amazon or any Sellers, the making of any election relating to Taxes, the preparation for any audit by any Governmental Entity and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of Amazon and Sellers shall retain all books and records with respect to Taxes of Danube and any Danube Subsidiary for a period of at least ten (10) years following the Closing Date.

(c)          Transfer Taxes. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and, for the avoidance of doubt, excluding capital gains Taxes or Seller Taxes) incurred in connection with the transactions contemplated by Article II of this Agreement (“Transfer Taxes”) shall be borne (x) to the extent of Transfer Taxes paid or payable, in the aggregate, up to the amount of $6,000,000, fifty percent (50%) by Amazon, on the one hand, and fifty percent (50%) by the Designated Sellers, on the other hand, and (y) to the extent the amount of Transfer Taxes paid or payable exceeds, in the aggregate, the amount of $6,000,000, one hundred percent (100%) by the Designated Sellers with respect to any such excess. The Taxes set forth in Section 7.15(c) of the Danube Disclosure Letter shall constitute Transfer Taxes, together with any other Transfer Taxes not set forth therein. The party legally responsible for filing any applicable Tax Returns with respect to Transfer Taxes shall do so in accordance with applicable Law and promptly provide the other party with evidence reasonably satisfactory to such other party of such filing. Amazon, on the one hand, and the Designated Sellers, Danube and the Danube Subsidiaries, on the other hand, shall use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax.

(d)          Tax Claims.

(i)            Third-Party Tax Claims.

(A)             Amazon, on the one hand, and Sellers, Danube and the Danube Subsidiaries, on the other hand, shall upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period or otherwise reasonably expected to give rise to an indemnification under Section 7.14(a), in each case, with a third party (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”) promptly (but no later than thirty (30)-Business Days after such receipt) notify each other of such Tax Matter. Any failure to so notify the other party of any Tax Matter shall not relieve such other party of any liability with respect to such Tax Matter.

(B)              Amazon shall have sole control of the conduct of all Tax Matters, including any settlement or compromise thereof, provided, however, that Amazon (i) shall keep Sellers reasonably informed of the progress of any Tax Matter and consult in good faith with Sellers with respect to any material issue relating to such Tax Matter and (ii) with respect to any Tax Matter or portion thereof for which Designated Sellers could be reasonably expected to be required to make an actual payment to Amazon Indemnified Parties under Section 7.14(a), shall not effect any such settlement or compromise without obtaining Sellers’ prior written consent thereto, which shall not be unreasonably withheld or delayed. Amazon shall give written notice (any such notice delivered pursuant to this Section 7.15(d)(i)(B) or Section 7.14(h), an “Indemnity Notice”) to the Sellers as soon as reasonably practicable after the completion of any such Tax Matter. Such Indemnity Notice shall provide the outcome of the Tax Matter and the amount of Losses subject to indemnification under Section 7.14(a) resulting therefrom.

(C)              Except as otherwise provided in this Section 7.15(d), Amazon shall have the sole right to control any audit or examination by any Governmental Entity and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of Danube and the Danube Subsidiaries for all Tax periods.

(ii)           Payment. The Designated Sellers shall pay or cause to be paid to the Amazon Indemnified Parties the amounts to which such Amazon Indemnified Parties are due under Section 7.14 and Section 7.15 within fifteen (15) Business Days after the delivery of any Indemnity Notice or, in the case of a Dispute, within fifteen (15) Business Days of the resolution of the Dispute in the form of the written award set forth in Section 7.14(f).

(e)           Tax Refunds.

(i)            The Designated Sellers shall be entitled to their pro rata portion of the applicable Seller Indemnity Percentage (with respect to the Loss giving rise to the refund) of an amount of any refund of Taxes of Danube and the Danube Subsidiaries with respect to a Pre-Closing Tax Period to the extent such Taxes were actually indemnified by the Designated Sellers after the Closing and which refund is actually received by Amazon or its Subsidiaries (including Danube and the Danube Subsidiaries) after the Closing, net of any cost (including Taxes) to Amazon and its Affiliates attributable to the obtaining and receipt of such refund, except to the extent such refund arises as the result of a carryback of a loss or other tax benefit from a Tax period (or portion thereof) beginning after the Closing Date or to the extent such refund actually increased the amount of the Consideration. Amazon shall pay, or cause to be paid, to each Designated Seller the prorated amount to which such Designated Seller is entitled pursuant to the prior sentence reasonably promptly after fifteen (15) days following the receipt of the applicable refund by Amazon or its Subsidiaries. To the extent such refund is subsequently disallowed or required to be returned to the applicable Governmental Entity, the Designated Sellers agree promptly to repay the amount of such refund, together with any interest, penalties or other additional amounts imposed by such Governmental Entity, to Amazon or its designated Affiliate.

(ii)           Amazon shall, and shall cause Danube, the Danube Subsidiaries and their respective Affiliates to, at the reasonable request of the Designated Sellers and at their sole cost and expense, take all reasonable steps required to apply for and obtain any refund claims described in the preceding subsection and for which Amazon, Danube, the Danube Subsidiaries and their respective Affiliates are “more likely than not” eligible pursuant to applicable Law (as determined by Amazon in reasonable consultation with the Designated Sellers).

(f)           Certain Restrictions. Except as required by applicable Law, without the prior written consent of the Designated Sellers (which consent shall not be unreasonably withheld, conditioned or delayed), in each case to the extent such action would reasonably be expected to materially increase Taxes for which Sellers are liable under this Agreement, Amazon shall not, and shall not permit any of its Affiliates (including, after the Closing, Danube and the Danube Subsidiaries) to: (i) cause Danube or any Danube Subsidiary to take any action on the Closing Date after the Closing outside of the ordinary course of business (other than actions contemplated by this Agreement), (ii) amend any Tax Return of Danube or any Danube Subsidiary for any Tax period ending on or prior to the Closing Date, (iii) change any annual Tax accounting period or adopt or change any Tax accounting method with respect to Danube or its Subsidiaries for any Tax period ending on or prior to the Closing Date or (iv) settle any claims, assessments, audits or similar Proceedings with respect to Taxes for any Pre-Closing Tax Period. Notwithstanding anything in this Agreement to the contrary, and for the avoidance of doubt, Amazon shall have the right to conduct integration of Danube and its Subsidiaries beginning on the day after the Closing Date.

(g)          Tax Sharing Agreements. Any Tax sharing agreement or similar agreement between Danube or any Danube Subsidiary, on the one hand, and any Seller (or any Affiliate of a Seller other than Danube or any Danube Subsidiary), on the other hand, will be terminated prior to the Closing Date and will have no further effect for any Tax period, or portion thereof (whether the current year, a future year or a past year). From and after the Closing, neither Danube nor any Danube Subsidiary will have any obligations to any Seller or any Affiliate of a Seller under any such Tax sharing agreement or similar agreement. Notwithstanding the foregoing or anything in this Agreement to the contrary, this Section 7.15(g) shall not apply to any agreement or obligation of any Seller or any Affiliate of any Seller (other than Danube or any Danube Subsidiary) to indemnify Danube or any Danube Subsidiary.

(h)          Section 338(g) Election. Notwithstanding anything in this Agreement to the contrary, nothing herein shall prohibit Amazon and its Affiliates, as applicable, from making or causing to be made an election under Section 338(g) of the Code with respect to the acquisition of Danube and any deemed acquisition of any non-U.S. Danube Subsidiary classified as a corporation for U.S. federal income tax purposes.

(i)           Survival. Notwithstanding anything in this Agreement to the contrary, the covenants, indemnification and other rights and obligations set forth in Section 7.14, this Section 7.15 and the representations and warranties in Section 4.12 shall survive the Closing and continue in full force until the earlier of (i) the date that is the fifteen (15) year anniversary of the Closing Date and (ii) sixty (60) days after the expiration of the applicable statute of limitations (including any applicable extensions) (the “Survival Expiration Date”); provided, that (i) the foregoing shall not limit any claims of fraud by Sellers or any of their Affiliates and (ii) any specific claim in respect of which indemnity may be sought under Section 7.14 shall survive the applicable Survival Expiration Date if written notice of such claim shall have been provided to the Sellers prior to the applicable Survival Expiration Date, in which case such claim shall survive until final resolution of the relevant issue or issues.

(j)            Swiss Tax Rulings. Amazon, Danube and Sellers, and each of their respective Affiliates, shall reasonably cooperate to comply with Section 7.15(j) of the Amazon Disclosure Letter with respect to the Swiss Tax Rulings.

(k)           Claims. Any amount paid by Danube or any Affiliate of Danube pursuant to Section 6.7 of the Danube Disclosure Letter shall be reduced by any Taxes (or the value of Tax attributes) incurred, sustained or suffered by Danube or any Affiliate of Danube, calculated on a with and without basis, with respect to any applicable recovery under Section 6.7 of the Danube Disclosure Letter and by any deduction or withholding required under applicable Law with respect to such amount. Any party receiving any payment pursuant to Section 6.7 of the Danube Disclosure Letter shall fully indemnify and hold harmless Amazon, Danube and their Affiliates from any allocable Taxes or the value of Tax attributes incurred, sustained or suffered by any of the foregoing at any time as a result of, arising out of or relating to such payment or recovery.

Section 7.16.         Employee and Benefit Matters.

(a)           From the Closing through the first anniversary of the date upon which the Closing occurs (the “Benefits Continuation Period”), Amazon shall or shall cause a Subsidiary of Amazon to provide to each Danube Employee who continues in employment with Amazon or a Subsidiary thereof following the Closing (each, a “Continuing Employee”) and who is not covered by a Labor Agreement (i) a base salary or annual wage rate that is no less favorable than the base salary or annual wage rate provided to such Continuing Employees as of immediately prior to the Closing, (ii) a target annual (or lesser period, as applicable) cash bonus opportunity that is no less favorable than the target annual (or lesser period, as applicable) cash bonus opportunity (if applicable) provided to such employees as of immediately prior to the Closing, (iii) a target long-term incentive opportunity (i.e., an incentive opportunity with a performance period longer than one year) that is no less favorable than the target long-term incentive opportunity (if applicable) provided to such employees as of immediately prior to the Closing, and (iv) health, welfare and other employee benefits (excluding severance benefits (except to the extent otherwise required pursuant to Section 7.16(b) of this Agreement), any benefits provided under any defined benefit pension plan or retiree or post-termination health or welfare benefit plan (except to the extent required by applicable Law) and any retention or other special or non-recurring compensation or benefits, in each case, to the extent the same benefit is not provided by Amazon in the ordinary course to similarly situated new hire employees of Amazon) that are no less favorable in the aggregate than those provided to such Continuing Employees as of immediately prior to the Closing. For the avoidance of doubt, in no event shall this Section 7.16(a) require that any Continuing Employee be entitled to accrue benefits in a defined benefit pension plan following the Closing. The employment terms and conditions of each Continuing Employee whose employment is covered by a Labor Agreement to which Danube or a Danube Subsidiary is a party or bound shall be governed by the applicable Labor Agreement.

(b)          Amazon shall or shall cause a Subsidiary of Amazon to provide, to each Continuing Employee who experiences a termination of employment during the Benefits Continuation Period in a manner that would entitle such Continuing Employee to severance under a Danube Benefit Plan in effect on the date hereof and listed on Section 4.8(a) of the Danube Disclosure Letter, severance benefits that are no less favorable than the severance benefits (if any) to which such Continuing Employee would have been entitled upon such a termination of employment under the applicable Danube Benefit Plan.

(c)          For purposes of vesting, eligibility to participate and determining level of benefits under the employee benefit plans of Amazon providing employee benefits to any Continuing Employees following the Closing (the “New Plans”), each Continuing Employee shall be credited with his or her years of service with Danube or a Subsidiary of Danube and its predecessors (including acquired entities or any other entities for which Danube has given credit for prior service) before the Closing, to the same extent and for the same purpose as such Continuing Employee was entitled, before the Closing, to credit for such service under the corresponding Danube Benefit Plan in which such Danube Employee participated immediately prior to the Closing; provided, however, that the foregoing shall not apply with respect to (i) any frozen or grandfathered plan, any defined benefit pension plan or any retiree or post-termination health or welfare benefit plan (other than such plans that were Danube Benefit Plans prior to the Closing under which service was credited as of the Closing) or (ii) to the extent that its application would result in a duplication of benefits or compensation. In addition, and without limiting the generality of the foregoing, to the extent permitted by the applicable New Plans on the date hereof, Amazon shall use commercially reasonable efforts to cause (A) each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Danube Benefit Plan in which such Continuing Employee had already satisfied any such waiting period and participated immediately before the Closing (such plans, collectively, the “Old Plans”) and (B) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, (1) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, unless and to the extent the individual was subject to such conditions under the comparable Old Plans immediately prior to entry in the New Plans, and (2) any eligible deductible, co-insurance and covered out-of-pocket expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan (to the same extent such expenses have been or would have been taken into account under the comparable Old Plan prior to the Closing).

(d)          The treatment of the Danube Employee short-term and long-term incentive programs and awards will be as set forth in Section 7.16(d) of the Danube Disclosure Letter (the “Danube Incentives Treatment”). Prior to the Closing, Danube shall take all actions, including obtaining appropriate resolutions of the Danube Board of Directors and providing all notices and obtaining all consents, that are necessary or desirable to effectuate the Danube Incentives Treatment.

(e)           Effective no later than the day immediately preceding the Closing Date, unless otherwise directed in writing by Amazon at least ten (10) days prior to the Closing Date, Danube shall take or cause to be taken all actions necessary to effect the termination of any Danube Benefit Plan intended to qualify as qualified cash or deferred arrangements under Section 401(k) of the Code (the “Danube 401(k) Plan”). Danube shall provide Amazon with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the termination of each such Danube Benefit Plan in advance and give Amazon a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, Danube shall provide Amazon with evidence that each such Danube Benefit Plan has been terminated effective no later than the day immediately preceding the Closing Date pursuant to an action taken by the applicable governing body of Danube or any Danube Subsidiary. No later than the Closing Date, Amazon and/or its Subsidiaries shall have in effect one or more defined contribution plans that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (and a related trust exempt from tax under Section 501(a) of the Code) (as applicable, the “Amazon 401(k) Plan”), and each continuing Employee participating in the Danube 401(k) Plan immediately prior to the Closing Date shall be eligible to participate in the corresponding Amazon 401(k) Plan as of the Closing Date, and each Continuing Employee who would have become eligible to participate in the Danube 401(k) Plan shall become eligible to participate in the Amazon 401(k) Plan no later than such time as he or she would have become eligible to participate in the Danube 401(k) Plan. Amazon and/or its Subsidiaries shall cause the Amazon 401(k) Plan to accept from the Danube 401(k) Plan the “direct rollover” of the account balance (including, to the extent permitted by the Amazon 401(k) Plan, the in-kind rollover of promissory notes evidencing all outstanding loans) of each Continuing Employee who elects such direct rollover in accordance with the terms of the Danube 401(k) Plan, the Amazon 401(k) Plan and the Code.

(f)          From the date of this Agreement through the Closing Date, Amazon and Danube shall cooperate in good faith in respect of consultation obligations and similar notice and bargaining obligations owed to any Continuing Employees, independent contractors or consultants of Danube or any Subsidiary of Danube or any employees, independent contractors or consultants of Amazon or any subsidiary of Amazon (as applicable), or any of their respective bargaining representatives, in accordance with all applicable Laws and works council or other bargaining agreements, if any.

(g)          Nothing contained in this Section 7.16 or elsewhere in this Agreement (whether express or implied) shall, or shall be construed so as to, (i) create or confer any rights, remedies or claims upon any current or former Danube Service Provider or any right of employment or engagement or continued employment or engagement or any particular term or condition of employment or engagement upon any Danube Service Provider or any other Person, (ii) establish, amend or modify any Danube Benefit Plan, any New Plan or any other benefit or compensation plan, program, policy, agreement, arrangement or Contract or (iii) confer any rights or benefits (including any third-party beneficiary rights) on any Person other than the Parties.

Section 7.17.         No Control; No Partnership; No Agency.

(a)           Subject to Section 6.1 and Section 6.2, nothing contained in this Agreement shall give Amazon or any of its Affiliates, directly or indirectly, the right to control or direct Danube or its Subsidiaries’ operations prior to the Closing, and nothing contained herein shall give Danube, directly or indirectly, the right to control or direct Amazon’s or its Subsidiaries’ operations prior to the Closing. Prior to the Closing, each of Amazon and Danube shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(b)          Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute, or be deemed to constitute, a partnership, association, joint venture or other co-operative entity between any of the Parties.

(c)          Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute, or be deemed to constitute, either Party as the agent of the other Party for any purpose. No Party has, pursuant to this Agreement, any authority or power to bind or to contract in the name of the other Party to this Agreement.

Section 7.18.         Section 280G. In no event less than ten (10) days prior to the Closing Date, Danube shall (a) use commercially reasonable efforts to obtain prior to the initiation of the equityholder approval procedure described under clause (b) below, a waiver from each Person who is, with respect to Danube or a Danube Subsidiary, a “disqualified individual” (within the meaning of Section 280G of the Code) as of immediately prior to the initiation of such equityholder approval procedure (each, a “Disqualified Individual”), and who might otherwise have, receive or have the right or entitlement to receive a “parachute payment” (within the meaning of Section 280G of the Code), of such Disqualified Individual’s rights to all such payments or benefits (the “Waived Parachute Payments”) and (b) submit to the required equityholders of Danube or a Danube Subsidiary for approval in a manner that meets the requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations, the rights of any such Disqualified Individual to receive the Waived Parachute Payments. Danube shall deliver to Amazon (i) evidence of each waiver obtained pursuant to clause (a) above and (ii) evidence that a vote of the required equityholders was solicited in accordance with the foregoing provisions of this Section 7.18 and that either (x) the requisite number of votes of the required equityholders was obtained with respect to the Waived Parachute Payments (the “280G Approval”), or (y) that the 280G Approval was not obtained, and, as a consequence, the Waived Parachute Payments have not been and shall not be made or provided. The form of the waiver, the disclosure statement, any other materials to be submitted to the required equityholders in connection with the 280G Approval and the calculations related to the foregoing shall be subject to advance review and approval by Amazon, which approval shall not be unreasonably withheld, conditioned or delayed.

Section 7.19.         Danube Shareholders Approval. For purposes of the Danube Shareholders’ Agreement, (a) each of the Sellers and Danube irrevocably, unconditionally and expressly consents to each of the Transactions, including the Acquisition, as contemplated by this Agreement in accordance with its terms and conditions, and (b) each of the Sellers and Danube shall deliver any additional approvals and waivers required under the Danube Shareholders’ Agreement and the Danube Governing Documents in connection with each of the Transactions, including the Acquisition, in form and substance reasonably satisfactory to Amazon.

Section 7.20.         Termination of Interested Party Transactions. Prior to or at the Closing, Danube and Sellers shall, and shall cause their respective Affiliates to, terminate and shall cause all balances, transactions, arrangements and Contracts between Danube or any of its Subsidiaries, on the one hand, and any Danube Interested Party (excluding Danube and the Danube Subsidiaries) as a counter-party, on the other hand (the “Interested Party Transactions”), to be terminated and settled in full without any consideration or further liability to Danube or its Subsidiaries, in each case, except for the Contracts set forth in Section 7.20 of the Danube Disclosure Letter (the “Surviving Interested Party Transactions”); provided, however, that Danube and Sellers (or any of their respective Affiliates) shall not be required to (a) terminate or cause to be terminated or settled or (b) list on Section 7.20 of the Danube Disclosure Letter, in each case, any balances, transactions, arrangements or Contracts, entered into in the ordinary course and on arm’s-length terms and prices, between Danube or any of its Subsidiaries, on the one hand, and any party which Seller C or Seller B is unaware is a Danube Interested Party (such as any portfolio company of Seller C or Seller B), as a counter-party, on the other hand. Prior to the Closing, Danube and Sellers shall deliver to Amazon evidence of such termination in form and substance reasonably acceptable to Amazon.

Section 7.21.         Release by Sellers. Each Seller’s share of the Consideration represents the only consideration to be received by such Seller in exchange for the Danube Shares owned by such Seller (other than with respect to the Trust Buyback Agreement). In exchange for such consideration and as a condition and inducement to Danube’s and Amazon’s willingness to enter into this Agreement, each Seller, for itself and on behalf of its heirs, legal representatives, successors and assigns (collectively, the “Seller Relevant Persons”), effective as of the Closing, hereby irrevocably, unconditionally and forever acquits, releases, waives and discharges Amazon, Danube and their respective Subsidiaries, and each of their respective officers, directors, employees, agents, divisions, affiliated corporations, Subsidiaries, Affiliates, managers, affiliated non-corporation entities, representatives, successors, predecessors and assigns (individually and collectively, the “Amazon Released Parties”) of and from any and all past, present and future debts, accounts, reckonings, bills, sums of money, bonds, losses, costs, expenses, Proceedings, contributions, attorneys’ fees, damages, punitive damages, controversies, covenants, Contracts, promises, Liabilities, potential claims, counterclaims or cross claims, at law or in equity, asserted or unasserted, express or implied, known or unknown, matured or unmatured, contingent or vested, liquidated or unliquidated, of any kind or nature or description whatsoever, that any of the Seller Relevant Persons had, presently has or may hereafter have or claim or assert to have against any of the Amazon Released Parties by reason of any act, omission, transaction, occurrence, conduct, circumstance, condition, harm, matter, cause or thing that has occurred or existed at any time from the beginning of time up to and including the Closing, that in any way arise from or out of, are based upon or relate to (a) such Seller Relevant Person’s or Seller Relevant Persons’, as applicable, ownership or purported ownership of Danube Shares or other securities of Danube or Danube Subsidiaries, (b) the negotiation or execution of this Agreement, such Seller’s Shareholder Agreement, the Registration Rights Agreement, the Contribution-in-Kind Agreement or any of the other documents referenced herein or the consummation of any of the Transactions, including the Acquisition, except for such Seller Relevant Person’s or Seller Relevant Persons’, as applicable, rights under this Agreement and each agreement attached as an exhibit thereto or entered into in connection therewith or (c) any Interested Party Transactions (other than a Surviving Interested Party Transaction) (collectively, after taking into account applicable exceptions, the “Seller Claims”); provided, however, that nothing in this Section 7.21 shall constitute a release or waiver of (i) with respect to each Seller Relevant Person who is an employee of Danube or any of its Subsidiaries as of the date hereof, any rights of such Seller Relevant Person to receive payment of any unpaid accrued payroll, accrued bonuses, severance benefits, vacation or similar benefits or (ii) any claims or losses relating to fraud by the Amazon Released Parties. This release is intended to be complete, global and all-encompassing and specifically includes claims that are known, unknown, fixed, contingent or conditional with respect to the matters described herein. With respect to such Seller Claims, each Seller hereby expressly waives any and all rights conferred upon it by any statute or rule of law that provides that a release does not extend to claims that the claimant does not know or suspect to exist in its favor at the time of executing the release, which if known by it must have materially affected its settlement with the Amazon Released Party, including the following provisions of California Civil Code Section 1542 to the extent applicable to such Seller: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Section 7.22.         Release by Amazon. The Danube Shares represent the only consideration to be received by Amazon in exchange for each Seller’s share of the Consideration. In exchange for such Consideration and as a condition and inducement to Sellers’ willingness to enter into this Agreement, each of Amazon Bermuda and Danube, for itself, each of its Affiliates and each of its current, former and future officers, directors, employees, partners, members, advisors, heirs, legal representatives, successors and assigns (collectively, the “Amazon Relevant Persons”), effective as of the Closing, except as set forth in Section 7.21 of the Danube Disclosure Letter (the matters contemplated thereby, the “Unreleased Claims”), hereby irrevocably, unconditionally and forever acquits, releases, waives and discharges each Seller, and each of their respective officers, directors, employees, agents, divisions, affiliated corporations, Subsidiaries, Affiliates, managers, affiliated non-corporation entities, representatives, successors, predecessors and assigns (individually and collectively, the “Seller Released Parties”) of and from any and all past, present and future debts, accounts, reckonings, bills, sums of money, bonds, Proceedings, contributions, attorneys’ fees, damages, punitive damages, controversies, covenants, Contracts, promises, Liabilities, potential claims, counterclaims or cross claims, at law or in equity, asserted or unasserted, express or implied, known or unknown, matured or unmatured, contingent or vested, liquidated or unliquidated, of any kind or nature or description whatsoever, that any of the Amazon Relevant Persons had, presently has or may hereafter have or claim or assert to have against any of the Seller Released Parties by reason of any act, omission, transaction, occurrence, conduct, circumstance, condition, harm, matter, cause or thing that has occurred or existed at any time from the beginning of time up to and including the Closing, that in any way arise from or out of, are based upon or relate to (i) the business or operations of Danube and its Subsidiaries, the Acquisition, the Transactions or the ownership of the Danube Shares by the Seller Released Parties or (ii) the negotiation or execution of this Agreement, the Shareholder Agreements, the Registration Rights Agreement, the Contribution-in-Kind Agreement or any of the other documents referenced herein or the consummation of any of the Transactions, including the Acquisition except for such Amazon Relevant Person’s or Amazon Relevant Persons’, as applicable, rights under this Agreement and each agreement attached as an exhibit thereto or entered into in connection therewith (collectively, after taking into account applicable exceptions, the “Amazon Claims”); provided, however, that nothing in this Section 7.22 shall constitute a release or waiver of any claims or losses relating to Fraud by Sellers or any Unreleased Claims. This release is intended to be complete, global and all-encompassing and specifically includes claims that are known, unknown, fixed, contingent or conditional with respect to the matters described herein. With respect to such Amazon Claims, Amazon hereby expressly waives any and all rights conferred upon it by any statute or rule of law that provides that a release does not extend to claims that the claimant does not know or suspect to exist in its favor at the time of executing the release, which if known by it must have materially affected its settlement with the Seller Released Party, including the following provisions of California Civil Code Section 1542 to the extent applicable to such Seller: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Section 7.23.         Name Change. As promptly as reasonably practicable after the date hereof, and in any event prior to the Closing Date, Danube shall, and shall cause the Danube Subsidiaries to, cease use of the “Glencore” name and any Trademarks incorporating the “Glencore” name or any abbreviations, translations, or derivations thereof (the “Glencore Name and Marks”), and change the corporate names of “Glencore Sugar Trading Ltd.” and “Glencore Agriculture Myanmar Company Limited”, and any other Danube Subsidiary that then includes the Glencore Name and Marks in its corporate name, to a new corporate name that does not include the Glencore Name and Marks or anything confusingly similar thereto. Danube shall deliver evidence of each such name change to Amazon and Sellers, including the filing and receipt documents issued by the Secretary of State or similar Governmental Entity in the jurisdiction in which such entity is organized in connection with such name change. The corporate name change requirements set forth above in this Section 7.23 shall not apply to any Danube Subsidiary which is formally dissolved prior to the Closing. Danube and the Danube Subsidiaries shall not be in breach of this Section 7.23 by reason of (i) their use of the “Glencore” name in a non-Trademark manner in connection with historical, Tax, employment or similar references to the businesses of Danube and its Subsidiaries, for purposes of prospectus and similar disclosures as are necessary and appropriate to describe in a factually accurate manner the historical relationship of Danube and its Subsidiaries and Seller, or as otherwise required to comply with applicable Law; (ii) their use of the Glencore Name and Marks in a manner that would constitute a “fair use” under applicable Law; (iii) the appearance of the Glencore Name and Marks in or on any equipment, written materials or other assets that are used solely for internal purposes and only in connection with the business of Danube and the Danube Subsidiaries (and not public display), provided that Danube and the Danube Subsidiaries shall endeavor to remove such appearances in the ordinary course of such business; or (iv) the appearance of the Glencore Name and Marks in any third party’s publications, marketing materials or other written materials, or on equipment or products, that were distributed prior to the Closing Date.

Section 7.24.        Permitted Outstanding Indebtedness. Solely with respect to Indebtedness to remain outstanding after the Closing Date (and not listed on Section 4.17(a)(v) of the Danube Disclosure Letter), other than the Danube Notes, Danube shall, and shall cause the Danube Subsidiaries and its and their respective Affiliates and Representatives to, use its and their respective reasonable best efforts to, in connection with any Contract or series of related Contracts relating to such Indebtedness, to the extent that the consummation of the Transactions would result in a breach of or default under, or give rise to any consent requirement, prepayment obligation or any right of termination, cancellation or acceleration of any obligation under, such Contracts, (a) obtain all necessary waivers or consents for the purpose of waiving any terms or provisions of such agreements, or (b) refinance, renew or replace the Indebtedness, in each case solely to be effective as at Closing, under such agreements on terms reasonably agreeable to Amazon; provided, that the Transactions shall not result in a breach of or default under, or give rise to any consent requirement, prepayment obligation or any right of termination, cancellation or acceleration of any obligation under, such Indebtedness which is refinanced. For the avoidance of doubt, Danube will not be required to take any action pursuant to this Section 7.24 after the Closing Date.

Section 7.25.         R&W Insurance Policy. Promptly following the execution of this Agreement, Amazon will pay the required deposit fee and all other payments or fees and take all necessary actions to bind Amazon’s coverage under the R&W Insurance Policy. The R&W Insurance Policy shall provide that (a) Euclid Transactional Risk LLC (the “R&W Insurer”) shall have no right of subrogation against the Sellers, and the R&W Insurer has waived any such right of subrogation, except with respect to that portion of any Losses (as defined in the R&W Insurance Policy) paid under the R&W Insurance Policy and any related costs and expenses incurred thereunder that arise from Fraud, (b) Sellers may rely upon and enforce the foregoing subrogation provision of the R&W Insurance Policy as express third-party beneficiaries thereof and (c) the foregoing subrogation provision of the R&W Insurance Policy may not be terminated, amended or modified. For the avoidance of doubt, Amazon acknowledges and agrees that the obtaining of the R&W Insurance Policy is not a condition to the Closing and Amazon shall remain obligated, subject only to the satisfaction or waiver of the conditions set forth in Article VIII of this Agreement, to consummate the transactions contemplated by this Agreement. If the Transactions are not (or are not reasonably expected to be) consummated within eighteen (18) months after the date of this Agreement, Amazon shall use commercially reasonable efforts to engage the insurers under the R&W Insurance Policy, upon reaching the six (6) month anniversary of the date of this Agreement, in additional underwriting to seek to minimize any diminishment in coverage in relation to the fact that the Transactions may not be consummated within eighteen (18) months, it being understood that (x) any such engagement and any such minimization will be at the insurers’ sole discretion, and (y) upon the insurers’ declining to engage in additional underwriting, Amazon need not seek to engage them again for at least three (3) months. The Designated Sellers and Danube agree to cooperate with Amazon in connection with such efforts (including any and all diligence related thereto); provided, however, that all costs related to such efforts incurred by Amazon or owed to the insurers under the R&W Insurance Policy shall be borne by Amazon.

Section 7.26.         Limitation on Share Acquisition and Ownership. From and after the date of this Agreement until the earlier of the (x) Closing or (y) date this Agreement is validly terminated pursuant to Article IX, each of Danube and the Sellers shall not, and shall cause its and their respective Affiliates not to, and its and their respective Representatives not to, directly or indirectly, acquire (through beneficial ownership or otherwise) any capital stock of Amazon or other securities issued by Amazon or any Amazon Subsidiary that derives its value from or has voting rights in respect of (in whole or in part) any capital stock of Amazon or any Amazon Subsidiary, or any rights, options or other derivative securities or contracts or instruments to acquire such ownership that derives its value (in whole or in part) from such securities (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing); provided, (a) in connection with Seller C, the restrictions in this Section 7.26 shall apply only to CPPIB Restricted Party and its controlled Affiliates and not any of its other Affiliates and (b) in connection with Seller B, the restrictions in this Section 7.26 shall apply only to BCI Restricted Party and its controlled Affiliates and not any of its other Affiliates.

Section 7.27.         Standstill. From and after the date of this Agreement until the earlier of the (x) Closing or (y) date this Agreement is validly terminated pursuant to Article IX, each of Danube and the Sellers shall not, and shall cause its and their respective Affiliates not to, and its and their respective Representatives acting on their behalf not to, directly or indirectly:

(a)           engage in any “solicitation” of “proxies” (as such terms are defined under Regulation 14A under the Exchange Act) or consents to vote (or withhold the vote of) any Amazon Shares, or conduct any binding or nonbinding referendum with respect to any Amazon Shares, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or consents) with respect to any Amazon Shares, or otherwise become a “participant” in a “solicitation” (as such term is defined under Regulation 14A under the Exchange Act) to vote (or withhold the vote of) any Amazon Shares or other capital stock of Amazon;

(b)          other than any statements of opinion relating to corporate governance strategy that are not specifically targeted at Amazon or the Amazon Board of Directors, make any public statement with the effect of: (i) controlling, changing or influencing the Amazon Board of Directors, management or policies of Amazon, including any plans or proposals to change the voting standard with respect to director elections, the number of directors or the removal of any directors (other than Shareholder Nominees), or to fill any vacancies on the Amazon Board of Directors (other than Shareholder Nominees), except as contemplated in this Agreement; (ii) causing any change in the capitalization, share repurchase programs and practices or dividend policy of Amazon; (iii) causing any other change in Amazon’s management, business or corporate structure; (iv) seeking to have Amazon waive or make amendments or modifications to the Amazon Governing Documents or other actions that may impede or facilitate the acquisition of control of Amazon by any person; (v) causing a class of securities of Amazon to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (vi) causing a class of securities of Amazon to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(c)           (i) seek to advise, encourage or influence any other Person or assist any third party in so advising, encouraging or influencing any other Person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum (other than such encouragement, advice or influence that is consistent with the Amazon Board of Directors’ recommendation in connection with such matter) or (ii) seek to advise, encourage or influence any Person with respect to, whether alone or in concert with others, the election, nomination or removal of a director other than as permitted by Section 7.26, and this Section 7.27;

(d)           form, join, knowingly encourage the formation of or knowingly engage in discussions relating to the formation of, or participate in a “group” as used in Section 13(d) of the Exchange Act, for the purpose of seeking control, or influencing the control of, Amazon, except for the arrangements expressly set forth in this Agreement;

(e)           offer or propose to acquire or agree to acquire (or request permission to do so), whether, directly or indirectly, by market purchases, private purchases, tender or exchange offer, through the acquisition of control of another person, by joining or participating in a “group” as used in Section 13(d) of the Exchange Act, or otherwise, any Amazon Shares or other capital stock of Amazon (or the beneficial ownership thereof) or any securities convertible or exchangeable into or exercisable for any Amazon Shares or other capital stock of Amazon (or beneficial ownership thereof) (including any derivative securities or other rights decoupled from the underlying securities of Amazon), except as permitted by and in accordance with Section 7.26;

(f)           separately or in conjunction with any third party in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, propose (publicly or privately, with or without conditions), indicate an interest in or effect or commence any tender offer or exchange offer, merger, acquisition, reorganization, restructuring, recapitalization or other business combination involving Amazon or any Amazon Subsidiary or the assets or businesses of Amazon or any Amazon Subsidiary or actively encourage or initiate or support any other third party in any such activity; provided, however, that each of Danube and the Sellers shall be permitted to vote on any such transaction in accordance with the terms and conditions of this Agreement; provided, further, for the avoidance of doubt, tendering into any tender offer or exchange offer not commenced by either Danube or the Sellers, or its or their Affiliates, will not violate this Section 7.27(f);

(g)          (i) except as expressly provided herein (and in accordance with the terms and conditions hereof), nominate, recommend for nomination or give notice of an intent to nominate or recommend for nomination a person for election at any annual or special meeting of the Amazon Shareholders at which Amazon’s directors are to be elected or (ii) (A) present at any annual or special meeting of the Amazon Shareholders any proposal (pursuant to Rule 14a-8 or otherwise) for consideration for action by the Amazon Shareholders or (B) call or seek to call, or request the call of, alone or in concert with others, or support another Amazon Shareholder’s call for, any meeting of the Amazon Shareholders, whether or not such a meeting is permitted by the Amazon Governing Documents;

(h)          encourage, facilitate, support, participate in or enter into any negotiations, agreements, arrangements or understandings with respect to, the taking of any action by any other Person in connection with the foregoing that is prohibited to be taken by Danube or the Sellers;

(i)            (i) publicly seek or publicly request permission to do any of the foregoing, (ii) publicly request to amend or waive any provision of Section 7.26 or this Section 7.27 (including this clause (i)), or (iii) publicly make or publicly seek permission to make any public announcement with respect to any of the foregoing;

(j)            contest the validity or enforceability of the agreements contained in Section 7.26 or this Section 7.27 or publicly seek a release of the restrictions contained in Section 7.26 or this Section 7.27 (whether by legal action or otherwise);

(k)           enter into any agreement, arrangement or understanding with respect to any of the foregoing; or

(l)            knowingly encourage or knowingly facilitate others to do any of the foregoing.

Article VIII.

Conditions To Closing

Section 8.1.           Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligations of each Party to effect the Transactions shall be subject to the fulfillment (or waiver, to the extent permissible under applicable Law and provided that such waiver shall only be effective as to the conditions of the waiving party; provided, however that Danube may waive conditions on behalf of one or more Sellers) at or prior to the Closing Date of the following conditions:

(a)           The Amazon Shareholder Approval (other than a vote in favor of the Danube Director Appointment as described in clause (ii) of the definition of “Amazon Shareholder Approval”) shall have been obtained.

(b)          All waiting periods (and any extensions thereof) applicable to the Transactions under the HSR Act, and any commitment to, or agreement (including any timing agreement) with, the FTC or DOJ to delay the consummation of, or not to consummate before a certain date, the Transactions, shall have expired or been terminated, and all requisite consents, clearances, authorizations and approvals pursuant to the Antitrust Laws, Foreign Investment Laws, or other Laws, as applicable, set forth on Section 8.1(b) of the Danube Disclosure Letter, and CFIUS Approval and Canada Transportation Act Approval, shall have been obtained.

(c)          No Order by any court or other tribunal of competent jurisdiction (for the avoidance of doubt, with respect to Orders pursuant to Antitrust Laws, Foreign Investment Laws, or other regulatory Laws, solely such court or tribunal in the United States, Canada, or the jurisdictions set forth on Section 8.1(b) of the Danube Disclosure Letter) shall have been issued or entered and shall continue to be in effect and no Law (for the avoidance of doubt, with respect to Laws pursuant to Antitrust Laws, Foreign Investment Laws or other regulatory Laws, solely such Laws of the United States, Canada, or the jurisdictions set forth on Section 8.1(b) of the Danube Disclosure Letter) shall have been adopted, enacted or promulgated that remains in effect or be effective, in each case, that restrains, prevents, enjoins, prohibits or makes illegal the consummation of the Transactions.

(d)           The increase in Amazon’s share capital to effect the issuance of the Share Consideration and the related amendments to the Amazon Governing Documents in connection therewith shall have been registered with the competent cantonal commercial register in Switzerland.

Section 8.2.           Conditions to Obligation of Sellers to Effect the Transactions. The obligation of Sellers to effect the Transactions is further subject to the fulfillment (or waiver by Danube on behalf of Sellers, to the extent permissible under applicable Law) at or prior to the Closing Date of the following conditions:

(a)           (i) The Amazon Fundamental Representations shall be true and correct in all respects on and as of the date of this Agreement and at the Closing (other than representations and warranties (x) which by their express terms are made solely as of a specified earlier date, which shall be true and correct in all respects as of such specified earlier date and (y) in Section 5.2(a), which may have de minimis inaccuracies) and (ii) the other representations and warranties of Amazon set forth in Article V, shall be true and correct in all respects (without giving effect to any qualifications as to materiality or Amazon Material Adverse Effect or other similar qualifications contained therein) on and as of the date hereof and at the Closing (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be true and correct in all respects as of such specified earlier date), except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Amazon Material Adverse Effect.

(b)           Amazon shall have performed and complied in all material respects with the covenants required by this Agreement to be performed or complied with by it prior to the Closing Date.

(c)           Since the date of this Agreement, there shall not have been any Amazon Material Adverse Effect.

(d)          Amazon shall have delivered to Sellers a certificate, dated the Closing Date and signed by a duly authorized officer of Amazon, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

(e)           Amazon shall have delivered to Sellers duly executed copies of the closing deliverables contemplated by Section 1.1(c)(ii).

Section 8.3.         Conditions to Obligation of Amazon to Effect the Transactions. The obligation of Amazon to effect the Transactions is further subject to the fulfillment (or the waiver by Amazon, to the extent permissible under applicable Law) at or prior to the Closing Date of the following conditions:

(a)        (i) (A) The Danube Fundamental Representations shall be true and correct in all respects on and as of the date of this Agreement and at the Closing (other than representations and warranties (x) which by their express terms are made solely as of a specified earlier date, which shall be true and correct in all respects as of such specified earlier date and (y) in Section 4.2(a), which may have de minimis inaccuracies); and (B) other representations and warranties of Danube set forth in Article IV, shall be true and correct in all respects (without giving effect to any qualifications as to materiality or Danube Material Adverse Effect or other similar qualifications contained therein) on and as of the date of this Agreement and at the Closing (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be true and correct in all respects as of such specified earlier date), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Danube Material Adverse Effect and (ii) (A) the Seller Fundamental Representations shall be true and correct in all respects on and as of the date of this Agreement and at the Closing (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be true and correct in all respects as of such specified earlier date) and (B) the other representations and warranties of Sellers set forth in Article III, shall be true and correct in all respects (without giving effect to any qualifications as to materiality or material adverse effect or other similar qualifications contained therein) on and as of the date of this Agreement and at the Closing (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be true and correct in all respects as of such specified earlier date), except as would not reasonably be expected to prevent, impair or delay the consummation of the Transactions.

(b)        Each of Sellers and Danube shall have performed and complied in all material respects with the covenants required by this Agreement to be performed or complied with by it prior to the Closing Date.

(c)        Since the date of this Agreement, there shall not have been any Danube Material Adverse Effect.

(d)        Danube shall have delivered to Amazon a certificate, dated the Closing Date and signed by a duly authorized officer, certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied with respect to Danube.

(e)        Each Seller, as applicable, shall have delivered to Amazon a certificate, dated the Closing Date and signed by a duly authorized officer, certifying to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied with respect to such Seller.

(f)         Danube and each Seller shall have delivered to Amazon the closing deliverables contemplated by Section 1.1(c)(iii) and Section 1.1(c)(iv), respectively and as applicable to such Seller.

Section 8.4.         Frustration of Closing Conditions. None of Amazon, Danube or Sellers may rely, either as a basis for not consummating the Transactions contemplated by this Agreement, on the failure of any condition set forth in Section 8.1, Section 8.2, or Section 8.3, as the case may be, to be satisfied if such failure was primarily caused by any breach of a covenant, agreement, representation or warranty of this Agreement by such Party.

Article IX.

Termination

Section 9.1.      Termination. This Agreement may be terminated and the Acquisition and the other Transactions may be abandoned (except as otherwise provided below, whether before or after receipt of the Amazon Shareholder Approval) as follows:

(a)        by mutual written consent of Amazon and the Designated Sellers;

(b)        by either Amazon, on the one hand, or the Designated Sellers, on the other hand, prior to the Closing, if there has been a breach by Danube or any Seller, on the one hand, or Amazon, on the other hand, of any representation, warranty, covenant or agreement set forth in this Agreement (other than Section 6.5), which breach would result in a condition set forth in Article VIII not being satisfied (and such breach is not reasonably capable of being cured prior to the Outside Date, or if curable prior to the Outside Date, has not been cured after the receipt of notice thereof by the defaulting Party from the non-defaulting Party within the earlier of (i) forty-five (45) calendar days or (ii) the Outside Date); provided, however, this Agreement may not be terminated pursuant to this Section 9.1(b) by any Party if such Party is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

(c)        by either Amazon or the Designated Sellers, if the Closing shall not have occurred by midnight, Eastern Time, at the end of the day on June 13, 2024 (the “Initial Outside Date”); provided, however, that in the event that at the Initial Outside Date, all of the conditions set forth in Article VIII have been satisfied other than the conditions set forth in Section 8.1(b) or Section 8.1(c) and any conditions that by their nature are to be satisfied or waived on the Closing Date, but subject to the satisfaction or waiver (when permissible) of such conditions, then the Outside Date shall automatically be extended up to two (2) times, each time for a period of three (3) months unless the Parties mutually agree to an earlier extended Outside Date; provided, further, that in the event that at the expiration of such additional two (2) three (3)-month extension periods (or such shorter period as agreed between the Parties), all of the conditions set forth in Article VIII have been satisfied other than the conditions set forth in Section 8.1(b) or Section 8.1(c) and any conditions that by their nature are to be satisfied or waived on the Closing Date, but subject to the satisfaction or waiver (when permissible) of such conditions, then each of the Designated Sellers and Amazon shall have the right (but not the obligation) to further extend the Outside Date up to two (2) additional times, each time for a period of three (3) months by written notice to Amazon or the Designated Sellers, as applicable (such date, as so extended beyond the Initial Outside Date pursuant to this Section 9.1(c), the “Extended Outside Date”); provided, however, that the right to further extend the Outside Date to the Extended Outside Date (both at the 18-month and 21-month anniversary of signing) shall be conditioned upon (a) in the case of extension by Amazon, such written notice being provided at least fifteen (15) days in advance of the Outside Date (as extended to the then-pending Outside Date), and (b) in the case of the Designated Sellers, such written notice being (1) provided at least thirty (30) days in advance of the Outside Date (as extended to the then-pending Outside Date) and (2) subject to the indemnity obligation contemplated by Section 7.14(a)(ix); provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any Party if such Party’s breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the primary cause of, or resulted in, the Closing not occurring on or prior to the Initial Outside Date or the Extended Outside Date; provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to the Designated Sellers if all Remedial Actions required to satisfy the conditions set forth in Section 8.1(b) or Section 8.1(c) have been agreed to and are in the process of being effectuated;

(d)        by either Amazon or the Designated Sellers if a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable Order or there is a Law in effect in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Acquisition (excluding the Specified Laws and Orders); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to any Party if such Party’s breach of any provision of this Agreement shall have been the primary cause of such Order or Law;

(e)        by either Amazon or the Designated Sellers, if the Amazon Shareholder Approval shall not have been obtained at the Amazon Shareholder Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken; and

(f)        by the Designated Sellers, prior to receipt of the Amazon Shareholder Approval, if (i) the Amazon Board of Directors shall have effected an Amazon Change of Recommendation or (ii) Amazon shall have materially breached Section 6.5 and failed to cure such breach within thirty (30) days following notice thereof (if such breach is curable).

Section 9.2.        Effect of Termination.

(a)        In the event of the valid termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Amazon or Danube, other than the obligations of Amazon to pay the Termination Fee or the Regulatory Termination Fee, as applicable, and other amounts set forth in this Section 9.2 (if applicable); provided, however, that subject to Section 9.2(g), nothing herein shall release any Party from liability (including any monetary damages or other appropriate remedy) for Willful Breach or for fraud or as provided for in the Confidentiality Agreement or Clean Team Agreement.

(b)        In the event of a valid termination of this Agreement by Amazon or the Designated Sellers pursuant to Section 9.1(c) (Outside Date) or Section 9.1(d) (Final Order) (only if such Order is issued pursuant to Antitrust Laws, Foreign Investment Laws, or other regulatory Laws in the United States, Canada, or the jurisdictions set forth on Section 8.1(b) of the Danube Disclosure Letter), and if on the date of such termination, all conditions to this Agreement are satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), or waived (where permissible pursuant to applicable Law), other than the conditions set forth in either Section 8.1(b) or Section 8.1(c) (with respect to Section 8.1(c), solely with respect to Orders or Laws pursuant to Antitrust Laws, Foreign Investment Laws, or other regulatory Laws), and Danube and Sellers are each not then in breach of any provision of this Agreement where such breach is the primary cause of the failure of the conditions set forth in Section 8.1(b) or Section 8.1(c) being satisfied, then Amazon shall pay, or cause to be paid, to Danube within five (5) Business Days of such termination, an amount in cash equal to $400,000,000 (the “Regulatory Termination Fee”).

(c)        In the event of a Specified Termination, Amazon shall pay, or cause to be paid, to Sellers (i) if such termination was by Amazon, prior to or substantially concurrently with, and as a condition to, such termination, or (ii) if such termination was by the Designated Sellers, within five (5) Business Days of such termination, an amount in cash equal to $400,000,000 (the “Termination Fee”).

(d)        “Specified Termination” means a valid termination of this Agreement:

    (i)        by the Designated Sellers pursuant to Section 9.1(f) (Amazon Change of Recommendation or Breach); or

     (ii)        by either Amazon or the Designated Sellers pursuant to (1) Section 9.1(c) (Outside Date) or Section 9.1(e) (No Amazon Shareholder Approval), if any Person shall have publicly disclosed a bona fide Competing Transaction Proposal after the date of this Agreement and shall not have publicly withdrawn such Competing Transaction Proposal prior to the termination hereof, provided that with respect to such termination within twelve (12) months following termination of this Agreement, Amazon shall have entered into a definitive agreement with respect to a Competing Transaction Proposal (provided, that for purposes of this clause (ii) the references to “20%” in the definition of “Competing Transaction Proposal” shall be deemed to be references to “50%”).

(e)        Each of the Parties acknowledges that (i) the agreements contained in this Section 9.2 are an integral part of the Transactions and that, without these agreements, the Parties would not enter into this Agreement, and (ii) the Termination Fee or the Regulatory Termination Fee, as applicable, if, as and when required to be paid pursuant to this Section 9.2, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the Party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

(f)        The Confidentiality Agreement, the Clean Team Agreement, this Section 9.2 and Section 10.4 through Section 10.13 shall survive any termination of this Agreement. For clarity, termination of this Agreement shall be without prejudice to the provisions of the Confidentiality Agreement and the Clean Team Agreement.

(g)        Notwithstanding anything to the contrary in this Agreement, in any circumstance in which this Agreement is terminated by Amazon or the Designated Sellers, and Danube receives payment of the Termination Fee or the Regulatory Termination Fee, as applicable, such payment shall be the sole and exclusive remedy of Danube, Sellers, their Affiliates and their respective Representatives against Amazon, any of its Representatives and Affiliates and, without limiting Section 10.16, the Debt Financing Sources for any loss or damage suffered as a result of the failure of the Transactions or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, and upon payment of such amounts, none of Amazon or any of its Affiliates or Representatives shall have any further liability or obligation relating to or arising out of this Agreement, whether in equity or at law, in contract, in tort or otherwise. In no event shall Danube and Sellers (or any combination of such Parties) be entitled to (i) payment of both the Termination Fee and the Regulatory Termination Fee, (ii) payment of the Termination Fee or the Regulatory Termination Fee, as applicable, more than once in connection with this Agreement, or (iii) receive an award of specific performance of this Agreement which results in the consummation of the Transactions, on the one hand, and payment of (x) the Termination Fee or the Regulatory Termination Fee or (y) monetary damages, as applicable, on the other hand.

Section 9.3.        Trust Buyback Agreement. Upon consummation of the transactions contemplated by the Trust Buyback Agreement, this Agreement shall terminate and be of no further force or effect solely with respect to the rights and obligations of Seller T other than Section 7.21, Section 7.22 and this Section 9.3, which shall survive such termination. For the avoidance of doubt, Seller T’s rights and obligations under the Trust Buyback Agreement shall not be subject to Section 6.1.

Article X.

Miscellaneous

Section 10.1.        Amendment and Modification; Waiver.

(a)        Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Danube Shareholder Approval or Amazon Shareholder Approval, as applicable, by written agreement of Amazon and the Designated Sellers, provided, however, that after the approval of the issuance of Share Consideration in connection with the Acquisition by the Amazon Shareholders, no amendment shall be made which by Law requires further approval by Amazon Shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of Amazon and the Designated Sellers. Notwithstanding anything to the contrary contained herein, this Section 10.1(a) and Section 10.16, Section 10.9(b), Section 10.11(a), Section 10.11(c) and Section 10.12 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified in any manner that materially negatively impacts or is otherwise materially adverse in any respect to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

(b)        At any time and from time to time prior to the Closing, either the Designated Sellers, on the one hand, or Amazon, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of any of Amazon (in the case of Danube) or Danube or Sellers (in the case of Amazon), (ii) waive any inaccuracies in the representations and warranties made to Amazon, Sellers or Danube contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of Amazon, Sellers or Danube, as applicable, contained herein. Any agreement on the part of Amazon or the Designated Sellers to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Amazon or the Designated Sellers, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 10.2.        Non-Survival of Representations and Warranties and Certain Covenants. Except with respect to representations and warranties the breach of which gives rise to an Uninsured Claim Amount and except as provided in Section 7.15(i) (including, for the avoidance of doubt, the survival period applicable to the representations and warranties in Section 4.12), none of the representations and warranties or covenants in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing. Notwithstanding the foregoing, this Section 10.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Closing, including with respect any Uninsured Claim Amount, or any claim or recovery that may be available to Amazon under the R&W Insurance Policy.

Section 10.3.        Expenses. Except as otherwise expressly provided in this Agreement, (i) if the Closing occurs, (x) Amazon Transaction Expenses shall be paid by Amazon and (y) Danube Transaction Expenses not to exceed $50,000,000 in the aggregate (inclusive of any and all such Danube Transaction Expenses paid or payable by Danube at or prior to the Closing, whether or not constituting Danube Permitted Leakage) shall be paid or reimbursed by Amazon; provided, that, Danube Transaction Expenses in excess of $50,000,000 in the aggregate (and up to $60,000,000 in the aggregate) shall be paid or reimbursed by Amazon if such expenses were (i) reasonably incurred in connection with the defense of any adversarial action brought by or before any Governmental Entity that has authority to enforce any Antitrust Law in connection with obtaining the regulatory approvals for the Transactions contemplated by Section 8.1(b), or (ii) reasonably incurred in connection with an in-depth Phase 2 investigation by the European Commission; provided, further, that Amazon shall be solely responsible for any fees or expenses incurred by the Parties’ jointly retained counsel or economists, and (iii) if the Closing does not occur, all Danube Transaction Expenses and Amazon Transaction Expenses shall be paid by the Party incurring such expenses; provided, that Amazon shall pay or reimburse the filing fees incurred in connection with notifications and filings with any Governmental Entities under any Antitrust Laws, the DPA, Foreign Investment Laws or CFIUS.

Section 10.4.        Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied or sent by email transmission (notice deemed given upon confirmation of receipt) or sent by registered or certified mail, postage or by prepaid overnight courier (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Amazon, to:

Bunge Limited

1391 Timberlake Manor Parkway

Chesterfield, MO 63017

Attention:	Joseph Podwika Lisa Ware-Alexander

Email:	[***]

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022-4834

Attention:	Charles K. Ruck Max Schleusener

Email:	charles.ruck@lw.com max.schleusener@lw.com

and if to Danube, to:

Viterra Limited

c/o Viterra B.V.

Blaak 31

3011 GA Rotterdam, Netherlands

Attention:	Matthew Weber, General Counsel & Company Secretary

Email:	[***]

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention:	Michael J. Aiello Eoghan P. Keenan

Email:	michael.aiello@weil.com eoghan.keenan@weil.com

and if to Seller G or Seller T, to:

Baarermattstrasse 3, PO Box 6341
Baar
Switzerland
Attention: Shaun Teichner
                   John Burton
Email:        [***]

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention:	Michael J. Aiello Eoghan P. Keenan

Email:	michael.aiello@weil.com eoghan.keenan@weil.com

and if to Seller C, to:

CPPIB Monroe Canada, Inc.
One Queen Street East, Suite 2500
Toronto, ON M5C 2W5
Email: [***]

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention:	Michael J. Aiello Eoghan P. Keenan

Email:	michael.aiello@weil.com eoghan.keenan@weil.com

and if to Seller B, to:

Venus Investment Limited Partnership
750 Pandora Ave
Victoria, British Columbia, Canada
V8W 0E4
Attention: Lincoln Webb
Email: [***]

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention:	Michael J. Aiello Eoghan P. Keenan
Email:	michael.aiello@weil.com eoghan.keenan@weil.com

Section 10.5.        Certain Definitions. For the purposes of this Agreement the term:

“20-Day VWAP” means the volume weighted average price of the Amazon Shares traded on NYSE, or any other national securities exchange on which the Amazon Shares are then traded (as reported by Bloomberg L.P. under the function “VWAP” or, if not reported therein, in another authoritative source mutually selected by Amazon and Danube), for the twenty (20) trading days ending on the first trading day immediately preceding the date of determination of the 20-Day VWAP.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to Amazon than those contained in the Confidentiality Agreement (excluding any standstill provisions contained therein); provided, however, that such confidentiality agreement shall not prohibit compliance by Amazon with any of the provisions of Section 6.5.

“Accredited Investor” means an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act.

“Acquisition” means the proposed acquisition by Amazon of all Danube Shares by way of a contribution-in-kind against payment of the Consideration (including the issuance by Amazon of the aggregate Share Consideration provided for in this Agreement).

“Affiliate” means, in relation to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such first person; provided, that in connection with Danube, Affiliate shall exclude any Seller, and in connection with any Seller, Affiliate shall exclude any portfolio companies of such Seller, in each case, for purposes of Article IV, Section 6.1, Section 7.3(b), Section 7.3(c), Section 7.3(f), Section 7.4, Section 7.13(a) and Section 7.20 (as used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise and the terms “controlled” and “controlling” shall have correlative meanings); provided, further, (A) in connection with Seller C, for purposes of Section 7.26 only, the definition of “Affiliate” shall be limited solely to CPPIB Restricted Party and its controlled Affiliates and (B) in connection with Seller B, for purposes of Section 7.26 only, the definition of “Affiliate” shall be limited solely to BCI Restricted Party and its controlled Affiliates.

“Amazon Board of Directors” means, prior to the consummation of the Required Assignment, the board of directors of Amazon Bermuda, and following the consummation of the Required Assignment, the board of directors of Amazon Switzerland.

“Amazon Equity Award” means any equity award granted under an Amazon Equity Plan that is or may be exercised for or paid or settled in Amazon Shares.

“Amazon Equity Plans” means the 2016 Equity Incentive Plan, 2009 Equity Incentive Plan, Equity Incentive Plan, 2007 Non-Employee Directors’ Equity Incentive Plan and 2017 Non-Employee Directors’ Equity Incentive Plan.

“Amazon Fundamental Representations” means the representations and warranties set forth in Section 5.1(a), Section 5.2(a), Section 5.3(a) and Section 5.15.

“Amazon Governing Documents” means, prior to the Required Assignment, the Memorandum of Association and Bye-laws of Amazon Bermuda and, following the Required Assignment, the Articles of Association and the Organizational Regulations of Amazon Switzerland.

“Amazon Intervening Event” means a material Effect that (a) was not known to the Amazon Board of Directors, or the material consequences of which (based on facts known to members of the Amazon Board of Directors as of the date of this Agreement) were not reasonably foreseeable, as of the date of this Agreement, (b) becomes known by the Amazon Board of Directors prior to the receipt of the Amazon Shareholder Approval, (c) does not relate to any Competing Transaction Proposal and (d) does not relate to Danube or any of its Subsidiaries.

“Amazon IT Systems” means computers, Software, hardware, servers, networks, routers, hubs, switches, data communications lines, data storage devices, and other information technology equipment owned, leased or licensed by Amazon or any of the Amazon Subsidiaries and used in connection with their respective businesses.

“Amazon Leased Real Property” means each material lease, sublease and other agreement under which Amazon or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property at which the operations of Amazon and its Subsidiaries are conducted as of the date hereof.

“Amazon Material Adverse Effect” means any Effect that, (i) individually or in the aggregate, has, or is reasonably likely to result in, a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business or results of operations of Amazon and the Amazon Subsidiaries, taken as a whole; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute an Amazon Material Adverse Effect or shall be taken into account when determining whether an Amazon Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur: (a) any changes in general United States or global economic conditions to the extent that such Effects do not disproportionately impact Amazon relative to other companies operating in the industry or industries in which Amazon operates, (b) conditions (or changes therein) in any industry or industries in which Amazon operates to the extent that such Effects do not disproportionately impact Amazon relative to other companies operating in such industry or industries, (c) general legal, Tax, economic, political or regulatory conditions (or changes therein), including any changes affecting financial, credit or capital market conditions, to the extent that such Effects do not disproportionately impact Amazon relative to other companies operating in the industry or industries in which Amazon operates, (d) any change in GAAP or interpretation thereof to the extent that such Effects do not disproportionately impact Amazon relative to other companies operating in the industry or industries in which Amazon operates, (e) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Entity to the extent that such Effects do not disproportionately impact Amazon relative to other companies operating in the industry or industries in which Amazon operates, (f) the execution and delivery of this Agreement or the consummation of the Transactions, or any actions expressly required by, or the failure to take any action expressly prohibited by, the terms of this Agreement, (g) changes in the price of Amazon Shares, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of an “Amazon Material Adverse Effect” may be taken into account), (h) any failure by Amazon to meet any internal or published projections, estimates or expectations of Amazon’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Amazon to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of an “Amazon Material Adverse Effect” may be taken into account), (i) Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, global health conditions (including any epidemic, pandemic, or disease outbreak (including the COVID-19 virus)) or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, to the extent that such Effects do not disproportionately impact Amazon relative to other companies operating in the industry or industries in which Amazon operates, (j) the public announcement of this Agreement or the Transactions, (k) the departure or threatened departure of, or adverse change or threatened adverse change in, the relationship of Amazon or any Amazon Subsidiaries with its employees, brokers, agents, independent contractors, vendors, clients or suppliers, (l) any action or failure to take any action that is consented to or requested by Danube in writing or (m) any reduction in the credit rating of Amazon or the Amazon Subsidiaries, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such reduction that are not otherwise excluded from the definition of an “Amazon Material Adverse Effect” may be taken into account) or (ii) prevents, materially impairs or materially delays Amazon from performing its material obligations under this Agreement or consummation of the Transactions prior to the Outside Date.

“Amazon Options” means all options to purchase Amazon Shares, whether granted pursuant to the Amazon Equity Plans or otherwise.

“Amazon Owned IP” means Intellectual Property owned by Amazon or an Amazon Subsidiary.

“Amazon Permitted Buybacks” means the transactions permitted by Section 7.2(e) of the Amazon Disclosure Letter.

“Amazon Permitted Dividends” means the aggregate annual dividend amount paid on the Amazon Shares in accordance with past practice (including with respect to increases), irrespective of whether the dividend is declared in the form of an annual dividend payable in quarterly installments or in quarterly dividends.

“Amazon Permitted Lien” means any (i) Lien for Taxes or governmental assessments, charges or claims of payment not yet due and payable or being contested in good faith and for which adequate accruals or reserves have been established, (ii) Lien which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business, (iii) Lien which is disclosed on the most recent consolidated balance sheet of Amazon or notes thereto or securing liabilities reflected on such balance sheet, (iv) Lien which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Amazon, (v) gaps in the chain of title evident from the records of the applicable Governmental Entity maintaining such records, easements, rights-of-way, covenants, restrictions and other encumbrances of record as of the date of this Agreement, (vi) easements, rights-of-way, covenants, restrictions and other similar encumbrances incurred in the ordinary course of business that do not materially detract from the value or the use of the real property subject thereto, (vii) statutory landlords’ liens and liens granted to landlords under any lease, (viii)  purchase money security interests, equipment leases or similar financing arrangements, (ix) non-exclusive licenses of Intellectual Property granted by Amazon or any Amazon Subsidiary in the ordinary course of business, (x) Lien which would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used or (xi) Liens that affect the underlying fee interest of any Amazon Leased Real Property.

“Amazon Shareholder Approval” means the approval of (i) (a) prior to the consummation of the Required Assignment, a majority of the votes attached to the Amazon Shares represented at the Amazon Shareholder Meeting in favor of the issuance of, or the Amazon Board of Directors’ authority to issue, based on a capital band of Amazon, the Share Consideration pursuant to the Acquisition and the related increase in the share capital of Amazon; or (b) following the consummation of the Required Assignment at least two-thirds of the votes and a majority of the nominal values attached to the Amazon Shares, each as represented at the Amazon Shareholder Meeting, in favor of the issuance of, or the Amazon Board of Directors' authority to issue, based on a capital band of Amazon, the Share Consideration pursuant to the Acquisition and the related increase in the share capital of Amazon; and (ii) a majority of the votes attached to the Amazon Shares represented at the Amazon Shareholder Meeting (whereby abstentions, broker nonvotes, blank or invalid ballots shall be disregarded for purposes of establishing the majority) in favor of the Danube Director Appointment, in each case at a duly convened Amazon Shareholder Meeting in which the majority of the votes attached to the Amazon Shares are represented at the commencement of the Amazon Shareholder Meeting; provided, that in case the number of candidates proposed for election to the Amazon Board of Directors exceeds the number of seats to be filled, the approval of the Danube Directors of such number of affirmative votes required under Amazon’s constitutional documents to be elected as members of the Amazon Board of Directors.

“Amazon Shareholder Meeting” means the special shareholders meeting of the Amazon Shareholders (and any adjournment or postponement thereof) to be convened for the purpose of seeking the Amazon Shareholder Approval.

“Amazon Subsidiaries” means the Subsidiaries of Amazon (for the avoidance of doubt, following the Swiss Redomestication, Amazon Bermuda itself shall be considered an Amazon Subsidiary).

“Amazon Superior Proposal” means a bona fide written proposal or offer constituting a Competing Transaction Proposal (other than a Competing Transaction Proposal which has resulted from a breach in any material respect of Section 6.5) (with references to 20% being deemed to be replaced with references to 50%), on terms which the Amazon Board of Directors determines in good faith after consultation with Amazon’s outside legal and financial advisors to (i) be more favorable to the Amazon Shareholders (including from a financial point of view) than the Acquisition, taking into account all relevant factors (including all the terms and conditions of such proposal or offer and this Agreement (including any changes to the terms of this Agreement agreed to in a binding written manner by Danube in response to such offer or otherwise)) and (ii) be reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal or offer.

“Amazon Switzerland Board of Directors” means the board of directors of Amazon Switzerland following the Swiss Redomestication and the Required Assignment.

“Amazon Transaction Expenses” means the legal, accounting, financial advisory, consulting and other third party fees, costs and expenses, incurred by or on behalf of Amazon or the Amazon Subsidiaries in connection with the Transactions, including expenses and fees and the premium incurred in respect of the R&W Insurance Policy.

“Anti-Terrorism Laws” means any applicable laws relating to terrorism or money laundering, including Executive Order No. 13224, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the laws comprising or implementing the Bank Secrecy Act, as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced.

“Antitrust Clearances” means all consents, clearances, approvals, permissions, licenses, variances, exemptions, authorizations, acknowledgements, permits, nonactions, Orders and waivers required to be obtained from, and all registrations, applications, notices and filings required to be made with or provided to, any Governmental Entity or other third party, under or in connection with any Antitrust Laws, in connection with the Acquisition. Without limiting the generality of the foregoing, Antitrust Clearances include (i) the expiration or termination of the HSR waiting period, (ii) the Required Antitrust Clearances, and (iii) any other consents, clearances, approvals, permissions, licenses, variances, exemptions, authorizations, acknowledgements, permits, nonactions, Orders and waivers required or advisable to be obtained from, and all registrations, applications, notices and filings required to be made with or provided to, any Governmental Entity or other third party, under or in connection with any Antitrust Laws, in connection with the implementation of the Acquisition in the jurisdictions listed under Section 10.5(a) of the Amazon Disclosure Letter.

“Antitrust Laws” mean any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act.

“BCI” means British Columbia Investment Management Corporation.

“BCI Infrastructure & Renewable Resources Group” means the Infrastructure & Renewable Resources group of BCI and any bona fide successor group(s) of the Infrastructure & Renewable Resources group of BCI that result(s) from any BCI internal reorganization or group or department name change.

“BCI Restricted Party” means BCI Infrastructure & Renewable Resources Group but excludes (i) any other investment department and/or group within BCI that is not the BCI Infrastructure & Renewable Resources Group and (ii) any and all BCI portfolio companies.

“Bribery Legislation” means all and any of the following if and as they may be applicable to Danube, Amazon or their respective Subsidiaries by their terms: the United States Foreign Corrupt Practices Act of 1977; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the United Kingdom Bribery Act 2010; the United Kingdom Proceeds of Crime Act 2002; the Corruption (Jersey) Law 2006; Republic of Ireland Criminal Justice (Corruption Offences) Act 2018; the Swiss Criminal Code; and any anti-bribery or anti-corruption related provisions in criminal and anti-competition laws or anti-bribery, anti-corruption or anti-money laundering laws (including the USA PATRIOT Act, the U.S. Bank Secrecy Act of 1970, and the U.S. Money Laundering Control Act of 1986, the Suppression of Terrorism Act 1978 (Jersey) Order 1978, the Terrorism (Jersey) Law 2002, the Proceeds of Crime and Terrorism (Miscellaneous Provisions) (Jersey) Law 2014, the Sanctions and Asset Freezing (Jersey) Law 2019 and the Sanctions and Asset Freezing (Implementation of External Sanctions) (Jersey) Order 2021) of any jurisdiction in which Amazon or Danube operates.

“Business Days” means any day other than a Saturday, a Sunday or a day on which banks in Geneva, Switzerland, New York, New York or, prior to the consummation of the Required Assignment, Hamilton, Bermuda, are authorized or required by applicable Law to be closed.

“Canada Transportation Act Approval” means (i) the Minister of Transport has given notice pursuant to Section 53.1(4) of the Canada Transportation Act of his opinion that the Transactions do not raise issues with respect to the public interest as it relates to national transportation; (ii) the Minister of Transport shall have confirmed that the Transactions are not subject to Section 53.1 of the Canada Transportation Act; or (iii) the Governor in Council shall have approved the Transactions pursuant to Section 53.2(7) of the Canada Transportation Act.

“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity.

“CFIUS Approval” means (i) CFIUS has concluded that none of the Transactions are “covered transactions” and therefore not subject to review under the DPA, (ii) CFIUS has issued a written notice that it has completed a review or investigation of a filing provided pursuant to the DPA with respect to the Transactions, and has concluded all action under the DPA or (iii) CFIUS has sent a report to the President of the United States (the “President”) requesting the President’s decision and (x) the President has announced a decision not to take any action to suspend or prohibit the Transactions, or (y) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after fifteen (15) days from the earlier of the date the President received such report from CFIUS or the end of the investigation period.

“Clean Team Agreement” means that certain Clean Team Confidentiality Agreement, dated February 17, 2023, by and between Amazon Bermuda and Danube, as the same may be amended from time to time.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Competing Transaction Proposal” means any bona fide written proposal or offer made by a Person or group at any time which is structured to permit such Person or group to acquire (whether pursuant to a merger, consolidation or other business combination, sale of shares, sale of assets, tender offer, scheme of arrangement, takeover offer, or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions) ownership of (i) assets or businesses of Amazon and the Amazon Subsidiaries that generate at least twenty percent (20%) or more of the net revenues or net income (for the 12-month period ending on the last day of Amazon’s most recently completed fiscal quarter) or that represent at least twenty percent (20%) of the total assets (based on fair market value) of Amazon and the Amazon Subsidiaries taken as a whole, or (ii) at least twenty percent (20%) of any class of capital stock, other equity securities or voting power of Amazon, in each case other than the Acquisition.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of October 11, 2022 by and between Amazon Bermuda and Danube, as the same may be amended from time to time.

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect; provided, however, that Contracts shall not include any Danube Benefit Plan.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means (a) any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar applicable Laws, directives, guidelines or recommendations promulgated by any industry group or any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act, or any other reasonable response to COVID-19 (including any such response undertaken by any similarly situated industry participants) and (b) the reversal or discontinuation of any of the foregoing.

“CPPIB Restricted Party” has the meaning set forth in Seller C’s Shareholder’s Agreement.

“Danube Competing Proposal” means any bona fide written proposal or offer made by a Person or group at any time which is structured to permit such Person or group to acquire (whether pursuant to a merger, consolidation or other business combination, sale of shares, sale of assets, tender offer, scheme of arrangement, takeover offer, or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions) ownership of (i) assets or businesses of Danube and the Danube Subsidiaries that generate at least twenty percent (20%) or more of the net revenues or net income (for the 12-month period ending on the last day of Danube’s most recently completed fiscal quarter) or that represent at least twenty percent (20%) of the total assets (based on fair market value) of Danube and the Danube Subsidiaries taken as a whole or (ii) at least twenty percent (20%) of any class of capital stock, other equity securities or voting power of Danube, in each case other than the Acquisition.

“Danube Employee” means any employee of Danube or any Subsidiary of Danube as of immediately prior to the Closing.

“Danube Fundamental Representations” means the representations and warranties set forth in Section 4.1, Section 4.2(a), Section 4.3(a) and Section 4.23.

“Danube Governing Documents” means the Memorandum and Articles of Association of Danube and any applicable Enabling Resolutions (as defined in the Articles of Association).

“Danube Interested Party” means each of the following: (a) each Person who is a shareholder, manager, director or officer of Danube or any of its Subsidiaries; (b) each member of the family of each of the Persons referred to in the foregoing clause (a); and (c) any entity (other than Danube or its Subsidiaries) in which any one of the Persons referred to in the foregoing clauses (a) and (b) is an Affiliate (excluding any portfolio companies of any of the Sellers) or holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.

“Danube IT Systems” means computers, Software, hardware, servers, networks, routers, hubs, switches, data communications lines, data storage devices, and other information technology equipment owned, leased or licensed by Danube or any of the Danube Subsidiaries and used in connection with their respective businesses.

“Danube Leakage” means, without duplication, the aggregate amount of any of the following that occur or have occurred since the Locked Box Date and at or prior to the Closing (but in each case excluding any Danube Permitted Leakage): (a) any dividend, distribution, equity repurchase or redemption, directors’ fees or return of capital authorized, declared, set aside, made or paid by Danube to or for the benefit of any Seller or Danube Interested Party (in each case, whether cash or non-cash); (b) any purchase of goods or services by, or other transactions with or for the benefit of, any Seller or Danube Interested Party not on arm’s-length terms; (c) the sale, purchase, assignment, transfer, surrender or disposal of any material asset of Danube or any of its Subsidiaries, in each case, to a Seller or Danube Interested Party; (d) any payment, guarantee or indemnity by Danube or any of its Subsidiaries relating to the obligations of or for the benefit of any Seller or Danube Interested Party; (e) the amount of any Indebtedness or claim owed to Danube or any of its Subsidiaries by any Seller or Danube Interested Party that is forgiven, released or waived; (f) any compensatory payments made or that become payable as a result of or based upon the Transactions (including transaction bonuses or other incentives) to any current or former Danube Service Provider; (g) any agreement or undertaking by Danube or any of its Subsidiaries to do any of the matters set out in clauses (a) through (f) above that are (whether or not at or prior to the Closing) actually paid, or in the case of clause (e), forgiven, released or waived, and (h) the payment or incurrence of any Tax as a consequence of (a) to (g) above.

“Danube Material Adverse Effect” means any Effect that, (i) individually or in the aggregate, has or is reasonably likely to result in, a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business or results of operations of Danube and the Danube Subsidiaries, taken as a whole; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Danube Material Adverse Effect or shall be taken into account when determining whether a Danube Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur: (a) any changes in general United States or global economic conditions to the extent that such Effects do not disproportionately impact Danube relative to other companies operating in the industry or industries in which Danube operates, (b) conditions (or changes therein) in any industry or industries in which Danube operates to the extent that such Effects do not disproportionately impact Danube relative to other companies operating in such industry or industries, (c) general legal, Tax, economic, political or regulatory conditions (or changes therein), including any changes affecting financial, credit or capital market conditions, to the extent that such Effects do not disproportionately impact Danube relative to other companies operating in the industry or industries in which Danube operates, (d) any change in IFRS or interpretation thereof to the extent that such Effects do not disproportionately impact Danube relative to other companies operating in the industry or industries in which Danube operates, (e) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Entity to the extent that such Effects do not disproportionately impact Danube relative to other companies operating in the industry or industries in which Danube operates, (f) the execution and delivery of this Agreement or the consummation of the Transactions, or any actions expressly required by, or the failure to take any action expressly prohibited by, the terms of this Agreement, provided, however, that the exceptions in this clause (f) shall not apply to Danube’s representations and warranties in Section 4.3(c), Section 4.8(d), or Section 4.13(b), (g) changes in the price of Danube Shares, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Danube Material Adverse Effect” may be taken into account), (h) any failure by Danube to meet any internal or published projections, estimates or expectations of Danube’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Danube to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Danube Material Adverse Effect” may be taken into account), (i) Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared) (including the Russia-Ukraine war), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, global health conditions (including any epidemic, pandemic, or disease outbreak (including the COVID-19 virus)), or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, to the extent that such Effects do not disproportionately impact Danube relative to other companies operating in the industry or industries in which Danube operates, (j) the public announcement of this Agreement or the Transactions, (k) the departure or threatened departure of, or adverse change or threatened adverse change in, the relationship of Danube or any of the Danube Subsidiaries with its employees, brokers, agents, independent contractors, vendors, clients or suppliers, (l) any action or failure to take any action that is consented to or requested by Amazon in writing or (m) any reduction in the credit rating of Danube or the Danube Subsidiaries, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such reduction that are not otherwise excluded from the definition of a “Danube Material Adverse Effect” may be taken into account) or (ii) prevents, materially impairs or materially delays Danube from performing its material obligations under this Agreement or consummation of the Transactions prior to the Outside Date.

“Danube Notes” means the (i) U.S. $600,000,000 2.00% notes due April 2026, (ii) U.S. $450,000,000 4.90% notes due April 2027, (iii) U.S. $600,000,000 3.20% notes due April 2031, (iv) U.S. $300,000,000 5.25% notes due April 2032, (v) EUR 500,000,000 0.375% notes due September 2025 and (vi) EUR 700,000,000 1.00% notes due September 2028.

“Danube Owned IP” means Intellectual Property owned by Danube or a Danube Subsidiary.

“Danube Permitted Dividends” means the cash dividends on the Danube Shares equal to an amount set forth on Section 10.5(b) of the Danube Disclosure Letter.

“Danube Permitted Leakage” means any of the following when made by Danube or its Subsidiaries: (i) any payment made in respect of salaries or performance, in each case, due to any employee of Danube or any of its Subsidiaries in the ordinary course of their employment without breach of any provision hereof, (ii) any payments of any Danube Transaction Expenses for amounts that do not exceed $50,000,000 in the aggregate, as adjusted pursuant to Section 10.3, (iii) the Danube Incentives Treatment, other than to the extent specified in Section 7.16(d) of the Danube Disclosure Letter, and any payments of any Danube Retention Awards and Deferred Bonuses (as defined in Section 4.8(a) of the Danube Disclosure Letter), (iv) declaration and payment of the Danube Permitted Dividends, but only if doing so would not (and would not reasonably be expected to) cause Danube a decline in the corporate family rating of Danube to be below BBB by Fitch or BBB- by S&P, (v) any ordinary course arm’s-length payment made in respect of directors’ fees and expenses to directors of Danube or any of its Subsidiaries and (vi) any payment undertaken at the written request of Amazon; provided, that for the avoidance of doubt, Danube Permitted Leakage shall exclude any other compensatory payments or benefits paid or that become payable to any current or former Danube Service Provider as a result of or based upon the occurrence of the Closing, including the payment or incurrence of any Tax in connection with the payment of such amounts.

“Danube Permitted Lien” means any(i) Lien for Taxes or governmental assessments, charges or claims of payment not yet due and payable or being contested in good faith and for which adequate accruals or reserves have been established, (ii) Lien which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business and for which no amounts are delinquent thereunder, (iii) Lien which is disclosed on the most recent consolidated balance sheet of Danube or notes thereto or securing liabilities reflected on such balance sheet, (iv) Lien (A) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Danube or (B) securing Indebtedness incurred pursuant to Section 6.2(o)(iv) of this Agreement, (v) easements, rights-of-way, covenants, restrictions other similar encumbrances and other Liens (which do not secure Indebtedness) in each case incurred in the ordinary course of business that do not materially detract from the value or the use of the real property subject thereto, (vi) statutory landlords’ liens and liens granted to landlords under any lease, (vii) purchase money security interests, equipment leases or similar financing arrangements, (viii) non-exclusive licenses of Intellectual Property granted by Danube or any Danube Subsidiary in the ordinary course of business, or (ix) Liens which do not secure Indebtedness and would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used or the value of such real property.

“Danube Retention Awards” means the arrangements described on Section 10.5(d) of the Danube Disclosure Letter.

“Danube Service Provider” means any director, employee, officer, manager, consultant or independent contractor of Danube or any Danube Subsidiary.

“Danube Shareholder Approval” means the prior written approval of each 35 percent (35%) Shareholder and each 25 percent (25%) Shareholder (as respectively defined in the Danube Governing Documents) of this Agreement and approving the Transactions, (including the Acquisition), which is provided in accordance with the requirements of the Danube Governing Documents and the Danube Shareholders' Agreement, respectively.

“Danube Shareholders” means the holders of any equity interests in Danube.

“Danube Shareholders’ Agreement” means that certain shareholders’ agreement relating to Danube, by and among Danube, Seller B, Seller C, Seller G and Seller T, dated as of December 1, 2016 (as amended).

“Danube Subsidiaries” means the Subsidiaries of Danube (which, for the avoidance of doubt, shall include Gavilon Agriculture Investment, Inc. and any of its Subsidiaries).

“Danube Transaction Expenses” means, without duplication, the legal, accounting, financial advisory, consulting and other third party fees, costs and expenses, incurred by or on behalf of Sellers, Danube or the Danube Subsidiaries in connection with this Agreement and the Transactions.

“Data Protection Laws” means any applicable Laws relating to data security, data breach notification, and the Processing of any Personal Information including as applicable the General Data Protection Regulation 2016/679, the Privacy and Electronic Communications Directive 2002/58/EC, the UK Data Protection Act 2018, the UK General Data Protection Regulation as defined by the DPA as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019, and the Privacy and Electronic Communications Regulations 2003, and any relevant law, rule or other binding instrument which implements any of the above, in each case as applicable and in force, and as amended, consolidated, re-enacted or replaced from time to time.

“Data Protection Requirements” means all applicable (i) Data Protection Laws, (ii) written policies relating to the Processing and security of Personal Information, and (iii) contractual obligations relating to the Processing of Personal Information.

“Debt Financing” means any debt financing obtained by Amazon (including any such financing provided to Danube or any Danube Subsidiary) for the purpose of funding the Transactions or Amazon and Danube’s combined operations, whether pursuant to a new credit facility, bond offering or other debt instrument or facility, or an amendment, amendment and restatement, supplementation or other modification of any existing credit facility, bond offering or other debt instrument or facility of Amazon or Danube, or otherwise.

“Debt Financing Sources” means the Persons (other than Amazon or any of its Subsidiaries or controlling persons) that may provide or otherwise enter into agreements in connection with Amazon’s Debt Financing, including any Persons that may commit to provide or otherwise enter into definitive financing documents contemplated by any commitment letter (and their respective successors and permitted assigns) together with, in each case, their Affiliates, officers, directors, employees, advisors, consultants and other representatives.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Environmental Law” means any and all applicable Laws that: regulate or relate to pollution or the protection or clean-up of the environment; the generation, use, treatment, storage, transportation, handling, disposal or Release of Hazardous Substances; the preservation or protection of natural resources; or, to the extent related to exposure to Hazardous Substances, the health and safety of persons, including protection of the health and safety of employees.

“Environmental Liability” means any Liabilities (including any notices, claims, complaints, suits or other assertions of Liability) that are: (a) related to the environment (including on-site or off-site contamination by Hazardous Substances of surface or subsurface soil or water), or (b) based upon (i) any provision of Environmental Laws or (ii) any claims, demands, consents, or Orders issued or otherwise imposed by any Governmental Entity, including: fines, penalties, judgments, awards, settlements, losses, damages, costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements relating to environmental matters; defense and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) relating to environmental matters; and financial responsibility for (x) clean-up costs and injunctive relief and (y) compliance or remedial measures required under Environmental Laws.

“Environmental Permits” means any Permit, issued or required under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business (whether or not incorporated) that, together with, any other entity, trade or business is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Fitch” means Fitch Ratings, Inc. (or any successor).

“Foreign Investment Laws” mean any trade regulation laws that are designed or intended to prohibit, restrict or regulate mergers and acquisitions involving foreign investors other than the DPA or applicable national security laws.

“Fraud” means actual and intentional fraud under Delaware common law with respect to the express representations and warranties made in this Agreement or in the documents and certificates delivered pursuant to this Agreement.

“Government Official” means (a) any director, official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (b) a person holding a legislative, administrative or judicial position of any kind, regardless of whether elected or appointed, of a Governmental Entity, (c) an officer of, or individual who holds a position in, a political party, (d) a candidate for political office, (e) an individual who holds any other official, ceremonial or other appointed or inherited position with a Governmental Entity, (f) directors, officers and employees of wholly or partially state-owned, state-controlled or state-operated enterprises or (g) any individual who exercises a public function for or on behalf of a country or territory or for any public agency or public enterprise of that country or territory.

“Governmental Entity” means (a) any transnational, supranational, national, federal, tribal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, military, legal, regulatory, taxing, or administrative functions of or pertaining to government, including universities and hospitals, (b) any public international governmental organization (including the World Bank, the United Nations, the International Monetary Fund and the OECD), or (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition or (d) any company, association, organization, business, enterprise or other entity which is owned, whether in whole or in part, or controlled by any person listed in (a) to (c) above.

“Hazardous Substances” means any chemical, material, substance or waste, whether solid, liquid or gas, that is defined or regulated as hazardous or toxic or as a pollutant or contaminant, or words of similar meaning or regulatory intent under any Environmental Law, including any petroleum product or byproduct, chlorinated solvent, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), per- and polyfluoroalkyl substances (or PFAS), dioxins, dibenzofurans, heavy metals and toxic mold.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means with respect to any Person, (a) all liabilities of Danube and its Subsidiaries for borrowed money, (b) all liabilities of Danube and its Subsidiaries evidenced by a note, mortgage, bond, indenture or similar instrument, (c) all liabilities of Danube and its Subsidiaries as lessee under leases required to be accounted for as capital (and not operating) leases, (d) all liabilities of Danube and its Subsidiaries for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of business), (e) all liabilities of Danube and its Subsidiaries under any interest rate or currency swap transactions, cap, collar or other hedging instruments (valued at the termination value thereof), (f) all liabilities of Danube and its Subsidiaries created or arising under any conditional sale or other title retention agreement with respect to acquired property (even if the rights and remedies of the seller or lender under such agreement are limited to repossession or sale of such property), (g) all liabilities of the type referred to in clauses (a)-(f) of other Persons for the payment of which Danube or any of its Subsidiaries is responsible or liable as a guarantor, (h) all liabilities of Danube and its Subsidiaries owed to one or more Danube Interested Parties and (i) any accrued interest, fees, premiums, penalties and other obligations relating to any indebtedness or other obligations of the type referred to in any other clause of this definition, including any amounts payable in connection with the repayment thereof on or prior to the Closing Date. Notwithstanding the foregoing, “Indebtedness” shall not include any letters of credit, surety bond, performance bond or similar obligation to the extent not drawn upon.

“Intellectual Property” means all intellectual property rights throughout the world, including: (a) patents and patent applications, (b) trademarks, service marks, trade dress, trade names and corporate names, and other indicia of source or origin, whether registered or unregistered, together with any registrations and applications for registration thereof (“Trademarks”), (c) copyrights, mask works, and designs, whether registered or unregistered, and any registrations and applications for registration thereof, (d) trade secrets and other intellectual property rights in confidential or proprietary information, including intellectual property rights in know-how, concepts, methods, processes, schematics, drawings, formulae, technical data, techniques, protocols, specifications, research and development information, technology, and business plans, (e) intellectual property rights in Software, databases and data collections, and (f) domain name registrations.

“IRS” means the United States Internal Revenue Service.

“knowledge” will be deemed to be, as the case may be, the actual knowledge after reasonable inquiry of (a) the Persons listed on Section 10.5(c) of the Amazon Disclosure Letter with respect to Amazon, (b) the Persons listed on Section 10.5(c) of the Danube Disclosure Letter with respect to Danube or (c) the Persons listed on Section 10.5(c) of Sellers Disclosure Letter with respect to Sellers.

“Law” means any applicable federal, tribal, state, local, foreign or multinational statute, code, rule, regulation, requirement, Order, decree or ordinance or other pronouncement of any Governmental Entity having the effect of law, including common law, as in effect now or prior to the Closing.

“Leakage Survival Period” means six (6) months from the Closing Date.

“Liability” means any liability, indebtedness, obligation, duty, deficiency, interest, Tax, penalty, fine, award, demand, judgment, cause of action or other loss (including loss of benefit), cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, direct or indirect, liquidated or unliquidated, whether or not foreseeable, and whether due or become due and regardless of when asserted.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, covenant, condition, restriction, easement, right of way, lease, sublease, encumbrance, claim, option, right of first offer, right of first refusal, preemptive right, title retention agreement or lease in the nature thereof, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Locked Box Date” means January 1, 2023.

“Locked Box Straddle Period” means any Tax period beginning before or on and ending after the Locked Box Date. In the case of any Taxes of Danube or the Danube Subsidiaries for a Locked Box Straddle Period, such Taxes shall (i) in the case of real property, personal property and similar ad valorem Taxes, be allocated to a Pre-Locked Box Date Tax Period in an amount equal to the amount of such Taxes for the entire Locked Box Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Locked Box Straddle Period through and including the Locked Box Date and the denominator of which is the number of days in the entire Locked Box Straddle Period, and (ii) in the case of any other Taxes, be allocated to a Pre-Locked Box Date Tax Period in an amount equal to the amount of Taxes that would be payable if the relevant Locked Box Straddle Period ended on the Locked Box Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Locked Box Date and the period after the Locked Box Date in proportion to the number of days in each such period.

“Losses” means all losses, damages, costs, Proceedings, Liabilities and expenses (including Taxes, reasonable attorneys’ and accountants’ fees, and court or similar costs); provided, however, that “Losses” shall not include punitive or exemplary damages, except to the extent such damages are awarded in connection with a claim by a third party.

“Minority Interests” means the entities listed on Section 4.2(b) of the Danube Disclosure Letter and any entity with a book value of $15 million or more in which Danube or a Danube Subsidiary holds less than a majority of the equity interests.

“NYSE” means the New York Stock Exchange.

“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity or arbitrator (in each case, whether temporary, preliminary or permanent).

“ordinary course of business” means the ordinary and usual course of day-to-day business and operations of Danube and each of its Subsidiaries or Amazon and each of its Subsidiaries, as applicable, consistent with past practice, taken as a whole, provided, that actions or omissions (a) taken or to be taken by Danube and each of its Subsidiaries or Amazon and each of its Subsidiaries, as applicable, that each reasonably believed were necessary or appropriate, in good faith and from time to time to mitigate, remedy, respond to or otherwise address the effects of COVID-19 or any COVID-19 Measures or other health measures and health emergencies, and the results thereof or (b) that a reasonably prudent operator of a business in similar circumstances in the industries in which Danube and each of its Subsidiaries or Amazon and each of its Subsidiaries operate would take or omit to take in response to the occurrence of any circumstances listed in (i)(a) or (b) or (ii) of the definition of “Danube Material Adverse Effect” or “Amazon Material Adverse Effect”, in each case, shall be considered to have been taken in the ordinary course of business.

“Outside Date” means the Initial Outside Date or the Extended Outside Date, as applicable.

“Payment Schedule” means the schedule to be delivered to Amazon by Danube, including: (a) a list of each Seller, (b) the number of Danube Shares held by each Seller immediately prior to the Closing, (c) each Seller’s pro rata portion of the Cash Consideration, (d) the number of Amazon Shares issuable to each Seller, except Seller T, as Share Consideration pursuant to Section 1.1(c)(i)(B), (e) the amount of cash payable to each Seller in lieu of fractional Amazon Shares pursuant to Section 1.1(c)(i)(B) and (f) wire instructions for any payment hereunder to be made to such Seller.

“Permits” means all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, exceptions, waivers, consents, certificates, clearances, permissions, approvals, orders and registrations of any Governmental Entity.

“Permitted Dividends Shortfall” means, if applicable, the amount that the Danube Permitted Dividends exceeds actual dividends paid and distributions made by Danube to Sellers between the Locked Box Date and the Closing Date.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Personal Information” means all information that identifies or could be used to identify an individual person, in addition to any definition for “personal information” or any similar term provided by the Data Protection Laws.

“Post-Locked Box Date Taxes” means any Taxes of Danube or any Danube Subsidiary incurred in the ordinary course of business arising in or with respect to any taxable period beginning after the Locked Box Date and that portion of any Locked Box Straddle Period beginning on the day after the Locked Box Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending at the close of business on (and including) the Closing Date.

“Pre-Locked Box Date Tax Period” means any Tax period ending on or before the Locked Box Date and that portion of any Locked Box Straddle Period ending at the close of business on (and including) the Locked Box Date.

“Proceeding” means any judicial, administrative, arbitral or other action, cause of action, claim, counterclaim, cross claim, suit, hearing, litigation, arbitration, mediation, charge, complaint, audit, examination, inquiry, investigation or other proceeding.

“Process” or “Processing” or “Processed” means, with respect to data, the access, use, collection, treatment, processing, storage, hosting, recording, organization, adaption, alteration, transfer, retrieval, transmittal, consultation, disclosure, disposal, dissemination or combination of such data.

“Products” means the products produced, handled, marketed, stored, transported, refined or processed by Danube and its Subsidiaries as of the date hereof.

“R&W Insurance Policy” means the representation and warranty insurance policy expected to be issued to Amazon with respect to this Agreement or any other additional representation and warranty insurance policy issued to Amazon with respect to this Agreement.

“Recovery Costs” means any Losses, punitive damages, or exemplary damages, of or incurred by Amazon, Danube, any Amazon Subsidiary, or any Danube Subsidiary, in connection with or otherwise related to any Matters (as defined in Section 6.7 of the Danube Disclosure Letter) or the CPPIB Subscription Letter, or Amazon's and Danube's performance of their obligations under Section 6.7.

“Reference Date” means January 1, 2020.

“Registered Danube IP” means all patents, registered Trademarks, registered copyrights, pending applications for the foregoing and domain name registrations that are owned by Danube or any Danube Subsidiary.

“Regulatory Clearances” means all consents, clearances, approvals, permissions, licenses, variances, exemptions, authorizations, acknowledgements, permits, nonactions, Orders and waivers required to be obtained from, and all registrations, applications, notices and filings required to be made with or provided to, any Governmental Entity or other third party, other than under or in connection with Antitrust Laws, the DPA or the implementation of the Acquisition.

“Release” means any presence, release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, dumping or migration into or through the indoor or outdoor environment.

“Remedy Threshold” has the meaning set forth in Section 7.3(c) of the Amazon Disclosure Letter.

“Representatives” means, when used with respect to Amazon or Danube, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Amazon or Danube, as applicable, and its Subsidiaries.

“Required Antitrust Clearances” means the Antitrust Clearances to be received in the jurisdictions listed under Section 10.5(d) of the Amazon Disclosure Letter (and such jurisdictions, the “Required Antitrust Jurisdictions”).

“Required Regulatory Clearances” means the Regulatory Clearances set forth on Section 10.5(e) of the Amazon Disclosure Letter.

“Rural Partnership Agreement” means partnerships related to Danube’s sugar plantations (commonly referred to as contratos de parceria agrícola).

“S&P” means S&P Global Ratings (or any successor).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Seller Fundamental Representations” means the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3(a) and Section 3.8.

“Seller Governing Documents” means each Seller’s Articles or Certificate of Incorporation, Organization or Formation (or their equivalent), together with such Seller’s bylaws, partnership agreement, limited liability company/operating agreement, stockholders’ agreement or any organization or other constituent document, as applicable, each as it may be amended from time to time.

“Seller Related Party” means Sellers and each of their respective affiliates and their respective affiliates’ stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives.

“Shareholder Nominee” has the meaning set forth in the Shareholder Agreements.

“Software” means any computer software, including programs applications, source and object codes, data bases and documentation related to the foregoing.

“Specified Laws and Orders” means (i) any Antitrust Law of any jurisdiction that is not a Required Antitrust Jurisdiction, (ii) any Order related to any Antitrust Law other than an Antitrust Law in a Required Antitrust Jurisdiction by a Governmental Entity of competent jurisdiction in such Required Antitrust Jurisdiction, (iii) any regulatory Law of any jurisdiction that does not give rise to a Required Regulatory Clearance, and (iv) any Order related to any regulatory Law other than the applicable Laws giving rise to a Required Regulatory Clearance by a Governmental Entity of competent jurisdiction in the jurisdiction corresponding to such Required Regulatory Clearance.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date. In the case of any Taxes of Danube or the Danube Subsidiaries for a Straddle Period, such Taxes shall (i) in the case of real property, personal property and similar ad valorem Taxes, be deemed to be Taxes of Danube or the Danube Subsidiaries for a Pre-Closing Tax Period in an amount equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any other Taxes, be deemed to be Taxes of Danube or the Danube Subsidiaries for a Pre-Closing Tax Period in an amount equal to the amount of Taxes that would be payable if the relevant Straddle Period ended on the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Swiss Code” means the Swiss Code of Obligations, as amended.

“Swiss Tax Rulings” shall mean the Swiss Tax Ruling applications to be filed with the following divisions of the Swiss Federal Tax Authorities: (i) External Audit Division – Team Rulings (“Division Contrôle Externe – Team Rulings”); and (ii) Refund Division – Team 5 (“Division Remboursement – Equipe 5”).

“Takeover Statutes” mean any “business combination”, “control share acquisition”, “fair price”, “moratorium” or other takeover or anti-takeover statute or similar Law.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts, and other similar charges and fees imposed by any Governmental Entity or domestic or foreign taxing authority, including income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, escheat, unclaimed property, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.

“Tax Act” means the Income Tax Act (Canada), as amended, and the regulations promulgated and rulings issued thereunder.

“Tax Regulations” means the Income Tax Regulations (Canada).

“Tax Reserve Schedule” means Exhibit F, specifically identifying on an item-by-item basis each accrual or reserve for Taxes set forth on the Danube Financial Statements and setting forth the applicable entities, applicable jurisdiction, tax years at issue, specified amount of the accrual or reserve (in U.S. dollars and any applicable foreign currency), and a reasonable and accurate description of the issue under applicable Law. No amount identified on the Tax Reserve Schedule shall exceed the applicable accrual or reserve for Taxes set forth on the Danube Financial Statements except with Amazon’s written consent (not to be unreasonably withheld, conditioned or delayed). The Tax Reserve Schedule shall not be final without the written consent of Amazon (not to be unreasonably withheld, conditioned or delayed) and shall be finalized no later than the date of this Agreement.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated Tax filing or declaration filed or required to be filed with any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Terminated Interested Party Transactions” means all Interested Party Transactions, other than the Surviving Interested Party Transactions.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Treasury Regulations” means the regulations promulgated from time to time under the Code (including corresponding provisions and succeeding provisions) as in effect for the relevant Tax period.

“Trust” means the Viterra Employee Benefit Trust established by Danube and Seller T pursuant to a Settlement dated August 25, 2016, as amended from time to time.

“Trust Fund” means all the assets and property from time to time held by Seller T in its capacity as trustee of the Trust.

“Uninsured Claim Amount” shall mean an amount (if any) equal to (a) the amount which would have been paid or payable to Amazon under the terms of the R&W Insurance Policy (after exhaustion of the applicable self-insured retention) for a breach by Sellers or Danube of their respective representations and warranties under this Agreement had the Closing Date occurred prior to the eighteen (18)-month anniversary of the execution of this Agreement, less (b) the amount actually paid to Amazon under the terms of the R&W Insurance Policy, as such terms operate and/or are adjusted (including in relation to the application or non-application of a “materiality scrape”) with respect to such breach in relation to the fact that the Closing Date occurred after the eighteen (18)-month anniversary of Closing or after the twenty-one (21)-month anniversary of Closing, as applicable (after exhaustion of the applicable self-insured retention); provided, however, for the avoidance of doubt, that the Uninsured Claim Amount shall exclude any amount relating to Taxes.

“Union” shall mean a labor or trade union, works council, employee association or other labor organization or bargaining unit representative.

“Willful Breach” means a deliberate act or failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether breaching this Agreement was the conscious object of the act or failure to act. For the avoidance of doubt, and without limiting the meaning of Willful Breach, the Parties acknowledge and agree that any failure by any Party to consummate the Transactions after the applicable conditions set forth in Article VIII have been satisfied or waived (other than the conditions in Article VIII that by their nature are to be satisfied or waived on the Closing Date) shall constitute a Willful Breach of this Agreement.

Section 10.6.      Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Accounting Firm	Section 7.14(h)
Agreement	Preamble
Amazon 401(k) Plan	Section 7.16(d)
Amazon Bermuda	Preamble
Amazon Bermuda Shares	Section 5.2(a)
Amazon Board Recommendation	Recitals
Amazon Capitalization Date	Section 5.2(a)
Amazon Change of Recommendation	Section 6.5(a)
Amazon Claims	Section 7.22
Amazon Disclosure Letter	Article V
Amazon Financial Statements	Section 5.4(b)
Amazon Indemnified Parties	Section 7.14(a)
Amazon Permits	Section 5.6(a)
Amazon Released Parties	Section 7.21
Amazon Relevant Persons	Section 7.22
Amazon SEC Documents	Section 5.4(a)
Amazon Shareholders	Recitals
Amazon Shares	Section 5.2(a)
Amazon Switzerland	Recitals
Available Financing	Section 7.13(a)
Benefits Continuation Period	Section 7.16(a)
Cash Consideration	Section 1.1(c)(i)(A)
CFIUS Notice	Section 7.3(a)
Closing	Section 1.1(a)
Closing Date	Section 1.1(a)
Consideration	Section 1.1(c)(i)
Continuing Employee	Section 7.16(a)
Contribution-in-Kind Agreement	Section 2.2
D&O Insurance	Section 7.5
Danube	Preamble
Danube 401(k) Plan	Section 7.16(d)
Danube Benefit Plan	Section 4.8(a)

Danube Board of Directors	Recitals
Danube Closing Statement	Section 1.1(b)
Danube Director Appointment	Section 7.11(a)
Danube Directors	Section 7.11(a)
Danube Disclosure Letter	Article IV
Danube Financial Statements	Section 4.4(a)
Danube Foreign Benefit Plan	Section 4.8(h)
Danube Leased Real Property	Section 4.16(b)
Danube Material Contracts	Section 4.17(a)
Danube Owned Real Property	Section 4.16(a)
Danube Permits	Section 4.6(b)
Danube Shares	Section 4.2(a)
Danube UK DB Plan	Section 4.8(h)
Deductible	Section 7.14(c)
Designated Sellers	Section 10.15
Dispute	Section 7.14(h)
DOJ	Section 7.3(b)
DPA	Section 7.3(a)
Estimated Leakage	Section 1.1(b)
Extended Outside Date	Section 9.1(c)
Food Laws	Section 4.19
FTC	Section 7.3(b)
GAAP	Section 5.4(b)
Gavilon Agreement	Section 7.14(a)
Glencore Name and Marks	Section 7.23
IFRS	Section 4.4(a)
Indemnified Parties	Section 7.5
Indemnity Notice	Section 7.15(d)(i)(B)
Initial Outside Date	Section 9.1(c)
Integration Management Committee	Section 7.2(b)
Interested Party Transactions	Section 7.20
Labor Agreement	Section 4.13(a)
Lock-Up Agreement	Recitals
Marketing Documentation	Section 7.13(a)
Multiemployer Plan	Section 4.8(d)
New Plans	Section 7.16(c)
OFAC	Section 4.21(b)(i)
Old Plans	Section 7.16(c)
Parties	Preamble
Party	Preamble
Payoff Indebtedness	Section 1.1(c)(iii)(F)
Payoff Letters	Section 1.1(c)(iii)(F)
Payoff Letter Ancillaries	Section 1.1(c)(iii)(F)
PBGC	Section 4.8(e)
Pension Plan	Section 4.8(d)
Permitted Redactions	Section 7.3(b)

Prohibited Party	Section 4.21(b)(ii)
Prorated Bonuses	Section 7.16(d)
Proxy Statement	Section 6.6(a)
Registration Rights Agreement	Recitals
Regulatory Termination Fee	Section 9.2(b)
Remedial Actions	Section 7.3(c)
Replacement Financing	Section 7.12(e)
Required Assignment	Recitals
Restricted Danube Shares	Section 4.2(a)
R&W Insurer	Section 7.25
Sanctioned Country	Section 4.21(b)(ii)
Sanctions	Section 4.21(b)(i)
Seller	Preamble
Seller B	Preamble
Seller C	Preamble
Seller Claims	Section 7.21
Seller G	Preamble
Seller Indemnity Percentage	Section 7.14(b)
Seller Parties	Section 10.15
Seller Released Parties	Section 7.22
Seller Relevant Persons	Section 7.21
Seller Taxes	Section 7.14(a)
Sellers	Preamble
Sellers Disclosure Letter	Article III
Seller T	Preamble
Share Consideration	Section 1.1(c)(i)(B)
Shareholder Agreements	Recitals
Shareholder’s Agreement	Recitals
Specified Termination	Section 9.2(d)
Survival Expiration Date	Section 7.15(i)
Surviving Interested Party Transactions	Section 7.20
Swiss Redomestication	Recitals
Tax Matter	Section 7.15(e)(i)(A)
Termination Fee	Section 9.2(c)
Trade Controls	Section 4.21(b)(i)
Transactions	Recitals
Transfer Taxes	Section 7.15(c)
WARN Act	Section 4.13(c)

Section 10.7.        Interpretation. The following rules of interpretation shall apply to this Agreement: (i) the words “hereof”, “hereby”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the table of contents and captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation hereof; (iii) references to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified; (iv) all schedules annexed to this Agreement or referred to in this Agreement, including the Danube Disclosure Letter and the Amazon Disclosure Letter, are incorporated in and made a part of this Agreement as if set forth in full in this Agreement; (v) any capitalized term used in any schedule annexed to this Agreement, including the Danube Disclosure Letter or the Amazon Disclosure Letter, but not otherwise defined therein shall have the meaning set forth in this Agreement; (vi) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and references to any gender shall include all genders; (vii) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import; (viii) “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (ix) references to any applicable Law shall be deemed to refer to such applicable Law as amended from time to time and to any rules or regulations promulgated thereunder; (x) references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided, however, that with respect to any Contract listed on any schedule annexed to this Agreement or referred to in this Agreement, including the Danube Disclosure Letter or the Amazon Disclosure Letter, all such amendments, modifications or supplements (other than such amendments, modifications or supplements that are immaterial) must also be listed on the appropriate schedule; (xi) references to any Person include the successors and permitted assigns of that Person; (xii) references “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively; (xiii) references to “dollars” and “$” means U.S. dollars; (xiv) the term “made available” and words of similar import mean that the relevant documents, instruments or materials were (A) with respect to Amazon, posted and made available to Amazon on the Danube due diligence data site (or in any “clean room” or as otherwise provided on an “outside counsel only” basis), or, with respect to Danube, posted or made available to Danube on the Amazon due diligence data site (or in any “clean room” or as otherwise provided on an “outside counsel only” basis), as applicable, in each case, at least one (1) day prior to the date hereof; or (B) filed or furnished to the SEC prior to the date hereof; (xv) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”; (xvi) any reference to a Swiss legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Switzerland, be deemed to include a reference to what most nearly approximates in that jurisdiction to the Swiss legal term, (xvii) references to times are to New York City times unless otherwise specified; (xviii) “or” shall not be given its disjunctive or exclusive meaning; (xix) references to “days” shall mean “calendar days” unless expressly stated otherwise; (xx) the Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement and (xxi) for purposes of this Agreement, upon consummation of the Required Assignment, all references to “Amazon” shall be deemed to be references to “Amazon Switzerland” or “Amazon Bermuda”, as applicable.

Section 10.8.        Counterparts. This Agreement may be executed manually or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties.

Section 10.9.        Entire Agreement; Third-Party Beneficiaries.

(a)       This Agreement (including the Danube Disclosure Letter and the Amazon Disclosure Letter), the Confidentiality Agreement, the Trust Buyback Agreement and the Clean Team Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 9.1, the Parties shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b)       Except as provided in Section 7.5, no provision of this Agreement (including Section 9.2 and including the Danube Disclosure Letter and the Amazon Disclosure Letter), express or implied, is intended to confer upon any Person other than the Parties any rights or remedies hereunder; provided, however, that nothing in this Section 10.9(b) shall limit the right of Danube or Amazon to seek damages as contemplated by Section 9.2(a). The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.1 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding anything to the contrary in the foregoing, the Debt Financing Sources shall be express third party beneficiaries of Section 10.16, Section 10.1(a), Section 10.11(a), Section 10.11(c), and Section 10.12 each of such Sections shall expressly inure to the benefit of the Debt Financing Sources and the Debt Financing Sources shall be entitled to rely on and enforce the provisions of such Sections.

Section 10.10.        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Acquisition is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Acquisition is fulfilled to the extent possible.

Section 10.11.        Governing Law; Jurisdiction.

(a)       This Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to conflicts of laws principles that would result in the application of the Law of any other jurisdiction; provided, however, notwithstanding anything to the contrary contained herein, any right or obligation with respect to any Debt Financing Source in connection with this Agreement, the Debt Financing, the debt commitment letter in respect thereof and the transactions contemplated hereby and thereby, and any claim, controversy, dispute, suit, action or proceeding relating thereto or arising thereunder, shall be governed by and construed in accordance with the law of the State of New York; provided, further, however, that (i)(A) Section 5.2 (Share Capital), and Section 5.16 (Amazon Switzerland), and (B) the Share Consideration and matters related thereto and the duties of the Amazon Switzerland Board of Directors and the interpretation thereof shall, in each case, to the extent required by the Laws of Switzerland, be governed by, and construed in accordance with, the Laws of Switzerland, (ii)(A) Section 5.2 (Share Capital), Section 7.1 (Swiss Redomestication and Required Assignment), and Section 7.11 (Amazon Board of Directors; Amazon Management), and (B) the Share Consideration and matters related thereto and the duties of the Amazon Board of Directors (as existing prior to the consummation of the Required Assignment), and the interpretation thereof shall, in each case, to the extent required by the Laws of Bermuda, be governed by, and construed in accordance with, the Laws of Bermuda and (iii)(A) Section 4.2 (Capitalization), and (B) the duties of the Danube Board of Directors, and the interpretation thereof shall, in each case, to the extent required by the Laws of Jersey, be governed by, and construed in accordance with, the Laws of Jersey.

(b)       Subject to Section 10.11(c) each of the Parties and the Seller Related Parties (to the extent not a Party) hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 10.11 in the manner provided for notices in Section 10.4. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

(c)       Notwithstanding anything herein to the contrary, each Party, each Seller Related Party (to the extent not a Party) and each of the other parties hereto irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Transactions contemplated hereby (including the Debt Financing), and agrees that all claims in respect of any such action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Transactions contemplated hereby (including the Debt Financing) or thereby in any such New York State court or in any such Federal court, (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (iv) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party, each Seller Related Party (to the extent not a Party) and each of the other parties hereto agrees that service of any process, summons, notice or document by registered mail addressed to such party at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

Section 10.12.        Waiver of Jury Trial. EACH PARTY AND EACH SELLER RELATED PARTY (TO THE EXTENT NOT A PARTY) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS, AND ANY OTHER TRANSACTIONS (INCLUDING THE DEBT FINANCING) CONTEMPLATED HEREBY OR THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

Section 10.13.        Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties; provided, however, notwithstanding the foregoing restriction on assignment, each of Amazon and its Affiliates and the Sellers may assign any of their rights or delegate any of their duties under this Agreement to any of its Affiliates (including Amazon’s rights under Article II), provided that no such assignment by Amazon or any Seller shall relieve Amazon or such Seller of its obligations under this Agreement; provided, further, the Required Assignment shall not require the prior written consent of the Designated Sellers. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Notwithstanding the foregoing in this Section 10.13 or anything to the contrary in this Agreement, any Seller (or such Seller’s assignee) treated as transferring Danube Shares pursuant to a Contribution-in-Kind agreement as contemplated by Article II shall be the same legal entity (as determined for Swiss Tax purposes) as the Person receiving Consideration in respect of such contributed Danube Shares; provided, that, to the extent of any conflict between this sentence and Section 7.15(j) of the Amazon Disclosure Letter, Section 7.15(j) of the Amazon Disclosure Letter shall apply.

Section 10.14.        Enforcement; Remedies.

(a)       Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)       The Parties agree that irreparable injury will occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is agreed that prior to the valid termination of this Agreement pursuant to Section 9.1, each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance specifically enforce the terms and provisions of this Agreement and to any further equitable relief.

(c)       The Parties’ rights in this Section 10.14 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 10.14 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 10.14, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

(d)       Subject to Section 9.2(d)(ii), the Parties further agree that (x) by seeking the remedies provided for in this Section 10.14, a Party shall not in any respect waive its right to obtain any other form of relief that may be available to a Party under this Agreement and (y) nothing contained in this Section 10.14 shall require any Party to institute any Proceeding for (or limit any Party’s right to institute any Proceeding for) specific performance under this Section 10.14 before exercising any termination right under Section 9.1 and pursuing damages after such termination, nor shall the commencement of any Proceeding pursuant to this Section 10.14 or anything contained in this Section 10.14 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Section 9.1 or pursue any other remedies to the extent available under this Agreement.

Section 10.15.        Delegation of Authority. The Parties have agreed that Seller G, Seller C and Seller B (the “Designated Sellers”) are hereby irrevocably appointed for a period of twelve (12) months from the date hereof to act, collectively and not individually, on behalf of Sellers and Danube (together, the “Seller Parties”) for purposes hereof from the date hereof until the Closing Date (including with respect to providing consents and waivers) and the Parties agree to renew such appointment at successive periods of twelve (12) months until the Closing Date has occurred; provided, however, that, the foregoing shall not in any way limit or otherwise affect the representations, warranties and covenants of each individual Party, and the execution and delivery of this Agreement by each Seller and Danube shall constitute ratification and approval of such designation. Any written consent, waiver or other direction delivered by the Designated Sellers in their capacity as such much be executed by each of Seller G, Seller C and Seller B. Any decision taken by the Designated Sellers must be determined unanimously by Seller G, Seller C and Seller B. The Designated Sellers shall have such powers and authority as are necessary to carry out the functions assigned to them under this Agreement in their individual capacity as representatives acting on behalf of the Seller Parties (in addition to each Designated Seller’s capacity as a Party to this Agreement). All actions taken by the Designated Sellers under this Agreement from the date hereof until the Closing Date shall be binding upon Sellers and Danube, as applicable, and their respective successors as if expressly confirmed and ratified in writing by each of them. The Designated Sellers shall have no liability to Sellers or Danube with respect to actions taken or omitted to be taken solely in their individual capacity as representatives acting on behalf of the Seller Parties. The Designated Sellers shall at all times be entitled to rely on any directions received from Sellers, and Amazon shall at all times be entitled to rely on the Designated Sellers, to act in their capacity as representatives acting on behalf of the Seller Parties. Each of Seller G, Seller C and Seller B shall be entitled to indemnification against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as a Designated Seller acting on behalf of Sellers, including the costs and expenses of investigation and defense of claims. All such indemnity obligations (if any) that remain outstanding and unpaid by the Seller Parties as of immediately prior to Closing shall constitute Danube Transaction Expenses for all purposes hereunder. For the avoidance of doubt, nothing contained in this Section 10.15 shall in any way limit or otherwise affect the representatives, warranties, covenants, agreements or other obligations of or by each of Seller G, Seller C and Seller B under this Agreement in their capacity as a Party to this Agreement.

Section 10.16.        Debt Financing.

(a)       Notwithstanding anything to the contrary contained herein, no Seller Related Party (other than Amazon and its Affiliates) shall have any rights or claims against any Debt Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, and no Debt Financing Source shall have any rights or claims against any Seller Related Party (other than Amazon and its Affiliates) in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided, that, following consummation of the Transactions, the foregoing will not limit the rights of the parties to the Debt Financing under any commitment letter related thereto.

(b)       No Debt Financing Source shall be liable for any indirect, special, punitive or consequential damages in connection with its activities related to this Agreement or the Transactions contemplated hereby (including the Debt Financing).

Section 10.17.        Seller T Limitation of Liability.

(a)       Amazon acknowledges that Seller T is entering into this Agreement solely in its capacity as trustee of the Trust. Amazon agrees that the liability of Seller T to Amazon under this Agreement shall be, in all respects:

(i)       limited in the aggregate to the value realized by appropriation, or proceeds of realization, of the Trust Fund; and

(ii)       satisfied only from the value realized by appropriation, or proceeds of sale or other disposal or realization, of the Trust Fund pursuant to this Agreement.

(b)       Amazon shall not have any recourse under any provision of this Agreement to any other assets or property of Seller T other than the Trust Fund.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have each caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

BUNGE LIMITED

By	/s/ Gregory A. Heckman
	Name:	Gregory A. Heckman
	Title:	Chief Executive Officer

VITERRA LIMITED

By	/s/ Markus Walt
	Name:	Markus Walt
	Title:	Director

DANELO LIMITED

By	/s/ John Burton
	Name:	John Burton
	Title:	Director

CPPIB MONROE CANADA, INC.

By	/s/ Bruce Hogg
	Name:	Bruce Hogg
	Title:	Authorized Signatory

By	/s/ David Chambers
	Name:	David Chambers
	Title:	Authorized Signatory

VENUS INVESTMENT LIMITED PARTNERSHIP by its general partner VENUS INVESTMENT GP INC.

By	/s/ Lincoln Webb
Name: Lincoln Webb
Title: Director

OCORIAN LIMITED as trustee of the VITERRA EMPLOYEE BENEFIT TRUST

By	/s/ Craig Cameron
	Name:	Craig Cameron
	Title:	Client Director

By	/s/ Craig Le Sueur
	Name:	Craig Se Sueur
	Title:	Associate Director

Exhibit A

Form of Seller G Shareholder’s Agreement

Agreed Form

FORM OF SHAREHOLDER’S AGREEMENT

by and among

BUNGE GLOBAL SA

and

DANELO LIMITED

Dated as of [•], 202[ • ]

--

SCHEDULES

Schedule A:	Company Competitors

EXHIBITS

Exhibit A:	Form of Joinder

Exhibit B:	Form of Termination Notice

--

Agreed Form

SHAREHOLDER’S AGREEMENT

This SHAREHOLDER’S AGREEMENT (this “Agreement”) is made as of [⬤], 202[⬤] by and between Bunge Global SA, a company incorporated under the laws of Switzerland (the “Company”) and shareholder listed under the heading “Shareholder” on the signature page hereto (the “Shareholder”).

RECITALS

WHEREAS, pursuant to a Business Combination Agreement, dated as of June 13, 2023 (as amended from time to time, the “Business Combination Agreement”), by and among Bunge Limited, an exempted company limited by shares incorporated under the laws of Bermuda, Viterra Limited, a private company limited by shares incorporated under the laws of Jersey (“Viterra”), and Shareholder, CPPIB Monroe Canada, Inc., a company incorporated in Canada with registration number 968142-6 (“Seller C”), Venus Investment Limited Partnership, a limited partnership formed under the laws of the Province of Manitoba, Canada (“Seller B”) and Ocorian Limited, a company incorporated in Jersey in its capacity as trustee of the Viterra Employee Benefit Trust, a trust for the benefit of certain current and former service providers of Viterra, (“Seller T,” and collectively with Shareholder, Seller C and Seller B, “Sellers” and each individually, a “Seller”), at the closing of the Acquisition (the “Closing”), among other things, the Company will acquire all issued and outstanding shares of Danube from the Sellers (the “Acquisition”);

WHEREAS, as a result of the Acquisition, the Parties hereto expect that at Closing the Shareholder will own an aggregate number of Shares representing approximately [⬤] percent ([ ⬤ ])% of the Company’s Shares;

WHEREAS, in connection with the Acquisition, the Company and the Sellers (including the Shareholder) have entered into a registration rights agreement on the date hereof (as amended from time to time, the “Registration Rights Agreement”); and

WHEREAS, the Parties hereto desire to enter into an agreement to provide for certain rights and obligations associated with Share ownership.

NOW, THEREFORE, in consideration of the premises and mutual agreements, covenants and provisions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

Article I.

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings indicated:

“Accredited Investor” means an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act.

“Acquisition” has the meaning specified in the recitals to this Agreement.

“Activist Investor” means as of any date, any Person that (a) has, directly or indirectly through its Affiliates, whether individually or as a member of a Group, within the three-year period immediately preceding such date, and in each case with respect to the Company, any of its Subsidiaries or any of its or their equity securities (i) publicly made, publicly engaged in or publicly been a participant (as defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in any “solicitation” of “proxies” (within the meaning of Rule 14a-1 under the Exchange Act and, for the avoidance of doubt, after giving effect to the exclusion set forth in Rule 14a-1(l)(2)(iv) from the definition of “solicitation”) to vote any equity securities of the Company or any of its Subsidiaries, including in connection with a proposed Change of Control or other extraordinary or fundamental transaction involving the Company or any of its Subsidiaries, or a public proposal for the election or replacement of any directors of the Company or any of its Subsidiaries, in each case, not approved or recommended by the board of directors of the Company or such Subsidiary, (ii) publicly called, or publicly sought to call, a meeting of shareholders of the Company or any of its Subsidiaries or publicly initiated any shareholder proposal for action by shareholders of the Company or any of its Subsidiaries (including through action by written consent), in each case, not approved or publicly recommended by the board of directors of the Company or such Subsidiary, (iii) formally commenced a “tender offer” (as such term is used in Regulation 14D under the Exchange Act) or exchange offer to acquire the equity securities of the Company or any of its Subsidiaries not approved or publicly recommended by the board of directors of the Company or such Subsidiary, or (iv) disclosed any intention, plan, arrangement or other Contract to do any of the foregoing, or (b) has been identified on the most recently available “SharkWatch 50” list as of such date or (c) any Affiliate of any such Person specified in clauses (a) or (b).

“Affiliate” means, in relation to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such first person (as used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise and the terms “controlled” and “controlling” shall have correlative meanings).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Amazon Governing Documents” means the Articles of Association and the Organizational Regulations of Bunge Global SA.

“Articles of Association” means the Company’s Articles of Association, dated [⬤] (as may be amended from time to time).

“beneficial ownership” and related terms such as “beneficially owned” or “beneficial owner” have the meanings given such terms in Rule 13d-3 under the Exchange Act and a Person’s beneficial ownership of Capital Stock shall be calculated in accordance with the provisions of such rule.

“Board” means the board of directors of the Company.

“Business Combination Agreement” has the meaning set forth in the recitals to this Agreement.

2

“Business Days” means any day other than a Saturday, a Sunday or a day on which banks in Geneva, Switzerland or New York, New York are authorized or required by applicable Law to be closed.

“Capital Stock” means any and all common shares, preferred shares or other forms of equity authorized and issued by the Company (however designated, whether voting or non-voting) and any instruments convertible into or exercisable or exchangeable for any of the foregoing (including any options or swaps).

“Change of Control” of the Company means (i) any merger, consolidation, reorganization or other business combination of the Company with or into any other Person, unless securities representing more than fifty percent (50%) of the total and combined voting power of the outstanding voting securities of the successor corporation (or any direct or indirect parent entity thereof) are immediately thereafter beneficially owned, directly or indirectly, by the beneficial owners of the Company’s outstanding voting securities immediately prior to such transaction, or (ii) any transaction or series of related transactions pursuant to which any Person or any group of Persons comprising a Group (other than the Company or a Person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes, directly or indirectly, the beneficial owner of securities representing (or securities convertible into or exercisable for securities representing) more than fifty percent (50%) of the total combined voting power of the Company’s securities (or the securities of any direct or indirect parent entity of the Company) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s securityholders; provided that, in no event will the transaction contemplated by the Business Combination Agreement (including the Acquisition) be deemed a “Change of Control” hereunder.

“Closing Date” means the date on which the Closing actually occurs.

“Closing” has the meaning specified in the recitals to this Agreement.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Competitor” means (a) any Person that is identified as a competitor of the Company in the Company’s most recently filed Annual Report on a Form 10-K (provided, Glencore PLC and any of its Affiliates shall not be considered a Company Competitor for the purposes of this clause (a)), (b) any Person listed on Schedule A hereto (as may be amended from time to time by mutual agreement of the Parties hereto, such agreement not to be unreasonably withheld, conditioned or delayed) and (c) any Affiliate of any such Person specified in clause (a) or (b); provided, that (i) a Person or its Affiliates shall not be deemed to be a Company Competitor solely as a result of such Person making a passive investment into an investment fund or other passive investment vehicle that otherwise owns, invests in or controls a Company Competitor and (ii) a financial investor or any Affiliates of such financial investor shall not be deemed a Company Competitor solely as a result of ownership of or investment in a Company Competitor that such financial investor and its Affiliates do not control; provided, that for purposes of clause (ii), and the application of the definition of “Affiliate” in this definition, control of a Company Competitor shall mean a Person having in its possession, directly or indirectly, the power to direct or cause the management and policies of a Company Competitor, including by Contract or as the beneficial owner of securities representing (or securities convertible into or exercisable for securities representing) more than fifty percent (50%) of the total combined voting power of such Company Competitor (or the securities of any direct or indirect parent entity of such Company Competitor) or otherwise.

3

“Competitive Business” means any business, in part or in whole, consisting of activities or lines of business that are the same or substantially similar to the business of grain and/or oilseeds logistics and handling, trading, processing and production; provided, the foregoing shall exclude the businesses of (x) logistics and handling, trading, processing and production of renewable fuels and biofuels and (y) ports, rail, road other logistics or transportation infrastructure where the primary activity of such business or company is not related to grain or oilseeds.

“Confidential Information” has the meaning set forth in Section 10.1.

“Contract” means any written agreement, contract, subcontract, settlement agreement, lease, sublease, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment that constitutes a contract under applicable Law, as in effect as of the date hereof or as may hereinafter be in effect.

“Covered Person” has the meaning set forth in Section 6.2.

“Director” means a director of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Exempt Securities” means Capital Stock received or acquired by the Shareholder or Shareholder Affiliate in accordance with the terms and conditions hereof, including any Capital Stock acquired by a Shareholder or Shareholder Affiliate through index trading or on the open market, other than (a) as Share Consideration (as defined in the Business Combination Agreement) pursuant to the Business Combination Agreement or (b) Capital Stock acquired by the Shareholder pursuant to Section 3.1 using the Cash Consideration (as defined in the Business Combination Agreement).

“Exempt Transfer” means a Transfer (a) of any Exempt Securities, (b) pursuant to any tender offer or exchange offer for Shares of the Company pursuant to Section 3.3(b), (c) of Shares of the Company pursuant to any de-merger or spin-off transaction by a Shareholder or its Affiliates ratably made to any direct or indirect member or other equityholder of such Shareholder or such Affiliates, (d) pursuant to a Permitted Buyback, or (e) of Shares, directly or indirectly, by a Shareholder to an Affiliate of such Shareholder pursuant to which direct ownership of Shares remains unchanged.

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“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, county, local or other government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“Governmental Entity” means (a) any transnational, supranational, national, federal, tribal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, military, legal, regulatory, taxing, or administrative functions of or pertaining to government, including universities and hospitals, (b) any public international governmental organization (including the World Bank, the United Nations, the International Monetary Fund and the OECD), (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition or (d) any company, association, organization, business, enterprise or other entity which is owned, whether in whole or in part, or controlled by any Person listed in (a) to (c) above.

“Group” means a group within the meaning of Section 13d-3 of the Exchange Act.

“Joinder” has the meaning set forth in Section 2.1(a).

“Joinder Agreement” has the meaning specified in Exhibit A.

“Joining Party” has the meaning specified in Exhibit A.

“Law” means any applicable federal, tribal, state, local, foreign or multinational statute, code, rule, regulation, requirement, Order, decree or ordinance or other pronouncement of any Governmental Entity having the effect of law, including common law, as in effect now or prior to the Closing.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, covenant, condition, restriction, easement, right of way, lease, sublease, encumbrance, claim, option, right of first offer, right of first refusal, preemptive right, title retention agreement or lease in the nature thereof, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the Transfer of any security or other asset, or any restriction on the possession, exercise or Transfer of any other attribute of ownership of any asset).

“Necessary Action” means, with respect to the Company and any specified result, (a) actions within its and its Subsidiaries’ reasonable control (to the extent such actions are permitted by Law and would not cause a violation of the Amazon Governing Documents or this Agreement and to the extent such actions are required to achieve such specified result) as commercially reasonably practicable cause such result, including (i) executing agreements, consents, waivers and other instruments, (ii) using commercially reasonable efforts to effectuate amendments to the organizational documents of the Company, and (iii) making, or causing to be made, with Governmental Authorities, all filings, registrations or similar actions that are required to achieve such result and (b) not knowingly causing or encouraging any Person to agree to or take any action which is reasonably likely to have the effect of impairing the occurrence of the foregoing result.

“NYSE” means the New York Stock Exchange.

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“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity or arbitrator (in each case, whether temporary, preliminary or permanent).

“Organizational Regulations” means the Company’s organizational regulations, dated [•], as may be amended from time to time.

“Other Shareholder” means Seller C.

“Other Shareholder Directors” means any “Shareholder Nominee,” “Shareholder Director” or “Replacement,” in each case, as defined in and nominated, designated or appointed pursuant to the Other Shareholder’s Shareholder’s Agreement entered into on the date hereof, by and between the Company and the Other Shareholder.

“Party” and “Parties” means the parties hereto, including Persons that agree to be bound to the terms hereof pursuant to Section 2.1(a) and Section 2.1(b)(ii).

“Permitted Buyback” means any buyback or repurchase of equity securities by the Company.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Proceeding” means any judicial, administrative, arbitral or other action, cause of action, claim, counterclaim, cross claim, suit, hearing, litigation, arbitration, mediation, charge, complaint, audit, examination, inquiry, investigation or other proceeding.

“Qualifying Nominee” means, in respect of a nominee of the Shareholder or the Company to the Board or a committee thereof, as applicable, a Person who (a) complies with the Company’s corporate governance guidelines and policies and applicable Company policies (including but not limited to the Company’s code of business conduct and ethics and insider trading policy) and applicable corporate governance guidelines that are recommended by Glass, Lewis & Co. or Institutional Shareholder Services Inc. and applied on an equal basis to all independent directors, (b) complies with the applicable stock exchange rules and applicable Law with respect to service as a director of the Company, (c) is not subject to any Order, decree or judgment of any Governmental Authority prohibiting service as a director of any public company and (d) is independent within the meaning of applicable stock exchange rules; provided such requirement is applied on an equal basis to all independent directors of the Board (such determination to be made by the Board in good faith following the Shareholder requesting such determination as to its nominee).

“Registration Rights Agreement” has the meaning set forth in the preamble of this Agreement.

“Replacement” has the meaning set forth in Section 4.4.

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“Representatives” means a Person’s officers, directors, employees, accountants, consultants, legal counsel, investment bankers, other advisors, authorized agents and other representatives.

“Restricted Period” means the one (1) year period commencing on the Closing Date.

“Rule 144” means Rule 144 under the Securities Act or any replacement or successor rule promulgated under the Securities Act.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Service Provider” has the meaning set forth in Section 6.1(a).

“Seller” or “Sellers” has the meaning specified in the recitals to this Agreement.

“Seller B” has the meaning specified in the recitals to this Agreement.

“Seller C” has the meaning specified in the recitals to this Agreement.

“Seller G” has the meaning specified in the recitals to this Agreement.

“Seller T” has the meaning specified in the recitals to this Agreement.

“Sellers Disclosure Letter” means the disclosure letter delivered by Sellers to Bunge Limited immediately prior to the execution of the Business Combination Agreement.

“Share Equivalents” means (a) all securities directly or indirectly convertible into, or exchangeable or exercisable for (at any time or upon the occurrence of any event or contingency and without regard to any vesting or other conditions to which such securities may be subject), Shares, (b) all securities with voting rights or rights to appoint or designate for nomination individuals to the Board and (c) all securities that cannot be purchased or otherwise acquired unless purchased or otherwise acquired with any of the securities referenced in clauses (a) or (b).

“Shareholder” has the meaning set forth in the preamble to this Agreement.

“Shareholder Affiliate” means any Affiliate of the Shareholder that beneficially owns Shares or other Capital Stock.

“Shareholder’s Agreement” has the meaning specified in Exhibit A.

“Shareholder Director” has meaning set forth in Section 4.1(a).

“Shareholder Discretionary Matters” means any matter that is not a Shareholder Voting Matter.

“Shareholder Nominee” has the meaning set forth in Section 4.1.

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“Shareholder Voting Matter” means each of the following if put to a vote of the Company shareholders: (a) approval of the Company’s annual report and audited financial statements, (b) election of the Company’s auditors, including the Company’s Swiss statutory auditor, (c) the termination of any Directors, (d) approval of the Company’s compensation report, (e) approval of an individual proxy, (f) any declaration of dividends, (g) election of the members of the Board, the chair of the Board or the members of the compensation committee of the Board, (h) election of the Company’s independent voting representative, (i) approval of the discharge of the members of the Board and the Company’s executive management team and executive officers from liability with respect to their activities in the previous fiscal year, (j) approval of the annual report, the annual statutory financial statements and consolidated financial statements, and resolution on the allocation of available earnings (including through the declaration of dividends or other capital distributions) and/or the repayment of capital contribution reserves, (k) approval of interim financial statements and interim dividends or other capital contributions, (l) approval of the maximum aggregate amounts of compensation of the Board and the Company’s executive management team, (m) approval in an advisory vote of the Swiss statutory compensation report, (n) approval in an advisory vote of the Company’s named executive officer compensation, (o) approval in an advisory vote on the frequency of future advisory votes on executive compensation, (p) approval of amendments to the Company’s share incentive plans, (q) approval of a share split or consolidation of shares, (r) authorization of a share repurchase program that provides for repurchases on a pro rata basis for all participating Shareholders electing to participate in such program on arms’-length terms, (s) approval of a cancellation of shares or a reduction in the par value of the shares, (t) approval of changes of and amendments to the Company’s Articles of Association to the extent such changes or amendments do not materially adversely and disproportionately affect the Shareholder relative to all other equityholders of the Company, (u) approval of a share capital increase where statutory pre-emptive rights are safeguarded, to the extent not exceeding twenty percent (20%) and to the extent necessary for M&A or financing-related activities, (v) approval of any matter enumerated in Rule 14a-6 of the Exchange Act that does not require a preliminary proxy filing pursuant thereto (other than 14a-6(a)(3)), (w) any shareholder proposal made pursuant to Rule 14a-8 of the Exchange Act or applicable Law, in each case, to the extent the Board’s recommendation in respect of the subject matter of such proposal complies with the Shareholder’s bona fide publicly available specific policies in respect of such matter (if any), (x) change of domicile or registered office and (y) approval of the required Company reports and so-called environmental, social and governance matters.

“Shareholders Meeting” has the meaning set forth in Section 4.2(a).

“Shares” means the common shares, par value $0.01 per share, of the Company and any and all securities of any kind whatsoever of the Company which may be issued after the date of this Agreement in respect of, or in exchange for, such common shares of the Company pursuant to a merger, consolidation, share split, share dividend or recapitalization of the Company or otherwise.

“Standstill Fall-Away Date” has the meaning set forth in Section 3.1.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

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“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, shares.

“Voting Fall-Away Date” has the meaning set forth in Section 5.1.

Article II.

TRANSFER RESTRICTIONS

Section 2.1            Transfer Restrictions.

(a)            During the Restricted Period, the Shareholder shall not Transfer any Shares without the prior written consent of the Company; provided, that the foregoing shall not prohibit (i) Transfers between the Shareholder and any of its Affiliates so long as, prior to any such Transfer, and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to the Company a joinder to this Agreement in the form attached hereto as Exhibit A (the “Joinder”) or (ii) any Exempt Transfer. The Shareholder Affiliate shall comply with the terms of this Agreement, and be entitled to the rights and privileges and to receive the benefits conferred under this Agreement, in each case, as if such Shareholder Affiliate were the Shareholder.

(b)            Following the expiration of the Restricted Period, the Shareholder shall not Transfer any Shares without the prior written consent of the Company; provided, that notwithstanding the foregoing, following the expiration of the Restricted Period, the Shareholder may Transfer all or any portion of the Shares held by the Shareholder without the prior written consent of the Company pursuant to Transfers set forth below:

(i)            Exempt Transfers;

(ii)            to an Affiliate; provided, that prior to any such Transfer, and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to the Company a Joinder;

(iii)            pursuant to the procedures described in the Registration Rights Agreement;

(iv)            pursuant to Rule 144 under the Securities Act; or

(v)            in one or more privately negotiated bona fide sales exempt from the registration requirements of the Securities Act.

provided, that the Shareholder may not, whether during or after the Restricted Period Transfer any Shares to any Person or Group who is an Activist Investor or Company Competitor.

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(c)            The Shareholder will reasonably cooperate with the Company to give effect to the Transfer restrictions contemplated by this Agreement, including by cooperating with the Company and its transfer agent as reasonably requested by the Company. Any purported Transfer in violation of this Article II shall be null and void ab initio. To the extent any Transfer is effected in violation of this Agreement, at the request of the Company, the Shareholder shall use its reasonable best efforts to rescind or otherwise unwind such Transfer at its own expense and at the direction of the Company.

Section 2.2            Rule 144 Transfers. The Company shall use its commercially reasonable efforts to ensure that the conditions to the availability of Rule 144 set forth in paragraph (c) thereof shall be satisfied, including by delivering any required instruction letters and legal opinions to its transfer agent. For so long as the Shareholder and Shareholder Affiliates beneficially own, in the aggregate, more than five percent (5%) of the outstanding shares of Shares, the Shareholder shall use commercially reasonable efforts to deliver a written notice to the Company prior to a disposition of Shares by such Persons pursuant to Rule 144 but otherwise as promptly as practicable following such disposition.

Article III.

STANDSTILL

Section 3.1           Limitation on Share Acquisition and Ownership. From and after the date of this Agreement, unless an exemption or waiver is otherwise approved in advance in writing by the Board, Shareholder shall not, and shall cause its Affiliates not to and shall direct its and their respective Representatives not to, until the date (the “Standstill Fall-Away Date”) that the Shareholder and Shareholder Affiliates collectively beneficially own, in the aggregate, less than seven percent (7%) of the Shares (as adjusted for unit splits, reverse unit splits, dividends, combinations or the like), directly or indirectly, acquire (through beneficial ownership or otherwise) any Capital Stock or other securities issued by the Company or any Subsidiary thereof that derives its value from or has voting rights in respect of (in whole or in part) any Capital Stock of the Company or any Subsidiary thereof, or any rights, options or other derivative securities or Contracts or instruments to acquire such ownership that derives its value (in whole or in part) from such securities (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing); provided, however, that notwithstanding the foregoing, (a) the foregoing shall not restrict the issuance of Shares to the Sellers and their Affiliates pursuant to the Business Combination Agreement and (b) from and after the Closing (after giving effect to the issuance of Shares to the Shareholder and its Affiliates pursuant to the Business Combination Agreement), the Shareholder may, directly or indirectly, acquire (i) an additional number of Shares up to nineteen point nine percent (19.9%) of all Shares then outstanding (when aggregating the Shares held by the Shareholder and its Affiliates), subject to reasonable prior consultation with the Company and subject to coordinating, as reasonably requested by the Company, with any Company Share-buyback programs then currently in effect and (ii) without application of the foregoing clause (i), with the prior written consent of the Board (such consent to be provided or not in the Board’s sole discretion and subject to such conditions as the Board may apply to such consent), additional Shares so long as, in each case, (x) such additional Shares acquired from and after Closing pursuant to clauses (i) and (ii) remain subject to the restrictions set forth in this Agreement before the Voting Fall-Away Date and (y) both before and after the Voting Fall-Away Date, the Shareholder and its Affiliates vote such number of Shares in excess of [ ● ] percent ([●]%)1 of all Shares then issued and outstanding (when aggregating the Shares held by the Shareholder and its Affiliates, but excluding any Shares acquired from and after Closing pursuant to clause (ii)) that are not subject to voting restrictions as a condition of the Board consent provided pursuant thereto ratably with the general shareholder base (excluding such Shareholder and its Affiliates).

 1 Note to Draft: To be Closing Ownership levels.

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Section 3.2            Standstill. From and after the date of this Agreement, unless an exemption or waiver is otherwise approved in advance in writing by the Board, Shareholder shall not, and shall cause its Affiliates not to and its and their Representatives acting on their behalf not to, until the Standstill Fall-Away Date, directly or indirectly:

(a)            engage in any “solicitation” of “proxies” (as such terms are defined under Regulation 14A under the Exchange Act) or consents to vote (or withhold the vote of) any Shares, or conduct any binding or nonbinding referendum with respect to any Shares, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or consents) with respect to any Shares, or otherwise become a “participant” in a “solicitation” (as such term is defined under Regulation 14A under the Exchange Act) to vote (or withhold the vote of) any Shares or other Capital Stock of the Company; provided that the foregoing will not be deemed to restrict or limit in any manner in which Shareholder or its Affiliates votes any of its Shares or Capital Stock, directly or by proxy, subject to compliance with the other terms and conditions of this Agreement;

(b)            other than through participation on the Board (or applicable committee) or any statements of opinion relating to corporate governance strategy that are not specifically targeted at the Company or the Board, make any public statement with the effect of: (i) controlling, changing or influencing the Board, management or policies of the Company, including any plans or proposals to change the voting standard with respect to director elections, the number of directors or the removal of any directors (other than Shareholder Nominees), or to fill any vacancies on the Board (other than Shareholder Nominees), except as contemplated in this Agreement, (ii) causing any change in the capitalization, share repurchase programs and practices or dividend policy of the Company, (iii) causing any other change in the Company’s management, business or corporate structure, (iv) seeking to have the Company waive or make amendments or modifications to the Articles of Association or policies of the Company (each as may be amended from time to time) or other actions that may impede or facilitate the acquisition of control of the Company by any person; (v) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (vi) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(c)            form, join, knowingly encourage the formation of or knowingly engage in discussions relating to the formation of, or participate in a Group for the purpose of seeking control, or influencing the control of, the Company, except for the arrangements expressly set forth in this Agreement;

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(d)            offer or propose to acquire or agree to acquire (or request permission to do so), whether directly or indirectly, by market purchases, private purchases, tender or exchange offer, through the acquisition of control of another Person, by joining or participating in a Group or otherwise, any Shares or other Capital Stock of the Company (or the beneficial ownership thereof) or any securities convertible or exchangeable into or exercisable for any Shares or other Capital Stock of the Company (or beneficial ownership thereof) (including any derivative securities or other rights decoupled from the underlying securities of the Company), except as permitted by and in accordance with Section 3.1 and Section 3.3;

(e)            (i) except as expressly provided herein (and in accordance with the terms and conditions hereof), nominate, recommend for nomination or give notice of an intent to nominate or recommend for nomination a person for election at any Shareholders Meeting at which the Company’s Directors are to be elected or (ii) (A) present at any Shareholders Meeting any proposal (pursuant to Rule 14a-8 or otherwise) for consideration for action by the shareholders or (B) call or seek to call, or request the call of, alone or in concert with others, or support another shareholder’s call for, any meeting of shareholders, whether or not such a meeting is permitted by the Company’s organizational documents;

(f)            deposit any voting securities of the Company in any voting trust or similar arrangement (unless such securities remain subject to the restrictions set forth in this Agreement);

(g)            (i) seek to advise, encourage or influence any other Person or assist any third party in so advising, encouraging or influencing any other Person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum (other than such encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter) or (ii) seek to advise, encourage or influence any Person with respect to, whether alone or in concert with others, the election, nomination or removal of a director other than as permitted by Article IV;

(h)            separately or in conjunction with any third party in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, propose (publicly or privately, with or without conditions), indicate an interest in or effect or commence any tender offer or exchange offer, merger, acquisition, reorganization, restructuring, recapitalization or other business combination involving the Company or any of its Subsidiaries or the assets or businesses of the Company or any of its Subsidiaries or actively encourage or initiate or support any other third party in any such activity; provided, however, that Shareholder or its Affiliates shall be permitted to vote on any such transaction in accordance with the terms and conditions of this Agreement; provided, further, that for the avoidance of doubt, tendering into any tender offer or exchange offer not commenced by Shareholder or its Affiliates as permitted in Section 3.3(b) will not violate this Section 3.2(h);

(i)            encourage, facilitate, support, participate in or enter into any negotiations, agreements, arrangements or understandings with respect to, the taking of any actions by any other Person in connection with the foregoing that is prohibited to be taken by the Shareholder (except as set forth in Article I);

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(j)            (i) publicly seek or publicly request permission to do any of the foregoing, (ii) publicly request to amend or waive any provision of Section 3.1 or this Section 3.2 (including this clause (j)), or (iii) publicly make or publicly seek permission to make any public announcement with respect to any of the foregoing;

(k)            contest the validity or enforceability of the agreements contained in Section 3.1 or this Section 3.2 or publicly seek a release of the restrictions contained in Section 3.1 or this Section 3.2 (whether by legal action or otherwise);

(l)            enter into any agreement, arrangement or understanding with respect to any of the foregoing; or

(m)            knowingly encourage or knowingly facilitate others to do any of the foregoing.

Section 3.3            Permitted Actions. Notwithstanding anything to the contrary in Section 3.2 above, (i) no action or activity required or otherwise contemplated to be taken by Shareholder or its Affiliates or a Shareholder Nominee under this Agreement or the Business Combination Agreement or any exhibit thereto shall be or be deemed to be restricted by or subject to the prohibitions set forth in Section 3.2 and (ii) no Shareholder Nominee or any other Director shall be or be deemed to be restricted from communicating with, participating in, or otherwise seeking to affect the outcome of, discussions and votes of the Board (or any committee thereof) with respect to any matters coming before it, or otherwise deemed to be subject to Section 3.2 with respect to such person’s activities in his or her capacity as a Director. The restrictions set forth in Section 3.1 and Section 3.2 shall not apply to the Shareholder if such Shareholder is in compliance with its obligations hereunder and if any of the following occurs; provided, that, in the event any matter described in any of clauses (a) through (c) of this Section 3.3 has occurred and resulted in the restrictions imposed under Section 3.1 or Section 3.2 ceasing to apply to the Shareholder, then, in the event the transaction related to such matter has not occurred within six (6) months of the date on which the Shareholder was released from such restrictions, then so long as such transaction is not being actively pursued at such time, the restrictions set forth in Section 3.1 and Section 3.2 shall thereafter resume and continue to apply in accordance with their terms subject to this Section 3.3):

(a)            in the event that the Company enters into a definitive agreement with respect to, a merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, equity issuance, or otherwise, (i) involving the sale to an unaffiliated third party of all or substantially all of the Company’s and its Subsidiaries’ assets, taken as a whole, on a consolidated basis or (ii) that would, if consummated, result in the shareholders of the Company immediately prior to the consummation of such transaction, owning less than fifty percent (50%) of the total outstanding voting power of the voting securities of the Company or the surviving company (or any direct or indirect parent entity thereof) in such transaction;

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(b)            in the event that a tender offer or exchange offer is commenced by a third Person (and not involving any breach by the Shareholder of Section 3.2) which tender offer or exchange offer, if consummated, would result in a Change of Control of the Company, and either (i) the Board recommends (by majority vote) that the shareholders of the Company tender their shares in response to such offer or does not recommend against the tender offer or exchange offer within ten (10) Business Days after the commencement thereof or such longer period as shall then be permitted under U.S. federal securities laws or (ii) the Board later publicly recommends (by majority vote) that the shareholders of the Company tender their shares in response to such offer; or

(c)            the Company makes a public announcement that is approved by the Board (by majority vote) that it intends to consummate a Change of Control transaction; provided, however, that the Shareholder shall not in any event be permitted to jointly make a competing proposal unless (x) Section 3.3(b) applies and (y) a majority of the non-Affiliated Shareholder Directors have provided their prior written consent to the cooperation in anticipation of, and the making of, such joint competing proposal.

Article IV.

CORPORATE GOVERNANCE

Section 4.1      Size, Composition and Election of the Board.

(a)            From and following the Closing Date, the Board shall be comprised of twelve (12) Directors and the following Persons (each, a “Shareholder Nominee”), among others, shall be nominated in accordance with Section 4.2 conditional upon consummation of the Closing and until the shareholders of the Company vote and approve each Shareholder Nominee prior to their joining the Board in accordance with Section 4.2 below; provided, that the Shareholder shall have the right, but not the obligation, to nominate until the date that the Shareholder and Shareholder Affiliates cease to collectively hold and own, directly or indirectly (i) at least ten percent (10%) of the Shares (as adjusted for unit splits, reverse unit splits, dividends, combinations or the like), two (2) Directors designated by the Shareholder to be its nominees pursuant to this Article IV (each, a “Shareholder Director”) who initially shall be [⬤] and [⬤]; and (ii) at least five percent (5%) but less than ten percent (10%) of the Shares (as adjusted for unit splits, reverse unit splits, dividends, combinations or the like), one (1) Shareholder Director. For the avoidance of doubt, following the termination of the right to designate a Shareholder Director to the Board pursuant to the foregoing sentences, such right of designation shall not be reinstated in the event that after such occurrence the Shareholder and Shareholder Affiliates collectively hold and own, directly or indirectly, five percent (5%) or more of the Shares.

(b)            To the extent the Company formally adopts any diversity and inclusion requirements with respect to the composition of the Board as a whole, the Shareholder will (i) consider such diversity requirements with respect to the composition of the Board as a whole at the time in good faith in designating the Shareholder Directors, and (ii) reasonably consult with the Company in respect of any applicable diversity objectives in connection with its Shareholder Directors designation.

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(c)            Notwithstanding anything to the contrary herein, for so long as the Shareholder holds the right to designate a Shareholder Director to the Board pursuant to this Article IV, if (i) such Shareholder Directors together with the Other Shareholder Directors, then-nominated or currently serving, as applicable, do not collectively comply with, on a proportional basis relative to the aggregate size of the Board, any numerical diversity requirements under applicable Law or stock exchange rules in respect of the composition of the Board, and (ii) the resulting composition of the Board inclusive of such Shareholder Directors together with the Other Shareholder Directors would be in a violation of such Law or stock exchange rules, then the size of the Board may be increased to the extent necessary to accommodate such number of additional directors who satisfy such diversity requirements to be nominated in order to allow the Board to comply with such applicable Law or stock exchange rule (for the avoidance of doubt, the Company acknowledges that if the diversity requirement is for 30% of the Board to be comprised of certain individuals, such requirement shall be deemed to be proportionally satisfied so long as at least one director who satisfies such requirement is nominated by either Shareholder or the Other Shareholder).

Section 4.2      Election to the Board.

(a)            In connection with any annual or special meeting of shareholders of the Company (each annual or special meeting, a “Shareholders Meeting”) at which a Shareholder Director stands for election or reelection to the Board, the Company shall give written notice (x) with respect to an annual meeting, no earlier than ninety (90) days prior to the anniversary of the Company’s prior annual meeting or (y) with respect to a special meeting, no earlier than ninety (90) days prior to the date of such meeting, to the Shareholder to request that the Shareholder nominate each Shareholder Nominee, and the Shareholder shall give written notice to the Company of each Shareholder Nominee no later than thirty (30) days after receiving such notice.

(b)            In connection with any Shareholders Meeting in which a Shareholder Nominee stands for election to the Board, the Shareholder shall take all necessary action to cause its Shareholder Nominees to consent to such reference and background checks and to provide such information (including information necessary to determine any disclosure obligations of the Company) as the Board or (or applicable committee) may reasonably request in connection with the Company’s disclosure obligations or in connection with the Company’s legal, regulatory or stock exchange requirements, which requests shall be of the same type as the Company requests of all other nominees to the Board.

(c)            Subject to the provisions set forth in this Article IV, the Company shall use commercially reasonable efforts to take all Necessary Action to cause any Shareholder Nominees to be appointed or elected to the Board. When a Shareholder Nominee stands for an election of the Board in connection with a Shareholders Meeting, subject to applicable requirements or qualifications under applicable Law or applicable stock exchange rules, the Company agrees to nominate and recommend that the holders of Capital Stock of the Company who are entitled to vote at such Shareholders Meeting vote in favor of the election of such Shareholder Nominee.

(d)            Neither the Company nor the Board shall be under any obligation to nominate or recommend a proposed Shareholder Nominee if the Board (or applicable committee) determines (by majority vote) in good faith acting reasonably that such proposed Shareholder Nominee is not a Qualifying Nominee.

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(e)            As promptly as practicable following the date hereof, if the initial Shareholder Nominees have not been elected to the Board prior to (but effective upon) the Closing, the Company shall take all Necessary Action to hold a special Shareholders Meeting to vote upon the election of the initial Shareholder Nominees to the Board; provided, however, that in no event shall more than one such meeting be required pursuant to this Section 4.2(e).

Section 4.3            Committees. For so long as the Shareholder has the right to designate at least one (1) Shareholder Director, subject in each case to applicable Laws and stock exchange regulations, (a) the Board shall select one (1) or more Shareholder Directors to be appointed to serve on committees of the Board based on each Shareholder Directors’ expertise, experience and qualifications (as determined by the Board in good faith); provided, that the Shareholder shall have representation across all committees of the Board proportional to its representation on the Board (rounded down to the nearest whole number) and (b) the Board shall cause all committee meetings to be open to at least one (1) Shareholder Director (or, if there are no Shareholder Directors at the time, at least one (1) of Shareholder’s non-director observers then entitled to attend Board meetings pursuant hereto).

Section 4.4          Qualification; Removal and Replacement of Shareholder Nominees. Each Shareholder Nominee shall, at the time of nomination and at all times thereafter until such individual’s service on the Board ceases, be a Qualifying Nominee. If the Board (or applicable committee) determines in good faith acting reasonably that a Shareholder Nominee elected to the Board has ceased to be a Qualifying Nominee, the Shareholder shall promptly deliver (a) to such Shareholder Director, a notice of effectiveness (subject to acceptance by the Board) of such Shareholder Director’s resignation from the Board and (b) to the Company, (A) the resignation of such Shareholder Director elected to the Board and (B) a copy of the notice of effectiveness delivered to such Shareholder Director as described in the foregoing clause (a). In the event that NYSE expressly informs the Company that a Shareholder Nominee is not independent under applicable NYSE regulations, the Board (or applicable committee) shall be permitted to determine that such Shareholder Nominee is no longer a Qualifying Nominee or eligible to be a member of any committee of the Board where such independence is required under the NYSE regulations. Notwithstanding anything set forth to the contrary in the Articles of Association or the Organizational Regulations, if a Shareholder Director shall cease for any reason to serve as a Director (including by death, disability, retirement, resignation or removal of such Shareholder Director but excluding a resignation of such Shareholder Director pursuant to Section 4.5(b)), the Shareholder shall have the exclusive right to designate a replacement for such Shareholder Director (a “Replacement”) to the Board (or applicable committee); provided, that such Replacement qualifies as a Qualifying Nominee. If the Board (or applicable committee) determines that such Replacement qualifies as a Qualifying Nominee, the Company shall promptly take all Necessary Action within its control necessary to satisfy the requirements under this Article IV with respect to such Replacement. If any such Replacement is not determined by the Board (or applicable committee) to be a Qualifying Nominee, the Shareholder shall be entitled to continue designating a Replacement until such proposed designee is determined by the Board (or applicable committee) to qualify as a Qualifying Nominee. For the avoidance of doubt, the Parties acknowledge and agree that nothing herein shall obligate the Company to call a Shareholders Meeting and that the Shareholder has no contractual rights hereunder to cause a Shareholders Meeting to be held by the Company; provided, that at any time the Shareholder has the right to nominate at least one (1) Shareholder Director hereunder but has no Shareholder Director serving on the Board, the Shareholder shall have the right to designate one (1) individual as a non-voting observer to the Board who shall be entitled to attend any meetings of the Board until a Replacement is approved at the subsequent Shareholders Meeting as though such observer were a Shareholder Director, in each case, subject to applicable Laws and stock exchange regulations.

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Section 4.5             Resignation; Removal.

(a)            The Shareholder shall have the right at any time and from time to time to cause its Shareholder Director to promptly tender his or her resignation from the Board and any committee of the Board on which he or she then serves by delivering (i) to the Shareholder Director, a notice of effectiveness of such Shareholder Director’s resignation from the Board and (ii) to the Company, (A) the resignation of such Shareholder Director and (B) a copy of the notice of effectiveness delivered to the Shareholder Director as described in the foregoing clause (i); provided, that if the Shareholder still has the right to designate a Shareholder Nominee, the Company shall use commercially reasonable efforts to take all Necessary Action at the subsequent annual Shareholders’ Meeting of the Company to submit the Replacement for approval at such Shareholders Meeting and recommend to the shareholders that they approve the Replacement; provided, further, that the Shareholder provides all relevant information reasonably requested by the Company regarding the Replacement at least twenty (20) Business Days prior to such Shareholders Meeting; provided, further, that until the time the Replacement is appointed, the nominating Shareholder shall have the right to appoint an observer to the Board pursuant to its rights under Section 4.3 hereof.

(b)            If the Shareholder no longer has the right to designate the number of Shareholder Nominees then nominated to or serving on the Board pursuant to the terms of this Article IV, the Shareholder shall cause the applicable number of Shareholder Directors to promptly tender their resignations from the Board and any committee of the Board on which they serve by delivering (i) to each such Shareholder Director, a notice of effectiveness (subject to acceptance by the Board) of such Shareholder Director’s resignation from the Board and (ii) to the Company, (A) the resignation of each such Shareholder Director elected to the Board and (B) a copy of the notice of effectiveness delivered to each such Shareholder Director as described in the foregoing clause (i) and, if the Board accepts such resignation(s), the resulting vacancy or vacancies shall be filled in accordance with the Company’s Articles of Association and the Organizational Regulations.

Section 4.6            Rights of the Shareholder Directors.

(a)            The Company shall notify each Shareholder Director, at the same time and in the same manner as such notification is delivered to the other members of the Board, of all regular meetings and special meetings of the Board and of all regular and special meetings of any committee of the Board of which such Shareholder Director is a member. The Company and the Board shall provide each Shareholder Director with copies of all notices, minutes, consents and other material that it provides to all other members of the Board concurrently as such materials are provided to the other members.

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(b)            Each Shareholder Director shall be entitled to the same directors’ and officers’ insurance coverage as the other Directors and the same indemnification from the Company as such other Directors, in each case, effective no later than the date on which such Shareholder Director joins the Board. If the Company enters into indemnification agreements with its Directors generally, the Company will enter into an indemnification agreement with each Shareholder Director in the same form and substance as those of the other Directors.

Section 4.7          Compensation. Except to the extent a Shareholder may otherwise notify the Company, the Shareholder Directors shall be entitled to compensation consistent with the compensation received by other Directors; provided, that at the election of a Shareholder Director, any Director compensation shall be paid to a Shareholder or an Affiliate thereof specified by such Shareholder Director rather than to such Shareholder Director.

Article V.

VOTING

Section 5.1            Voting. From and after the Closing, unless an exemption or waiver is otherwise approved in advance in writing by the Board, until the date (the “Voting Fall-Away Date”) that is six (6) months after the later of (x) thirty (30) months from the date hereof and (y) the date no Shareholder Director is serving on the Board and, if the Shareholder has the right to nominate a Shareholder Director hereunder at that time, the Shareholder has certified in writing to the Company that it irrevocably waives and agrees to forego all its rights under this Agreement with respect to representation on the Board (or nomination thereto) and any committee thereof, with respect only to any matter relating to (a) the election or removal of Directors to or from the Board, (b) the effectuation of the provisions of this Agreement, or (c) a Shareholder Voting Matter, the Shareholder (i) shall attend, in person or by proxy, all meetings of the shareholders of the Company and shall vote, or cause to be voted, all shares of Capital Stock held by the Shareholder and its Affiliates in such manner as is recommended by the Board and (ii) shall deliver (or cause to be delivered) written consents for all the shares of Capital Stock beneficially owned by the Shareholder and its Affiliates on any matter submitted for the written consent of the shareholders of the Company, voting for (or against) the matters contemplated by such written consent in such manner as is recommended by the Board; provided, that the Shareholder’s obligation to comply with the foregoing is, in all cases, subject to compliance with the express, affirmative requirements of the Shareholder’s bona fide publicly available voting principles and guidelines and the Company’s compliance with the terms of this Agreement in all material respects. Both before and after the Voting Fall-Away Date, the Shareholder shall and shall cause and its Affiliates to vote its Shares ratably with the general shareholder base (excluding such Shareholder and its Affiliates) on any transaction (if such transaction is subject to a Company shareholder vote at all) between the Company and its Subsidiaries, on the one hand, and the Shareholder or an Affiliate thereof, on the other hand. For the avoidance of doubt, all other matters shall be voted on at the sole discretion of the Shareholder, including, without limitation, the Shareholder Discretionary Matters; provided, however, that the obligation to vote and consider appropriate factors on a case-by-case basis with respect to any matter contemplated by such principles and guidelines shall not be given effect in a manner in-and-of itself that overrides Shareholder’s affirmative voting obligations with respect to the Shareholder Voting Matters to the extent such Board recommendation otherwise complies with the principles and guidelines in respect of such matter set forth in such principles and guidelines; provided, further, that the Shareholder shall reasonably inform and consult with the Company prior to voting against a Board recommendation pursuant to the foregoing sentence (such obligation to inform and consult shall be, for the avoidance of doubt, deemed satisfied to the extent the Shareholder Director raises such issues at a meeting of the Board).

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Article VI.

RESTRICTIVE COVENANTS

Section 6.1             Non-Solicit; Non-Compete.

(a)            In connection with the transactions contemplated by the Acquisition, from the Closing until occurrence of the Voting Fall-Away Date, Shareholder shall not and shall cause each of its Affiliates not to, directly or indirectly, solicit or hire (or cause to be directly or indirectly solicited or hired) whether as an employee, consultant or independent contractor or otherwise, any director (other than a Shareholder Director), officer, manager, or senior executive or full-time consultant (“Service Provider”) of the Company or its Subsidiaries; provided, that, the foregoing restriction shall not apply to (i) generalized searches by use of advertising or recruiting efforts (including the use of search firms) that are not specifically targeted at such Service Providers or hiring any individual who responds to any such general solicitation or (ii) soliciting or hiring any Service Provider who is no longer employed by the Company or any of its Affiliates and has not been so employed by the Company or its Affiliates for at least one hundred and eighty (180) days prior to such solicitation or hiring.

(b)            In connection with the transactions contemplated by the Acquisition, from the Closing until the occurrence of the Voting Fall-Away Date, Shareholder shall not and shall cause each of its Affiliates not to, directly or indirectly, engage in any Competitive Business; provided, however, that the foregoing shall not restrict Shareholder and Shareholder Affiliates from (i) acquiring or owning any non-convertible indebtedness of a Person, (ii) owning and continuing to hold or own as an investment, directly or indirectly, securities of a company engaged in any Competitive Business acquired prior to June 13, 2023 and disclosed to the Company prior to such date, (iii) acquiring or owning as an investment, equity securities of any company that is engaged in any Competitive Business if Shareholder (A) does not, directly or indirectly, beneficially own in the aggregate five (5) percent (5%) or more of the outstanding voting equity securities of such company and (B) acquires or owns such securities for passive investment purposes only, (iv) acquiring and continuing to hold or own any securities of any business or Person engaged in any Competitive Business; provided, however, that such business or Person is not (and is not owned by) any Company Competitor or (v) continuing to hold or own any securities of any Company Competitor held or owned by Shareholder and Shareholder Affiliates before such Person was added to Schedule A or identified as a competitor in the Company’s most recently filed Annual Report on a Form 10-K pursuant to the terms hereof.

Section 6.2           Corporate Waiver. Subject to applicable legal requirements and any express agreement that may from time to time be in effect, the Company agrees that the Shareholder Nominees, the Shareholder and its Affiliates or any portfolio company thereof (collectively, “Covered Persons”) may, and shall have no duty not to invest in, carry on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director, stockholder, equityholder or investor in any person, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Company or any of its Subsidiaries; provided, however, that no Covered Person may invest or make investments in any business (a) restricted by Section 6.1(b) or (b) on the basis of Confidential Information it has received directly from the Company or its Representatives.

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Article VII.

TERMINATION

Section 7.1            Termination. This Agreement, shall terminate as follows:

(a)            Section 2.1(a) shall terminate upon the earlier occurrence of (i) expiration of the Restricted Period and (ii) the mutual written agreement of the Shareholder and the Company.

(b)            Section 2.1(b) and Section 2.1(c) shall terminate upon the earliest to occur of (i) the date that the Shareholder and Shareholder Affiliates collectively beneficially own, in the aggregate, less than five percent (5%) of the Shares (as adjusted for unit splits, reverse unit splits, dividends, combinations or the like), (ii) the Voting Fall-Away Date and (iii) the mutual written agreement of the Shareholder and the Company.

(c)            Article III shall terminate upon the earlier occurrence of (i) the Standstill Fall-Away Date and (ii) the mutual written agreement of the Shareholder and the Company.

(d)            Article IV shall terminate upon the earlier occurrence of (i) the date that the Shareholder and Shareholder Affiliates collectively beneficially own, in the aggregate, less than five percent (5%) of the Shares (as adjusted for unit splits, reverse unit splits, dividends, combinations or the like) and (ii) the mutual written agreement of the Shareholder and the Company.

(e)            Article V and Section 6.1 shall terminate upon the earlier occurrence of (i) the Voting Fall-Away Date and (ii) the mutual written agreement of the Shareholder and the Company.

(f)            All other provisions of this Agreement, other than the provisions of Article X, shall terminate upon the earlier occurrence of (i) both the Standstill Fall-Away Date and the Voting Fall-Away Date and (ii) the mutual written agreement of the Shareholder and the Company.

Section 7.2            13D Filing. Promptly following the occurrence of both the Standstill Fall-Away Date and the Voting Fall-Away Date, the Shareholder shall execute a notice in the form attached hereto as Exhibit B, certifying that such condition to termination has occurred (unless the Shareholder has filed a Schedule 13D with the SEC reflecting the same, which shall be deemed notice thereof); provided, however that any such notice shall not be a condition to such termination.

Section 7.3            Effect of Termination; Survival. In the event of any termination of this Agreement pursuant to Section 7.1(f), this Agreement shall be terminated and there shall be no further liability or obligation under any provisions on the part of any Party, other than the provisions of Article X, which provisions shall survive any termination; provided, that nothing contained in this Agreement (including this Section 7.3) shall relieve a Party from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement to the extent occurring prior to such termination.

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Article VIII.

REPRESENTATIONS OF THE SHAREHOLDER

The Shareholder hereby represents and warrants to the Company that as of the date hereof:

Section 8.1         Qualification and Organization. The Shareholder is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, delay or impede the consummation of the transactions contemplated hereby.

Section 8.2          Corporate Authority Relative to this Agreement. The Shareholder has all requisite corporate or similar power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Shareholder of this Agreement have been duly and validly authorized by the Shareholder. This Agreement has been duly and validly executed and delivered by the Shareholder and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

Section 8.3         Investigation; Litigation. (a) There is no investigation, audit or review pending (or, to the knowledge of the Shareholder, threatened) by any Governmental Authority with respect to the Shareholder or any of its properties, rights or assets, (b) there are no claims, actions, suits or other Proceedings pending (or, to the knowledge of the Shareholder, threatened) against the Shareholder or any of its properties, rights or assets, and (c) there are no Orders imposed upon the Shareholder or any of its properties, rights or assets by any Governmental Authority, which, in the case of clauses (a), (b), or (c), would reasonably be expected to, individually or in the aggregate, prevent, delay or impede the ability of the Shareholder to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 8.4         Reliance. The Shareholder understands and acknowledges that the Company is entering into the Business Combination Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement.

Section 8.5         Finders and Brokers. The Shareholder has not entered into any agreement with any investment banker, broker or finder in connection with this Agreement, other than as set forth in Section 3.8 of the Sellers Disclosure Letter, who might be entitled to any fee or any commission payable by the Company in connection with or upon consummation of the transactions contemplated hereby, which the Company will be responsible for paying.

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Section 8.6            Investment.

(a)            The Shareholder is an Accredited Investor and has had such opportunity as it has deemed adequate to obtain from the Company such information as is necessary to permit the Shareholder to evaluate the merits and risks of its acquisition of the Shares issued to the Shareholder pursuant to the Business Combination Agreement. The Shareholder has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in any acquisition of the Shares and to make an informed investment decision with respect to such acquisition. The Shareholder has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares.

(b)            The Shareholder acknowledges and agrees that the Shares being issued to the Shareholder pursuant to the Business Combination Agreement will be acquired for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same in violation of any applicable securities Laws.

(c)            The Shareholder understands that (i) the Shares being issued to the Shareholder pursuant to the Business Combination Agreement, when issued, will be restricted securities under applicable Laws and are being acquired from the Company in a transaction not involving a public offering and (ii) under such Laws, the Shares being issued to the Shareholder pursuant to the Business Combination Agreement may be resold without registration under the Securities Act only in certain limited circumstances. Other than this Agreement and the Registration Rights Agreement, the Shareholder does not have any present or contemplated Contract, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition of the Shares being issued to the Shareholder pursuant to the Business Combination Agreement.

(d)            The Shareholder is not subject to any of the “bad actor” disqualifications described in Securities Act Rule 506(d)(1).

(e)            As of the date of this Agreement, other than the Shares issued to Shareholder pursuant to the Business Combination Agreement, neither the Shareholder nor any of its Affiliates holds any Shares nor has held any Shares since December 31, 2022.

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Article IX.

REPRESENTATIONS OF THE COMPANY

The Company hereby represents and warrants to the Shareholder as follows:

Section 9.1           Qualification, Organization. The Company is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Shareholder. The Company’s Articles of Association and Organizational Regulations are in full force and effect and the Company is not in violation in any material respect of its Articles of Association and Organizational Regulations.

Section 9.2            Corporate Authority Relative to this Agreement.

(a)            The Company has all requisite corporate or similar power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Company of this Agreement have been duly and validly authorized by the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of the Shareholder, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

(b)            Other than any consents that have already been obtained or will be obtained in connection with the consummation of the transactions contemplated by the Business Combination Agreement, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to materially prevent, delay or impede the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(c)            The execution and delivery by the Shareholder of this Agreement does not, and will not (i) conflict with or result in any violation of any provision of the Amazon Governing Documents or (ii) conflict with or violate any Laws applicable to the Company or any of its material properties or assets, other than in the case of clauses (i) and (ii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to, individually or in the aggregate, materially prevent, delay or impede the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

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Article X.

GENERAL PROVISIONS

Section 10.1          Confidential Information.

(a)            Subject to compliance with the Company’s bona fide internal policies, and excluding any trade or business secrets, a Shareholder Director may disclose to such Shareholder’s Affiliates, and its and their relevant directors, officers and employees and external compliance, legal, accounting and tax advisors, any and all information received or observed by him or her in his or her capacity as a Shareholder Director; provided, that such information shall not be used for any purpose other than, to the extent consistent with applicable Law, (i) to monitor, oversee and make decisions with respect to the Shareholder’s investment in the Company; (ii) to comply with the Shareholder’s obligations under this Agreement; (iii) to exercise any of the Shareholder’s rights under this Agreement; (iv) to collaborate with the Company and (v) in order to perform the proper functions of a Person’s employment, profession or duties.

(b)            The Shareholder and each Shareholder Affiliate shall hold, in strict confidence, and shall not disclose to any Person, unless and to the extent disclosure is required by judicial or administrative process or by other requirement of Law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, Contracts, instruments, computer data and other data and information (collectively, “Confidential Information”) concerning the Company and its Subsidiaries furnished to it by Company or its Representatives pursuant to this Agreement (except (a) to the extent such Confidential Information (i) was previously known by the Shareholder or such Shareholder Affiliate on a non-confidential basis, (ii) is in the public domain through no breach by the Shareholder or any Shareholder Affiliate of any of the confidentiality obligations to the Company, (iii) is later acquired by the Shareholder or such Shareholder Affiliate from other sources not known by the Shareholder or such Shareholder Affiliate, after reasonable inquiry, to be subject to a duty of confidentiality with respect to such Confidential Information, or (iv) is independently developed by the Shareholder or Shareholder Affiliate without reference to or use of the Confidential Information and (b) Confidential Information may be disclosed by the Shareholder or such Shareholder Affiliate to its officers, directors, employees, partners, accountants, members, equityholders, clients, lawyers or other professional advisors to the extent any such Person needs to know such information in connection with the management of the investment of the Shareholder and the Shareholder Affiliates in the Company; provided, that the Shareholder or such Shareholder Affiliate informs any such Person that such information is confidential). If disclosure is required by judicial or administrative process or by any other requirement of Law, the Shareholder shall provide the Company with prompt written notice to the extent permissible by Law (provided, that no notice shall be required for disclosure required by judicial or administrative process or by other requirement of Law or the applicable requirements of any regulatory agency or relevant stock exchange, in each case, not specifically relating to the Company), together with a copy of any material proposed to be disclosed, so that the Company may (x) seek, at the Company’s expense, an appropriate protective order or other appropriate relief (and the Shareholder and the Shareholder Affiliates shall reasonably cooperate with the Company, at the Company’s expense, to obtain such order or relief), or (y) if the Company so elects, waive compliance with the provisions of this Section 10.1.

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Section 10.2           Expenses. Except as otherwise expressly provided herein or in the Business Combination Agreement, all expenses incurred in connection with the negotiation, execution and delivery of this Agreement shall be paid by the Party incurring such expenses.

Section 10.3           Withholding. Each of the Company, its Affiliates and agents shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement or with respect to the Shares such amounts as are required to be deducted and withheld under applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 10.4            Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied or sent by email transmission (so long as an error message is not generated in reply thereto) or sent by registered or certified mail, postage or by prepaid overnight courier, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to the Company, to:

Bunge Global SA
Route de Florissant 13 Geneva 1206, Switzerland

Attention:	Joseph Podwika
Lisa Ware-Alexander

Email:	[***]

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020

Attention:	Charles K. Ruck
Max Schleusener

Email:	charles.ruck@lw.com
max.schleusener@lw.com

If to the Shareholder, to:

Danelo Limited
Baarermattstrasse 3, PO Box 6341
Baar, Switzerland

Attention:	Shaun Teichner
John Burton

Email:	[***]

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with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153

Attention:	Michael J. Aiello
Douglas P. Warner
David Avery-Gee

Email:	michael.aiello@weil.com
doug.warner@weil.com
david.avery-gee@weil.com

Section 10.5          Interpretation. The following rules of interpretation shall apply to this Agreement: (a) the words “hereof”, “hereby”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the table of contents and captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation hereof; (c) references to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified; (d) all exhibits and schedules annexed to this Agreement or referred to in this Agreement are incorporated in and made a part of this Agreement as if set forth in full in this Agreement; (e) any capitalized term used in any Exhibit or Schedule annexed to this Agreement but not otherwise defined therein shall have the meaning set forth in this Agreement; (f) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and references to any gender shall include all genders; (g) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import; (h) “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (i) references to any applicable Law shall be deemed to refer to such applicable Law as amended from time to time and to any rules or regulations promulgated thereunder; (j) references to any Person include the successors and permitted assigns of that Person; (k) references “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively; (l) references to “dollars” and “$” mean U.S. dollars; (m) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”; (n) references to times are to New York City times unless otherwise specified; (o) “or” shall not be given its disjunctive or exclusive meaning; (p) references to “days” shall mean “calendar days” unless expressly stated otherwise and (q) the Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 10.6         Methodology for Calculations. Except as otherwise expressly provided in this Agreement, for purposes of calculating (a) the amount of outstanding Shares as of any date and (b) the amount of Shares owned by a Person hereunder (and the percentage of the outstanding Shares owned by a Person hereunder), no Share Equivalents of the Company shall be treated as having been converted, exchanged or exercised. In the event of any share split, share dividend, reverse share split, any combination of the Shares or any similar event, with respect to all references in this Agreement to a shareholder or shareholders holding a number of Shares, the applicable number shall be appropriately adjusted to give effect to such share split, share dividend, reverse share split, any combination of the Shares or similar event.

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Section 10.7           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Acquisition is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Acquisition is fulfilled to the extent possible.

Section 10.8           Entire Agreement; Third-Party Beneficiaries.

(a)            This Agreement (including any Schedule or Exhibit hereto) constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all other prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof.

(b)            No provision of this Agreement, express or implied, is intended to or shall confer upon any other Person other than the Parties any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations between the Parties and are for the sole benefit of the Parties. In some instances, the representations and warranties in this Agreement may represent an allocation between the Parties of risks associated with particular matters regardless of the knowledge of either Party. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.9           Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by the Shareholder or any Shareholder Affiliate without the prior written consent of the Company or by the Company without the prior written consent of the Shareholder. Any purported assignment in breach of this Section 10.9 shall be null and void. Notwithstanding anything to the contrary herein any Transfer of Shares by a Shareholder (other than to Shareholder Affiliates) shall not transfer to such transferee any Shareholder rights contemplated hereby without the prior written consent of the Board. Without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 10.10         Further Assurances. Each Party shall cooperate, take such actions, enter into such agreements (including customary indemnification and contribution agreements) and execute such documents as may be reasonably requested by any other Party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby; provided, that no Party shall be obligated to take any actions or omit to take any actions that would be inconsistent with applicable Law.

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Section 10.11         Governing Law; Jurisdiction.

(a)            This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other jurisdiction; provided, however, that corporate law matters related to the Company shall, to the extent required by applicable Law, be governed by, and construed in accordance with, the Laws of Switzerland.

(b)            Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, in any action or Proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or Proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (ii) agrees that any claim in respect of any such action or Proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or Proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or Proceeding in such courts. Each of the Parties agrees that a final judgment in any such action or Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 10.11 in the manner provided for notices in Section 10.4. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 10.12         Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

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Section 10.13         Counterparts. This Agreement may be executed (including by means of electronic transmission, such as by electronic mail in “pdf” form), in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties.

Section 10.14         Specific Performance. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, a non-breaching Party shall be entitled to (a) an Order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Each Party further agrees that the non-breaching Party shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.14, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 10.15         Amendment Modification; Waiver.

(a)            Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented by written agreement of the Company and the Shareholder. This Agreement may not be amended except by an instrument in writing signed on behalf of the Company and the Shareholder.

(b)            At any time, either the Company or the Shareholder (on behalf of itself and any Shareholder Affiliate), may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any obligation or other act of the other Party (ii) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant hereto, and (iii) waive compliance by the other Party with any agreement or condition to its own obligations contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 10.16         Non-Recourse. This Agreement may only be enforced by the named Parties hereto. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Agreement, the Company and the Shareholder covenant, agree and acknowledge that no Person (other than the Parties hereto and their respective successors and permitted assigns) has any obligations hereunder, and that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, shareholder, member or partner of Shareholder or the Company or of any Affiliate thereof, whether by the enforcement of any assessment or by any legal or equitable Proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that, except in the case of fraud, no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the former, current and future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, partners, managers or shareholders of Shareholder or any Affiliate thereof or the Company or any Affiliate thereof (or their respective successors or permitted assigns) or any former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, partners, managers or shareholders of any of the foregoing, as such, for any obligation of Shareholder or the Company (or their respective successors or permitted assigns) under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

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Section 10.17         Structural Restrictions. For the avoidance of doubt, in the event the Shareholder is not permitted to directly or indirectly invest in securities of the Company, its Subsidiaries, or any other entity in connection with the Company or its Subsidiaries to which are attached more than thirty percent (30%) of the votes that may be cast to elect or remove the directors (or members of a similar governing body) of such entity, then at no time will the Shareholder be required to hold in any entity to the extent the Shareholder would hold, directly or indirectly, securities of any such entity to which are attached more than thirty percent (30%) of the votes that may be cast to elect or remove the directors (or members of a similar governing body) of such entity; provided, that the Company and Shareholder shall cooperate in good faith to implement a structure to ensure the Shareholder does not violate such thirty percent (30%) rule (it being understood that any such structure shall not result in adverse tax or other consequences for the Company, its Subsidiaries or their shareholders).

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, as of the date first written above, by their respective officers thereunto duly authorized.

BUNGE GLOBAL SA

By:
Name:	[ ● ]
Title:	[ ● ]

THE SHAREHOLDER:

By:
Name:	[ ● ]
Title:	[ ● ]

[Signature Page to Shareholder’s Agreement]

Exhibit A

Form of Joinder

JOINDER TO SHAREHOLDER’S AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Shareholder’s Agreement dated as of [●], 202[●] (as amended from time to time, the “Shareholder’s Agreement”) by and among Bunge Global SA and Danelo Limited. Capitalized terms used, but not defined, herein shall have the meanings ascribed to such terms in the Shareholder’s Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Shareholder’s Agreement as of the date hereof and shall have all of the rights and obligations of the Shareholder as if it had executed the Shareholder’s Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Shareholder’s Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: [●], 202[●]

[ ● ]

By:
Name:	[ ● ]
Title:	[ ● ]

Address for Notices:

With copies to:

A-1

Exhibit B

FORM OF TERMINATION NOTICE

[DATE]

Bunge Global SA

[Address]
Attention: Corporate Secretary

Re: Notice of Termination of Shareholder’s Agreement

To Whom It May Concern:

Bunge Global SA (the “Company”) and the undersigned (the “Shareholder”) are parties to that certain Shareholder’s Agreement (as amended from time to time, the “Agreement”), dated as of [●], 202[●]. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

The Shareholder hereby certifies that, on [DATE], the Agreement was validly terminated pursuant to Section 7.1[●] of the Agreement. Accordingly, the Agreement is hereby automatically terminated, canceled, and of no further force and effect.

Sincerely,

[SHAREHOLDER]

B-1

Schedule A

COMPANY COMPETITORS

B-2

Exhibit B

Form of Seller C Shareholder’s Agreement

Agreed Form

FORM OF SHAREHOLDER’S AGREEMENT

by and among

BUNGE GLOBAL SA

and

CPPIB MONROE CANADA INC.

Dated as of [ • ], 202[ • ]

i

SCHEDULES

Schedule A:	Company Competitors
Schedule B:	Prior CPPIB Owned Shares

EXHIBITS

Exhibit A:	Form of Joinder

Exhibit B:	Form of Termination Notice

ii

Agreed Form

SHAREHOLDER’S AGREEMENT

This SHAREHOLDER’S AGREEMENT (this “Agreement”) is made as of [•], 202[•] by and between Bunge Global SA, a company incorporated under the laws of Switzerland (the “Company”) and shareholder listed under the heading “Shareholder” on the signature page hereto (the “Shareholder”).

RECITALS

WHEREAS, pursuant to a Business Combination Agreement, dated as of June 13, 2023 (as amended from time to time, the “Business Combination Agreement”), by and among Bunge Limited, an exempted company limited by shares incorporated under the laws of Bermuda, Viterra Limited, a private company limited by shares incorporated under the laws of Jersey (“Viterra”), and Danelo Limited, a company incorporated in Jersey with registration number 119668 (“Seller G”), Shareholder, Venus Investment Limited Partnership, a limited partnership formed under the laws of the Province of Manitoba, Canada (“Seller B”) and Ocorian Limited, a company incorporated in Jersey in its capacity as trustee of the Viterra Employee Benefit Trust, a trust for the benefit of certain current and former service providers of Viterra (“Seller T,” and collectively with Seller G, Shareholder and Seller B, “Sellers” and each individually, a “Seller”), at the closing of the Acquisition (the “Closing”), among other things, the Company will acquire all issued and outstanding shares of Danube from the Sellers (the “Acquisition”);

WHEREAS, as a result of the Acquisition, the Parties hereto expect that at Closing the Shareholder will own an aggregate number of Shares representing approximately [•] percent ([ • ])% of the Company’s Shares;

WHEREAS, in connection with the Acquisition, the Company and the Sellers (including the Shareholder) have entered into a registration rights agreement on the date hereof (as amended from time to time, the “Registration Rights Agreement”); and

WHEREAS, the Parties hereto desire to enter into an agreement to provide for certain rights and obligations associated with Share ownership.

NOW, THEREFORE, in consideration of the premises and mutual agreements, covenants and provisions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

Article I.

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings indicated:

“Accredited Investor” means an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act.

“Acquisition” has the meaning specified in the recitals to this Agreement.

“Activist Investor” means as of any date, any Person that (a) has, directly or indirectly through its Affiliates, whether individually or as a member of a Group, within the three-year period immediately preceding such date, and in each case with respect to the Company, any of its Subsidiaries or any of its or their equity securities (i) publicly made, publicly engaged in or publicly been a participant (as defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in any “solicitation” of “proxies” (within the meaning of Rule 14a-1 under the Exchange Act and, for the avoidance of doubt, after giving effect to the exclusion set forth in Rule 14a-1(l)(2)(iv) from the definition of “solicitation”) to vote any equity securities of the Company or any of its Subsidiaries, including in connection with a proposed Change of Control or other extraordinary or fundamental transaction involving the Company or any of its Subsidiaries, or a public proposal for the election or replacement of any directors of the Company or any of its Subsidiaries, in each case, not approved or recommended by the board of directors of the Company or such Subsidiary, (ii) publicly called, or publicly sought to call, a meeting of shareholders of the Company or any of its Subsidiaries or publicly initiated any shareholder proposal for action by shareholders of the Company or any of its Subsidiaries (including through action by written consent), in each case, not approved or publicly recommended by the board of directors of the Company or such Subsidiary, (iii) formally commenced a “tender offer” (as such term is used in Regulation 14D under the Exchange Act) or exchange offer to acquire the equity securities of the Company or any of its Subsidiaries not approved or publicly recommended by the board of directors of the Company or such Subsidiary, or (iv) disclosed any intention, plan, arrangement or other Contract to do any of the foregoing, or (b) has been identified on the most recently available “SharkWatch 50” list as of such date or (c) any Affiliate of any such Person specified in clauses (a) or (b).

“Affiliate” means, in relation to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such first person (as used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise and the terms “controlled” and “controlling” shall have correlative meanings).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Amazon Governing Documents” means the Articles of Association and the Organizational Regulations of Bunge Global SA.

“Articles of Association” means the Company’s Articles of Association, dated [•] (as may be amended from time to time).

“beneficial ownership” and related terms such as “beneficially owned” or “beneficial owner” have the meanings given such terms in Rule 13d-3 under the Exchange Act and a Person’s beneficial ownership of Capital Stock shall be calculated in accordance with the provisions of such rule.

“Board” means the board of directors of the Company.

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“Business Combination Agreement” has the meaning set forth in the recitals to this Agreement.

“Business Days” means any day other than a Saturday, a Sunday or a day on which banks in Geneva, Switzerland or New York, New York are authorized or required by applicable Law to be closed.

“Capital Stock” means any and all common shares, preferred shares or other forms of equity authorized and issued by the Company (however designated, whether voting or non-voting) and any instruments convertible into or exercisable or exchangeable for any of the foregoing (including any options or swaps).

“Change of Control” of the Company means (i) any merger, consolidation, reorganization or other business combination of the Company with or into any other Person, unless securities representing more than fifty percent (50%) of the total and combined voting power of the outstanding voting securities of the successor corporation (or any direct or indirect parent entity thereof) are immediately thereafter beneficially owned, directly or indirectly, by the beneficial owners of the Company’s outstanding voting securities immediately prior to such transaction, or (ii) any transaction or series of related transactions pursuant to which any Person or any group of Persons comprising a Group (other than the Company or a Person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes, directly or indirectly, the beneficial owner of securities representing (or securities convertible into or exercisable for securities representing) more than fifty percent (50%) of the total combined voting power of the Company’s securities (or the securities of any direct or indirect parent entity of the Company) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s securityholders; provided that, in no event will the transaction contemplated by the Business Combination Agreement (including the Acquisition) be deemed a “Change of Control” hereunder.

“Closing Date” means the date on which the Closing actually occurs.

“Closing” has the meaning specified in the recitals to this Agreement.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Competitor” means (a) any Person that is identified as a competitor of the Company in the Company’s most recently filed Annual Report on a Form 10-K (provided, Glencore PLC and any of its Affiliates shall not be considered a Company Competitor for the purposes of this clause (a)), (b) any Person listed on Schedule A hereto (as may be amended from time to time by mutual agreement of the Parties hereto, such agreement not to be unreasonably withheld, conditioned or delayed) and (c) any Affiliate of any such Person specified in clause (a) or (b); provided, that (i) a Person or its Affiliates shall not be deemed to be a Company Competitor solely as a result of such Person making a passive investment into an investment fund or other passive investment vehicle that otherwise owns, invests in or controls a Company Competitor and (ii) a financial investor or any Affiliates of such financial investor shall not be deemed a Company Competitor solely as a result of ownership of or investment in a Company Competitor that such financial investor and its Affiliates do not control; provided, that for purposes of clause (ii), and the application of the definition of “Affiliate” in this definition, control of a Company Competitor shall mean a Person having in its possession, directly or indirectly, the power to direct or cause the management and policies of a Company Competitor, including by Contract or as the beneficial owner of securities representing (or securities convertible into or exercisable for securities representing) more than fifty percent (50%) of the total combined voting power of such Company Competitor (or the securities of any direct or indirect parent entity of such Company Competitor) or otherwise.

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“Competitive Business” means any business, in part or in whole, consisting of activities or lines of business that are the same or substantially similar to the business of grain and/or oilseeds logistics and handling, trading, processing and production; provided, the foregoing shall exclude the businesses of (x) logistics and handling, trading, processing and production of renewable fuels and biofuels and (y) ports, rail, road other logistics or transportation infrastructure where the primary activity of such business or company is not related to grain or oilseeds.

“Confidential Information” has the meaning set forth in Section 10.1.

“Contract” means any written agreement, contract, subcontract, settlement agreement, lease, sublease, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment that constitutes a contract under applicable Law, as in effect as of the date hereof or as may hereinafter be in effect.

“Covered Person” has the meaning set forth in Section 6.2.

“CPPIB” means Canadian Pension Plan Investment Board.

“CPPIB Permitted Parties” means (a) the full-time members of the formal investment or equivalent committee of CPPIB responsible for the oversight of the Shareholder’s investment in the Company and (b) legal, accounting tax, insurance and other provisional advisors of the Shareholder, whether external or internal, in each case with respect to clauses (a) and (b), who have a need to review Confidential Information in order to perform the proper functions of their employment, profession or duties to CPPIB.

“CPPIB Restricted Party” means CPPIB Sustainable Energies Group but excludes (a) any other investment department and/or group within CPPIB that is not the CPPIB Sustainable Energies Group (including, for the avoidance of doubt, CPPIB itself), (b) any and all CPPIB portfolio companies, and (c) any CPPIB employee located in an international office of CPPIB (outside of Toronto, New York, London and Sydney) who are members of CPPIB Sustainable Energies Group in addition to other investment departments and/or group; provided, that in each case of clause (a) and clause (b), that such other department or group or portfolio company is not acting at the direction of or in coordination with any CPPIB Restricted Party with respect to the Company or in connection with the Shareholder’s interest therein; provided, further, that in the case of clause (c), that such individuals (i) are not acting at the direction of the CPPIB Sustainable Energies Group or in support of an investment to be approved by the CPPIB Sustainable Energies Group investment committee, and (ii) have not received any Confidential Information.

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“CPPIB Sustainable Energies Group” means the Sustainable Energies Investment group of CPPIB and any successor group(s) of the Sustainable Energies Investment group of CPPIB that result(s) from any CPPIB internal reorganization or group or department name change.

“Director” means a director of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Exempt Securities” means Capital Stock received or acquired by the Shareholder or Shareholder Affiliate in accordance with the terms and conditions hereof, including any Capital Stock acquired by a Shareholder or Shareholder Affiliate through index trading or on the open market, other than (a) as Share Consideration (as defined in the Business Combination Agreement) pursuant to the Business Combination Agreement or (b) Capital Stock acquired by the CPPIB Restricted Party pursuant to Section 3.1 using the Cash Consideration (as defined in the Business Combination Agreement).

“Exempt Transfer” means a Transfer (a) of any Exempt Securities, (b) pursuant to any tender offer or exchange offer for Shares of the Company pursuant to Section 3.3(b), (c) of Shares of the Company pursuant to any de-merger or spin-off transaction by a Shareholder or its Affiliates ratably made to any direct or indirect member or other equityholder of such Shareholder or such Affiliates, (d) pursuant to a Permitted Buyback, or (e) of Shares, directly or indirectly, by a Shareholder to an Affiliate of such Shareholder pursuant to which direct ownership of Shares remains unchanged.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, county, local or other government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“Governmental Entity” means (a) any transnational, supranational, national, federal, tribal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, military, legal, regulatory, taxing, or administrative functions of or pertaining to government, including universities and hospitals, (b) any public international governmental organization (including the World Bank, the United Nations, the International Monetary Fund and the OECD), (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition or (d) any company, association, organization, business, enterprise or other entity which is owned, whether in whole or in part, or controlled by any Person listed in (a) to (c) above.

“Group” means a group within the meaning of Section 13d-3 of the Exchange Act.

“Joinder” has the meaning set forth in Section 2.1(a).

“Joinder Agreement” has the meaning specified in Exhibit A.

“Joining Party” has the meaning specified in Exhibit A.

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“Law” means any applicable federal, tribal, state, local, foreign or multinational statute, code, rule, regulation, requirement, Order, decree or ordinance or other pronouncement of any Governmental Entity having the effect of law, including common law, as in effect now or prior to the Closing.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, covenant, condition, restriction, easement, right of way, lease, sublease, encumbrance, claim, option, right of first offer, right of first refusal, preemptive right, title retention agreement or lease in the nature thereof, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the Transfer of any security or other asset, or any restriction on the possession, exercise or Transfer of any other attribute of ownership of any asset).

“Necessary Action” means, with respect to the Company and any specified result, (a) actions within its and its Subsidiaries’ reasonable control (to the extent such actions are permitted by Law and would not cause a violation of the Amazon Governing Documents or this Agreement and to the extent such actions are required to achieve such specified result) as commercially reasonably practicable cause such result, including (i) executing agreements, consents, waivers and other instruments, (ii) using commercially reasonable efforts to effectuate amendments to the organizational documents of the Company, and (iii) making, or causing to be made, with Governmental Authorities, all filings, registrations or similar actions that are required to achieve such result and (b) not knowingly causing or encouraging any Person to agree to or take any action which is reasonably likely to have the effect of impairing the occurrence of the foregoing result.

“NYSE” means the New York Stock Exchange.

“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity or arbitrator (in each case, whether temporary, preliminary or permanent).

“Organizational Regulations” means the Company’s organizational regulations, dated [•], as may be amended from time to time.

“Other Shareholder” means Seller G.

“Other Shareholder Directors” means any “Shareholder Nominee,” “Shareholder Director” or “Replacement,” in each case, as defined in and nominated, designated or appointed pursuant to the Other Shareholder’s Shareholder’s Agreement entered into on the date hereof, by and between the Company and the Other Shareholder.

“Party” and “Parties” means the parties hereto, including Persons that agree to be bound to the terms hereof pursuant to Section 2.1(a) and Section 2.1(b)(ii).

“Permitted Buyback” means any buyback or repurchase of equity securities by the Company.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

6

“Prior CPPIB Owned Shares” means the Shares as set forth on Schedule B hereto.

“Proceeding” means any judicial, administrative, arbitral or other action, cause of action, claim, counterclaim, cross claim, suit, hearing, litigation, arbitration, mediation, charge, complaint, audit, examination, inquiry, investigation or other proceeding.

“Qualifying Nominee” means, in respect of a nominee of the Shareholder or the Company to the Board or a committee thereof, as applicable, a Person who (a) complies with the Company’s corporate governance guidelines and policies and applicable Company policies (including but not limited to the Company’s code of business conduct and ethics and insider trading policy) and applicable corporate governance guidelines that are recommended by Glass, Lewis & Co. or Institutional Shareholder Services Inc. and applied on an equal basis to all independent directors, (b) complies with the applicable stock exchange rules and applicable Law with respect to service as a director of the Company, (c) is not subject to any Order, decree or judgment of any Governmental Authority prohibiting service as a director of any public company and (d) is independent within the meaning of applicable stock exchange rules; provided such requirement is applied on an equal basis to all independent directors of the Board (such determination to be made by the Board in good faith following the Shareholder requesting such determination as to its nominee).

“Registration Rights Agreement” has the meaning set forth in the preamble of this Agreement.

“Replacement” has the meaning set forth in Section 4.4.

“Representatives” means a Person’s officers, directors, employees, accountants, consultants, legal counsel, investment bankers, other advisors, authorized agents and other representatives.

“Restricted Period” means the one (1) year period commencing on the Closing Date.

“Rule 144” means Rule 144 under the Securities Act or any replacement or successor rule promulgated under the Securities Act.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Service Provider” has the meaning set forth in Section 6.1(a).

“Seller” or “Sellers” has the meaning specified in the recitals to this Agreement.

“Seller B” has the meaning specified in the recitals to this Agreement.

“Seller C” has the meaning specified in the recitals to this Agreement.

“Seller G” has the meaning specified in the recitals to this Agreement.

“Seller T” has the meaning specified in the recitals to this Agreement.

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“Sellers Disclosure Letter” means the disclosure letter delivered by Sellers to Bunge Limited immediately prior to the execution of the Business Combination Agreement.

“Share Equivalents” means (a) all securities directly or indirectly convertible into, or exchangeable or exercisable for (at any time or upon the occurrence of any event or contingency and without regard to any vesting or other conditions to which such securities may be subject), Shares, (b) all securities with voting rights or rights to appoint or designate for nomination individuals to the Board and (c) all securities that cannot be purchased or otherwise acquired unless purchased or otherwise acquired with any of the securities referenced in clauses (a) or (b).

“Shareholder” has the meaning set forth in the preamble to this Agreement.

“Shareholder Affiliate” means any Affiliate of the Shareholder that beneficially owns Shares or other Capital Stock; provided, that “Shareholder Affiliate” or the “Affiliate” of any Shareholder shall be limited solely to the CPPIB Restricted Party except in each case for purposes of the definition of “Exempt Securities” in this Article I, the first sentence of Section 2.1(a), Section 2.1(b)(ii), Section 3.1, Section 6.2 and Section 10.16; provided, further, in the case of Section 10.1, “Shareholder Affiliate” or the “Affiliate” of any Shareholder shall also mean CPPIB Permitted Parties.

“Shareholder’s Agreement” has the meaning specified in Exhibit A.

“Shareholder Director” has meaning set forth in Section 4.1(a).

“Shareholder Discretionary Matters” means any matter that is not a Shareholder Voting Matter.

“Shareholder Nominee” has the meaning set forth in Section 4.1.

“Shareholder Voting Matter” means each of the following if put to a vote of the Company shareholders: (a) approval of the Company’s annual report and audited financial statements, (b) election of the Company’s auditors, including the Company’s Swiss statutory auditor, (c) the termination of any Directors, (d) approval of the Company’s compensation report, (e) approval of an individual proxy, (f) any declaration of dividends, (g) election of the members of the Board (h) election of the Company’s independent voting representative, (i) approval of the annual report, the annual statutory financial statements and consolidated financial statements, and resolution on the allocation of available earnings (including through the declaration of dividends or other capital distributions) and/or the repayment of capital contribution reserves, (j) approval of interim financial statements and interim dividends or other capital contributions, (k) approval of a share split or consolidation of shares, (l) approval in an advisory vote of the Swiss statutory compensation report, (m) approval in an advisory vote of the Company’s named executive officer compensation, (n) approval in an advisory vote on the frequency of future advisory votes on executive compensation, (o) authorization of a share repurchase program that provides for repurchases on a pro rata basis for all Shareholders electing to participate in such program on arms’-length terms, (p) approval of a cancellation of shares or a reduction in the par value of the shares, (q) approval of changes of and amendments to the Company’s articles of association to the extent such changes or amendments do not materially adversely and disproportionately affect the Shareholder relative to all other equityholders of the Company; provided, that any changes or amendments with respect to the sections of such articles or matters set forth on Annex I shall not be a Shareholder Voting Matter, (r) approval of a share capital increase where statutory pre-emptive rights are safeguarded, to the extent not exceeding twenty percent (20%) and to the extent necessary for M&A or financing-related activities, (s) approval of any matter enumerated in Rule 14a-6 of the Exchange Act that does not require a preliminary proxy filing pursuant thereto (other than 14a-6(a)(3)), (t) any de minimis or nuisance shareholder proposal made pursuant to Rule 14a-8 of the Exchange Act or applicable Law, in each case, to the extent the Board’s recommendation in respect of the subject matter of such proposal complies with the Shareholder’s bona fide publicly available specific policies in respect of such matter (if any) and (u) change of domicile or registered office.

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“Shareholders Meeting” has the meaning set forth in Section 4.2(a).

“Shares” means the common shares, par value $0.01 per share, of the Company and any and all securities of any kind whatsoever of the Company which may be issued after the date of this Agreement in respect of, or in exchange for, such common shares of the Company pursuant to a merger, consolidation, share split, share dividend or recapitalization of the Company or otherwise.

“Standstill Fall-Away Date” has the meaning set forth in Section 3.1.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, shares.

“Voting Fall-Away Date” has the meaning set forth in Section 5.1.

Article II.

TRANSFER RESTRICTIONS

Section 2.1      Transfer Restrictions.

(a)            During the Restricted Period, the Shareholder shall not Transfer any Shares without the prior written consent of the Company; provided, that the foregoing shall not prohibit (i) Transfers between the Shareholder and any of its Affiliates so long as, prior to any such Transfer, and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to the Company a joinder to this Agreement in the form attached hereto as Exhibit A (the “Joinder”) or (ii) any Exempt Transfer. The Shareholder Affiliate shall comply with the terms of this Agreement and be entitled to the rights and privileges and to receive the benefits conferred under this Agreement, in each case, as if such Shareholder Affiliate were the Shareholder.

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(b)            Following the expiration of the Restricted Period, the Shareholder shall not Transfer any Shares without the prior written consent of the Company; provided, that notwithstanding the foregoing, following the expiration of the Restricted Period, the Shareholder may Transfer all or any portion of the Shares held by the Shareholder without the prior written consent of the Company pursuant to Transfers set forth below:

(i)            Exempt Transfers;

(ii)            to an Affiliate; provided, that prior to any such Transfer, and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to the Company a Joinder;

(iii)            pursuant to the procedures described in the Registration Rights Agreement;

(iv)            pursuant to Rule 144 under the Securities Act; or

(v)            in one or more privately negotiated bona fide sales exempt from the registration requirements of the Securities Act.

provided, that the Shareholder may not, whether during or after the Restricted Period Transfer any Shares to any Person or Group who is an Activist Investor or Company Competitor.

(c)            The Shareholder will reasonably cooperate with the Company to give effect to the Transfer restrictions contemplated by this Agreement, including by cooperating with the Company and its transfer agent as reasonably requested by the Company. Any purported Transfer in violation of this Article II shall be null and void ab initio. To the extent any Transfer is effected in violation of this Agreement, at the request of the Company, the Shareholder shall use its reasonable best efforts to rescind or otherwise unwind such Transfer at its own expense and at the direction of the Company.

Section 2.2      Rule 144 Transfers. The Company shall use its commercially reasonable efforts to ensure that the conditions to the availability of Rule 144 set forth in paragraph (c) thereof shall be satisfied, including by delivering any required instruction letters and legal opinions to its transfer agent. For so long as the Shareholder and the CPPIB Restricted Party beneficially own, in the aggregate, more than five percent (5%) of the outstanding shares of Shares, the Shareholder shall use commercially reasonable efforts to deliver a written notice to the Company prior to a disposition of Shares by such Persons pursuant to Rule 144 but otherwise as promptly as practicable following such disposition.

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Article III.

STANDSTILL

Section 3.1      Limitation on Share Acquisition and Ownership. From and after the date of this Agreement, unless an exemption or waiver is otherwise approved in advance in writing by the Board, Shareholder shall cause the CPPIB Restricted Party not to and shall direct its and their respective Representatives not to, until the date (the “Standstill Fall-Away Date”) that the Shareholder and the CPPIB Restricted Party collectively beneficially own, in the aggregate, less than seven percent (7%) of the Shares (as adjusted for unit splits, reverse unit splits, dividends, combinations or the like), directly or indirectly, acquire (through beneficial ownership or otherwise) any Capital Stock or other securities issued by the Company or any Subsidiary thereof that derives its value from or has voting rights in respect of (in whole or in part) any Capital Stock of the Company or any Subsidiary thereof, or any rights, options or other derivative securities or Contracts or instruments to acquire such ownership that derives its value (in whole or in part) from such securities (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing); provided, however, that notwithstanding the foregoing, (a) the foregoing shall not restrict the issuance of Shares to the Sellers and their Affiliates pursuant to the Business Combination Agreement and (b) from and after the Closing (after giving effect to the issuance of Shares to the Shareholder and its Affiliates pursuant to the Business Combination Agreement), the CPPIB Restricted Party may, directly or indirectly, acquire (i) an additional number of Shares up to nineteen point nine percent (19.9%) of all Shares then outstanding (when aggregating the Shares held by the Shareholder and the CPPIB Restricted Party), subject to reasonable prior consultation with the Company and subject to coordinating, as reasonably requested by the Company, with any Company Share-buyback programs then currently in effect and (ii) without application of the foregoing clause (i), with the prior written consent of the Board (such consent to be provided or not in the Board’s sole discretion and subject to such conditions as the Board may apply to such consent), additional Shares so long as, in each case, (x) such additional Shares acquired from and after Closing pursuant to clauses (i) and (ii) remain subject to the restrictions set forth in this Agreement before the Voting Fall-Away Date and (y) both before and after the Voting Fall-Away Date, the Shareholder and the CPPIB Restricted Party vote such number of Shares in excess of [ • ] percent ([•]%)1 of all Shares then issued and outstanding (when aggregating the Shares held by the Shareholder and the CPPIB Restricted Party, but excluding any Shares acquired from and after Closing pursuant to clause (ii)) that are not subject to voting restrictions as a condition of the Board consent provided pursuant thereto ratably with the general shareholder base (excluding such Shareholder and the CPPIB Restricted Party).

Section 3.2      Standstill. From and after the date of this Agreement, unless an exemption or waiver is otherwise approved in advance in writing by the Board, Shareholder shall not, and shall cause the CPPIB Restricted Party not to and its and their Representatives acting on their behalf not to, until the Standstill Fall-Away Date, directly or indirectly:

(a)            engage in any “solicitation” of “proxies” (as such terms are defined under Regulation 14A under the Exchange Act) or consents to vote (or withhold the vote of) any Shares, or conduct any binding or nonbinding referendum with respect to any Shares, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or consents) with respect to any Shares, or otherwise become a “participant” in a “solicitation” (as such term is defined under Regulation 14A under the Exchange Act) to vote (or withhold the vote of) any Shares or other Capital Stock of the Company; provided that the foregoing will not be deemed to restrict or limit in any manner in which the CPPIB Restricted Party votes any of its Shares or Capital Stock, directly or by proxy, subject to compliance with the other terms and conditions of this Agreement;

1 Note to Draft: To be Closing ownership levels.

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(b)            other than through participation on the Board (or applicable committee) or any statements of opinion relating to corporate governance strategy that are not specifically targeted at the Company or the Board, make any public statement with the effect of: (i) controlling, changing or influencing the Board, management or policies of the Company, including any plans or proposals to change the voting standard with respect to director elections, the number of directors or the removal of any directors (other than Shareholder Nominees), or to fill any vacancies on the Board (other than Shareholder Nominees), except as contemplated in this Agreement, (ii) causing any change in the capitalization, share repurchase programs and practices or dividend policy of the Company, (iii) causing any other change in the Company’s management, business or corporate structure, (iv) seeking to have the Company waive or make amendments or modifications to the Articles of Association or policies of the Company (each as may be amended from time to time) or other actions that may impede or facilitate the acquisition of control of the Company by any person; (v) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (vi) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(c)            form, join, knowingly encourage the formation of or knowingly engage in discussions relating to the formation of, or participate in a Group for the purpose of seeking control, or influencing the control of, the Company, except for the arrangements expressly set forth in this Agreement;

(d)            offer or propose to acquire or agree to acquire (or request permission to do so), whether directly or indirectly, by market purchases, private purchases, tender or exchange offer, through the acquisition of control of another Person, by joining or participating in a Group or otherwise, any Shares or other Capital Stock of the Company (or the beneficial ownership thereof) or any securities convertible or exchangeable into or exercisable for any Shares or other Capital Stock of the Company (or beneficial ownership thereof) (including any derivative securities or other rights decoupled from the underlying securities of the Company), except as permitted by and in accordance with Section 3.1 and Section 3.3;

(e)            (i) except as expressly provided herein (and in accordance with the terms and conditions hereof), nominate, recommend for nomination or give notice of an intent to nominate or recommend for nomination a person for election at any Shareholders Meeting at which the Company’s Directors are to be elected or (ii) (A) present at any Shareholders Meeting any proposal (pursuant to Rule 14a-8 or otherwise) for consideration for action by the shareholders or (B) call or seek to call, or request the call of, alone or in concert with others, or support another shareholder’s call for, any meeting of shareholders, whether or not such a meeting is permitted by the Company’s organizational documents;

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(f)            deposit any voting securities of the Company in any voting trust or similar arrangement (unless such securities remain subject to the restrictions set forth in this Agreement);

(g)            (i) seek to advise, encourage or influence any other Person or assist any third party in so advising, encouraging or influencing any other Person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum (other than such encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter) or (ii) seek to advise, encourage or influence any Person with respect to, whether alone or in concert with others, the election, nomination or removal of a director other than as permitted by Article IV;

(h)            separately or in conjunction with any third party in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, propose (publicly or privately, with or without conditions), indicate an interest in or effect or commence any tender offer or exchange offer, merger, acquisition, reorganization, restructuring, recapitalization or other business combination involving the Company or any of its Subsidiaries or the assets or businesses of the Company or any of its Subsidiaries or actively encourage or initiate or support any other third party in any such activity; provided, however, that the CPPIB Restricted Party shall be permitted to vote on any such transaction in accordance with the terms and conditions of this Agreement; provided, further, that for the avoidance of doubt, tendering into any tender offer or exchange offer not commenced by the CPPIB Restricted Party as permitted in Section 3.3(b) will not violate this Section 3.2(h);

(i)            encourage, facilitate, support, participate in or enter into any negotiations, agreements, arrangements or understandings with respect to, the taking of any actions by any other Person in connection with the foregoing that is prohibited to be taken by the CPPIB Restricted Party (except as set forth in Article I);

(j)            (i) publicly seek or publicly request permission to do any of the foregoing, (ii) publicly request to amend or waive any provision of Section 3.1 or this Section 3.2 (including this clause (j)), or (iii) publicly make or publicly seek permission to make any public announcement with respect to any of the foregoing;

(k)            contest the validity or enforceability of the agreements contained in Section 3.1 or this Section 3.2 or publicly seek a release of the restrictions contained in Section 3.1 or this Section 3.2 (whether by legal action or otherwise);

(l)            enter into any agreement, arrangement or understanding with respect to any of the foregoing; or

(m)            knowingly encourage or knowingly facilitate others to do any of the foregoing.

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Section 3.3      Permitted Actions. Notwithstanding anything to the contrary in Section 3.2 above, (i) no action or activity required or otherwise contemplated to be taken by the CPPIB Restricted Party or a Shareholder Nominee under this Agreement or the Business Combination Agreement or any exhibit thereto shall be or be deemed to be restricted by or subject to the prohibitions set forth in Section 3.2 and (ii) no Shareholder Nominee or any other Director shall be or be deemed to be restricted from communicating with, participating in, or otherwise seeking to affect the outcome of, discussions and votes of the Board (or any committee thereof) with respect to any matters coming before it, or otherwise deemed to be subject to Section 3.2 with respect to such person’s activities in his or her capacity as a Director. The restrictions set forth in Section 3.1 and Section 3.2 shall not apply to the CPPIB Restricted Party if the CPPIB Restricted Party is in compliance with its obligations hereunder and if any of the following occurs; provided, that, in the event any matter described in any of clauses (a) through (c) of this Section 3.3 has occurred and resulted in the restrictions imposed under Section 3.1 or Section 3.2 ceasing to apply to the CPPIB Restricted Party, then, in the event the transaction related to such matter has not occurred within six (6) months of the date on which the CPPIB Restricted Party was released from such restrictions, then so long as such transaction is not being actively pursued at such time, the restrictions set forth in Section 3.1 and Section 3.2 shall thereafter resume and continue to apply in accordance with their terms subject to this Section 3.3):

(a)            in the event that the Company enters into a definitive agreement with respect to, a merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, equity issuance, or otherwise, (i) involving the sale to an unaffiliated third party of all or substantially all of the Company’s and its Subsidiaries’ assets, taken as a whole, on a consolidated basis or (ii) that would, if consummated, result in the shareholders of the Company immediately prior to the consummation of such transaction, owning less than fifty percent (50%) of the total outstanding voting power of the voting securities of the Company or the surviving company (or any direct or indirect parent entity thereof) in such transaction;

(b)            in the event that a tender offer or exchange offer is commenced by a third Person (and not involving any breach by the CPPIB Restricted Party of Section 3.2) which tender offer or exchange offer, if consummated, would result in a Change of Control of the Company, and either (i) the Board recommends (by majority vote) that the shareholders of the Company tender their shares in response to such offer or does not recommend against the tender offer or exchange offer within ten (10) Business Days after the commencement thereof or such longer period as shall then be permitted under U.S. federal securities laws or (ii) the Board later publicly recommends (by majority vote) that the shareholders of the Company tender their shares in response to such offer; or

(c)            the Company makes a public announcement that is approved by the Board (by majority vote) that it intends to consummate a Change of Control transaction; provided, however, that the Shareholder shall not in any event be permitted to jointly make a competing proposal unless (x) Section 3.3(b) applies and (y) a majority of the non-Affiliated Shareholder Directors have provided their prior written consent to the cooperation in anticipation of, and the making of, such joint competing proposal.

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Article IV.

CORPORATE GOVERNANCE

Section 4.1      Size, Composition and Election of the Board.

(a)            From and following the Closing Date, the Board shall be comprised of twelve (12) Directors and the following Persons (each, a “Shareholder Nominee”), among others, shall be nominated in accordance with Section 4.2 conditional upon consummation of the Closing and until the shareholders of the Company vote and approve each Shareholder Nominee prior to their joining the Board in accordance with Section 4.2 below; provided, that the Shareholder shall have the right, but not the obligation, to nominate until the date that the Shareholder and the CPPIB Restricted Party cease to collectively hold and own, directly or indirectly (i) at least ten percent (10%) of the Shares (as adjusted for unit splits, reverse unit splits, dividends, combinations or the like), two (2) Directors designated by the Shareholder to be its nominees pursuant to this Article IV (each, a “Shareholder Director”) who initially shall be [•] and [•]; and (ii) at least five percent (5%) but less than ten percent (10%) of the Shares (as adjusted for unit splits, reverse unit splits, dividends, combinations or the like), one (1) Shareholder Director. For the avoidance of doubt, following the termination of the right to designate a Shareholder Director to the Board pursuant to the foregoing sentences, such right of designation shall not be reinstated in the event that after such occurrence the Shareholder and the CPPIB Restricted Party collectively hold and own, directly or indirectly, five percent (5%) or more of the Shares.

(b)            To the extent the Company formally adopts any diversity and inclusion requirements with respect to the composition of the Board as a whole, the Shareholder will (i) consider such diversity requirements with respect to the composition of the Board as a whole at the time in good faith in designating the Shareholder Directors, and (ii) reasonably consult with the Company in respect of any applicable diversity objectives in connection with its Shareholder Directors designation.

(c)            Notwithstanding anything to the contrary herein, for so long as the Shareholder holds the right to designate a Shareholder Director to the Board pursuant to this Article IV, if (i) such Shareholder Directors together with the Other Shareholder Directors, then-nominated or currently serving, as applicable, do not collectively comply with, on a proportional basis relative to the aggregate size of the Board, any numerical diversity requirements under applicable Law or stock exchange rules in respect of the composition of the Board, and (ii) the resulting composition of the Board inclusive of such Shareholder Directors together with the Other Shareholder Directors would be in a violation of such Law or stock exchange rules, then the size of the Board may be increased to the extent necessary to accommodate such number of additional directors who satisfy such diversity requirements to be nominated in order to allow the Board to comply with such applicable Law or stock exchange rule (for the avoidance of doubt, the Company acknowledges that if the diversity requirement is for 30% of the Board to be comprised of certain individuals, such requirement shall be deemed to be proportionally satisfied so long as at least one director who satisfies such requirement is nominated by either Shareholder or the Other Shareholder).

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Section 4.2      Election to the Board.

(a)            In connection with any annual or special meeting of shareholders of the Company (each annual or special meeting, a “Shareholders Meeting”) at which a Shareholder Director stands for election or reelection to the Board, the Company shall give written notice (x) with respect to an annual meeting, no earlier than ninety (90) days prior to the anniversary of the Company’s prior annual meeting or (y) with respect to a special meeting, no earlier than ninety (90) days prior to the date of such meeting, to the Shareholder to request that the Shareholder nominate each Shareholder Nominee, and the Shareholder shall give written notice to the Company of each Shareholder Nominee no later than thirty (30) days after receiving such notice.

(b)            In connection with any Shareholders Meeting in which a Shareholder Nominee stands for election to the Board, the Shareholder shall take all necessary action to cause its Shareholder Nominees to consent to such reference and background checks and to provide such information (including information necessary to determine any disclosure obligations of the Company) as the Board or (or applicable committee) may reasonably request in connection with the Company’s disclosure obligations or in connection with the Company’s legal, regulatory or stock exchange requirements, which requests shall be of the same type as the Company requests of all other nominees to the Board.

(c)            Subject to the provisions set forth in this Article IV, the Company shall use commercially reasonable efforts to take all Necessary Action to cause any Shareholder Nominees to be appointed or elected to the Board. When a Shareholder Nominee stands for an election of the Board in connection with a Shareholders Meeting, subject to applicable requirements or qualifications under applicable Law or applicable stock exchange rules, the Company agrees to nominate and recommend that the holders of Capital Stock of the Company who are entitled to vote at such Shareholders Meeting vote in favor of the election of such Shareholder Nominee.

(d)            Neither the Company nor the Board shall be under any obligation to nominate or recommend a proposed Shareholder Nominee if the Board (or applicable committee) determines (by majority vote) in good faith acting reasonably that such proposed Shareholder Nominee is not a Qualifying Nominee.

(e)            As promptly as practicable following the date hereof, if the initial Shareholder Nominees have not been elected to the Board prior to (but effective upon) the Closing, the Company shall take all Necessary Action to hold a special Shareholders Meeting to vote upon the election of the initial Shareholder Nominees to the Board; provided, however, that in no event shall more than one such meeting be required pursuant to this Section 4.2(e).

Section 4.3      Committees. For so long as the Shareholder has the right to designate at least one (1) Shareholder Director, subject in each case to applicable Laws and stock exchange regulations, (a) the Board shall select one (1) or more Shareholder Directors to be appointed to serve on committees of the Board based on each Shareholder Directors’ expertise, experience and qualifications (as determined by the Board in good faith); provided, that the Shareholder shall have representation across all committees of the Board proportional to its representation on the Board (rounded down to the nearest whole number) and (b) the Board shall cause all committee meetings to be open to at least one (1) Shareholder Director (or, if there are no Shareholder Directors at the time, at least one (1) of Shareholder’s non-director observers then entitled to attend Board meetings pursuant hereto).

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Section 4.4      Qualification; Removal and Replacement of Shareholder Nominees

. Each Shareholder Nominee shall, at the time of nomination and at all times thereafter until such individual’s service on the Board ceases, be a Qualifying Nominee. If the Board (or applicable committee) determines in good faith acting reasonably that a Shareholder Nominee elected to the Board has ceased to be a Qualifying Nominee, the Shareholder shall promptly deliver (a) to such Shareholder Director, a notice of effectiveness (subject to acceptance by the Board) of such Shareholder Director’s resignation from the Board and (b) to the Company, (A) the resignation of such Shareholder Director elected to the Board and (B) a copy of the notice of effectiveness delivered to such Shareholder Director as described in the foregoing clause (a). In the event that NYSE expressly informs the Company that a Shareholder Nominee is not independent under applicable NYSE regulations, the Board (or applicable committee) shall be permitted to determine that such Shareholder Nominee is no longer a Qualifying Nominee or eligible to be a member of any committee of the Board where such independence is required under the NYSE regulations. Notwithstanding anything set forth to the contrary in the Articles of Association or the Organizational Regulations, if a Shareholder Director shall cease for any reason to serve as a Director (including by death, disability, retirement, resignation or removal of such Shareholder Director but excluding a resignation of such Shareholder Director pursuant to Section 4.5(b)), the Shareholder shall have the exclusive right to designate a replacement for such Shareholder Director (a “Replacement”) to the Board (or applicable committee); provided, that such Replacement qualifies as a Qualifying Nominee. If the Board (or applicable committee) determines that such Replacement qualifies as a Qualifying Nominee, the Company shall promptly take all Necessary Action within its control necessary to satisfy the requirements under this Article IV with respect to such Replacement. If any such Replacement is not determined by the Board (or applicable committee) to be a Qualifying Nominee, the Shareholder shall be entitled to continue designating a Replacement until such proposed designee is determined by the Board (or applicable committee) to qualify as a Qualifying Nominee. For the avoidance of doubt, the Parties acknowledge and agree that nothing herein shall obligate the Company to call a Shareholders Meeting and that the Shareholder has no contractual rights hereunder to cause a Shareholders Meeting to be held by the Company; provided, that at any time the Shareholder has the right to nominate at least one (1) Shareholder Director hereunder but has no Shareholder Director serving on the Board, the Shareholder shall have the right to designate one (1) individual as a non-voting observer to the Board who shall be entitled to attend any meetings of the Board until a Replacement is approved at the subsequent Shareholders Meeting as though such observer were a Shareholder Director, in each case, subject to applicable Laws and stock exchange regulations.

Section 4.5      Resignation; Removal.

(a)            The Shareholder shall have the right at any time and from time to time to cause its Shareholder Director to promptly tender his or her resignation from the Board and any committee of the Board on which he or she then serves by delivering (i) to the Shareholder Director, a notice of effectiveness of such Shareholder Director’s resignation from the Board and (ii) to the Company, (A) the resignation of such Shareholder Director and (B) a copy of the notice of effectiveness delivered to the Shareholder Director as described in the foregoing clause (i); provided, that if the Shareholder still has the right to designate a Shareholder Nominee, the Company shall use commercially reasonable efforts to take all Necessary Action at the subsequent annual Shareholders’ Meeting of the Company to submit the Replacement for approval at such Shareholders Meeting and recommend to the shareholders that they approve the Replacement; provided, further, that the Shareholder provides all relevant information reasonably requested by the Company regarding the Replacement at least twenty (20) Business Days prior to such Shareholders Meeting; provided, further, that until the time the Replacement is appointed, the nominating Shareholder shall have the right to appoint an observer to the Board pursuant to its rights under Section 4.3 hereof.

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(b)            If the Shareholder no longer has the right to designate the number of Shareholder Nominees then nominated to or serving on the Board pursuant to the terms of this Article IV, the Shareholder shall cause the applicable number of Shareholder Directors to promptly tender their resignations from the Board and any committee of the Board on which they serve by delivering (i) to each such Shareholder Director, a notice of effectiveness (subject to acceptance by the Board) of such Shareholder Director’s resignation from the Board and (ii) to the Company, (A) the resignation of each such Shareholder Director elected to the Board and (B) a copy of the notice of effectiveness delivered to each such Shareholder Director as described in the foregoing clause (i) and, if the Board accepts such resignation(s), the resulting vacancy or vacancies shall be filled in accordance with the Company’s Articles of Association and the Organizational Regulations.

Section 4.6      Rights of the Shareholder Directors.

(a)            The Company shall notify each Shareholder Director, at the same time and in the same manner as such notification is delivered to the other members of the Board, of all regular meetings and special meetings of the Board and of all regular and special meetings of any committee of the Board of which such Shareholder Director is a member. The Company and the Board shall provide each Shareholder Director with copies of all notices, minutes, consents and other material that it provides to all other members of the Board concurrently as such materials are provided to the other members.

(b)            Each Shareholder Director shall be entitled to the same directors’ and officers’ insurance coverage as the other Directors and the same indemnification from the Company as such other Directors, in each case, effective no later than the date on which such Shareholder Director joins the Board. If the Company enters into indemnification agreements with its Directors generally, the Company will enter into an indemnification agreement with each Shareholder Director in the same form and substance as those of the other Directors.

Section 4.7      Compensation. Except to the extent a Shareholder may otherwise notify the Company, the Shareholder Directors shall be entitled to compensation consistent with the compensation received by other Directors; provided, that at the election of a Shareholder Director, any Director compensation shall be paid to a Shareholder or an Affiliate thereof specified by such Shareholder Director rather than to such Shareholder Director.

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Article V.

VOTING

Section 5.1      Voting. From and after the Closing, unless an exemption or waiver is otherwise approved in advance in writing by the Board, until the date (the “Voting Fall-Away Date”) that is six (6) months after the later of (x) thirty (30) months from the date hereof and (y) the date no Shareholder Director is serving on the Board and, if the Shareholder has the right to nominate a Shareholder Director hereunder at that time, the Shareholder has certified in writing to the Company that it irrevocably waives and agrees to forego all its rights under this Agreement with respect to representation on the Board (or nomination thereto) and any committee thereof, with respect only to any matter relating to (a) the election or removal of Directors to or from the Board, (b) the effectuation of the provisions of this Agreement, or (c) a Shareholder Voting Matter, the Shareholder (i) shall attend, in person or by proxy, all meetings of the shareholders of the Company and shall vote, or cause to be voted, all shares of Capital Stock held by the Shareholder and its Affiliates in such manner as is recommended by the Board and (ii) shall deliver (or cause to be delivered) written consents for all the shares of Capital Stock beneficially owned by the Shareholder and its Affiliates on any matter submitted for the written consent of the shareholders of the Company, voting for (or against) the matters contemplated by such written consent in such manner as is recommended by the Board; provided, that the Shareholder’s obligation to comply with the foregoing is, in all cases, subject to compliance with the express, affirmative requirements of the Shareholder’s bona fide publicly available voting principles and guidelines and the Company’s compliance with the terms of this Agreement in all material respects. Both before and after the Voting Fall-Away Date, the Shareholder shall and shall cause and the CPPIB Restricted Party to vote its Shares ratably with the general shareholder base (excluding such Shareholder and the CPPIB Restricted Party) on any transaction (if such transaction is subject to a Company shareholder vote at all) between the Company and its Subsidiaries, on the one hand, and the Shareholder or an Affiliate thereof, on the other hand. For the avoidance of doubt, all other matters shall be voted on at the sole discretion of the Shareholder, including, without limitation, the Shareholder Discretionary Matters; provided, however, that the obligation to vote and consider appropriate factors on a case-by-case basis with respect to any matter contemplated by such principles and guidelines shall not be given effect in a manner in-and-of itself that overrides Shareholder’s affirmative voting obligations with respect to the Shareholder Voting Matters to the extent such Board recommendation otherwise complies with the principles and guidelines in respect of such matter set forth in such principles and guidelines; provided, further, that the Shareholder shall reasonably inform and consult with the Company prior to voting against a Board recommendation pursuant to the foregoing sentence (such obligation to inform and consult shall be, for the avoidance of doubt, deemed satisfied to the extent the Shareholder Director raises such issues at a meeting of the Board).

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Article VI.

RESTRICTIVE COVENANTS

Section 6.1      Non-Solicit; Non-Compete.

(a)            In connection with the transactions contemplated by the Acquisition, from the Closing until occurrence of the Voting Fall-Away Date, Shareholder shall not and shall cause each the CPPIB Restricted Party not to, directly or indirectly, solicit or hire (or cause to be directly or indirectly solicited or hired) whether as an employee, consultant or independent contractor or otherwise, any director (other than a Shareholder Director), officer, manager, or senior executive or full-time consultant (“Service Provider”) of the Company or its Subsidiaries; provided, that, the foregoing restriction shall not apply to (i) generalized searches by use of advertising or recruiting efforts (including the use of search firms) that are not specifically targeted at such Service Providers or hiring any individual who responds to any such general solicitation or (ii) soliciting or hiring any Service Provider who is no longer employed by the Company or any of its Affiliates and has not been so employed by the Company or its Affiliates for at least one hundred and eighty (180) days prior to such solicitation or hiring.

(b)            In connection with the transactions contemplated by the Acquisition, from the Closing until the occurrence of the Voting Fall-Away Date, Shareholder shall not and shall cause the CPPIB Restricted Party not to, directly or indirectly, engage in any Competitive Business; provided, however, that the foregoing shall not restrict the CPPIB Restricted Party from (i) acquiring or owning any non-convertible indebtedness of a Person, (ii) owning and continuing to hold or own as an investment, directly or indirectly, securities of a company engaged in any Competitive Business acquired prior to June 13, 2023 and disclosed to the Company prior to such date, (iii) acquiring or owning as an investment, equity securities of any company that is engaged in any Competitive Business if the CPPIB Restricted Party (A) does not, directly or indirectly, beneficially own in the aggregate five (5) percent (5%) or more of the outstanding voting equity securities of such company and (B) acquires or owns such securities for passive investment purposes only, (iv) acquiring and continuing to hold or own any securities of any business or Person engaged in any Competitive Business; provided, however, that such business or Person is not (and is not owned by) any Company Competitor or (v) continuing to hold or own any securities of any Company Competitor held or owned by the CPPIB Restricted Party before such Person was added to Schedule A or identified as a competitor in the Company’s most recently filed Annual Report on a Form 10-K pursuant to the terms hereof.

Section 6.2      Corporate Waiver. Subject to applicable legal requirements and any express agreement that may from time to time be in effect, the Company agrees that the Shareholder Nominees, the Shareholder and its Affiliates or any portfolio company thereof (collectively, “Covered Persons”) may, and shall have no duty not to invest in, carry on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director, stockholder, equityholder or investor in any person, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Company or any of its Subsidiaries; provided, however, that no Covered Person may invest or make investments in any business (a) restricted by Section 6.1(b) or (b) on the basis of Confidential Information it has received directly from the Company or its Representatives.

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Article VII.

TERMINATION

Section 7.1      Termination. This Agreement, shall terminate as follows:

(a)            Section 2.1(a) shall terminate upon the earlier occurrence of (i) expiration of the Restricted Period and (ii) the mutual written agreement of the Shareholder and the Company.

(b)            Section 2.1(b) and Section 2.1(c) shall terminate upon the earliest to occur of (i) the date that the Shareholder and the CPPIB Restricted Party collectively beneficially own, in the aggregate, less than five percent (5%) of the Shares (as adjusted for unit splits, reverse unit splits, dividends, combinations or the like), (ii) the Voting Fall-Away Date and (iii) the mutual written agreement of the Shareholder and the Company.

(c)            Article III shall terminate upon the earlier occurrence of (i) the Standstill Fall-Away Date and (ii) the mutual written agreement of the Shareholder and the Company.

(d)            Article IV shall terminate upon the earlier occurrence of (i) the date that the Shareholder and the CPPIB Restricted Party collectively beneficially own, in the aggregate, less than five percent (5%) of the Shares (as adjusted for unit splits, reverse unit splits, dividends, combinations or the like) and (ii) the mutual written agreement of the Shareholder and the Company.

(e)            Article V and Section 6.1 shall terminate upon the earlier occurrence of (i) the Voting Fall-Away Date and (ii) the mutual written agreement of the Shareholder and the Company.

(f)            All other provisions of this Agreement, other than the provisions of Article X, shall terminate upon the earlier occurrence of (i) both the Standstill Fall-Away Date and the Voting Fall-Away Date and (ii) the mutual written agreement of the Shareholder and the Company.

Section 7.2      13D Filing. Promptly following the occurrence of both the Standstill Fall-Away Date and the Voting Fall-Away Date, the Shareholder shall execute a notice in the form attached hereto as Exhibit B, certifying that such condition to termination has occurred (unless the Shareholder has filed a Schedule 13D with the SEC reflecting the same, which shall be deemed notice thereof); provided, however that any such notice shall not be a condition to such termination.

Section 7.3      Effect of Termination; Survival. In the event of any termination of this Agreement pursuant to Section 7.1(f), this Agreement shall be terminated and there shall be no further liability or obligation under any provisions on the part of any Party, other than the provisions of Article X, which provisions shall survive any termination; provided, that nothing contained in this Agreement (including this Section 7.3) shall relieve a Party from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement to the extent occurring prior to such termination.

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Article VIII.

REPRESENTATIONS OF THE SHAREHOLDER

The Shareholder hereby represents and warrants to the Company that as of the date hereof:

Section 8.1      Qualification and Organization. The Shareholder is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, delay or impede consummation of the transactions contemplated hereby.

Section 8.2      Corporate Authority Relative to this Agreement. The Shareholder has all requisite corporate or similar power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Shareholder of this Agreement have been duly and validly authorized by the Shareholder. This Agreement has been duly and validly executed and delivered by the Shareholder and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

Section 8.3      Investigation; Litigation. (a) There is no investigation, audit or review pending (or, to the knowledge of the Shareholder, threatened) by any Governmental Authority with respect to the Shareholder or any of its properties, rights or assets, (b) there are no claims, actions, suits or other Proceedings pending (or, to the knowledge of the Shareholder, threatened) against the Shareholder or any of its properties, rights or assets, and (c) there are no Orders imposed upon the Shareholder or any of its properties, rights or assets by any Governmental Authority, which, in the case of clauses (a), (b), or (c), would reasonably be expected to, individually or in the aggregate, prevent, delay or impede the ability of the Shareholder to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 8.4      Reliance. The Shareholder understands and acknowledges that the Company is entering into the Business Combination Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement.

Section 8.5      Finders and Brokers. The Shareholder has not entered into any agreement with any investment banker, broker or finder in connection with this Agreement, other than as set forth in Section 3.8 of the Sellers Disclosure Letter who might be entitled to any fee or any commission payable by the Company in connection with or upon consummation of the transactions contemplated hereby, which the Company will be responsible for paying.

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Section 8.6      Investment.

(a)            The Shareholder is an Accredited Investor and has had such opportunity as it has deemed adequate to obtain from the Company such information as is necessary to permit the Shareholder to evaluate the merits and risks of its acquisition of the Shares issued to the Shareholder pursuant to the Business Combination Agreement. The Shareholder has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in any acquisition of the Shares and to make an informed investment decision with respect to such acquisition. The Shareholder has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares.

(b)            The Shareholder acknowledges and agrees that the Shares being issued to the Shareholder pursuant to the Business Combination Agreement will be acquired for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same in violation of any applicable securities Laws.

(c)            The Shareholder understands that (i) the Shares being issued to the Shareholder pursuant to the Business Combination Agreement, when issued, will be restricted securities under applicable Laws and are being acquired from the Company in a transaction not involving a public offering and (ii) under such Laws, the Shares being issued to the Shareholder pursuant to the Business Combination Agreement may be resold without registration under the Securities Act only in certain limited circumstances. Other than this Agreement and the Registration Rights Agreement, the Shareholder does not have any present or contemplated Contract, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition of the Shares being issued to the Shareholder pursuant to the Business Combination Agreement.

(d)            The Shareholder is not subject to any of the “bad actor” disqualifications described in Securities Act Rule 506(d)(1).

(e)            As of the date of this Agreement, other than the Shares issued to Shareholder pursuant to the Business Combination Agreement and the Prior CPPIB Owned Shares, neither the Shareholder nor the CPPIB Restricted Party holds any Shares nor has held any Shares since December 31, 2022.

Article IX.

REPRESENTATIONS OF THE COMPANY

The Company hereby represents and warrants to the Shareholder as follows:

Section 9.1      Qualification, Organization. The Company is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Shareholder. The Company’s Articles of Association and Organizational Regulations are in full force and effect and the Company is not in violation in any material respect of its Articles of Association and Organizational Regulations.

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Section 9.2      Corporate Authority Relative to this Agreement.

(a)            The Company has all requisite corporate or similar power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Company of this Agreement have been duly and validly authorized by the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of the Shareholder, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

(b)            Other than any consents that have already been obtained or will be obtained in connection with the consummation of the transactions contemplated by the Business Combination Agreement, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to materially prevent, delay or impede the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(c)            The execution and delivery by the Shareholder of this Agreement does not, and will not (i) conflict with or result in any violation of any provision of the Amazon Governing Documents or (ii) conflict with or violate any Laws applicable to the Company or any of its material properties or assets, other than in the case of clauses (i) and (ii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to, individually or in the aggregate, materially prevent, delay or impede the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Article X.

GENERAL PROVISIONS

Section 10.1      Confidential Information.

(a)            Subject to compliance with the Company’s bona fide internal policies, and excluding any trade or business secrets, a Shareholder Director may disclose to the CPPIB Restricted Party, the CPPIB Permitted Parties and its and their relevant directors, officers and employees and external compliance, legal, accounting and tax advisors, any and all information received or observed by him or her in his or her capacity as a Shareholder Director; provided, that such information shall not be (x) used for any purpose other than, to the extent consistent with applicable Law, (i) to monitor, oversee and make decisions with respect to the Shareholder’s investment in the Company; (ii) to comply with the Shareholder’s obligations under this Agreement; (iii) to exercise any of the Shareholder’s rights under this Agreement; (iv) to collaborate with the Company and (v) in order to perform the proper functions of a Person’s employment, profession or duties or (y) disclosed to any Affiliate of CPPIB other than CPPIB Restricted Parties and CPPIB Permitted Parties; provided, further, subject to the foregoing proviso, any competitively sensitive information (as determined in good faith by the Board and identified as such in writing to CPPIB) or local pricing data may only be disclosed to the CPPIB Permitted Parties who are (A) the full-time members of the formal investment or equivalent committee responsible for the oversight of the Shareholder’s investment in the Company, or (B) any legal advisors of the Shareholder, whether external or internal.

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(b)            The Shareholder and each Shareholder Affiliate shall hold, in strict confidence, and shall not disclose to any Person, unless and to the extent disclosure is required by judicial or administrative process or by other requirement of Law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, Contracts, instruments, computer data and other data and information (collectively, “Confidential Information”) concerning the Company and its Subsidiaries furnished to it by Company or its Representatives pursuant to this Agreement (except (a) to the extent such Confidential Information (i) was previously known by the Shareholder or such Shareholder Affiliate on a non-confidential basis, (ii) is in the public domain through no breach by the Shareholder or any Shareholder Affiliate of any of the confidentiality obligations to the Company, (iii) is later acquired by the Shareholder or such Shareholder Affiliate from other sources not known by the Shareholder or such Shareholder Affiliate, after reasonable inquiry, to be subject to a duty of confidentiality with respect to such Confidential Information, or (iv) is independently developed by the Shareholder or Shareholder Affiliate without reference to or use of the Confidential Information and (b) Confidential Information may be disclosed by the Shareholder or such Shareholder Affiliate to its officers, directors, employees, partners, accountants, members, equityholders, clients, lawyers or other professional advisors to the extent any such Person needs to know such information in connection with the management of the investment of the Shareholder and the Shareholder Affiliates in the Company; provided, that the Shareholder or such Shareholder Affiliate informs any such Person that such information is confidential). If disclosure is required by judicial or administrative process or by any other requirement of Law, the Shareholder shall provide the Company with prompt written notice to the extent permissible by Law (provided, that no notice shall be required for disclosure required by judicial or administrative process or by other requirement of Law or the applicable requirements of any regulatory agency or relevant stock exchange, in each case, not specifically relating to the Company), together with a copy of any material proposed to be disclosed, so that the Company may (x) seek, at the Company’s expense, an appropriate protective order or other appropriate relief (and the Shareholder and the Shareholder Affiliates shall reasonably cooperate with the Company, at the Company’s expense, to obtain such order or relief), or (y) if the Company so elects, waive compliance with the provisions of this Section 10.1.

Section 10.2      Expenses. Except as otherwise expressly provided herein or in the Business Combination Agreement, all expenses incurred in connection with the negotiation, execution and delivery of this Agreement shall be paid by the Party incurring such expenses.

Section 10.3      Withholding. Each of the Company, its Affiliates and agents shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement or with respect to the Shares such amounts as are required to be deducted and withheld under applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

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Section 10.4      Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied or sent by email transmission (so long as an error message is not generated in reply thereto) or sent by registered or certified mail, postage or by prepaid overnight courier, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to the Company, to:

Bunge Global SA
Route de Florissant 13

Geneva 1206, Switzerland

Attention:	Joseph Podwika
Lisa Ware-Alexander
Email:	[***]

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020

Attention:	Charles K. Ruck
Max Schleusener
Email:	charles.ruck@lw.com
max.schleusener@lw.com

If to the Shareholder, to:

CPPIB Monroe Canada, Inc.

One Queen Street East, Suite 2500

Toronto, ON M5C 2W5

Email:	[***]

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153

Attention:	Michael J. Aiello
Douglas P. Warner
David Avery-Gee
Email:	michael.aiello@weil.com
doug.warner@weil.com
david.avery-gee@weil.com

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Section 10.5      Interpretation. The following rules of interpretation shall apply to this Agreement: (a) the words “hereof”, “hereby”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the table of contents and captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation hereof; (c) references to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified; (d) all exhibits and schedules annexed to this Agreement or referred to in this Agreement are incorporated in and made a part of this Agreement as if set forth in full in this Agreement; (e) any capitalized term used in any Exhibit or Schedule annexed to this Agreement but not otherwise defined therein shall have the meaning set forth in this Agreement; (f) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and references to any gender shall include all genders; (g) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import; (h) “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (i) references to any applicable Law shall be deemed to refer to such applicable Law as amended from time to time and to any rules or regulations promulgated thereunder; (j) references to any Person include the successors and permitted assigns of that Person; (k) references “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively; (l) references to “dollars” and “$” mean U.S. dollars; (m) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”; (n) references to times are to New York City times unless otherwise specified; (o) “or” shall not be given its disjunctive or exclusive meaning; (p) references to “days” shall mean “calendar days” unless expressly stated otherwise and (q) the Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 10.6      Methodology for Calculations. Except as otherwise expressly provided in this Agreement, for purposes of calculating (a) the amount of outstanding Shares as of any date and (b) the amount of Shares owned by a Person hereunder (and the percentage of the outstanding Shares owned by a Person hereunder), no Share Equivalents of the Company shall be treated as having been converted, exchanged or exercised. In the event of any share split, share dividend, reverse share split, any combination of the Shares or any similar event, with respect to all references in this Agreement to a shareholder or shareholders holding a number of Shares, the applicable number shall be appropriately adjusted to give effect to such share split, share dividend, reverse share split, any combination of the Shares or similar event.

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Section 10.7      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Acquisition is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Acquisition is fulfilled to the extent possible.

Section 10.8      Entire Agreement; Third-Party Beneficiaries.

(a)            This Agreement (including any Schedule or Exhibit hereto) constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all other prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof.

(b)            No provision of this Agreement, express or implied, is intended to or shall confer upon any other Person other than the Parties any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations between the Parties and are for the sole benefit of the Parties. In some instances, the representations and warranties in this Agreement may represent an allocation between the Parties of risks associated with particular matters regardless of the knowledge of either Party. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.9      Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by the Shareholder or any Shareholder Affiliate without the prior written consent of the Company or by the Company without the prior written consent of the Shareholder. Any purported assignment in breach of this Section 10.10 shall be null and void. Notwithstanding anything to the contrary herein any Transfer of Shares by a Shareholder (other than to Shareholder Affiliates) shall not transfer to such transferee any Shareholder rights contemplated hereby without the prior written consent of the Board. Without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 10.10      Further Assurances. Each Party shall cooperate, take such actions, enter into such agreements (including customary indemnification and contribution agreements) and execute such documents as may be reasonably requested by any other Party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby; provided, that no Party shall be obligated to take any actions or omit to take any actions that would be inconsistent with applicable Law.

Section 10.11      Governing Law; Jurisdiction.

(a)            This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other jurisdiction; provided, however, that corporate law matters related to the Company shall, to the extent required by applicable Law, be governed by, and construed in accordance with, the Laws of Switzerland.

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(b)            Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, in any action or Proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or Proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (ii) agrees that any claim in respect of any such action or Proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or Proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or Proceeding in such courts. Each of the Parties agrees that a final judgment in any such action or Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 10.11 in the manner provided for notices in Section 10.4. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 10.12      Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

Section 10.13      Counterparts. This Agreement may be executed (including by means of electronic transmission, such as by electronic mail in “pdf” form), in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties.

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Section 10.14      Specific Performance. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, a non-breaching Party shall be entitled to (a) an Order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Each Party further agrees that the non-breaching Party shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.14, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 10.15      Amendment Modification; Waiver.

(a)            Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented by written agreement of the Company and the Shareholder. This Agreement may not be amended except by an instrument in writing signed on behalf of the Company and the Shareholder.

(b)            At any time, either the Company or the Shareholder (on behalf of itself and any Shareholder Affiliate), may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any obligation or other act of the other Party (ii) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant hereto, and (iii) waive compliance by the other Party with any agreement or condition to its own obligations contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 10.16      Non-Recourse. This Agreement may only be enforced by the named Parties hereto. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Agreement, the Company and the Shareholder covenant, agree and acknowledge that no Person (other than the Parties hereto and their respective successors and permitted assigns) has any obligations hereunder, and that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, shareholder, member or partner of Shareholder or the Company or of any Affiliate thereof, whether by the enforcement of any assessment or by any legal or equitable Proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that, except in the case of fraud, no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the former, current and future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, partners, managers or shareholders of Shareholder or any Affiliate thereof or the Company or any Affiliate thereof (or their respective successors or permitted assigns) or any former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, partners, managers or shareholders of any of the foregoing, as such, for any obligation of Shareholder or the Company (or their respective successors or permitted assigns) under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

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Section 10.17      Structural Restrictions. For the avoidance of doubt, in the event the Shareholder is not permitted to directly or indirectly invest in securities of the Company, its Subsidiaries, or any other entity in connection with the Company or its Subsidiaries to which are attached more than thirty percent (30%) of the votes that may be cast to elect or remove the directors (or members of a similar governing body) of such entity, then at no time will the Shareholder be required to hold in any entity to the extent the Shareholder would hold, directly or indirectly, securities of any such entity to which are attached more than thirty percent (30%) of the votes that may be cast to elect or remove the directors (or members of a similar governing body) of such entity; provided, that the Company and Shareholder shall cooperate in good faith to implement a structure to ensure the Shareholder does not violate such thirty percent (30%) rule (it being understood that any such structure shall not result in adverse tax or other consequences for the Company, its Subsidiaries or their shareholders).

Section 10.18      Prior CPPIB Owned Shares. Notwithstanding anything to the contrary in this Agreement, the Prior CPPIB Owned Shares shall not be subject to any of the restrictions set forth in this Agreement and shall be excluded for the purposes of calculating any ownership threshold under this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, as of the date first written above, by their respective officers thereunto duly authorized.

BUNGE GLOBAL SA

By:
Name:	[ • ]
Title:	[ • ]

THE SHAREHOLDER:

By:
Name:	[ • ]
Title:	[ • ]

[Signature Page to Shareholder’s Agreement]

Exhibit A

Form of Joinder

JOINDER TO SHAREHOLDER’S AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Shareholder’s Agreement dated as of [•], 202[•] (as amended from time to time, the “Shareholder’s Agreement”) by and among Bunge Limited and CPPIB Monroe Canada, Inc.. Capitalized terms used, but not defined, herein shall have the meanings ascribed to such terms in the Shareholder’s Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Shareholder’s Agreement as of the date hereof and shall have all of the rights and obligations of the Shareholder as if it had executed the Shareholder’s Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Shareholder’s Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: [•], 202[•]

[ • ]

By:
Name:	[ • ]
Title:	[ • ]

Address for Notices:

With copies to:

A-1

Exhibit B

FORM OF TERMINATION NOTICE

[DATE]

Bunge Global SA

[Address]
Attention: Corporate Secretary

Re: Notice of Termination of Shareholder’s Agreement

To Whom It May Concern:

Bunge Global SA (the “Company”) and the undersigned (the “Shareholder”) are parties to that certain Shareholder’s Agreement (as amended from time to time, the “Agreement”), dated as of [•], 202[•]. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

The Shareholder hereby certifies that, on [DATE], the Agreement was validly terminated pursuant to Section 7.1[•] of the Agreement. Accordingly, the Agreement is hereby automatically terminated, canceled, and of no further force and effect.

Sincerely,

[SHAREHOLDER]

Schedule A

COMPANY COMPETITORS

Schedule B

PRIOR CPPIB OWNED SHARES

ANNEX I

C-1

Exhibit C

Form of Registration Rights Agreement

FORM OF REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”), dated as of [ • ], is made and entered into by and among Bunge Global SA, a company incorporated under the laws of Switzerland (the “Company”) and shareholders listed under the heading “Holder” on the signature page hereto (each a “Holder” and collectively, “Holders”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Shareholders Agreement (as herein defined).

Whereas, the Company has entered into that certain Business Combination Agreement, dated as of June 13, 2023 (as amended from time to time, the “Business Combination Agreement”), by and among Bunge Limited, an exempted company limited by shares incorporated under the laws of Bermuda, Viterra Limited, a private company limited by shares incorporated under the laws of Jersey (“Danube”), and the Sellers (as defined in the Business Combination Agreement), pursuant to which, at the Closing, among other things, the Company will acquire all issued and outstanding shares of Danube from the Sellers (the “Acquisition”);

WHEREAS, in connection with the Acquisition, the Company and each of the Sellers have entered into a shareholder’s agreement on the date hereof (as amended from time to time, each a “Shareholder’s Agreement” and collectively, the “Shareholder’s Agreements”);

Whereas, on the date hereof, pursuant to the Business Combination Agreement, the Shareholder received common shares, par value $0.01 per share, of the Company;

Now, Therefore, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I

DEFINITIONS

1.1            Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

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“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in Geneva, Switzerland, New York, New York or, prior to the consummation of the Required Assignment (as defined in the Business Combination Agreement), Hamilton, Bermuda, are authorized or required by applicable Law to be closed.

“Capital Stock” shall mean any and all common shares, preferred shares or other forms of equity authorized and issued by the Company (however designated, whether voting or non-voting) and any instruments convertible into or exercisable or exchangeable for any of the foregoing (including any options or swaps).

“Closing” shall have the meaning given in the Business Combination Agreement.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Shares” shall mean the common shares, par value $0.01 per share, of the Company and any and all securities of any kind whatsoever of the Company which may be issued after the date of this Agreement in respect of, or in exchange for, such common shares of the Company pursuant to a merger, consolidation, share split, share dividend or recapitalization of the Company or otherwise.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such Person holds any Registrable Securities.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.6.

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“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Permitted Distribution in Kind” shall mean a distribution by a Holder of the Common Shares held by such Holder or its Permitted Transferees to the members, shareholders, partners or other holders of interests in such Holder.

“Permitted Transferees” shall mean any Person to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter, including any Transfer permitted pursuant to Section 2.1 of such Holder’s Shareholder’s Agreement and Section 5.2 of this Agreement.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding Common Shares or any other equity security (including warrants to purchase Common Shares and Common Shares issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Closing (including, for the avoidance of doubt, any securities distributable pursuant to the Business Combination Agreement); and (b) any other equity security of the Company issued or issuable with respect to any securities referenced in clause (a) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B)(i) such securities shall have been otherwise Transferred (except in accordance with Section 5.2 hereof), (ii) new certificates for such securities not bearing (or book-entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no limitation as to volume or manner of sale or current reporting requirements); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown or Block Trade, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

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“Registration Expenses” shall mean the reasonable, documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)           all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc. and reasonable fees and disbursements of outside counsel for the Underwriters in connection with such filings not to exceed $15,000 in aggregate) and any national securities exchange on which the Common Shares are then listed;

(B)           fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)           printing, messenger, telephone and delivery expenses;

(D)           reasonable fees and disbursements of counsel for the Company;

(E)           reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration;

(F)           in an Underwritten Offering, reasonable and documented fees and expenses of one (1) local counsel in each relevant jurisdiction to all participating Holders to render any local counsel opinions not to exceed $10,000 per counsel to each participating Holder and $30,000 in aggregate for all participating Holders; and

(G)           in an Underwritten Offering, reasonable and documented fees and expenses for each such Registration not to exceed, without the prior written approval of the Company, $50,000 per counsel and $100,000 in the aggregate if such counsel is representing more than one Holder for the first Underwritten Offering by the Company pursuant to this Agreement and $25,000 per counsel and $50,000 in the aggregate if such counsel is representing more than one Holder for any subsequent Underwritten Offerings, of one (1) legal counsel selected by Glencore (to the extent participating in such Registration), one (1) legal counsel selected by CPPIB (to the extent participating in such Registration) and one (1) legal counsel to any other Holders participating in such Registration, selected by a majority-in-interest of such other participating Holders.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.6.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

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“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed Transfer or sale using a Registration Statement, including a Piggyback Registration.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, shares.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.7.

Article II

REGISTRATIONS AND OFFERINGS

2.1           Shelf Registration.

2.1.1           Filing. As soon as practicable but not later than thirty (30) days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf (it being agreed that the Form S-3 Shelf be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date), in each case, covering the resale of all the Registrable Securities (determined as of two (2) Business Days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the one hundred twentieth (120th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein, including through a Permitted Distribution in Kind. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

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2.1.2           Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein, including through a Permitted Distribution in Kind. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4. Notwithstanding the foregoing, the Company’s obligation to effect a Subsequent Registration Statement will be deemed fulfilled if a Subsequent Registration is unable to be completed due to a misrepresentation or an omission by a Holder or one of its Affiliates in connection with the preparation of such Subsequent Registration Statement.

2.1.3           Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of a Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered once per calendar year for each of the Holders.

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2.1.4           Requests for Underwritten Shelf Takedowns and Permitted Distribution in Kind. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, a Holder (the Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $100 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, a Demanding Holder may request such Shelf involve a Permitted Distribution in Kind, and the Company will reasonably assist with such distribution in the manner reasonably requested by such Demanding Holder or Demand Requesting Holder and in compliance with the Securities Act and the Exchange Act, as applicable.

2.1.5           Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Holders may demand not more than four (4) Underwritten Shelf Takedowns pursuant to this Section 2.1.5 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.6           Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Shares or other equity securities that the Company desires to sell and all other Common Shares or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any Common Shares or other equity securities proposed to be sold by Company or by other holders of Common Shares or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata (as nearly as practicable) based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities. To facilitate the allocation of Registrable Securities in accordance with the above provisions, the Company or the Underwriters may round the number of shares allocated to any Holder to the nearest 100 Registrable Securities. The Company shall not be required to include any Registrable Securities in such Underwritten Shelf Takedown unless the Holders accept the terms of the underwriting as agreed upon between the Company and its Underwriters.

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2.1.7           Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that another Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.5, unless such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown). Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that have elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.7, other than if a Demanding Holder elects to pay such Registration Expenses or another Holder elects to continue an Underwritten Shelf Takedown pursuant to the second sentence of this Section 2.1.7.

2.2           Piggyback Registration.

2.2.1           Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company, including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) for a Block Trade, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) calendar days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) calendar days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering. Notwithstanding anything to the contrary, the Holders shall have no rights under this Section 2.2.1 if the registration statement the Company proposes to file is solely for purposes of a delayed or continuous offering pursuant to Rule 415 under the Securities Act and, at the time of the filing of such registration statement, the Company is in compliance with its obligations under Section 2.1; provided, however, this exclusion shall not apply to registered offerings pursuant to a Form S-3 Shelf conducted within 15 days of the filing of a delayed or continued offering pursuant to Rule 415 under the Securities Act.

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2.2.2           Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Common Shares or other equity securities that the Company desires to sell, taken together with (i) the Common Shares or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the Common Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a)           if the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata (as nearly as practicable), based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

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(b)           if the Registration is pursuant to a demand by Persons other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Common Shares or other equity securities, if any, of such requesting Persons, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata (as nearly as practicable), based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c)           if the Registration and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration securities in the priority set forth in Section 2.1.6.

2.2.3           Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.7) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.7), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

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2.3           Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company, if requested by the managing Underwriters, any Holder participating in such Underwritten Offering agrees that it shall not Transfer any Common Shares or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90) day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent; provided, that each such Holder shall sign a lock-up agreement that contains restrictions that are no more restrictive than the restrictions contained in the lock-up agreements executed by any other Holder of Registrable Securities participating in such Underwritten Offering. Each such participating Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders). Notwithstanding anything to the contrary contained in this Section 2.3, each Holder of Registrable Securities shall be released, pro rata, from any lock-up agreement entered into pursuant to this Section 2.3 in the event and to the extent that the managing underwriter or the Company permit any discretionary waiver or termination of the restrictions of any lock-up agreement pertaining to any officer, director or participating Holder.

2.4           Block Trades.

2.4.1           Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) (x) with a total offering price reasonably expected to exceed $100 million in the aggregate or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade at least five (5) Business Days prior to the day such offering is to commence, and the Company shall use its reasonable best efforts to facilitate such Block Trade, including by providing notice of such Proposed Block Trade to the non-demanding Holders (the “Block Piggyback Holders”) at least two (2) business days prior to the day such offering is to commence, and the Company shall include in such Block Trade such number of Registrable Securities as such Block Piggyback Holders may request in writing at least one (1) business day prior to the day such offering is to commence; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade shall use reasonable best efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade.

2.4.2           Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, a majority-in-interest of the Demanding Holders initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade, and the provisions of Section 2.1.7 hereof shall apply. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade prior to its withdrawal under this Section 2.4.2.

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2.4.3           Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.

2.4.4           The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).

2.4.5           Notwithstanding anything to the contrary in this Agreement, a Demanding Holder in the aggregate may demand up to four (4) Block Trades pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade effected pursuant to this Section 2.4 shall be counted as a demand for an Underwritten Shelf Takedown pursuant to Sections  2.1.4 or 2.1.5 hereof.

Article III

COMPANY PROCEDURES

3.1           General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1           prepare and file with the Commission as soon as reasonably practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until the earlier of (i) when all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities or (ii) the termination of this Agreement;

3.1.2           prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least ten percent (10%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3           prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);

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3.1.4           prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5           cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6           (a) provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement and (b) cooperate reasonably and promptly with the Holders and the transfer agent to effect the removal of any restrictive legends from the Registrable Securities when legally permissible, including delivery of any Company instruction letters and opinions of counsel requested by the transfer agent in connection with the removal of any restrictive legends from the Registrable Securities;

3.1.7           advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8           prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

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3.1.9           notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10           in the event of an Underwritten Offering, Block Trade or sale by a broker, placement agent or sales agent pursuant to such Registration, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such Person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11           use commercially reasonable efforts to obtain a “comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from the Company’s independent registered public accountants in the event of an Underwritten Offering, Block Trade or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountings and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12           in the event of an Underwritten Offering, Block Trade or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion and negative assurance letter is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters; provided such participating Holders provide such information to such counsel as is customarily required for purpose of such opinions;

3.1.13           in the event of any Underwritten Offering, Block Trade or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

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3.1.14           make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect), and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-Q and 10-K and Current Report on 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act (or any successor rule then in effect);

3.1.15           with respect to an Underwritten Offering pursuant to Section 2.1.4, if such offering involving gross proceeds in excess of $200 million, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16           otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or broker, sales agent or placement agent if such Underwriter or broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or broker, sales agent or placement agent, as applicable.

3.2           Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, any applicable transfer taxes and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.

3.3           Requirements for Participation in Registration Statement in Offerings. The Holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter or placement agent or sales agent, if any, in connection with the preparation of any Registration Statement or Prospectus, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Article II and in connection with the Company’s obligation to comply with federal and applicable state securities laws. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

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3.4           Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1           Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2           Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the Chief Executive Officer of the Company and the majority of the Board conclude as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3           Subject to Section 3.4.4, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and eighty (180) days after the effective date of, a Company-initiated Registration, and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4.

3.4.4           The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than ninety (90) consecutive calendar days or more than one hundred and twenty (120) total calendar days in each case, during any twelve (12)-month period.

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3.5           Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to use commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Common Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Article IV

INDEMNIFICATION AND CONTRIBUTION

4.1           Indemnification.

4.1.1           The Company agrees to indemnify, to the extent permitted by Law, each Holder of Registrable Securities, its officers, directors and agents and each Person who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto filed pursuant to this Agreement or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2           In connection with any Registration Statement filed pursuant to this Agreement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and shall indemnify the Company, its directors, officers and agents and each Person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement or omission of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement, except in the case of fraud or willful misconduct by such Holder. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

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4.1.3           Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4           The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the Transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

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4.1.5           If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any Person who was not guilty of such fraudulent misrepresentation.

Article V

MISCELLANEOUS

5.1           Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied or sent by email transmission (notice deemed given upon confirmation of receipt) or sent by registered or certified mail, postage or by prepaid overnight courier (notice deemed given upon receipt of proof of delivery) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

if to the Company, to:

Bunge Global SA
Route de Florissant 13 Geneva 1206, Switzerland

Attention:	Joseph Podwika Lisa Ware-Alexander

Email:	[***] [***]

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with a copy to (which shall not constitute notice):

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020

Attention:	Charles K. Ruck Max Schleusener

Email:	charles.ruck@lw.com max.schleusener@lw.com

If to any Holder, to such Holder’s address or electronic mail address as set forth in the Company’s books and records.

5.2           Assignment; No Third-Party Beneficiaries.

5.2.1           Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by any Holder or any Shareholder Affiliate without the prior written consent of the Company or by the Company without the prior written consent of the Holders; provided, that, notwithstanding the foregoing, subject to Section 5.2.3 and Section 5.2.4, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees. Any purported assignment in breach of this Section 5.2.1 shall be null and void.

5.2.2           This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of and be enforceable by each of the parties and its successors and assigns.

5.2.3           No provision of this Agreement, express or implied, is intended to or shall confer any rights or benefits upon any Person that is not party hereto, other than as expressly set forth in this Agreement and Section 5.2.

5.2.4           No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless it is permitted under Section 5.2.1 and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any Transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3           Counterparts. This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties hereto and delivered to the other parties hereto.

5.4           Governing Law; Jurisdiction.

5.4.1           This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other jurisdiction.

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5.4.2           Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, in any Proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such Proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in such courts. Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party hereby irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 5.4 in the manner provided for notices in Section 5.1. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.

5.5           TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.5.

5.6           Amendments and Modifications. Upon the written consent of (a) the Company, (b) Glencore and CPPIB and (c) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of Capital Stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

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5.7           Term. This Agreement shall terminate on the earlier of (a) the seven (7) year anniversary of the date of this Agreement and (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

5.8           Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.9           [RESERVED].

5.10         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby is fulfilled to the extent possible.

5.11          Entire Agreement; Restatement. This Agreement (including any Exhibit hereto) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof.

[SIGNATURE PAGES FOLLOW]

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In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

BUNGE GLOBAL SA

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.

HOLDERS:

CPPIB MONROE CANADA, INC.

By:
Name:
Title:

DANELO LIMITED

By:
Name:
Title:

VENUS INVESTMENT LIMITED PARTNERSHIP by its general partner VENUS INVESTMENT GP, INC.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Exhibit D

Form of Contribution-in-Kind Agreement

Exhibit E

Swiss Redomestication and Required Assignment

Illustrative Steps and Timing

1.	On October 1, 2023, Horizon Merger Company Limited will merge with and into Amazon Bermuda by way of a scheme of arrangement under Bermuda law, with:

(i)	Amazon Bermuda as the surviving company and as a wholly owned subsidiary of Amazon Switzerland,

(ii)	the holders of Amazon Bermuda shares receiving common shares of Amazon Switzerland on a one-for-one basis, and

(iii)	Amazon Switzerland becoming the publicly traded parent company of Amazon Bermuda and its subsidiaries.

2.	Effective October 2, 2023, Amazon Bermuda will elect to be treated as a disregarded entity for U.S. federal income tax purposes. The election will cause a deemed liquidation of Amazon Bermuda effective immediately before the close of the day on October 1, 2023 in accordance with Treasury Regulations Section 301.7701-3(g)(iii).

3.	On October 2, 2023 at 12:01 am Eastern Standard Time and after the time of the deemed liquidation of Amazon Bermuda in Step 2 above, Amazon Bermuda will assign to Amazon Switzerland or its Affiliates, and Amazon Bermuda shall cause Amazon Switzerland or its Affiliates to assume from Amazon Bermuda, all of Amazon Bermuda’s rights and obligations under this Agreement, subject to Section 10.13.

Exhibit F

Tax Reserve Schedule

Exhibit G

Form of Lock-Up Agreement

Agreed Form

FORM OF LOCK-UP AGREEMENT

by and among

BUNGE GLOBAL SA

and

VENUS INVESTMENT LIMITED PARTNERSHIP

Dated as of [●], 202[●]

LOCK-UP AGREEMENT

This LOCK-UP AGREEMENT (this “Agreement”) is made as of [●], 202[●] by and between Bunge Global SA, a company incorporated under the laws of Switzerland (the “Company”) and shareholder listed under the heading “Shareholder” on the signature page hereto (the “Shareholder”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Business Combination Agreement (as herein defined).

RECITALS

WHEREAS, pursuant to a Business Combination Agreement, dated as of June 13, 2023 (as amended from time to time, the “Business Combination Agreement”), by and among Bunge Limited, an exempted company limited by shares incorporated under the laws of Bermuda, Viterra Limited, a private company limited by shares incorporated under the laws of Jersey (“Danube”), and Danelo Limited, a company incorporated in Jersey with registration number 119668 (“Seller G”), CPPIB Monroe Canada, Inc., a company incorporated in Canada with registration number 968142-6 (“Seller C”), Shareholder and Ocorian Limited, a company incorporated in Jersey in its capacity as trustee of the Viterra Employee Benefit (“Seller T,” and collectively with Seller G, Seller C, and Shareholder “Sellers” and each individually, a “Seller”), at the Closing, among other things, the Company will acquire all issued and outstanding shares of Danube from the Sellers (the “Acquisition”);

WHEREAS, as a result of the Acquisition, the Parties hereto expect that at Closing the Shareholder will own an aggregate number of Shares representing approximately [●]% of the Company’s Shares;

WHEREAS, in connection with the Acquisition, the Company and the Sellers (including the Shareholder) have entered into a registration rights agreement on the date hereof (as amended from time to time, the “Registration Rights Agreement”); and

WHEREAS, the Parties hereto desire to enter into an agreement to provide for certain rights and obligations associated with Share ownership.

NOW, THEREFORE, in consideration of the premises and mutual agreements, covenants and provisions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

Article I.

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings indicated:

“Accredited Investor” means an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act.

“Acquisition” has the meaning specified in the recitals to this Agreement.

“Affiliate” means, in relation to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such first Person (as used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise and the terms “controlled” and “controlling” shall have correlative meanings).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Amazon Governing Documents” means the Articles of Association and the Organizational Regulations of Bunge Global SA.

“Articles of Association” means the Company’s Articles of Association, dated [●] (as may be amended from time to time).

“beneficial ownership” and related terms such as “beneficially owned” or “beneficial owner” have the meanings given such terms in Rule 13d-3 under the Exchange Act and a Person’s beneficial ownership of Capital Stock shall be calculated in accordance with the provisions of such rule.

“Board” means the board of directors of the Company.

“Business Combination Agreement” has the meaning set forth in the recitals to this Agreement.

“Capital Stock” means any and all common shares, preferred shares or other forms of equity authorized and issued by the Company (however designated, whether voting or non-voting) and any instruments convertible into or exercisable or exchangeable for any of the foregoing (including any options or swaps).

“Closing” has the meaning specified in the recitals to this Agreement.

“Closing Date” means the date on which the Closing actually occurs.

“Company” has the meaning set forth in the preamble to this Agreement.

“Contract” means any written agreement, contract, subcontract, settlement agreement, lease, sublease, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment that constitutes a contract under applicable Law, as in effect as of the date hereof or as may hereinafter be in effect.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

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“Exempt Securities” means Capital Stock received or acquired by the Shareholder or Shareholder Affiliate in accordance with the terms and conditions hereof, including any Capital Stock acquired by a Shareholder or Shareholder Affiliate through index trading or on the open market, other than as Share Consideration (as defined in the Business Combination Agreement) pursuant to the Business Combination Agreement.

“Exempt Transfer” means a Transfer (i) of any Exempt Securities, (ii) pursuant to any tender offer or exchange offer for Shares of the Company, (iii) a Permitted Buyback, (iv) in connection with trading to replicate an index, (v) to another Seller and/or their Affiliate or (vi) any indirect Transfer of Shares by a Shareholder to an Affiliate of such Shareholder pursuant to which direct ownership of Shares remains unchanged.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, county, local or other government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“Governmental Entity” means (a) any transnational, supranational, national, federal, tribal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, military, legal, regulatory, taxing, or administrative functions of or pertaining to government, including universities and hospitals, (b) any public international governmental organization (including the World Bank, the United Nations, the International Monetary Fund and the OECD), (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition or (d) any company, association, organization, business, enterprise or other entity which is owned, whether in whole or in part, or controlled by any Person listed in clauses (a) to (c) above.

“Joinder” has the meaning set forth in Section 2.1(a).

“Joinder Agreement” has the meaning specified in Exhibit A.

“Joining Party” has the meaning specified in Exhibit A.

“Law” means any applicable federal, tribal, state, local, foreign or multinational statute, code, rule, regulation, requirement, Order, decree or ordinance or other pronouncement of any Governmental Entity having the effect of law, including common law, as in effect now or prior to the Closing.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, covenant, condition, restriction, easement, right of way, lease, sublease, encumbrance, claim, option, right of first offer, right of first refusal, preemptive right, title retention agreement or lease in the nature thereof, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the Transfer of any security or other asset, or any restriction on the possession, exercise or Transfer of any other attribute of ownership of any asset).

“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity or arbitrator (in each case, whether temporary, preliminary or permanent).

“Organizational Regulations” means the Company’s organizational regulations, dated [●], as may be amended from time to time.

“Party” and “Parties” means the parties hereto, including Persons that agree to be bound to the terms hereof pursuant to Section 2.1(a).

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“Permitted Buyback” means any buyback or repurchase of equity securities by the Company.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Proceeding” means any judicial, administrative, arbitral or other action, cause of action, claim, counterclaim, cross claim, suit, hearing, litigation, arbitration, mediation, charge, complaint, audit, examination, inquiry, investigation or other proceeding.

“Registration Rights Agreement” has the meaning set forth in the preamble of this Agreement.

“Representatives” means a Person’s officers, directors, employees, accountants, consultants, legal counsel, investment bankers, other advisors, authorized agents and other representatives.

“Restricted Period” means the six-month period commencing on the Closing Date.

“Rule 144” means Rule 144 under the Securities Act or any replacement or successor rule promulgated under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Share Equivalents” means (a) all securities directly or indirectly convertible into, or exchangeable or exercisable for (at any time or upon the occurrence of any event or contingency and without regard to any vesting or other conditions to which such securities may be subject), Shares, (b) all securities with voting rights or rights to appoint or designate for nomination individuals to the Board and (c) all securities that cannot be purchased or otherwise acquired unless purchased or otherwise acquired with any of the securities referenced in clauses (a) or (b).

“Shareholder” has the meaning set forth in the preamble to this Agreement.

“Shareholder Affiliate” means any Affiliate of the Shareholder that beneficially owns Shares or other Capital Stock.

“Shares” means the common shares, par value $0.01 per share, of the Company and any and all securities of any kind whatsoever of the Company which may be issued after the date of this Agreement in respect of, or in exchange for, such common shares of the Company pursuant to a merger, consolidation, share split, share dividend or recapitalization of the Company or otherwise.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, shares.

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Article II.

TRANSFER RESTRICTIONS

Section 2.1          Transfer Restrictions.

(a)         During the Restricted Period, the Shareholder shall not Transfer any Shares without the prior written consent of the Company; provided, that the foregoing shall not prohibit (i) Transfers between the Shareholder and any of its Affiliates so long as, prior to any such Transfer, and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to the Company a joinder to this Agreement in the form attached hereto as Exhibit A (the “Joinder”) or (ii) any Exempt Transfer. The Shareholder Affiliate shall comply with the terms of this Agreement, and be entitled to the rights and privileges and to receive the benefits conferred under this Agreement, in each case, as if such Shareholder Affiliate were the Shareholder.

(b)         The Shareholder will reasonably cooperate with the Company to give effect to the Transfer restrictions contemplated by this Agreement, including by cooperating with the Company and its transfer agent as reasonably requested by the Company. Any purported Transfer in violation of this Article II shall be null and void ab initio. To the extent any Transfer is effected in violation of this Agreement, at the request of the Company, the Shareholder shall use its reasonable best efforts to rescind or otherwise unwind such Transfer at its own expense and at the direction of the Company.

Section 2.2          Rule 144 Transfers. The Company shall use its commercially reasonable efforts to ensure that the conditions to the availability of Rule 144 set forth in paragraph (c) thereof shall be satisfied, including by delivering any required instruction letters and legal opinions to its transfer agent.

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Article III.

TERMINATION

Section 3.1          Termination. This Agreement (other than Section 2.2 and Article VI) shall terminate upon the earlier occurrence of (i) the expiration of the Restricted Period and (ii) the mutual written agreement of the Shareholder and the Company. Section 2.2 and Article VI shall terminate upon the earlier of (x) mutual written agreement of the Shareholder and the Company and (y) three (3) years from the date hereof.

Section 3.2          Effect of Termination; Survival. In the event of any termination this Agreement pursuant to Section 3.1, this Agreement shall be terminated and there shall be no further liability or obligation under any provisions on the part of any Party, other than the provisions of Article VI, which provisions shall survive any termination; provided, that nothing contained in this Agreement (including this Section 3.2) shall relieve a Party from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement to the extent occurring prior to such termination.

Article IV.

REPRESENTATIONS OF THE SHAREHOLDER

The Shareholder hereby represents and warrants to the Company that as of the date hereof:

Section 4.1          Qualification and Organization. The Shareholder is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, delay or impede the consummation of the transactions contemplated hereby.

Section 4.2          Corporate Authority Relative to this Agreement. The Shareholder has all requisite corporate or similar power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Shareholder of this Agreement have been duly and validly authorized by the Shareholder. This Agreement has been duly and validly executed and delivered by the Shareholder and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

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Section 4.3          Investigation; Litigation. (a) There is no investigation, audit or review pending (or, to the knowledge of the Shareholder, threatened) by any Governmental Authority with respect to the Shareholder or any of its properties, rights or assets, (b) there are no claims, actions, suits or other Proceedings pending (or, to the knowledge of the Shareholder, threatened) against the Shareholder or any of its properties, rights or assets, and (c) there are no Orders imposed upon the Shareholder or any of its properties, rights or assets by any Governmental Authority, which, in the case of clauses (a), (b), or (c), would reasonably be expected to, individually or in the aggregate, prevent, delay or impede the ability of the Shareholder to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 4.4          Reliance. The Shareholder understands and acknowledges that the Company is entering into the Business Combination Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement.

Section 4.5          Finders and Brokers. The Shareholder has not entered into any agreement with any investment banker, broker or finder in connection with this Agreement, other than as set forth in Section 3.8 of Sellers Disclosure Letter, who might be entitled to any fee or any commission payable by the Company in connection with or upon consummation of the transactions contemplated hereby which the Company will be responsible for paying.

Section 4.6          Investment.

(a)          The Shareholder is an Accredited Investor and has had such opportunity as it has deemed adequate to obtain from the Company such information as is necessary to permit the Shareholder to evaluate the merits and risks of its acquisition of the Shares issued to the Shareholder pursuant to the Business Combination Agreement. The Shareholder has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in any acquisition of the Shares and to make an informed investment decision with respect to such acquisition. The Shareholder has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares.

(b)          The Shareholder acknowledges and agrees that the Shares being issued to the Shareholder pursuant to the Business Combination Agreement will be acquired for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same in violation of any applicable securities Laws.

(c)          The Shareholder understands that (i) the Shares being issued to the Shareholder pursuant to the Business Combination Agreement, when issued, will be restricted securities under applicable Laws and are being acquired from the Company in a transaction not involving a public offering and (ii) under such Laws, the Shares being issued to the Shareholder pursuant to the Business Combination Agreement may be resold without registration under the Securities Act only in certain limited circumstances. Other than this Agreement and the Registration Rights Agreement, the Shareholder does not have any present or contemplated contract, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition of the Shares being issued to the Shareholder pursuant to the Business Combination Agreement.

(d)          The Shareholder is not subject to any of the “bad actor” disqualifications described in Securities Act Rule 506(d)(1).

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Article V.

REPRESENTATIONS OF THE COMPANY

The Company hereby represents and warrants to the Shareholder as follows:

Section 5.1          Qualification, Organization. The Company is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Shareholder. The Company’s Articles of Association and Organizational Regulations are in full force and effect and the Company is not in violation in any material respect of its Articles of Association and Organizational Regulations.

Section 5.2          Corporate Authority Relative to this Agreement.

(a)          The Company has all requisite corporate or similar power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Company of this Agreement have been duly and validly authorized by the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of the Shareholder, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

(b)          Other than any consents that have already been obtained or will be obtained in connection with the consummation of the transactions contemplated by the Business Combination Agreement, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to materially prevent, delay or impede the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(c)          The execution and delivery by the Shareholder of this Agreement does not, and will not (i) conflict with or result in any violation of any provision of the Amazon Governing Documents or (ii) conflict with or violate any Laws applicable to the Company or any of its material properties or assets, other than in the case of clauses (i) and (ii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to, individually or in the aggregate, materially prevent, delay or impede the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

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Article VI.

GENERAL PROVISIONS

Section 6.1          Expenses. Except as otherwise expressly provided herein or in the Business Combination Agreement, all expenses incurred in connection with the negotiation, execution and delivery of this Agreement shall be paid by the Party incurring such expenses.

Section 6.2          Withholding. Each of the Company, its Affiliates and agents shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement or with respect to the Shares such amounts as are required to be deducted and withheld under applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 6.3          Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied or sent by email transmission (so long as an error message is not generated in reply thereto) or sent by registered or certified mail, postage or by prepaid overnight courier, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to the Company, to:

Bunge Global SA
Route de Florissant 13

Geneva 1206, Switzerland

Attention:      Joseph Podwika

Lisa Ware-Alexander

Email:             [***]

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention:      Charles K. Ruck

Max Schleusener

Email:              charles.ruck@lw.com

max.schleusener@lw.com

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If to the Shareholder, to:

Venus Investment Limited Partnership

750 Pandora Avenue

Victoria, British Columbia, Canada

V8W 0E4

Attention: Lincoln Webb

Email: [***]

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:      Michael J. Aiello

Douglas P. Warner

David Avery-Gee

Email:              michael.aiello@weil.com

doug.warner@weil.com

david.avery-gee@weil.com

Section 6.4          Interpretation. The following rules of interpretation shall apply to this Agreement: (a) the words “hereof”, “hereby”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the table of contents and captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation hereof; (c) references to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified; (d) all exhibits and schedules annexed to this Agreement or referred to in this Agreement are incorporated in and made a part of this Agreement as if set forth in full in this Agreement; (e) any capitalized term used in any Exhibit or Schedule annexed to this Agreement but not otherwise defined therein shall have the meaning set forth in this Agreement; (f) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and references to any gender shall include all genders; (g) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import; (h) “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (i) references to any applicable Law shall be deemed to refer to such applicable Law as amended from time to time and to any rules or regulations promulgated thereunder; (j) references to any Person include the successors and permitted assigns of that Person; (k) references “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively; (l) references to “dollars” and “$” mean U.S. dollars; (m) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”; (n) references to times are to New York City times unless otherwise specified; (o) “or” shall not be given its disjunctive or exclusive meaning; (p) references to “days” shall mean “calendar days” unless expressly stated otherwise and (q) the Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

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Section 6.5          Methodology for Calculations. Except as otherwise expressly provided in this Agreement, for purposes of calculating (a) the amount of outstanding Shares as of any date and (b) the amount of Shares owned by a Person hereunder (and the percentage of the outstanding Shares owned by a Person hereunder), no Share Equivalents of the Company shall be treated as having been converted, exchanged or exercised. In the event of any share split, share dividend, reverse share split, any combination of the Shares or any similar event, with respect to all references in this Agreement to a shareholder or shareholders holding a number of Shares, the applicable number shall be appropriately adjusted to give effect to such share split, share dividend, reverse share split, any combination of the Shares or similar event.

Section 6.6          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Acquisition is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Acquisition is fulfilled to the extent possible.

Section 6.7          Entire Agreement; Third-Party Beneficiaries.

(a)          This Agreement (including any Schedule or Exhibit hereto) constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all other prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof.

(b)          No provision of this Agreement, express or implied, is intended to or shall confer upon any other Person other than the Parties any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations between the Parties and are for the sole benefit of the Parties. In some instances, the representations and warranties in this Agreement may represent an allocation between the Parties of risks associated with particular matters regardless of the knowledge of either Party. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 6.8          Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by the Shareholder or any Shareholder Affiliate without the prior written consent of the Company or by the Company without the prior written consent of the Shareholder. Any purported assignment in breach of this Section 6.8 shall be null and void. Notwithstanding anything to the contrary herein any Transfer of Shares by a Shareholder (other than to Shareholder Affiliates) shall not transfer to such transferee any Shareholder rights contemplated hereby without the prior written consent of the Board. Without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

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Section 6.9          Further Assurances. Each Party shall cooperate, take such actions, enter into such agreements (including customary indemnification and contribution agreements) and execute such documents as may be reasonably requested by any other Party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby; provided, that no Party shall be obligated to take any actions or omit to take any actions that would be inconsistent with applicable Law.

Section 6.10          Governing Law; Jurisdiction.

(a)          This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other jurisdiction; provided, however, that corporate law matters related to the Company shall, to the extent required by applicable Law, be governed by, and construed in accordance with, the Laws of Switzerland.

(b)          Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, in any action or Proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or Proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (ii) agrees that any claim in respect of any such action or Proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or Proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or Proceeding in such courts. Each of the Parties agrees that a final judgment in any such action or Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 6.10 in the manner provided for notices in Section 6.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 6.11          Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.11.

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Section 6.12          Counterparts. This Agreement may be executed (including by means of electronic transmission, such as by electronic mail in “pdf” form), in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties.

Section 6.13          Specific Performance. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, a non-breaching Party shall be entitled to (a) an Order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Each Party further agrees that the non-breaching Party shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.13, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 6.14          Amendment Modification; Waiver.

(a)          Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented by written agreement of the Company and the Shareholder. This Agreement may not be amended except by an instrument in writing signed on behalf of the Company and the Shareholder.

(b)          At any time, either the Company or the Shareholder (on behalf of itself and any Shareholder Affiliate), may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any obligation or other act of the other Party (ii) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant hereto, and (iii) waive compliance by the other Party with any agreement or condition to its own obligations contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 6.15          Non-Recourse. This Agreement may only be enforced by the named Parties hereto. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Agreement, the Company and the Shareholder covenant, agree and acknowledge that no Person (other than the Parties hereto and their respective successors and permitted assigns) has any obligations hereunder, and that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, shareholder, member or partner of Shareholder or the Company or of any Affiliate thereof, whether by the enforcement of any assessment or by any legal or equitable Proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that, except in the case of fraud, no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the former, current and future equity holders, controlling Persons, directors, officers, employees, agents, Affiliates, members, partners, managers or shareholders of Shareholder or any Affiliate thereof or the Company or any Affiliate thereof (or their respective successors or permitted assigns) or any former, current or future equity holders, controlling Persons, directors, officers, employees, agents, Affiliates, members, partners, managers or shareholders of any of the foregoing, as such, for any obligation of Shareholder or the Company (or their respective successors or permitted assigns) under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 6.16          Structural Restrictions. For the avoidance of doubt, in the event Shareholder is not permitted to directly or indirectly invest in securities of the Company, its Subsidiaries, or any other entity in connection with the Company or its Subsidiaries to which are attached more than thirty percent (30%) of the votes that may be cast to elect or remove the directors (or members of a similar governing body) of such entity, then at no time will the Shareholder be required to hold in any entity to the extent the Shareholder would hold, directly or indirectly, securities of any such entity to which are attached more than thirty percent (30%) of the votes that may be cast to elect or remove the directors (or members of a similar governing body) of such entity; provided, that the Company and Shareholder shall cooperate in good faith to implement a structure to ensure the Shareholder does not violate such thirty percent (30%) rule (it being understood that any such structure shall not result in adverse tax or other consequences for the Company, its Subsidiaries or their shareholders).

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, as of the date first written above, by their respective officers thereunto duly authorized.

BUNGE GLOBAL SA

By:
Name:	[●]
Title:	[●]

THE SHAREHOLDER:

By:
	Name:	[●]
	Title:	[●]

[Signature Page to Lock-Up Agreement]

Exhibit A

Form of Joinder

JOINDER TO LOCK-UP AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Lock-Up Agreement dated as of [●], 202[●] (as amended from time to time, the “Lock-Up Agreement”) by and among Bunge Global SA and [the Shareholder]. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Lock-Up Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Lock-Up Agreement as of the date hereof and shall have all of the rights and obligations of the Shareholder as if it had executed the Lock-Up Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Lock-Up Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: [●], 202[●]

[●]

By:
Name:
Title:

Address for Notices:
[●]

With copies to:
[●]

A-1